Exhibit 10.2

Execution Copy

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

New Ticketing Solution
Project Agreement

Transport Ticketing Authority

Keane

The Clayton Utz contact for this document is

Steven Klimt on + 61 2 9353 4000

Clayton Utz

Lawyers

Levels 22-35  No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T + 61 2 9353 4000  F + 61 2 8220 6700

www.claytonutz.com

Our reference 133/11068/80003545

Table of Contents

1.	Definitions and interpretation

	1.1	Definitions
	1.2	Interpretation
	1.3	Rule of construction excluded
	1.4	Order of precedence
	1.5	Omissions or misdescriptions of details
	1.6	Practice Notes

2.	Commencement Date requirements and Conditions precedent

	2.1	Commencement Date requirements
	2.2	Category 2 Matters to be documented
	2.3	Conditions precedent
	2.4	Principal’s benefit and waiver
	2.5	Notification
	2.6	Time for satisfaction
	2.7	Failure to satisfy conditions precedent

3.	Fundamental obligations

	3.1	Obligations
	3.2	Due Diligence
	3.3	Solution compliance with laws
	3.4	Assistance
	3.5	Response Matrices

4.	Approvals

5.	Change in Law

	5.1	Meaning
	5.2	Procedure

6.	Relationship between the Principal and the Contractor

	6.1	No Partnership, Joint Venture or Other Fiduciary Relationship
	6.2	Statutory Functions
	6.3	Review by the Principal
	6.4	Reliance
	6.5	No Representations by the Principal or others
	6.6	Pricing Warranty

7.	Project Management

	7.1	Project Control Group
	7.2	Key Personnel
	7.3	Contractor’s Representative
	7.4	Principal’s Representative

8.	Compliance and quality

	8.1	Industrial Relations
	8.2	Occupational Health, Safety and Rehabilitation
	8.3	Quality Management System
	8.4	Quality Assurance Plans

9.	Access

	9.1	Access Generally

i

	9.2	Access Coordination Agreement
	9.3	Bus Access Plan
	9.4	Access to Property
	9.5	Conditions of Access
	9.6	Disruption to Bus Operators
	9.7	Additional Bus Access
	9.8	Access Delay Reporting
	9.9	Delay Costs
	9.10	Principal Access
	9.11	Access during NTS Solution Requirements Phase

10.	Responsibility for Work

	10.1	Contractor Responsible
	10.2	Work performed by third parties
	10.3	Key Contracts
	10.4	Local content

11.	NTS Solution Requirements Phase

	11.1	NTS Solution Requirements Phase
	11.2	NTS Requirements Specification Warranty
	11.3	Development of NTS Requirements Specification
	11.4	NTS Solution Requirements Phase and Capital Price
	11.5	Civil Works
	11.6	Termination
	11.7	Additional Matters

12.	Design

	12.1	Fundamental design obligation
	12.2	Design warranty
	12.3	Design Documents
	12.4	Development of Design Documents
	12.5	Prototype
	12.6	Phase reviews
	12.7	Design and Non-Compliance
	12.8	NTS Demonstration Suite
	12.9	Traceability of Design
	12.10	Proof of Design

13.	Implementation

	13.1	Implementation
	13.2	Project Timeline
	13.3	Project Master Schedule
	13.4	Progress Reports

14.	Development, Integration and Installation

	14.1	Development, Integration and Installation of the Solution
	14.2	Warranties
	14.3	Review

15.	Testing and Inspection

	15.1	Testing
	15.2	Test Plan
	15.3	Test Documents
	15.4	Testing of Services
	15.5	Conduct of tests

	15.6	Test Data and results
	15.7	Testing by the Principal
	15.8	Non-compliance discovered as a result of testing
	15.9	Inspection
	15.10	Acknowledgement
	15.11	Integrated Test Facility
	15.12	Traceability of Testing

16.	Hold Points

	16.1	NTS User Acceptance Test Phase
	16.2	Pilot Trial

17.	Completion

	17.1	Completion process
	17.2	Certificates
	17.3	Effect of Certificate
	17.4	Pilot Trial

18.	Time

	18.1	Completion
	18.2	Delay
	18.3	Risks of delays
	18.4	Failure to Meet Phase Dates
	18.5	Liquidated Damages
	18.6	Prepayment of Liquidated Damages
	18.7	Extension of time

19.	Defects Liability Period

20.	Variations

	20.1	Variations proposed by the Principal
	20.2	Variation Response
	20.3	Variation Order
	20.4	Valuation of Variation
	20.5	Payment for Variations
	20.6	Notice of Variation Claim
	20.7	Exclusion of Liability
	20.8	Variations proposed by the Contractor
	20.9	Variations performed by a subcontractor
	20.10	Updated documentation

20A	Options

	20A.1	Nature and expiry of Options
	20A.2	Valuation of Option
	20A.3	Payment for Options
	20A.4	Exclusion of Liability

21.	Payments of Capital Price

	21.1	Payment Obligation
	21.2	Payment Schedule
	21.3	Payment Claims and Payments
	21.4	Conditions Precedent to Entitlement to Payment
	21.5	Principal’s Discretion
	21.6	Capital Price Adjustments

21A	Delivery Services

	21A.1	Provision of Delivery Services
	21A.2	General Obligation
	21A.3	Discontinuance of Delivery Services

22.	Initial Services

	22.1	Provision of Initial Services
	22.2	General Obligation
	22.3	Compliance
	22.4	Operating policy
	22.5	Warranties
	22.6	Records
	22.7	Extension of Initial Services Term
	22.8	Smartcard Issuance
	22.9	Initial Services spares inventory

23.	Core Services

	23.1	Provision of Core Services
	23.2	General Obligation
	23.3	Compliance
	23.4	Operating Policy
	23.5	Warranties
	23.6	Records
	23.7	Early termination of Core Services
	23.8	Core Services spares inventory
	23.9	Vandalism
	23.10	Replacement and Refurbishment
	23.11	Versions and updates

24.	Documentation

	24.1	Documentation Requirements
	24.2	Warranties

25.	Technological Developments

26.	Option to extend Core Services Term

27.	Services Charges and Delivery Services Charges

	27.1	Services Charges and Delivery Services Charges
	27.2	Other Fees and Charges
	27.3	Monthly Invoice
	27.4	Payment
	27.5	Non-Acceptance of Monthly Invoice
	27.6	Benchmarking Information
	27.7	Exit Costs
	27.8	Smartcard costs
	27.9	Banking Arrangements

28.	Performance Requirements

	28.1	Performance Requirements
	28.2	Acts of Prevention and Change in Law
	28.3	Corrective Action
	28.4	Review of Performance Requirements
	28.5	AFC System performance

29.	Legal and Financial Relationships

	29.1	Legal Relationships
	29.2	Entitlement to Floats
	29.3	Contractual relationships
	29.4	Payment Systems (Regulation) Act 1998 and Banking Act 1959
	29.5	Unclaimed moneys
	29.6	Audit trail
	29.7	Reconciliation

30.	Intellectual Property

	30.1	Warranty by Contractor
	30.2	Contractor’s Indemnity
	30.3	Contractor to Rectify Infringements
	30.4	Rights Granted to the Principal
	30.5	Developed Intellectual Property
	30.6	Escrow
	30.7	Moral Rights
	30.8	Physical Material and Software
	30.9	Copyright and Circuit Layout Act
	30.10	Third Party Software
	30.11	Equipment IP
	30.12	Perfecting licences and ownership
	30.13	System Data and Logo
	30.14	Acknowledgement
	30.15	Patent validity
	30.16	Subcontractors
	30.17	Assurance

31.	Commercial rights

32.	Ownership

	32.1	Ownership of Solution
	32.2	Device and Software
	32.3	Indemnity
	32.4	No Retention of Ownership
	32.5	Fixtures

32A.	Branding

32B.	Government Purchasing Power

33.	Loss or Damage

	33.1	Make Good
	33.2	Reinstatement
	33.3	Discrepancies

34.	Security Bonds

	34.1	Provision of Security Bonds
	34.2	Replacement of Bonds
	34.3	Operation of Bond Security Account
	34.4	Access of the Principal to Security Bonds
	34.5	The Contractor not to injunct the Principal
	34.6	Security Bonds to be provided as a condition precedent
	34.7	Return of Security Bonds

v

	34.8	No limit

35.	Open Architecture and Changes to the Solution

36.	Insurance

	36.1	Insurances
	36.2	General Requirements
	36.3	Contents of Policy
	36.3A	Payment of deductibles
	36.4	Information
	36.5	Remedy of Default
	36.6	Enforcement
	36.7	Cancellation and Change

37.	Force Majeure

	37.1	Force Majeure Notice
	37.2	Meeting, Application of Provisions
	37.3	Suspension of Obligations
	37.4	Duty to Remedy Force Majeure

38.	Solution security and disaster recovery

	38.1	Security measures updated
	38.2	Security audit
	38.3	Breaches and threatened breaches of Solution security
	38.4	Business Continuity Plan

39.	Contractor’s Representations

	39.1	Contractor’s representations

40.	Indemnity and liability

	40.1	Contractor Indemnity
	40.2	Contractor Indemnity to Principal for Economic Loss
	40.3	Liability of Contractor
	40.4	Exclusions
	40.5	Liability of Principal

41.	Step-in and temporary suspension of Work

	41.1	Principal’s right of step-in
	41.2	Principal’s right to temporarily suspend Work

42.	Default and termination

	42.1	Events of Default
	42.2	Termination by the Principal
	42.3	Impact of Dispute Resolution Procedures
	42.4	Right to Damages
	42.5	Actions taken following termination

43.	Termination for the convenience of the Principal

	43.1	Right to Terminate
	43.2	Compensation

44.	Expiration of Agreement and Handover

	44.1	Termination prior to Solution Completion Date
	44.2	Expiration
	44.3	Transfer

	44.4	Maintenance of workforce
	44.5	Warranty

45.	Assignment

	45.1	Assignment by the Contractor
	45.2	Assignment by the Principal
	45.3	Change in control

46.	Confidentiality, information and privacy

	46.1	Confidential information
	46.2	Exceptions
	46.3	Publicity
	46.4	Privacy
	46.5	Information

47.	Financial record keeping and reporting

	47.1	Books of Account
	47.2	Financial Statements
	47.3	Management Accounts
	47.4	Fixed Asset and Spares Inventory Reporting
	47.5	Blackout Periods

48.	General record keeping and reporting

	48.1	Acknowledgement
	48.2	Contractor to Co-operate

49.	Dispute Resolution Procedures

	49.1	General
	49.2	Dispute Panel review
	49.3	Project Control Group review
	49.4	Chief Executive Officer review
	49.5	Expert determination
	49.6	Arbitration

50.	Administrative provisions

	50.1	Notices
	50.2	Stamp duty
	50.3	Governing law
	50.4	Jurisdiction
	50.5	Waiver
	50.6	No limitation
	50.7	Consent or approval of the Principal
	50.8	Measurements
	50.9	Amendments
	50.10	Further acts and documents
	50.11	Counterparts
	50.12	Expenses
	50.13	Severability
	50.14	Entire agreement
	50.15	Representations and warranties
	50.16	Indemnities
	50.17	Hold on Trust
	50.18	Non-merger
	50.19	Set-Off
	50.20	Survival

50.21	Goods and services tax
50.22	Interest
50.23	Marketing and Communications by the Principal

Schedule 1 Phases

Schedule 2 Key Personnel

Schedule 3 Completion Pre-Conditions

Schedule 4 Certificate of Completion

Schedule 5 Variation Order

Schedule 6 Acceleration Direction

Schedule 7 Schedule of Rates and Prices for Variations

Schedule 8 Payment Schedule

Schedule 9 Subcontractors and Suppliers

Schedule 10 Service Charges

Schedule 11 CPI Adjustment

Schedule 12 Invoice Substantiation Data and Format

Schedule 13 Transfer Principles

Schedule 14 Expert Deed

Schedule 15 Parent Company Guarantee

Schedule 16 Escrow Agreement

Schedule 17 Access Providers and Bus Operators

Schedule 18 Early Termination Amount

Schedule 19 Bus Access

Schedule 20 Security Bonds

Schedule 21 Exit Costs

Schedule 22 Industrial Relations Plan

Schedule 23 OH&S Plan

Schedule 24 Access

Schedule 25 Pro-Forma Direct Agreement

Schedule 26 Repricing Schedule

Schedule 27 Deed of Assurance

Schedule 28 Business Continuity Plan

Schedule 29 Core Services Performance Requirements

Schedule 30 Initial Services Performance Requirements

Schedule 31 Customer Performance Requirements

Schedule 32 Delivery Services

Schedule 33 Capex Refresh

Schedule 34 Options

Schedule 35 Vandalism

Schedule 36 Capital Price Adjustments

Schedule 37 Category 1, 2 and 3 Matters

Schedule 38 Design Documents

Schedule 39 Testing

Schedule 40 Banking Arrangements

Schedule 41 Intellectual Property excluded from Equipment IP

Schedule 42 Design Targets

List of Exhibits

New Ticketing Solution Project Agreement made at Melbourne on July 26, 2005

Parties                              Public Transport Ticketing Body trading as Transport Ticketing Authority ABN 73 595 242 024 of Level 38, 55 Collins Street, Melbourne, Victoria (“Principal”)

Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600 of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (“Contractor”)

Recitals

A.                 This agreement sets out the relationship between, and the rights and obligations of, the Principal and the Contractor for establishing a world’s best practice operating company for a smartcard based ticketing and payment solution, in a high quality, timely and efficient manner as described in the Requirements Document and the Solution Documentation.

B.                  The smartcard based ticketing and payment solution will meet the Principal’s objectives and requirements including:

•                   high levels of performance;

•                   timely delivery and smooth transition;

•                   flexibility for the system to evolve over time;

•                   value for money; and

•                    maintaining the Principal’s ability to develop future commercial or government applications.

C.                  The Principal has selected the Contractor to design, develop, integrate, install, test and implement the Solution and to develop, test and provide the Initial Services and the Core Services.

D.                 The Principal and the Contractor have agreed to undertake the Project on the terms and conditions set out in this agreement.

The parties agree

1.                  Definitions and interpretation

1.1                Definitions

In this agreement unless the context otherwise requires:

“Access” means access to or use of Access Providers’ Property or Bus Property reasonably required by the Contractor to enable it to perform its obligations under this agreement.

“Acceleration Costs” means the reasonable direct incremental costs plus a margin of [**]% incurred by the Contractor reasonably involved in accelerating Delivery to overcome or minimise the extent and effects of some or all of a delay.

“Acceleration Direction” means a direction issued by the Principal to the Contractor to accelerate Solution implementation.

“Access Charges” means the access charges and training charges which have been paid to an Access Provider by the Contractor in accordance with an Access Coordination Agreement but does not include any part of the access charges attributable to access required by the Contractor additional to that set out in an Access Plan which is not Alternative Access (as that term is defined in the relevant Access Coordination Agreement).

“Access Coordination Agreement” means any agreement of that or similar name, between all of the Contractor, the Principal, and an Access Provider in relation to access and which is expressed in its terms to be an access coordination agreement for the purposes of this agreement.

“Access Delay” means a delay which will prevent the Contractor from achieving Completion of a Phase by the relevant Phase Date caused by one or more Access Events but only to the extent to which it is not attributable to:

(a)                 the Contractor failing to act in a timely and efficient way;

(b)                 the Contractor failing to do all things reasonably expected of a prudent and experienced contractor undertaking the Work; or

(c)                 a breach of any Project Document by the Contractor.

“Access Event” means an event or circumstance which unreasonably delays or prevents the Contractor from obtaining Access under this agreement or an Access Coordination Agreement, including:

(a)                 a failure to provide, or a delay in providing Access or Alternative Access (as that term is defined in and applies to the Proforma Access Coordination Agreement or an Access Coordination Agreement) in accordance with clauses 9.3(c) or 9.7(a) of this agreement, clause 7.1(a) of the Proforma Access Coordination Agreement or the equivalent clause of an Access Coordination Agreement;

(b)                 a direction from the Principal to amend an Access Plan or the Bus Access Plan other than a direction to amend an Access Plan or the Bus Access Plan to reflect agreed Access or Alternative Access (as that term is defined in an Access Coordination Agreement or the Proforma Access Coordination Agreement);

(c)                 a failure to agree within a reasonable period on, or an unreasonable delay in agreeing, an Access Plan, a Bus Access Plan, an amendment to an Access Plan or a Bus Access Plan, or Alternative Access (as that term is defined in an Access Coordination Agreement or the Proforma Access Coordination Agreement); or

(d)                 a breach of this agreement by the Principal or a breach of an Access Coordination Agreement by the Access Provider.

“Access Plan” means each access plan for an Access Provider, as developed and amended from time to time pursuant to this agreement or the relevant Access Coordination Agreement.

“Access Principles” means the principles and conditions of access for each Access Provider, including those set out in Part B of Schedule 24 and those developed in accordance with this agreement, as amended from time to time by agreement between the Principal, the Contractor and the relevant Access Providers.

“Access Providers” means the organisations listed in Parts B and C of Schedule 17, as amended by notice in writing to the Contractor.

“Access Providers’ Property” means:

(a)                 all property owned, leased or used by each Access Provider (and information and drawings relating to such property including wiring diagrams) including the rolling stock, stops, terminals, stations, vehicles, depots, interchanges, computer systems and other facilities, systems and power supplies of each Access Provider; and

(b)                 personnel involved in the operation or use of the property referred to in paragraph (a), including the employees of the Access Provider.

“Act of Prevention” means any one of:

(a)                 a breach of this agreement by the Principal;

(b)                 any other act or omission of the Principal or the Principal’s Representative (but not an act or omission of the Principal or the Principal’s Representative acting in good faith and in the proper exercise of a right under this agreement or any other Project Document);

(c)                 a Variation Order issued by the Principal in accordance with this agreement;

(d)                 the occurrence of Access Delay;

(e)                 industrial action, to the extent that it directly affects the Project and the Contractor is able to demonstrate that the industrial action directly results from an act or omission of the Principal or of any employee of the Principal employed to work on the Project, and the act or omission occurs while acting in that capacity.

“AFC Equipment” has the same meaning as the defined term “Equipment” in the Consolidated Service Contract.

“AFC Software” has the same meaning as the defined term “Software” in the Consolidated Service Contract.

“AFC System” has the same meaning as the defined term “AFC System” in the Consolidated Service Contract.

“AFC System Compensation Payments” has the same meaning as the defined term “Non-Availability Payments” in the Consolidated Service Contract.

“AFC System Performance Levels” means the “Approved Performance Standards” and the “Maximum CDA Standards” each as defined in the Consolidated Service Contract.

“AFC Transition Plan” has the same meaning as the defined term “Transition Plan” in the Transition Deed.

“AFSL” means an Australian Financial Services Licence as that term is defined in the Corporations Act 2001.

“A-IFRS” means Australian Equivalents to International Financial Reporting Standards.

“A.M. Best” means the ratings agency A.M. Best Company, Inc., and its successors and assigns.

“Application Management Services” means the services specified as such in the Requirements Document.

“Approval” means all approvals, authorisations, permits, consents, licences, exemptions and the like which are required to be issued by or obtained from any Authority in connection with the Project or the performance by the Contractor of its obligations under this agreement.

“APRA” means the Australian Prudential Regulation Authority.

“Arbitrator” means the person agreed and appointed by the parties to act as an arbitrator for the purposes of and in accordance with clause 49.6.

“Ascom” means Ascom (Switzerland) Limited Swiss Company Number CH 035.3.000.058-6.

“Australian Payments System” means the Australian payments system, including the cheque system, direct debit schemes, direct credit schemes, BPay and debit card and credit card schemes (including the Visa, MasterCard, American Express and Diners Club payment schemes).

“Authority” means any government department, local government council, government or statutory authority, or any other body, which has a right to impose a requirement or whose consent is required in connection with the Work or the performance by the Contractor of its obligations under this agreement.

“Bank Bill Rate” in relation to a day means:

(a)                 the rate (which is expressed as a yield per centum per annum to maturity) which is the buying rate for bank accepted bills quoted at approximately 10:10 am (Melbourne time) on page ”BBSY” of the Reuters Monitor System on that day, having a term of 1 month; or

(b)                 if that rate is no longer available or if, in the reasonable opinion of the Principal, that rate becomes an inappropriate rate to benchmark the Overdue Rate for the purposes of this agreement or becomes incapable of application, the Bank Bill Rate means the rate reasonably determined by the Principal to be the appropriate equivalent rate, having regard to prevailing market conditions.

“Banking Charges” means only those fees and charges set out in Part A of Schedule 40.

“Bill of Materials” means the specification for materials, equipment and software which the Contractor will provide as part of the Solution which is set out in Exhibit 2A.

“Bond Security Account” means an 11am call/money market account or similar account at an Australian bank or other Australian Financial Institution with a credit rating of no less than A- (S&P) maintained by the Principal to which the only signatories are representatives of the Principal.

“Brand” means all goodwill associated with the Solution including:

(a)                 all registered and unregistered trade marks (other than those trade marks of a Contractor Stakeholder or a subcontractor of the Contractor which are used in their business generally and are applied by them to the Devices they supply, but which do not include, directly or indirectly, any brands which are created or developed in connection with, the Solution or any part of the Solution);

(b)                 all names including business names, domain names and company names; and

(c)                 all telephone numbers, email addresses and all other addresses used by the general public, Operators and Stakeholders in relation to the Solution to make contact using a telecommunication network.

“Bus Access Plan” means the Design Document which includes the times of access to the Bus Property to be developed by the Contractor and approved by the Principal in accordance with this agreement and, in particular, the Bus Access Principles.

“Bus Access Principles” means the principles and conditions of access set out in Part A of Schedule 19 as amended from time to time by agreement between the Principal and the Contractor.

“Bus Access Rates” means the rates set out in the Bus Access Principles.

“Bus Operators” means the organisations listed in Part A of Schedule 17 as amended by notice in writing to the Contractor.

“Bus Property” means:

(a)                 all property owned, leased or used by each Bus Operator (and information and drawings relating to such property including wiring diagrams) including the rolling stock, stops, terminals, stations, vehicles, computer systems and other facilities, systems and power supplies of each Bus Operator; and

(b)                 personnel involved in the operation or use of the property referred to in paragraph (a), including the employees of the Bus Operators,

of each Bus Operator in respect of which the Contractor reasonably requires access in order to carry out the Work.

“Business Continuity Plan” means the plan entitled “Business Continuity Plan” prepared by the Contractor in accordance with this agreement and based on the outline set out in Schedule 28.

“Business Day” means a day on which banks are open for business in Melbourne but not a Saturday or Sunday.

“Business Requirements Document” means the document entitled “Business Requirements Document” set out in the NTS Requirements Document.

“Capital Price” means the amount identified as the Total Capital Price in the Payment Schedule as varied pursuant to clause 11, clause 20 and clause 21.6, to be paid to the Contractor pursuant to clause 21.

“Cardholder” means a person to whom a Smartcard has been issued.

“Cardholder Support Services” means the serviced specified as such in the Requirements Document.

“Cash Collection Services” means the services specified as such in the Requirements Document.

“Category 1 Matters” means the matters referred to in Part A of Schedule 37.

“Category 2 Matters” means the matters referred to in Part B of Schedule 37.

“Category 3 Matters” means the matters referred to in Part C of Schedule 37.

“Certificate of Completion” means a certificate given by the Principal’s Representative under clause 17.2 substantially in the form of Schedule 4.

“Change in Law” has the meaning given to that expression in clause 5.1.

“Chief Executive Officers” means the chief executive officer of the Principal and the chief executive officer of the Contractor.

“Civil Works” means all required pre-installation civil work for the Solution on all rail stations, superstops and bus interchanges.

“Chubb” means Chubb Security Australia Pty Ltd ABN 99 003 605 098.

“Claim” means any claim or action:

(a)                 under, arising out of, or in connection with this agreement;

(b)                 arising out of, or in connection with the Project;

(c)                 otherwise at law or in equity including:

(i)                  by statute;

(ii)                 in tort for negligence or otherwise, including negligent misrepresentation; and

(iii)                in restitution, including restitution based on unjust enrichment.

“CMM” means the Capability Maturity Model administered by the Software Engineering Institute of the United States of America.

“Code of Practice” means a code of practice defined in, and approved under, the Information Privacy Act 2000 (Vic).

“Commencement Date” means the date of this agreement.

“Commonwealth” means the Commonwealth of Australia.

“Completion” means, in respect of a Phase, when:

(a)                 the Phase has been completed in accordance with this agreement, including the Requirements Document, except for minor Defects in that Phase:

(i)                  which do not prevent the Phase from being capable of being used for its intended purpose;

(ii)                 in relation to which the Contractor has reasonable grounds for not promptly rectifying them; and

(iii)                rectification of which will not prejudice the convenient use of the Phase; and

(b)                 all conditions precedent to completion of the relevant Phase including those set out in Schedule 3 have been satisfied in accordance with this agreement, including the Requirements Document.

“Completion Date” means, in respect of a Phase, the actual date of Completion of the Phase as certified in a Certificate of Completion.

“Configuration Data” means all data and expressions of data that are transmitted, received or stored within or created by the Solution that enable Devices, computers and Smartcards to function correctly as part of the Solution or that enable applications to be loaded onto Smartcards including system security keys.

“Consolidated Service Contract” means the agreement dated 24 May 1994 between Public Transport Corporation and OLT as amended and restated by the Deed of Amendment and Restatement and as amended by the Transition Deed.

“Constitution” means the replaceable rules, constitution or combination of both as those terms are used in section 134 of the Corporations Act.

“Contractor’s Primary Response” means:

(a)                 the documents which form Exhibit 2A to this agreement, including the Response Matrices and the Bill of Materials;

(b)                 Exhibit 4 (the Phase Deliverables); and

(c)                 the Project Timeline.

“Contractor’s Privacy Plan” means the plan provided by the Contractor and reviewed and approved by the Principal that sets out the privacy procedures the Contractor will adopt.

“Contractor’s Representative” means the person appointed by the Contractor in accordance with clause 7.3.

“Contractor’s Response” means:

(a)                 the Contractor’s Primary Response; and

(b)                 the Contractor’s Secondary Response.

“Contractor’s Secondary Response” means the documents which form Exhibit 2B to this agreement.

“Contractor Stakeholders” means:

(a)                 the Contractor’s Related Bodies Corporate; and

(b)                 the Contractor’s shareholders, Ascom, Headstrong, G&D and ERG and their Related Bodies Corporate,

as at the Commencement Date and at any time thereafter.

“Controller” means, in relation to a change in control of the Contractor, the person or body corporate to whom control will pass.

“Core Services” means the Core Services specified as such in the Requirements Document, and any Variations, changes or additions to the foregoing, supplied by the Contractor.

“Core Services Performance Requirements” means the performance requirements relating to Core Services developed in accordance with this agreement and to be set out in Schedule 29.

“Core Services Term” means the period commencing on the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase and, subject to earlier expiration or termination under provisions of this agreement, ending on the date which is the 10 year anniversary of the final day of the calendar month immediately preceding the calendar month in which the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase falls, as extended or reduced pursuant to this agreement.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Customer Performance Requirements” means the performance requirements developed in accordance with this agreement and to be set out in Schedule 31.

“Deed of Amendment and Restatement” means the deed of that name dated 21 October 2002 between Public Transport Corporation, OLT and others.

“Defect” means any part of a Phase or the Solution which is not in accordance with the requirements of this agreement, including the Requirements Document and the Solution Documentation.

“Defects Liability Period” means the period 24 months from the Solution Completion Date as extended in accordance with clause 19(e).

“Delay Costs” means the reasonable direct incremental costs (excluding off-site overheads and any element of profit) incurred by the Contractor reasonably involved with an event or circumstance delaying the Contractor in achieving Completion of a Phase by the relevant Phase Date, plus:

(a)                 in relation to the first 60 days of delays in respect of which the Contractor is granted an extension of time under clause 18.7, a margin of [**]%;

(b)                 in relation to any period of delay after the first 60 days of delays in respect of which the Contractor is granted an extension of time under clause 18.7, a margin of [**]%.

“Delay Security Account” means an 11 am call/money market account or similar account at an Australian bank or other Australian Financial Institution with a credit rating of no less than A- (S&P) maintained by the Principal to which the only signatories are representatives of the Principal.

“Delivery” means the design, development, integration, installation, testing and implementation of the Solution (but does not include the provision of the Services).

“Delivery Services” means any part of the Initial Services or Core Services which are required in order to support the Solution, or any part of the Solution which is operating during the Delivery Services Term.

“Delivery Services Charge” means the charge to be paid to the Contractor during the Delivery Services Term in accordance with clause 27.

“Delivery Services Term” means the period commencing on the Commencement Date and ending on the day prior to the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase.

“Design Documents” means the design documents and design analysis documents prepared in accordance with this agreement, including the Requirements Document, and include each document listed in Schedule 38 as that list is amended and finalised in accordance with clause 11.7.

“Developed Intellectual Property” means:

(a)                 all Intellectual Property in any matter developed or created by, or on behalf of, the Contractor, a Related Body Corporate, a Contractor Stakeholder (other than G&D) or any other subcontractor, for the purposes of this agreement;

(b)                 all manuals and documentation specifically developed by G&D for the purposes of this agreement but not including modifications or changes to G&D’s business processes; and

(c)                 to the extent that it does not fall within (a) or (b), the Victorian Smartcard Application,

but does not include, for the avoidance of doubt, Intellectual Property, existing at the time of execution of this agreement, of the Contractor, any Related Body Corporate, the Contractor Stakeholders or any other subcontractor.

“Device” means the equipment delivered and forming part of the Solution.

“Device Management Services” means the services specified as such in the Requirements Document.

“Direct Agreement” means each direct agreement entered into pursuant to clause 10.3(c).

“Direct Costs” means the sum of:

(a)                 the reasonable direct incremental costs incurred by the Contractor for work reasonably involved in effecting:

(i)                  a Variation; or

(ii)                 any replacement of the components of the Solution under clause 23.10(e),

(excluding any element of margin which accrues to the Contractor, any Related Body Corporate or any consortium partner other than pursuant to an arms length arrangement); and

(b)                 [**]% of the direct cost referred to in paragraph (a).

“Direct Savings” means the sum of:

(a)                 the reasonable direct cost savings to the Contractor in respect of Device and other equipment, Software and labour and any other work by the Contractor in carrying out a Variation which is in whole or in part an omission or deletion of Work (excluding any element of margin which accrues to the Contractor, any Related Body Corporate or any consortium partner other than pursuant to an arms length arrangement); and

(b)                 [**]% of the direct saving referred to in paragraph (a).

“Dispute Panel” means a panel comprising the Principal’s Representative and the Contractor’s Representative.

“Dispute Resolution Procedures” means the procedures set out in clause 49.

“Distribution Services” means the services specified as such in the Requirements Document.

“Due Diligence material” means the documents and information:

(a)                 contained on the on-line information site and/or in the physical data room (including any additional materials subsequently added to the data room, materials marked in the data room index including supplementals and any supplementary information provided to a tenderer);

(b)                 provided in presentations by the Principal and any site visits or meetings;

(c)                 provided through the request for information process; or

(d)                 otherwise provided by the Principal or its advisers to a tenderer during the tender process, including written or oral communications transmitted to tenderers.

“Emergency” means a circumstance where there is a risk of a potential and immediate threat to:

(a)                 public interest or safety on or relating to the Work; or

(b)                 the structural integrity or safety of any site on which the Work takes place or the Solution is located,

or a circumstance exists where it may be necessary for the Principal to take immediate action to discharge its statutory duties or powers.

“E-Purse” means an application in a Smartcard able to store and manipulate electronic value according to a standardised set of rules comprising the various data elements, algorithms, systems and back end operations required to support a highly secure electronic value payment mechanism suitable for delivery via contactless or contact technology with security suitable for banking purposes.

“Equipment IP” means Intellectual Property in all and part of:

(a)                 the Device;

(b)                 computer programs supplied as a component of, embedded in or forming part of the Device and without which such tangible items cannot operate, such as Software, Firmware and Software in Devices; and

(c)                 related operating and maintenance Software, manuals and instructions,

but excluding any Intellectual Property which is:

(d)                 owned by the Contractor;

(e)                 owned by any Contractor Stakeholder and which is listed in Schedule 41; and

(f)                  Developed Intellectual Property.

“Equivalent Incident Units” means the units allocated to each event of Vandalism which falls within a Vandalism Category, as set out in the table in Schedule 35.

“ERG” means ERG Transit Systems Ltd ABN 51 008 895 047.

“Escrow Agent” means the escrow agent nominated by the Principal by written notice to the Contractor.

“Escrow Agreement” means the agreement between the Principal, the Contractor and the Escrow Agent substantially in the form of Schedule 16.

“Escrow Material” means:

(a)                 all the source code for the Software, contained or to be contained in the Solution other than Software contained in or used to operate the Developed Intellectual Property or Software referred to in paragraphs (c) or (d);

(b)                 except for documentation referred to in paragraphs (c) or (d), all documentation necessary for the Principal, or that a person in the Principal’s position would otherwise require, to modify, maintain, test, further develop or regenerate the

Software contained in the Solution or otherwise exercise any rights or ownership given to the Principal under clause 30 and Software tools necessary for the Principal, or that a person in the Principal’s position would otherwise require to modify, maintain, test, further develop or regenerate the bespoke components of the Solution, that has not been and is not required to be provided to the Principal other than pursuant to clause 30.6 or 30.8(a);

(c)                 a complete set of Ascom’s drawings, specifications, source code, and a listing of key third party components and suppliers, necessary to manufacture Devices supplied by Ascom, together with source code for any Software supplied by Ascom for the management or operation of those Devices;

(d)                 a complete set of Wayfarer’s drawings, specifications, source code, and a listing of key third party components and suppliers, necessary to manufacture Devices supplied by Wayfarer, together with source code for any Software supplied by Wayfarer for the management or operation of those Devices; and

(e)                 a complete set of drawings and specifications for the Devices supplied by Gunnebo, necessary to manufacture those Devices,

irrespective of whether or not it has been especially customised or developed for the purposes of this agreement or developed by the Contractor but does not include source code, documentation and Software tools referred to in paragraphs (a) and (b) to the extent it includes Third Party Software or Equipment IP except to the extent that the Contractor has access to and utilises source code, documentation, and Software tools for the purpose of performing the Work and for which the Contractor has, after using best endeavours to do so, secured the consent of the third party for the delivery of that Third Party Software or Equipment IP into escrow in accordance with this agreement.

“Event of Default” means an event of default set out in clause 42.1.

“Event of Insolvency” means, in relation to a person, any of the following events:

(a)                 a receiver, manager, receiver and manager, trustee, administrator, controller (as defined in section 9 of the Corporations Act) or similar officer is appointed in respect of a person or any asset of a person;

(b)                 a liquidator or provisional liquidator is appointed in respect of a corporation;

(c)                 any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(i)                  appointing a person referred to in paragraphs (a) or (b);

(ii)                 winding up a corporation; or

(iii)                proposing or implementing a scheme of arrangement or composition in respect of the company other than for a solvent reconstruction of the company;

(d)                 a moratorium of any debts of the company or an official assignment or a composition or an arrangement (formal or informal) with the company’s creditors or any similar proceeding or arrangement by which the assets of the company are subjected conditionally or unconditionally to the control of the company’s creditors is ordered, declared or agreed to, or is applied for and the application is not withdrawn or dismissed within 7 days;

(e)                 a person becomes, admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts;

(f)                  a company ceases, or threatens to cease, to carry on its business or payment of its debts generally;

(g)                 any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied, issued or enforced against or in relation to any asset of the company.

“Expert” means the person appointed by the parties, or an independent expert otherwise appointed pursuant to clause 2.3(f) or clause 49.5(d), to act as an expert for the purposes of and in accordance with clause 49.5.

“Expert Deed” means the deed so entitled in the form of Schedule 14, appointing the Expert to resolve disputes and perform such other functions specified in this agreement.

“Expiry Date” means the expiry date for each Option as set out in Schedule 34.

“Final Bus Access Plan” means the version of the Bus Access Plan finalised in accordance with clause 12.4(k).

“Financial Institution” means a financial institution satisfactory to the Principal that is and remains the holder of a current licence issued by APRA or, if the financial institution has not been required to obtain, and has not sought, a licence from APRA, it has and retains a current long-term foreign currency credit rating of at least A minus issued by S&P, or the equivalent credit rating issued by another generally-recognised international credit rating agency.

“Financial Management Services” means the services specified as such in the Requirements Document.

“Firmware” means a set of coded instructions embedded within a device or component of a device that performs functions or provides data to enable the device to operate in a specified manner.

“Fit For Solution Purposes” means:

(a)                 the Solution meets and will continue to meet the requirements referred to in this agreement, including the Requirements Document, the Performance Requirements, Industry Practice and open architecture;

(b)                 the Solution is fit for the purposes of use as a Smartcard based transport ticketing system;

(c)                 the Solution will comply with and operate in accordance with all relevant requirements, policies, procedures, practices and business rules of the Principal, the Government, Governmental Agencies, Operators and Stakeholders:

(i)                  which are identified pursuant to clauses 11.1 and 11.7;

(ii)                 of which the Contractor is aware or which a prudent, competent and experienced contractor should have been aware if it had done those things which the Contractor is required to do under clauses 11.1 and 11.7; and

(iii)                in the case of a Variation, which are the subject of that Variation,

(“the Victorian Requirements”).

(d)                 the Solution complies with World’s Best Practice:

(i)                  as it stands at the Completion Date of the NTS Solution Requirements Phase; or

(ii)                 as it stands at the Completion Date of the NTS Front Office Design and Hardware FAT Phase for any changes to World’s Best Practice that are reasonably foreseeable at the Completion Date of the NTS Solution Requirements Phase,

applied to meet the Victorian Requirements.

(e)                 the Solution is sufficiently flexible, extensible, scaleable and upgradeable to respond to all changes to, or any further, relevant requirements, policies, procedures, practices and business rules of the Principal, the Government, Governmental Agencies, Operators or Stakeholders that are reasonably foreseeable by the Contractor as at the Completion Date of the NTS Solution Requirements Phase;

(f)                  the Solution is able to be upgraded to be used as a payment system, to support a multipurpose payment instrument which can be used for retail or other payments at the outlets or devices of several service providers for a range of purposes that are reasonably foreseeable by the Contractor (or that would be reasonably foreseeable to a prudent, competent and experienced contractor) as at the Completion Date of the NTS Solution Requirements Phase.

“Float” means the quantum of money represented by any unredeemed value resident on the E-Purse.

“Force Majeure” means:

(a)                 lightning, earthquake, fire, explosion, cyclone, riots, industry wide industrial action which is not specific to, or attributable to the action of, the Contractor or any of its Related Bodies Corporate or subcontractors and is not industrial action which falls within paragraph (e) of the definition of Act of Prevention, civil commotion, natural disaster, sabotage, act of a public enemy, act of God (excluding storm and tempest), war (declared or undeclared), revolution, radioactive contamination, flood or an outbreak of an infectious disease which results in the Government, a Governmental Agency or a government having jurisdiction over the person claiming force majeure relief, issuing a general prohibition against persons entering the State of Victoria; and

(b)                 a failure by an Access Provider to provide access in accordance with an Access Coordination Agreement where such failure is caused by an event for which the relevant Access Provider has claimed relief under the force majeure regime in such Access Coordination Agreement, but only if the Contractor could not have prevented the effects of the event by taking those steps which a prudent, experienced and competent contractor or operator would have taken.

“G&D” means Giesecke & Devrient Australasia Pty Ltd ACN 075 066 166.

“Government” means the government of the State of Victoria.

“Governmental Agency” means any Government or semi-Governmental entity or authority, body politic, Government department or statutory authority of the State of Victoria.

“Gunnebo” means Gunnebo Entrance Control AB, Swedish registration number 556086-5403.

“Headstrong” means Headstrong Australia Pty Ltd ABN 71 061 818 906.

“HP” means Hewlett-Packard Australia Pty Ltd ABN 74 004 394 763.

“Industrial Relations Plan” means the plan entitled “Industrial Relations Plan” prepared by the Contractor in accordance with this agreement and based on the outline set out in Schedule 22.

“Industry Practice” means design, development, installation and operation works and practices which are carried out:

(a)                 in a sound and workmanlike manner with due care and skill and applying world’s best practice in the relevant field;

(b)                 with due expedition and without unreasonable or unnecessary delay;

(c)                 in a manner which facilitates best practice, efficient operation and continuous improvement; and

(d)                 with the use of high quality equipment and materials of merchantable quality which are fit for their intended purpose.

“Initial Services” means the Initial Services specified as such in the Requirements Document, and any Variations, changes or additions to the foregoing, supplied by the Contractor.

“Initial Services Performance Requirements” means the performance requirements relating to Initial Services developed in accordance with this agreement and to be set out in Schedule 30.

“Initial Services Term” means the period commencing on the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase and, subject to earlier termination under provisions of this agreement, ending on the date which is the 2 year anniversary of the final day of the calendar month immediately preceding the calendar month in which the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase falls, as extended pursuant to this agreement.

“Integrated Test Facility” means the integrated test facility to be developed by the Contractor in accordance with this agreement, including the Requirements Document and the Solution Documentation, which will replicate the various components of the Solution and will enable testing of the Solution and Services to be carried out.

“Intellectual Property” includes all copyright and analogous rights, all rights in relation to inventions (including patent rights), plant varieties, registered and unregistered trade marks (including service marks), registered designs confidential information (including trade secrets and know-how), circuit layouts and all other rights throughout the world resulting from intellectual activity in the industrial, scientific or artistic fields.

“KAMCO Board of Experts” means the KAMCO Board of Experts referred to in this agreement, which is an internal working group of the Contractor.  For the avoidance of doubt the parties agree that the review, approval, comment, input, decision or action of such working group does not affect or fetter in any way any right, action or discretion of the Principal under this agreement.

“Keane Inc” means Keane, Inc., US federal identification number 042437166.

“Key Contract” means:

(a)                 each contract entered into between the Contractor and a party named in Schedule 9 in relation to the Project; and

(b)                 any other contract nominated by the Principal in accordance with clause 10.3.

“Law” means:

(a)                 common law; and

(b)                 Commonwealth, Victorian or local government legislation, regulations, by-laws and other subordinate regulations.

“Licensed Intellectual Property” means all Intellectual Property comprised in:

(a)                 all and any part of the Solution;

(b)                 Software which is otherwise used or to be used by, or on behalf of, the Contractor to interface the Initial Services or the Core Services with the Solution; and

(c)                 to the extent that it is not included in (a) or (b), the Intellectual Property comprised in the Escrow Material,

excluding the Developed Intellectual Property, Third Party Software and the Equipment IP.

“Liquidated Damages Limitation” means $10,000,000.

“List of Software” means a list of each item of Software used or to be used by the Contractor or any other entity in performing the Work which specifies in relation to each item of Software:

(a)                 name and release version of the Software;

(b)                 owner and distributor of the Software and, if relevant, the licensor and the licensee of that Software;

(c)                 whether the Software is Third Party Software;

(d)                 the duration of any licence and maintenance agreements; and

(e)                 the licence and maintenance fees and similar fees.

“Monthly Invoice” means the invoice submitted by the Contractor pursuant to clause 27.3.

“Moody’s” means the ratings agency Moody’s Investors Service Pty Limited ACN 003 399 657, and its successors and assigns.

“Moral Rights” means any of the rights identified as moral rights in the Copyright Act 1968 (Cth) or any other law of the Commonwealth.

“NTS Demonstration Suite” means the set of Devices and Software to be developed by the Contractor in accordance with this agreement, including the Requirements Document and the Solution Documentation and delivered to the Principal for use as a marketing and communication tool and to provide customers with a hands-on experience of Smartcard technology.

“NTS Final Back Office Release Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Front Office Design and Hardware FAT Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Front Office Implementation 1 Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Front Office Implementation 2 Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Front Office Software FAT and Back Office Release 1 and 2 Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Front Office User Acceptance Test Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Mobilisation Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Operational Proving Phase” means the phase specified as such in the Requirements Document.

“NTS Release 0 and Prototyping Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Regional and Metropolitan Implementation Completion Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“NTS Requirements Document” means the documents which comprise Exhibit 1 to this agreement, including the Business Requirements Document, the Project Requirements Document and the Open Architecture Requirements Document.

“NTS Requirements Specification” means the document prepared by the Contractor and submitted to the Principal in accordance with this agreement, including the Requirements Document, in which the Contractor specifies all requirements and associated business rules of the Principal, the Operators, the Government, the Governmental Agencies and Stakeholders in relation to the Solution.

“NTS Solution Requirements Payment” means $8,543,000, as referred to in clause 11.6.

“NTS Solution Requirements Phase” means the phase specified as such in the Requirements Document.

“NTS Transition” means any activities relating to the transition from the AFC System to the Solution but does not include any activities relating to disengagement of the AFC System where those activities are not required for the implementation of the Solution.

“NTS Transition Plan” means the transition plan, which is a Design Document, prepared by the Contractor outlining activities to be undertaken by the Contractor in installing and implementing the Solution.

“NTS User Acceptance Test Phase” means the phase specified as such in this agreement and, in particular, Exhibit 4.

“OH&S Act” means the Occupational Health and Safety Act 2004 (Vic).

“OH&S Plan” means the plan entitled “OH&S Plan” prepared by the Contractor in accordance with this agreement and based on the outline plan set out in Schedule 23.

“OLT” means Onelink Transit Systems Pty Limited ABN 47 059 733 443.

“Open Architecture Requirements Document” means the document entitled “Open Architecture Requirements Document” set out in Exhibit 1.

“Open Architecture Specification” means the document based upon the Open Architecture Requirements Document prepared by the Contractor and submitted to the Principal in accordance with this agreement.

“Operational Quality Assurance Plan” means the plan entitled “Operational Quality Assurance Plan” to be prepared by the Contractor in accordance with this agreement, including the Requirements Document.

“Operational Support Services” means the services specified as such in the Requirements Document.

“Operators” means the Bus Operators and the Other Operators.

“Option” means each of the defined work packages identified as such and set out in Schedule 34.

“Option Price” means each of the prices for an Option set out in Schedule 34.

“Optus” means Singtel Optus Pty Limited ABN 90 052 833 208.

“Other Operators” means those organisations listed in Part B of Schedule 17, as amended by notice in writing to the Contractor.

“Other Services” means the services in relation to the Solution not provided by the Contractor (either directly or through its sub-contractors) under this agreement.

“Overdue Rate” means 2% per annum above the Bank Bill Rate.

“Parent Company Guarantee” means the indemnity and guarantee provided by Keane Inc in the form of Schedule 15.

“Payment Milestone” means the milestones described in the Payment Schedule.

“Payment Schedule” means the payment schedule set out in Schedule 8.

“Performance Requirements” means the levels of performance and services the Solution and the Initial Services or Core Services must meet, as described in the Requirements Document, the Initial Services Performance Requirements, the Core Services Performance Requirements and the Customer Performance Requirements.

“Personal Data” means data or expressions of data in respect of a Cardholder that are generated or stored:

(a)                 within the Solution; or

(b)                 by or on behalf of the Contractor for the purpose of complying with this agreement,

other than data which is owned by third parties (except the Contractor or its Related Body Corporate).

“Personal Information” means that term as defined in the Information Privacy Act 2000 (Vic).

“Phase” means any one of the NTS Mobilisation Phase, the NTS Solution Requirements Phase,  the NTS Release 0 and Prototyping Phase, the NTS Front Office Design and Hardware FAT Phase, the NTS Front Office Software FAT and Back Office Release 1 and 2 Phase, the NTS Final Back Office Release Phase, the NTS Front Office User Acceptance Test Phase, the NTS User Acceptance Test Phase, the NTS Front Office Implementation 1 Phase, the NTS Front Office Implementation 2 Phase, the NTS Regional and Metropolitan Implementation Completion Phase, and the NTS Operational Proving Phase as the context requires and “Phases” means any 2 or more of the abovenamed Phases.

“Phase Date” means each of the dates for completion specified in Schedule 1 applying to each Phase, as extended (if at all) under clause 18.7.

“Pilot Trial” means the trial of the Solution to be agreed and documented during the NTS Solution Requirements Phase in accordance with clause 11.1(b)(vi).

“PMMM” means the Project Management Maturity Model administered by Project Management Solutions, Inc.

“Principal’s Representative” means the person appointed by the Principal in accordance with clause 7.4.

“Privacy Obligations” means:

(a)                 obligations imposed on public sector agencies under the Information Privacy Act 2000 (Vic);

(b)                 any privacy obligations generally imposed on Government Agencies or contractors of Government Agencies by the Government notified to the Contractor by the Principal from time to time prior to the Completion Date of the NTS Solution Requirements Phase;

(c)                 obligations imposed on private sector organisations not exempt from regulation by the Privacy Act 1988 (Cth) (as amended by the Privacy (Private Sector) Amendment Act 2000);

(d)                 any privacy obligations generally imposed on non-Government entities by the Government notified to the Contractor by the Principal from time to time prior to the Completion Date of the NTS Solution Requirements Phase;

(e)                 any privacy obligation accepted by the Principal and notified to the Contractor by the Principal from time to time prior to the Completion Date of the NTS Solution Requirements Phase; and

(f)                  any privacy codes of conduct or similar instruments in relation to privacy protection which are industry standards and applicable to the Solution or the Initial Services or the Core Services notified to the Contractor by the Principal from time to time prior to the Completion Date of the NTS Solution Requirements Phase.

If there is or arises any inconsistency, ambiguity or discrepancy between any of the obligations referred to in paragraphs (a), (b), (c), (d), (e) and (f) then the following order of precedence will apply unless the Principal gives a direction to the contrary:

(a)                 paragraph (a);

(b)                paragraph (b);

(c)                 paragraph (c);

(d)                paragraph (d);

(e)                 paragraph (e); and

(f)                 paragraph (f).

“Product” includes any instrument (whether in electronic form or not) which gives an entitlement to a service provided by an Operator but does not include the E-Purse.

“Product Management Services” means the services specified as such in the Requirements Document.

“Proforma Access Coordination Agreement” means the agreement set out in Part A of Schedule 24.

“Project” means the design, development, integration, installation, testing and implementation of the Solution and the development, testing and provision of the Initial Services and the Core Services.

“Project Control Group” means the project control group established under clause 7.1.

“Project Director” means the person referred to in Schedule 2 that has been nominated and engaged by the Contractor in accordance with clause 7.2.

“Project Documents” means:

(a)                 this agreement, including the Requirements Document;

(b)                 the Variation Orders;

(c)                 the Escrow Agreement;

(d)                 the Expert Deed;

(e)                 the Parent Company Guarantee;

(f)                  the Access Coordination Agreements;

(g)                 the Direct Agreements; and

(h)                 the Key Contracts.

“Project Manager” means the person referred to in Schedule 2 that has been nominated and engaged by the Contractor in accordance with clause 7.2.

“Project Master Schedule” means the detailed plan entitled the “Project Master Schedule” which is Exhibit 3A to this document prepared by the Contractor and based on the Project Timeline as amended from time to time in accordance with this agreement.

“Project Quality Assurance Plan” means the plan entitled “Project Quality Assurance Plan” to be prepared by the Contractor in accordance with this agreement, including the Requirements Document.

“Project Requirements Document” means the document entitled “Project Requirements Document” set out in Exhibit 1.

“Project Timeline” means the document which is Exhibit 3 to this agreement.

“Proof of Design” means demonstrating the functionality of the whole or part of the Solution.

“Prototype” means a simulator which replicates the proposed system architecture of the Solution.

“Public Information Act” means the Public Records Act 1973 (Vic), Freedom of Information Act 1982 (Vic), Whistleblowers Protection Act 2001 (Vic), Financial Management Act 1994 (Vic), Audit Act 1994 (Vic) and Ombudsman Act 1973 (Vic).

“Quality Management System” means the quality management system to be implemented by the Contractor in accordance with this agreement, including the Requirements Document.

“Related Body Corporate” has the same meaning as in the Corporations Act.

“Reported Vandalism” means Vandalism set out in a Monthly Invoice in accordance with clause 23.9.

“Reports Data” means all data and expressions of data comprising reports generated or prepared by or on behalf of the Contractor for the purpose of complying with this agreement.

“Requirements Document” means the NTS Requirements Document and the Contractor’s Response.

“Response Matrices” means those parts of the Contractor’s Primary Response which are tables which respond to the NTS Requirements Document and are identified as “Response Matrix”.

“S&P” means the ratings agency Standard and Poor’s (Australia) Pty Limited, ACN 007 324 852, and its successors and assigns.

“Security Bonds” means the unconditional, on demand and irrevocable undertakings from a Financial Institution in favour of the Principal in the form set out in Schedule 20, and which specifies a location within Melbourne where demand is given and payment made, without further confirmation from the Financial Institution.

“Services” means the Initial Services, the Core Services and the Other Services and any Variations, changes or additions to the foregoing.

“Services Charge” means the charge to be paid to the Contractor during the Core Services Term and during the Initial Services Term in accordance with clause 27.

“Services Documentation” means the documentation referred to in clause 24.1(a) including those parts of the Design Documents which fall within the documentation referred to in clause 24.1(a).

“Smartcard” means a stored value card issued by a card issuer on which the Victorian Smartcard Application is resident which can be used in the Solution.

“Smartcard Base Management Services” means the services specified as such in the Requirements Document.

“Software” means a set of coded instructions that performs functions or provides working data or parameters to enable a device or system to operate in a specified manner, and be loaded into a system or device dynamically by a user and includes all Firmware and operating systems required by a system or subsystem to perform in a specified manner.

“Solution” means the ticketing and payment system designed, and to be provided by the Contractor as described in this agreement, including the Requirements Document, including all Solution Documentation, Device, computer software, computer hardware, Smartcards issued by or on behalf of the Principal, technical and system architecture, the Prototype and any

Variations, changes or additions to the foregoing supplied by the Contractor (and excluding provision of the Services).

“Solution Completion Date” means the date specified in the Certificate of Completion in respect of the NTS Operational Proving Phase issued by the Principal in accordance with clause 17.2.

“Solution Documentation” means all drawings, plans, manuals, Software designs, reports, computer records, specifications and any other documents (whether in hard copy or electronic form) prepared or required to be prepared or used or referred to by or on behalf of the Contractor in performing the Work including the Design Documents and the Services Documentation.

“Spate” means Vandalism designated as “Spate” in accordance with clause 23.9(d).

“Stakeholders” means all parties with an interest in the Project, including a governmental, financial, operational, management or other interest.

“System Data” means all Usage Data, Configuration Data, Reports Data and Personal Data.

“Tax Act” means the Income Tax Assessment Act 1936 of Australia and associated regulations and, where applicable, any replacement legislation including, but not limited to, the Income Tax Assessment Act 1997 of Australia.

“Technical Support Services” means the services specified as such in the Requirements Document.

“Term” means the period commencing on the Commencement Date and, subject to earlier termination, expiring on the date which is the date on which the Core Services Term expires.

“Territory” means:

(a)                 Australia and New Zealand; and

(b)                 outside Australia and New Zealand for the purpose of facilitating the operation, replacement, maintenance, modification, adaption or upgrade of the Solution in Australia or New Zealand.

“Test Data” means a set of test inputs, execution conditions and expected results developed for a particular objective, such as to exercise a particular program path or to verify compliance with a specific requirement.

“Test Documents” means the detailed test plans and procedures prepared by the Contractor and submitted to the Principal in accordance with this agreement, including the Requirements Document.

“Test Plan” means the plan entitled “Test Plan” which is prepared by the Contractor in accordance with this agreement and based on the requirements and the Test Strategy set out in Schedule 39.

“Test Strategy” means the strategy for testing set out in Schedule 39.

“Third Party Licences” means all licences, maintenance and similar contracts for the Third Party Software.

“Third Party Software” means commercial off the shelf Software and Firmware owned by any entity other than the Contractor or its Related Body Corporate which is:

(a)                 comprised in all or any part of the Solution; or

(b)                 otherwise used or to be used by, or on behalf of, the Contractor in performing the Initial Services or the Core Services; or

(c)                 Software tools necessary for the Principal, or that a person in the Principal’s position, would otherwise require to modify, maintain, test, further develop or regenerate the bespoke Software contained in the Solution or otherwise exercise any rights or ownership given to the Principal under clause 30, and is identified as such in the List of Software and any information provided under clause 30.8(e), but excludes the Software embodying the Equipment IP.

“Total Bus Access” means the total access to the Bus Property as set out in the Final Bus Access Plan.

“Transfer” means, subject to clause 30.10, the transfer of:

(a)                 the Solution; and

(b)                 to the extent it is not part of the Solution, all infrastructure used in the provision of the Initial Services or Core Services, (except to the extent that it is infrastructure of an entity other than the Contractor which is also used by that entity to provide a material level of services not related to the Initial Services or Core Services and which the Contractor, using reasonable endeavours, is not able to transfer), including, subject to clause 30.10, the Integrated Test Facility, to the Principal or a third party (as the case may be) in a manner which includes enabling the Principal or a third party to:

(i)                  take over the operation of the Solution and the provision of the Initial Services and Core Services as a going concern; or

(ii)                 replace the Solution with another system.

“Transfer Plan” means the plan entitled “Transfer Plan” to be developed by the Contractor in accordance with this agreement and the Transfer Principles.

“Transfer Principles” means the principles governing Transfer set out in Schedule 13.

“Transit Purposes” means all fare payment, ticketing and fare collection activities of, or connected with, the Operators.

“Transition Deed” means the deed titled New Ticketing Solution Transition Amendment Deed dated 12 May 2005 between the Principal, OLT and others.

“TTA’s Privacy Management Plan and Policy” means the Principal’s own privacy management plan and policy as notified to the Contractor by the Principal from time to time prior to the Completion Date of the NTS Solution Requirements Phase.

“Usage Data” means all data and all expressions of that data resulting from or in respect of transactions generated or processed by the Solution other than data which is owned by third parties (except the Contractor or its Related Body Corporate) including, any data or expression of data on a Smartcard that represents stored value which may be redeemed for services provided by any Operator.

“Value” includes rights associated with any Product.

“Vandalism” means a deliberate and unauthorised third party act against a Device which:

(a)                 results in a failure of that equipment to perform its full range of functions;

(b)                 defaces (by paint, scratching of any item or substance, burning, glass breaking or the like) any part of that Device; or

(c)                 results in damage to any part of that Device;

but does not include:

(d)                 any failure or fault in the equipment comprising the Solution related to mechanical or electronic breakdown of a component or part that results from normal operation of the Device;

(e)                 any defect, failure, fault, defacing or damage caused by normal usage of the Device;

(f)                  any defect, failure, fault, defacing or damage caused to the Device by the Contractor and its subcontractors;

(g)                 any failure resulting from power failure or communications failure of the relevant service provider; or

(h)                 any defect, failure, fault, defacing or damage caused by an act of Force Majeure.

“Vandalism Cap” means a total of 10,000 Equivalent Incident Units of Reported Vandalism.

“Vandalism Category” means the categories of Vandalism set out in Schedule 35.

“Vandalism Costs” means the direct incremental costs incurred by the Contractor for work and equipment reasonably required for the rectification, repair or replacement (as appropriate) of a Device (excluding any element of margin which accrues to the Contractor, any Related Body Corporate or any consortium partner other than pursuant to an arms length arrangement).

“Vandalism Year” means a one year period, with the first Vandalism Year commencing on the Completion Date for the Pilot Trial and each subsequent Vandalism Year commencing on the annual anniversary of that date.

“Variation” means an alteration or addition to, or reduction in, the Work, the Solution or the Initial Services or the Core Services.

“Variation Notice” means a notice proposing a Variation issued by the Principal’s Representative to the Contractor under clause 20.1(a).

“Variation Order” means an order in the form set out in Schedule 5 and issued under and in accordance with clause 20.3.

“Vehicle” includes coaches, buses, trains, trams and other vehicles.

“Version” means a new edition of any Software which contains substantial new functionality or incorporates substantial restructuring of the Software.

“Victorian Industry Participation Plan” means the plan entitled “Victorian Industry Participation Plan” which is Exhibit 5 to this agreement.

“Victorian Smartcard Application” means:

(a)                 the electronic records that comprise the E-Purse;

(b)                 the electronic records that comprise Product (if any);

(c)                 the electronic records representing any entitlement to concessionary-travel or free travel recognised by one or more of the Operators;

(d)                 the electronic records that define the interaction of the medium upon which the above three electronic records are resident with any part of the Solution;

(e)                 the electronic records that contain data concerning a limited number of the most recent previous add-value and fare payment transactions;

(f)                  the data formats and definitions of the electronic record listed above;

(g)                 the identity uniquely associated with the electronic records listed above;

(h)                 the data base schema that uniquely identifies the association of the electronic records listed above with other data residing within any part of the Solution;

(i)                  the executable components and associated descriptive documentation by which the electronic records listed above are created, read or modified when the medium on which the electronic records listed above resident interacts with a Device;

(j)                  the executable components and associated descriptive documentation by which the ability to create, read and modify the electronic records listed above is implemented between the medium on which the electronic records are resident and a device which is part of the Solution; and

(k)                 the Configuration Data, executable components and associated descriptive documentation by which any interaction which creates, reads or modifies the electronic records listed above is authenticated and kept secure.

“Wayfarer” means Wayfarer Transit Systems Limited English Registered No. 1232487.

“Work” means any work required to be performed by the Contractor pursuant to this agreement including Delivery and provision of the Initial Services and the Core Services.

“World’s Best Practice” means the highest standards and practices achieved anywhere in the world in relation to any aspect of, or activity associated with, the Solution.

1.2                Interpretation

In this agreement:

(a)                 headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)                 an obligation or a liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)                 “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, a trust and Governmental Agencies;

(d)                 a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation;

(e)                 a reference to a document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)                  a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(g)                 a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h)                 a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this agreement, and a reference to this agreement includes all recitals, schedules, exhibits, attachments and annexures to it;

(i)                  if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)                  “includes” in any form is not a word of limitation; and

(k)                 a reference to “$” or “dollar” is to Australian currency.

1.3                Rule of construction excluded

In the interpretation of this agreement, no rule of construction applies to the disadvantage of one party on the basis that that party put forward or drafted this agreement or any provision in it.

1.4                Order of precedence

(a)                 If there is or arises any inconsistency, ambiguity, or discrepancy between:

(i)                  any of:

A.                 clauses 1 to 50 of this agreement;

B.                  the Schedules;

C.                  the Exhibits;

D.                 the Design Documents;

E.                  the NTS Requirements Specification;

F.                  the Solution Documentation, other than the Design Documents; and

G.                  a Variation Order; or

(ii)                 this agreement and any other Project Documents,

the following order of precedence will apply:

(i)                  the Variation Order;

(ii)                 clauses 1 to 50 of this agreement;

(iii)                the Schedules (except Schedules 22, 23, 28 and 39);

(iv)               the Project Timeline;

(v)                the NTS Requirements Specification;

(vi)               subject to the order of precedence in clause 1.4(e), the NTS Requirements Document and the Contractor’s Response (other than the Project Timeline);

(vii)              Schedules 22, 23,  28 and 39;

(viii)             Exhibits 3A and 5;

(ix)                any other Project Document;

(x)                 the Design Documents, other than the NTS Requirements Specification; and

(xi)                the Solution Documentation, other than the Design Documents.

(b)                 With the exception of the Contractor’s Response, and the NTS Requirements Document, if there is or arises any inconsistency, ambiguity or discrepancy within:

(i)                  Variation Orders;

(ii)                 clauses 1 to 50 of this agreement;

(iii)                the Schedules;

(iv)               each Exhibit;

(v)                the NTS Requirements Specification;

(vi)               the Design Documents, other than the NTS Requirements Specification;

(vii)              the Solution Documentation, other than the Design Documents; or

(viii)             any other Project Document,

the Contractor must notify the Principal’s Representative, or the Principal’s Representative may notify the Contractor, in writing within 10 Business Days of becoming aware of any such inconsistency, ambiguity or discrepancy.  The Principal’s Representative must determine the intention of the parties and notify the Contractor of the resolution of the inconsistency, ambiguity or discrepancy within 20 Business Days of the Principal’s Representative being so notified.  No direction by the Principal’s Representative under this clause 1.4 will constitute a Variation.

(c)                 If there is or arises any inconsistency, ambiguity or discrepancy within any of:

(i)                  the Contractor’s Primary Response;

(ii)                 the Contractor’s Secondary Response; or

(iii)                the NTS Requirements Document,

the preferred standard or outcome within each of clauses 1.4(c)(i), (ii) or (iii), as determined by the Principal’s Representative, will prevail.

(d)                 If there is or arises any inconsistency, ambiguity or discrepancy between the Contractor’s Primary Response and the Contractor’s Secondary Response, then the Contractor’s Primary Response will prevail.

(e)                 If there is or arises any inconsistency, ambiguity or discrepancy between the NTS Requirements Document and the Contractor’s Response, the following order of precedence will apply:

(i)                  where the Response Matrix in the column headed Minimum Requirement Compliance Level is marked “F” then whichever of the Contractor’s Response and the NTS Requirements Document provides the preferred standard or outcome, as determined by the Principal’s Representative, will prevail in relation to the subject matter to which that “F” in the Response Matrix applies;

(ii)                 where the Response Matrix in the column headed Minimum Requirement Compliance Level is marked “Q” then:

A.                 to the extent that any aspect of the subject matter to which that “Q” applies is not qualified in the Contractor’s Response, whichever of the Contractor’s Response and the NTS Requirements Document provides the preferred standard or outcome, as determined by the Principal’s Representative, will prevail in relation to that subject matter; and

B.                  to the extent that any aspect of the subject matter to which that “Q” applies is qualified in the Contractor’s Response, subject to clause 1.4(d), the preferred standard or outcome within the Contractor’s Response, as determined by the Principal’s Representative, will prevail in relation to that subject matter;

(iii)                where the Response Matrix in the Column headed Minimum Requirement Compliance Level is marked “X” or blank space, then, subject to clause 1.4(d), the preferred standard or outcome within the Contractor’s Response, as determined by the Principal’s Representative, will prevail in relation to the subject matter to which that “X” or blank space in the Response Matrix applies; and

(iv)               to the extent the inconsistency, ambiguity or discrepancy is not dealt with under the principles in clauses 1.4(e)(i), (ii) or (iii), the preferred standard or outcome, as determined by the Principal’s Representative, will prevail.

1.5                Omissions or misdescriptions of details

Omission of details of the Work in the Project Documents or the misdescription of details generally acknowledged to be customary and/or necessary to carry out the Work or which the Contractor knew or reasonably should have known and should have included in the Solution Documentation will not relieve the Contractor from performing such omitted or misdescribed Work, and they must be performed as if fully and correctly set forth and described in the Project Documents, without entitlement to a Variation under this agreement.

1.6                Practice Notes

The Principal may from time to time issue practice notes to the Contractor in relation to any provision of the Project Documents and may at any time vary or revoke any such practice note.  The parties agree that practice notes are intended to facilitate the administration of the Project Documents but do not have contractual force and are not contractually binding on the Principal or the Contractor.

2.                  Commencement Date requirements and Conditions precedent

2.1                Commencement Date requirements

This clause 2.1 records the intention of the parties that, prior to the Principal executing and dating this agreement and each other of the Project Documents referred to in clause 2.1 to which it is a party:

(a)                 the Principal’s Representative has received all of the following in a form and substance satisfactory to it:

(i)                  original counterparts of the following Project Documents, duly executed by all parties and satisfaction of all conditions precedent to such documents:

A.                 this agreement including the Requirements Document; and

B.                  the Parent Company Guarantee;

(ii)                 copies of the Insurance Policies required under clause 36.1(a)(ii) and (iv), to be in place from the Commencement Date, and a certificate from an insurance broker as to the currency of each such policy, or, if the Contractor is bound by a duty of confidentiality to the issuer of any such policy prohibiting disclosure of its terms, then instead of a copy of such policy, a letter from the insurance broker to the Principal confirming that the policy complies with clause 36 and containing the principal terms of cover (including policy limits and key inclusions), cross liability clauses, notice provisions, all the information from the policy schedule and any endorsements in full, and also containing a statement acknowledging that the Principal is relying upon those representations;

(iii)                the Security Bonds required under clause 34; and

(b)                 all of the Category 1 Matters have been agreed between the Principal and the Contractor and this agreement has been amended and updated accordingly, except for each Category 1 Matter as described in Part A of Schedule 37, where reaching agreement on that item prior to execution of this agreement by the Principal has been waived by the Principal, and items the subject of such waivers are deemed to become Category 2 Matters with effect from the date of waiver, to be dealt with under clause 2.2.

Upon these conditions having been so satisfied, or so waived, the Principal is entitled to and will execute and date this agreement and those Project Documents referred to in this clause 2.1 to which it is a party.

2.2                Category 2 Matters to be documented

(a)                 The Contractor and the Principal will use all reasonable endeavours to agree, resolve or finalise the Category 2 Matters prior to the Phase Date for the NTS Mobilisation Phase:

(i)                  consistent with the principles or documents set out or referred to in the Category 2 Matters in relation to the subject matter to be agreed;

(ii)                 to meet the requirements of this agreement, including the Requirements Document;

(iii)                in accordance with this clause and the process (if any) specified or referred to in each Category 2 Matter.

(b)                 In addition to any process referred to in clause 2.2(a)(iii) the Contractor must meet with the Principal, make available staff and carry out all other tasks reasonably requested by the Principal as are necessary in order for the parties to agree the Category 2 Matters prior to the Phase Date for the NTS Mobilisation Phase.

(c)                 The Category 2 Matters will, when agreed, be documented by way of amendments to this agreement.

(d)                 The Category 2 Matters must be agreed by the Phase Date for the NTS Mobilisation Phase or such later date as is agreed between the parties.

(e)                 If any Category 2 Matters are not agreed by the Phase Date for the NTS Mobilisation Phase or such later date as is agreed by the parties then on the Phase Date for the NTS Mobilisation Phase or such later date as has been agreed, or in the event that a later date cannot be agreed, on the Phase Date for the NTS Mobilisation Phase, those Category 2 Matters which have not been agreed may be referred by either party to the Expert for determination in accordance with clause 49.5 taking into account:

(i)                  the principles set out in the relevant Category 2 Matters or in the relevant documents referred to in the Category 2 Matters;

(ii)                 the requirements of this agreement, including the Requirements Document;

(iii)                the Contractor’s warranties under this agreement, including that the Solution must be Fit For Solution Purposes; and

(iv)               Industry Practice as it applies to the relevant Category 2 Matter,

except that any determination of the Expert will be final and binding on each party and clauses 49.5(l) and 49.5(m) will not apply.

(f)                  The Category 2 Matters will, when agreed or determined, be documented in accordance with clause 2.2(c) and be incorporated into the Solution or the Initial Services or the Core Services (as the case may be), without additional cost to the Principal and, notwithstanding any other provision of this agreement other than clause 20A, the Contractor will not be entitled to make any Claim in respect of such incorporation.

2.3                Conditions precedent

The payment of the Milestone Payment due after the Completion Date for the NTS Mobilisation Phase is subject to the Principal’s Representative being reasonably satisfied that the following conditions have been met:

(a)                 the Principal’s Representative has received all of the following in a form and substance satisfactory to it:

(i)                  original counterparts of all the following Project Documents, duly executed by all parties other than the Principal and satisfaction of all conditions precedent to such documents:

A.                 the Direct Agreements, and the Key Contracts to which they relate, to be entered into by Ascom, ERG, Headstrong and G&D; and

B.                  Deeds of Assurance required under clause 30.17(c)(i);

(ii)                 original counterparts of letters of intent signed by the Contractor and each of Wayfarer, Gunnebo, HP, Optus and Chubb in respect of their respective entry into:

A.                 a Key Contract;

B.                  a Deed of Assurance (in the case of Wayfarer and Gunnebo); and

C.                  (other than Wayfarer and Gunnebo in respect of their Key Contracts with Ascom) a direct agreement with the Principal, and in the case of Wayfarer and Gunnebo their entry into a direct agreement with the Contractor, as required to enable the Contractor to comply with its obligations under clause 10.3(h);

(iii)                copies of all the Insurance Policies required under clause 36.1, and not already provided on the Commencement Date, and certificates from an insurance broker as to the currency of each such policy, or if the Contractor is bound by a duty of confidentiality to the issuer of any such policy prohibiting disclosure of its terms, then instead of a copy of such policy, a letter from the insurance broker to the Principal stating that the policy complies with clause 36 and containing the principal terms of cover (including policy limits and key inclusions), cross liability clauses, notice provisions, all the information from the policy schedule and any endorsements in full, and also containing a statement acknowledging that the Principal is relying upon those representations;

(b)                 the parties have:

(i)                  subject to clause 2.3(f), appointed an Expert on the terms of Schedule 14 with amendments in writing as reasonably required by the Expert, or as otherwise agreed between the parties and the Expert and the Expert Deed has been duly executed by the Contractor and the Expert; and

(ii)                 appointed an Arbitrator;

(c)                 the Escrow Agreement has been duly executed by the Contractor and the Escrow Agent nominated by the Principal;

(d)                 the Contractor has deposited with the Escrow Agent, Escrow Material in accordance with clause 30.6 and the terms of the Escrow Agreement;

(e)                 the Principal has issued a Certificate of Completion in respect of the NTS Mobilisation Phase;

(f)                  in the case where an Expert has not been appointed at the time a party wishes to refer a Category 2 Matter for determination under clause 2.2(e), the Principal will request the Australian Commercial Disputes Centre (ACDC) to nominate an Expert within 5 Business Days, following which the Principal will as soon as is reasonably practicable execute and procure execution by the nominated Expert of an Expert

Deed.  The Expert Deed will be on the terms of Schedule 14 with such amendments to those terms as may be reasonably required by the nominated Expert and so as to reflect that the Expert Deed will terminate immediately after the determination by the Expert of any Category 2 Matter or Category 3 Matter which is referred to the Expert.  The Contractor must within 2 Business Days after receipt from the Principal duly execute the Expert Deed; and

(g)                 all of the Category 2 Matters have been agreed between the Principal and the Contractor or determined by the Expert (as the case may be) and this agreement has been amended and updated accordingly.

2.4                Principal’s benefit and waiver

(a)                 Each of the conditions precedent set out in clauses 2.3(a) to 2.3(e) is for the sole benefit of the Principal and may only be waived, or deferred, in writing by the Principal’s Representative (in its absolute discretion).

(b)                 The requirement in clause 2.3(g) that a Category 2 Matter be agreed as a condition precedent to payment of the Milestone Payment due after the Completion Date of the NTS Mobilisation Phase may be waived by the Principal, and if the Principal gives such a waiver, the Category 2 Matter the subject of the waiver will be deemed to become a Category 3 Matter with effect from the date of waiver.

2.5                Notification

The Contractor must notify the Principal’s Representative in writing as and when it considers that each condition precedent in clause 2.3 has been satisfied.

2.6                Time for satisfaction

The Contractor must take all reasonable steps to satisfy the conditions precedent in clause 2.3 by:

(a)                 for the conditions precedent set out in each of clauses 2.3(a) to 2.3(e), the Phase Date for the NTS Mobilisation Phase or such later date as the Principal’s Representative may otherwise (in its absolute discretion) notify to the Contractor in writing;

(b)                 for the condition precedent set out in clause 2.3(g), the relevant date in accordance with clause 2.2(d) or such later date by which the Expert has made determinations on all matters referred to the Expert under clause 2.2(e).

2.7                Failure to satisfy conditions precedent

If the conditions precedent in clause 2.3 are not satisfied or waived by the relevant date under clause 2.6, then:

(a)                 the Principal may at its option terminate this agreement;

(b)                 in the case of termination for failure to satisfy the conditions precedent set out in clauses 2.3(a) to 2.3(e) the Contractor will indemnify the Principal against all costs, expenses, losses, damages, claims or liabilities suffered or incurred by the Principal arising out of or in connection with:

(i)                  the failure of the conditions precedent to be so satisfied or waived; or

(ii)                 the Project or this agreement; and

(c)                 the Contractor will not be entitled to bring any Claim against the Principal arising out of or in connection with:

(i)                  the failure of the conditions precedent to be so satisfied; and

(ii)                 the Project or this agreement.

3.                  Fundamental obligations

3.1                Obligations

The Contractor must design, develop, integrate, install, test and implement the Solution, conduct other testing and develop, test and provide the Initial Services and the Core Services in accordance with, and in compliance with, the following:

(a)                 this agreement, including the Requirements Document;

(b)                 the Solution Documentation, including the NTS Requirements Specification;

(c)                 the other Project Documents; and

(d)                 all Approvals, all laws and all applicable requirements of any Authority.

3.2                Due Diligence

The Contractor warrants that prior to the date of this agreement:

(a)                 it has done everything that would be expected of a contractor with expertise in this area in assessing the scope of the Work and the risks which it is assuming under this agreement;

(b)                 without limiting paragraph (a) it has:

(i)                  examined the property to which it requires access to carry out the Work and has satisfied itself fully as to the conditions and access which may affect its performance of the Work;

(ii)                 informed itself completely of the nature of the Work and materials necessary for the Work;

(iii)                informed itself of all regulatory requirements of the Government and any Authority in relation to the Work generally;

(iv)               checked and carefully considered the Due Diligence material;

(v)                checked and carefully considered the NTS Requirements Document; and

(c)                 obtained all appropriate professional and technical advice on all matters and circumstances in respect of the matters referred to in this clause 3.2.

3.3                Solution compliance with laws

(a)                 The Contractor must:

(i)                  design the Solution to operate; and

(ii)                 ensure the Solution operates,

in compliance with all Approvals, all requirements of any Authority and all laws and industry codes, including all applicable banking, funds transfer, deposit holding, privacy and related laws, regulations and directives, from time to time applicable to the operation of the Solution.

(b)                 If the Contractor must obtain an AFSL in order to comply with this agreement, the obtaining of an AFSL will be considered a Variation and clause 20 will apply, except that the maximum value of that Variation, calculated in accordance with clause 20.4, for which the Principal will be liable to the Contractor is $500,000.

3.4                Assistance

The Contractor must provide all reasonable assistance to enable the Principal, the Bus Operators and the Access Providers to comply with all Approvals, requirements of any Authority and all laws and industry codes, including all banking, funds transfer, deposit holding, privacy and related laws, regulations and directives, from time to time applicable to the Principal, the Bus Operators or the Access Providers in relation to any matter dealt with in or connected with this agreement.  The cost to the Contractor of providing such assistance will be relevant to, and will be taken into account in, determining whether it is reasonable in a particular instance for the Contractor to provide assistance under this clause.

3.5                Response Matrices

Where a Response Matrix in the column headed Minimum Requirement Compliance Level is marked:

(a)                 “F” the Contractor agrees to fully comply with all aspects of the subject matter in the NTS Requirements Document and the Contractor’s Response to which the “F” applies and agrees that the price of this compliance is included within the Capital Price, Services Charge or Delivery Services Charge; or

(b)                 “Q” the Contractor:

(i)                  to the extent that compliance with any aspect of the subject matter to which that “Q” applies is not qualified in the Contractor’s Response, agrees to fully comply with those aspects of the subject matter in the NTS Requirements Document and the Contractor’s Response and agrees that the price of this compliance is included within the Capital Price, Services Charge or Delivery Services Charge; and

(ii)                 to the extent that compliance with any aspect of the subject matter to which that “Q” relates is qualified in the Contractor’s Response, agrees to fully comply with those aspects of the subject matter in the Contractor’s Response and agrees that the price of this compliance is included within the Capital Price, Services Charge or Delivery Services Charge; or

(c)                 “X” or is left blank the Contractor agrees to comply with all aspects of the subject matter in the Contractor’s Response to which that “X” or blank space applies.

4.                  Approvals

(a)                 The Contractor must obtain all Approvals required in connection with the Work and the Solution.

(b)                 Prior to beginning any Phase for which any Approval referred to in clause 4(a) is required, the Contractor must furnish the Principal with fully executed copies of all Approvals required for such Phase.

5.                  Change in Law

5.1                Meaning

A change in law means:

(a)                 a change in an existing Law of the State of Victoria or the Commonwealth of Australia;

(b)                 a new Law of the State of Victoria or the Commonwealth of Australia; or

(c)                 any change in the interpretation or application of any Law of the State of Victoria or the Commonwealth of Australia resulting from a decision of a Governmental Agency (but not any other change in the way a Law is interpreted), which:

(d)                 takes effect after the date of this agreement, which either:

(i)                  applies solely to the Contractor; or

(ii)                 is directed specifically or exclusively at the Project;

and which:

(iii)                has a material effect on the Contractor carrying out the Work; and

(iv)               results in an increase or decrease in the Contractor’s costs of carrying out the Work,

or

(e)                 takes effect after the Solution Completion Date; and

(i)                  is directed specifically or exclusively at the micropayment, automated fare collection or non-cash payment facility industries; and

(ii)                 when aggregated with any previous changes in law referred to in clause 5.1(e)(i) in a year in respect of which the Contractor could not claim compensation or adjustment as a consequence of the operation of clause 5.2(c), would involve a net increase in the costs of carrying out the Work in the aggregate of more than $[**] for each year (a year being each successive 12 month period calculated from the Commencement Date), and with which the Contractor is legally obliged or required by the Principal to comply and for the avoidance of doubt, excludes a change in an existing Law or a new Law in respect of:

(f)                  income tax on taxable income (as that term is used in the Tax Act) or which is related to the calculation of taxable income; or

(g)                 any tax, levy, impost, deduction, charge, duty or withholding tax which is levied or imposed by a Governmental Agency, including any income, capital gains, withholding, stamp and transaction tax, duty or charge, together with interest, penalties, charges, fees, or other amounts (if any) imposed or made in respect of those matters (“Change in Law”).

5.2                Procedure

(a)                 If there is a Change in Law and either party wishes clause 5.2(b) to apply, then that party must within 20 Business Days of the Change in Law, give a written notice to the other party stating that clause 5.2(b) applies and containing:

(i)                  details of the Change in Law; and

(ii)                 that party’s estimate of the increase or decrease (as the case may be) in the Contractor’s costs of carrying out the Work in compliance with the Change in Law including sufficient information to support the estimate.

(b)                 Subject to clause 5.2(c), the Principal and the Contractor will meet within 20 Business Days of a notice being given under clause 5.2(a) and will negotiate in good faith and endeavour to agree to any increase or decrease (as the case may be) in the Contractor’s costs of carrying out the Work in compliance with the Change in Law and where the parties agree the amount of the increase or decrease in costs referred to in clause 5.2(a)(ii):

(i)                  for operating costs the relevant component or components of the Service Charges payable by the Principal to the Contractor under this agreement:

A.                 in the case of a decrease in costs, will be decreased; and

B.                  in the case of an increase in costs, will be increased; and

(ii)                 for the costs of capital expenditure, at the option of the Principal:

A.                 in the case of a decrease, the agreed amount will be either deducted from the relevant component or components of the amounts payable under this agreement (the Capital Price or the Service Charges) or be a debt due and payable by the Contractor to the Principal within 30 days of demand by the Principal;

B.                  in the case of an increase, the amount will be payable by lump sum after completion of the work the subject of the capital expenditure or by increasing the Capital Price or the Service Charges (as relevant); and

C.                  where compliance with the Change in Law necessitates a Variation, the value of that Variation, and payment for it, will be dealt with under clause 20.

(c)                 The Contractor cannot claim compensation or adjustment under clause 5.2(b) unless and until the aggregate net increase in the costs of carrying out the Work in respect of one or more Changes in Law occurring in a year exceeds $[**] for each year (a year being each successive 12 month period calculated from the Commencement Date).

(d)                 If no agreement is reached within 30 Business Days (or such other period that the Principal and the Contractor agree upon) of a notice being given under clause 5.2(a):

(i)                  in the case of a decrease in the Contractor’s costs of carrying out the Work in compliance with the Change in Law, the Principal’s Representative will determine and advise the Contractor of the amount of the decrease and that amount will then be payable in the manner described in clause 5.2(b); and

(ii)                 in the case of an increase in the Contractor’s costs of carrying out the Work in compliance with the Change in Law, the Principal’s Representative will reasonably determine and advise the Contractor of the amount of the increased costs as they are actually incurred and, subject to the Contractor having taken all reasonable steps to mitigate those increased costs, the relevant component or components of the amounts payable by the Principal to the Contractor under this agreement will then be increased by that amount or otherwise payable in the manner described in clause 5.2(b).

(e)                 If the Contractor disputes a determination by the Principal’s Representative under clause 5.2(d), it must within 5 Business Days of receipt of notice of that determination give the Principal’s Representative notice of the dispute and if the matter is not resolved within 20 Business Days of that notice by the Principal’s Representative, the dispute will be determined by the Expert in accordance with clause 49.5.

(f)                  The Contractor must comply with any Change in Law.

6.                  Relationship between the Principal and the Contractor

6.1                No Partnership, Joint Venture or Other Fiduciary Relationship

Nothing in, or contemplated by, the Project Documents will be construed or interpreted as constituting a relationship between the Principal and the Operators on the one hand and the Contractor on the other hand as that of partners, joint venturers, fiduciaries, employer and employee, principal and agent or any other fiduciary relationship.

6.2                Statutory Functions

(a)                 This agreement will not in any way unlawfully restrict or affect the unfettered discretion of the Principal, the Government, the Governmental Agencies or any Operator to exercise any of its functions and powers under any legislation.

(b)                 Anything which the Principal, the Government, the Governmental Agencies or any Operator does, fails to do or purports to do pursuant to its functions and powers under legislation will be deemed not to be or cause an act or omission by the Principal under this agreement and will not entitle the Contractor to make any Claim against the Principal under this agreement apart from a claim for breach of this agreement.

(c)                 Despite clauses 6.2(a) and (b), the Principal is not relieved from any Claim that the Contractor may have against the Principal for it exercising any of its functions or powers under any legislation in a manner:

(i)                  contrary to an express obligation of the Principal under this agreement; or

(ii)                 inconsistent with, or that deprives the Contractor of, an express right or entitlement of the Contractor under this agreement,

and the existence of such obligation, right or entitlement and the existence and amount of such Claim is to be assessed assuming clauses 6.2(a) and (b) do not apply.

6.3                Review by the Principal

Notwithstanding any other provision of this agreement:

(a)                 any review or approval of, comment upon or input into, by the Principal, any of the Principal’s advisers, any Access Provider or any Access Provider’s advisers, any Bus Operator or any Bus Operator’s advisers or any Stakeholder of any material, documents or other information prepared or provided by the Contractor under or in connection with this agreement;

(b)                 any inspection or testing by the Principal of the Solution; or

(c)                 any information set out in any Schedule or Exhibit,

will not relieve the Contractor of its responsibility for such material, document or information or of its obligations or liabilities under this agreement.  A failure by the Principal or any of the Principal’s advisers to notify the Contractor of any defect in or concern associated with any such material, document or information or following any such inspection will not relieve the Contractor of its liabilities, or constitute a waiver of any of the Principal’s rights, under this agreement, including the Requirements Document and the NTS Requirements Specification.

6.4                Reliance

The Contractor acknowledges and warrants that it is aware that the Principal has relied upon the warranties contained in this agreement in entering into this agreement.

6.5                No Representations by the Principal or others

The Contractor acknowledges:

(a)                 that none of the Principal, the Government, the Governmental Agencies or any of the Access Providers, the Bus Operators or Stakeholders have made or make any representation, assumed or assume any duty of care or made or make any warranty:

(i)                  in respect of potential use of the Solution;

(ii)                 as to the accuracy, completeness, suitability or efficacy of any information or data supplied or made available to the Contractor; and

(iii)                that all relevant information or data in the Principal’s possession relating to the Operators has been provided to the Contractor;

(b)                 that to the extent permitted by law, the Principal, the Government, the Government Agencies, the Access Providers, the Bus Operators and the Stakeholders are not liable and the Contractor will have no rights whatsoever to bring any action against the Principal (at law, in equity or otherwise) for any costs, losses, expenses, liabilities, payments, outgoings or damages the Contractor suffers or incurs arising out of or in connection with any matter referred to in clause 6.5(a);

(c)                 and confirms that prior to entering into this agreement, it carried out all investigations and examinations necessary to ascertain the risks associated with the Project;

(d)                 and confirms that it did not rely upon any representation, information or data made available, or provided to it, by the Principal, the Government, the Governmental Agencies, the Access Providers, the Bus Operators or any Stakeholder in entering into this agreement; and

(e)                 and warrants that it does not rely on any representation or warranty made by or on behalf of the Principal, the Access Providers or the Bus Operators which is not set out in this agreement.

6.6                Pricing Warranty

The Contractor warrants, for the benefit of the Principal, that as at the date of this agreement the pricing under this agreement, including the pricing of components of the Solution, is the same or lower than pricing offered by the Contractor for similar products or services anywhere in the world when determined on a like for like basis and taking into account the supply of the Solution and the Services in Australia.

7.                  Project Management

7.1                Project Control Group

(a)                 The Principal and the Contractor will, within 1 Business Day of the Commencement Date, establish a Project Control Group consisting of:

(i)                  the Project Director and the Principal’s Representative;

(ii)                 2 persons from each party holding senior positions; and

(iii)                such other members as the parties may from time to time agree.

The persons referred to in clause 7.1(a)(ii) may appoint delegates to attend Project Control Group meetings in their absence and to otherwise discharge their responsibilities in relation to the Project Control Group.

(b)                 The objectives of the Project Control Group will be to monitor and review the progress of the Project (and the monthly progress reports provided by the Contractor under clause 13.4), to assist in delivery and operation and to consider matters referred to the Project Control Group by either party.

(c)                 The Project Control Group will meet:

(i)                  for the first time on the first Tuesday after the Commencement Date;

(ii)                 every four weeks thereafter on a Tuesday until the Solution Completion Date, unless otherwise agreed;

(iii)                as required by the Principal to review a monthly progress report provided by the Contractor under clause 13.4;

(iv)               as required under clause 49.3; and

(v)                after the Solution Completion Date, as requested by either party.

(d)                 The Principal’s Representative will convene meetings of the Project Control Group, prepare the minutes of all meetings and distribute the minutes signed by the Project Director and the Principal’s Representative to members of the Project Control

Group.  The Principal’s Representative will appoint a member of the Project Control Group to chair each meeting.

(e)                 The Principal has the right to invite representatives of Operators and Stakeholders to attend and participate in any meeting of the Project Control Group.

(f)                  The Principal’s Representative may request the Contractor to procure the attendance of representatives of any subcontractor, supplier or consultant of the Contractor at any meeting of the Project Control Group and the Contractor must comply with any such request at the Contractor’s cost.

(g)                 Meetings of the Project Control Group must be held at convenient venues in Melbourne, unless otherwise agreed.

(h)                 Decisions of the Project Control Group will not be binding on the Principal and the Contractor unless they are in writing and signed by the Project Director and the Principal’s Representative.

7.2                Key Personnel

(a)                 The Contractor undertakes to the Principal that during the Term it will:

(i)                  engage on a full time basis those people specified in Part A of Schedule 2 in the roles specified in Part A of Schedule 2 and for the period specified in Part A of Schedule 2.

(ii)                 only engage other people in the roles specified in Part A of Schedule 2 with the prior written approval of the Principal;

(iii)                not replace the people specified in Part A of Schedule 2 (or approved by the Principal pursuant to clause 7.2(a)(ii)) without the approval of the Principal unless that person ceases to be employed by the Contractor, any Related Body Corporate or any subcontractor, in which case that person must be replaced with a person of at least equivalent ability, expertise and experience who meets the relevant minimum qualifications set out in Part B of Schedule 2 and is approved in writing by the Principal, with any such changeover handled to ensure the continuity of the Project;

(iv)               not terminate the employment of the people specified in Part A of Schedule 2 (or approved by the Principal pursuant to clause 7.2(a)(ii)) without the prior written approval of the Principal;

(v)                if the Principal determines that the Contractor’s Representative is not performing its role adequately or is engaging or has engaged in improper conduct, the Contractor will within 20 Business Days of receiving written notice from the Principal’s Representative procure the removal of that person from the job and ensure that the person is not re-employed in any job which is part of the Project without the prior written approval of the Principal;

(vi)               if the Principal determines any personnel engaged by the Contractor or any subcontractor in the Project are not performing their role adequately or are engaging or have engaged in improper conduct, the Contractor will within 20 Business Days of receiving written notice from the Principal’s Representative procure the removal of that person from the job and ensure that that person is not re-employed in any job which is part of the Project without the prior written approval of the Principal; and

(vii)              indemnify the Principal in relation to any and all claims, demands or proceedings made or instituted by any personnel engaged by the Contractor or any subcontractor, including any claims for remuneration, accrued entitlements, termination entitlements (howsoever described and including any severance or redundancy entitlements), unfair dismissal claims or equal opportunity claims.

(b)                 The Contractor warrants that those people specified in Part A of Schedule 2 in the roles specified in Part A of Schedule 2, and any person subsequently appointed in any of the roles specified in Part A of Schedule 2, meet the relevant minimum qualifications set out in Part B of Schedule 2.

(c)                 The Contractor is bound by any act or omission of the Project Director and the Project Manager named in Part A of Schedule 2 and any direction, notice, or instruction given to the Project Director and the Project Manager will be deemed to be a direction, notice, or instruction to the Contractor.

7.3                Contractor’s Representative

(a)                 The Contractor must within 5 Business Days of the Commencement Date give notice in writing to the Principal’s Representative of the person that will act as a representative of and be authorised to act on behalf of it in discharging its functions under this agreement.

(b)                 The Contractor must obtain the Principal’s prior written approval to any appointment made under clause 7.3(a), such approval not to be unreasonably withheld or delayed.

(c)                 The Contractor may by notice in writing to the Principal’s Representative substitute a person appointed under clause 7.3(a) with another person, provided the Contractor has obtained the prior written approval of the Principal, which must not be unreasonably withheld or delayed.

(d)                 The Contractor is bound by any act or omission of the person appointed under this clause 7.3 and any direction, notice, or instruction given to the person appointed under this clause 7.3 will be deemed to be a direction, notice, or instruction to the Contractor.

7.4                Principal’s Representative

(a)                 The Principal:

(i)                  will appoint a person to be the Principal’s Representative for the purposes of this agreement;

(ii)                 may at any time replace the Principal’s Representative, in which event the Principal must appoint another person as the Principal’s Representative; and

(iii)                will give written notice of all appointments made under clauses 7.4(a)(i) and 7.4(a)(ii) to the Contractor.

(b)                 The Principal’s Representative may:

(i)                  by written notice to the Contractor appoint persons to exercise any of the Principal’s Representative’s functions under this agreement;

(ii)                 not appoint more than one person to exercise the same function under this agreement; and

(iii)                revoke any appointment made under clause 7.4(b)(i) by notice in writing to the Contractor.

(c)                 The Principal’s Representative may continue to exercise a function under this agreement despite appointing another person to exercise the function under clause 7.4(b).

(d)                 The Principal and the Contractor acknowledge and agree that the Principal’s Representative and any appointee of the Principal’s Representative act at all times as agents of the Principal and are subject to the directions of the Principal and will act solely in the interests of the Principal.

(e)                 The Contractor must comply with any direction by the Principal’s Representative given or purported to be given under a provision of this agreement.

(f)                  Where there is any inconsistency, ambiguity or uncertainty between:

(i)                  a direction of the Principal’s Representative and a direction of an appointee of the Principal’s Representative; or

(ii)                 directions of 2 appointees of the Principal’s Representative,

the Contractor must advise the Principal’s Representative in writing of such inconsistency, ambiguity or uncertainty.  Within 10 Business Days of receiving notice of the inconsistency, ambiguity or uncertainty, the Principal’s Representative must notify the Contractor in writing which direction to follow and the Contractor must comply with that notice.

8.                  Compliance and quality

8.1                Industrial Relations

(a)                 The Contractor must ensure that it carries out its obligations under this agreement, so as to minimise industrial relations disputes.

(b)                 The Contractor must ensure that at all times it complies with any and all employment and industrial relations obligations to its employees and contractors, including without limitation, any obligations arising under the Workplace Relations Act 1996 (Cth).

(c)                 The Industrial Relations Plan must take into account all relevant industrial relations policies and arrangements including those of the Contractor, its subcontractors, any person who undertakes work in relation to the Solution and the Operators.

(d)                 Without limiting the operation of clauses 8.1(a) and 8.1(b), the Contractor must comply with the obligations in the Industrial Relations Plan and must regularly update the Industrial Relations Plan so that it remains in compliance with any and all employment and industrial relations obligations, including without limitation, any obligations arising under the Workplace Relations Act 1996 (Cth).

(e)                 The Contractor must prepare and submit to the Principal for its approval an updated Industrial Relations Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B.  The Principal may, within 10 Business Days receipt of an updated Industrial Relations Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Solution Documentation or reject it and provide its comments (if any).  If an updated Industrial Relations Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan.  The Contractor must take into account any comments of the Principal in finalising an updated Industrial Relations Plan.

(f)                  Except as expressly provided in this agreement, no additional costs and no extensions of time will be granted to the Contractor by the Principal as a result of costs incurred as a result of delays resulting from industrial action.

(g)                 Subject to clause 18.5(d) (to the extent that the industrial relations dispute or industrial action has caused delays the subject of that clause) and to clause 40.2, the Contractor must indemnify the Principal against any loss, cost, damage, liabilities, payments, outgoings or expense suffered or incurred as a result of any industrial relations dispute or industrial action which arises as a result of:

(i)                  breach of this agreement by the Contractor; or

(ii)                 an act or omission of the Contractor and such industrial relations dispute or industrial action is one which could have been prevented by the Contractor taking those steps which a prudent, experienced and competent contractor would have taken in the circumstances.

8.2                Occupational Health, Safety and Rehabilitation

(a)                 The Contractor must:

(i)                  carry out the Work in a safe manner with the intent that no damage is caused to any person or property;

(ii)                 carry out the Work in accordance with applicable occupational health and safety obligations, including obligations under the OH&S Act and associated regulations to the extent that such legislation and regulations are applicable from time to time;

(iii)                without limiting clauses 8.2(a)(i) and (ii), carry out the Work in accordance with the OH&S Plan and regularly update the OH&S Plan so that it remains in compliance with applicable occupational health and safety obligations, including obligations under the OH&S Act and associated regulations to the extent that such legislation and regulations are applicable from time to time;

(iv)               identify any land or improvements which may be affected by the carrying out of the Work; and

(v)                give to the Principal regular detailed proposals for ensuring that no damage is caused to any person or property in carrying out the Work.

(b)                 The Contractor must prepare and submit to the Principal for its approval an updated OH&S Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B.  The Principal may, within 10 Business Days of receipt of an updated OH&S Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Solution Documentation, or reject it and provide its comments (if any).  If an updated OH&S Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan.  The Contractor must take into account any comments of the Principal in finalising an updated OH&S Plan.

(c)                 Without derogating from or limiting the Contractor’s control of the Project and the sites at which the Work is performed, where the Contractor is in default of its obligations under clause 8.2(a), the Principal may take whatever action it reasonably considers necessary (at the Contractor’s cost) to protect any person or property, including any part of the Solution, which the Contractor fails to take.  Any costs incurred by the Principal in taking such action will be a debt immediately due and payable by the Contractor to the Principal.

(d)                 The Contractor will ensure that, in relation to any subcontractor or any other entity that performs any Work or any entity that supplies products (including Devices) to the Contractor in relation to the Work (“Relevant Entity”), any subcontract or supply contract between the Contractor and a Relevant Entity must contain applicable provisions corresponding to clause 8.2(a)(i) to (iv) and which require such Relevant Entity to do everything necessary to enable the Contractor to comply with clause 8.2(a)(v), and the Contractor must procure that any subcontract or supply contract of a Relevant Entity to which it is not a party contains provisions corresponding to clause 8.2(a)(i) to (iv) and which require the relevant subcontractor or supplier to do everything necessary to enable the Relevant Entity to itself do everything necessary to enable the Contractor to comply with clause 8.2(a)(v).

8.3                Quality Management System

(a)                 The Contractor must prior to the Completion of the NTS Solution Requirements Phase provide to the Principal a certificate from a JAS/ANZ Accredited Certification Agency that the Quality Management System developed by the Contractor is in accordance with, and will enable the Contractor to comply with, the standards set out in ISO 9001:2000, including with respect to the Delivery of the Solution and the provision of the Initial Services and the Core Services.

(b)                 The Contractor must implement and comply with the Quality Management System in carrying out the Work under this agreement.

(c)                 The Contractor must throughout the Term update and maintain the Quality Management System in accordance with ISO 9001:2000 (or any replacement standard), the Project Quality Assurance Plan and the Operational Quality Assurance Plan (whichever is applicable).

(d)                 The Contractor must throughout the Term provide the Principal with the results of all internal CMM and PMMM activities and audits that relate to the Project.

8.4                Quality Assurance Plans

(a)                 The Contractor must deliver to the Principal:

(i)                  prior to the Completion of the NTS Solution Requirements Phase, the Project Quality Assurance Plan; and

(ii)                 20 Business Days prior to commencement of the NTS Regional and Metropolitan Implementation Completion Phase, the Operational Quality Assurance Plan.

(b)                 The Contractor must ensure that the Project Quality Assurance Plan and the Operational Quality Assurance Plan are and remain in accordance with ISO 9001:2000 and AS/NZS 9004.5:1995: Guidelines for Quality Assurance Plans and that the Solution is delivered and the Initial Services and the Core Services are provided in accordance with the respective plans.

(c)                 The Contractor must prepare and submit to the Principal for its approval an updated Project Quality Assurance Plan and an updated Operational Quality Assurance Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B.  The Principal may, within 10 Business Days of receipt of an updated Project Quality Assurance Plan or Operational Quality Assurance Plan, advise the Contractor whether or not it considers such plans to be in accordance with this agreement, including the Requirements Document, or reject them and provide its comments (if any).  If an updated Project Quality Assurance Plan or Operational Quality Assurance Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan(s).  The Contractor must take into account any comments of the Principal in finalising any updated Project Quality Assurance Plan or Operational Quality Assurance Plan.

(d)                 The Contractor must within 6 months of the Commencement Date and at twelve monthly intervals afterwards:

(i)                  have its compliance with the Project Quality Assurance Plan audited at its cost by an independent auditor who holds current CMMI or ISO certification and who is acceptable to the Principal;

(ii)                 permit representatives of the Principal to be present during such audit; and

(iii)                deliver 2 copies of such audit to the Principal’s Representative within 5 Business Days of its completion.

(e)                 The Contractor must from the commencement of the Core Services Term until the end of the Term:

(i)                  have its compliance with the Operational Quality Assurance Plan audited at intervals not exceeding 12 months at its cost by an independent auditor who holds current CMMI or ISO certification and who is acceptable to the Principal;

(ii)                 permit representatives of the Principal to be present during such audit; and

(iii)                deliver 2 copies of such audit to the Principal’s Representative within 5 Business Days of its completion.

(f)                  The Principal will have the right at any time to audit at its own cost:

(i)                  the Contractor’s compliance with the Project Quality Assurance Plan, the Operational Quality Assurance Plan, ISO 9001:2000 (or any replacement standard) and any other standards specified in this agreement, including the Requirements Document and the Solution Documentation;

(ii)                 the compliance by the Contractor’s subcontractors and their subcontractors with their respective quality assurance plans which have been prepared to enable the Contractor to comply with clause 8.4(b); and

(iii)                the Contractor’s and its respective subcontractors’ compliance with this agreement, including the Requirements Document and the Design Documents and the Solution Documentation.

(g)                 If the audit performed by the Principal referred to in clause 8.4(f) reveals that:

(i)                  the Contractor is not complying with the Project Quality Assurance Plan, the Operational Quality Assurance Plan, ISO 9001:2000 (or any replacement standard) or any other standards specified in this agreement, including the Requirements Document and the Solution Documentation;

(ii)                 any subcontractor or their subcontractors are not complying with their respective quality assurance plans referred to in clause 8.4(f)(ii); or

(iii)                the Contractor or its subcontractors are not complying with this agreement, including the Requirements Document and the Design Documents and the Solution Documentation,

the Contractor must:

(iv)               reimburse the Principal for its reasonable costs of carrying out such an audit; and

(v)                prepare and submit to the Principal a corrective action plan to address any non-compliances with the Project Quality Assurance Plan, the Operational Quality Assurance Plan, ISO 9001:2000 (or any replacement standard) or any other standards specified in this agreement, including the Requirements Document and the Solution Documentation (including any non-compliances by the Contractor’s subcontractors with their respective quality assurance plans and the standards referred to in this clause), within 5 Business Days of the Contractor receiving notice from the Principal of the non-compliances discovered by the audit referred to in clause 8.4(f).

(h)                 The Contractor will not be relieved of any liability under this agreement as a result of:

(i)                  compliance with the quality assurance requirements under this agreement; or

(ii)                 anything which the Principal does or does not do with respect to the quality assurance requirements under this agreement, including auditing the Contractor’s compliance with those requirements under clause 8.4(f).

(i)                  Within 10 Business Days of receipt of a corrective action plan from the Contractor under clause 8.4(g)(v), the Principal’s Representative may give notice to the Contractor that the whole or part of the corrective action plan does not address the concerns of the Principal with respect to the non-compliances and direct the Contractor to resubmit a revised corrective action plan under clause 8.4(g)(v) which addresses the Principal’s concerns, within 5 Business Days.

(j)                  The Contractor must proceed to implement and carry out any corrective action plan or part of any corrective action plan which has not been rejected by the Principal under clause 8.4(i).

9.                  Access

9.1                Access Generally

(a)                 The parties acknowledge the importance of Access to the Contractor’s ability to perform its obligations under this agreement. Accordingly:

(i)                  the Principal agrees to use its best endeavours to facilitate the provision of Access to the Contractor in a timely manner to enable the Contractor to meet the Project Timetable. In this regard, the Principal will act reasonably and fairly in good faith having regard to the interests of the Principal, the Project, the Access Providers, the Bus Operators and the Contractor;

(ii)                 the Contractor agrees to use its best endeavours to cooperate with Access Providers and Bus Operators in installing Devices in a way which reasonably minimises adverse impacts to Access Providers;

(iii)                the Principal shall use its best endeavours to ensure that Access Providers and Bus Operators agree to use their best endeavours to cooperate with the Contractor in allowing the Contractor to have Access in a way which reasonably minimises adverse impacts to the Contractor; and

(iv)               the Principal shall use best endeavours to facilitate the provision of Access to the Contractor from additional persons to the extent that access to their property is required for the Contractor to perform the Work including, where appropriate, updating Schedule 17 to include such persons as Access Providers or Bus Operators.

(b)                 The Contractor will co-ordinate and manage all Access it requires to carry out the Work, including access granted under an Access Coordination Agreement.

(c)                 The Contractor will develop each Access Plan in accordance with the Solution Documentation and the Project Documents.

9.2                Access Coordination Agreement

(a)                 The Contractor and the Principal will use their best endeavours to amend the Access Principles and enter into an Access Coordination Agreement with each Access Provider which incorporates and complies with the relevant Access Principles by the Completion of the NTS Solution Requirements Phase, or such other date as the parties agree.

(b)                 If the intention of the parties set out in clause 9.2(a) is not realised, in respect of each Access Provider that has not entered into an Access Coordination Agreement, the Proforma Access Agreement will apply in relation to the Principal and the Contractor on the basis that the Principal undertakes all obligations and has all rights of the Access Provider under that Proforma Access Agreement.

(c)                 The Contractor will comply with its obligations in each Access Coordination Agreement.

(d)                 If the Contractor does not enter into any Access Coordination Agreement or the Access Principles are not amended to the Contractor’s satisfaction by the date which is 3 months after the date of this agreement the Principal may convene a meeting between the Contractor and the Access Provider.  The Contractor must attend the meeting and negotiate and participate in good faith in the resolution of any issues raised.  The Principal must use all reasonable endeavours to ensure that the Access Provider agrees to also negotiate and participate in good faith in the resolution of any issues raised.

(e)                 The Contractor must include details of any Access Charges which it has paid to an Access Provider in the first or second Monthly Invoice the Contractor issues after the Contractor makes payment to the relevant Access Provider (whether or not the Contractor has performed any Services or Delivery Services for the relevant month).  As part of the Monthly Invoice, the Contractor will also provide to the Principal:

(i)                  a copy of the monthly invoice, and any related information, received by the Contractor from an Access Provider;

(ii)                 identification of those parts of the amounts in the monthly invoice referred to in clause 9.2(e)(i) which are and are not part of the Access Charge;

(iii)                evidence of payment of the amount set out in an invoice received by the Contractor from an Access Provider; and

(iv)               information to substantiate that the access charges claimed in the Monthly Invoice are Access Charges.

(f)                  Where the Contractor has included details of the Access Charges in a Monthly Invoice and complied with the requirements set out in clause 9.2(e), the Principal will be liable to pay those Access Charges in accordance with clause 27.4, subject to any rights of the Principal under clause 27.5.

(g)                 The Contractor may seek the agreement by any Access Provider to reciprocal indemnities with a view to incorporating any such agreement in an Access Coordination Agreement, but the Contractor may not rely on the failure to achieve any agreement on such indemnities as a reason for not entering into an Access Coordination Agreement, and the Contractor must use its best endeavours in accordance with clause 9.2(a) and must negotiate and participate in good faith in accordance with clause 9.2(d), notwithstanding that a relevant Access Provider has not agreed to reciprocal indemnities with the Contractor.

9.3                Bus Access Plan

(a)                 The Contractor must develop the Bus Access Plan in accordance with this agreement, including the Requirements Document, the Project Timeline, clause 12 and the Bus Access Principles.

(b)                 The Principal may, at any time, direct the Contractor to amend the Bus Access Plan to:

(i)                  reflect access rights, including conditions of access, procured for the Contractor by the Principal; or

(ii)                 comply with the Bus Access Principles and this agreement,

provided that such amendment cannot reduce the Total Bus Access.

(c)                 Subject to safety and security requirements, the Principal will procure for the Contractor access, in accordance with the Bus Access Plan, to the Bus Property.

(d)                 Without limiting clause 9.3(a), if the Contractor is unable, having taken all reasonable steps, to finalise the development of the Bus Access Plan as a result of the failure of any Bus Operator or Bus Operators to cooperate, and such cooperation is required by the Bus Access Principles, the Contractor may request the Principal, by written notice, to assist the Contractor in obtaining the relevant cooperation of the relevant Bus Operator or Bus Operators to the Bus Access Plan, and the Principal will use its best endeavours to do so.

9.4                Access to Property

(a)                 The Contractor acknowledges and warrants that prior to entering into this agreement, it carried out all investigations and examinations necessary in respect of the adequacy of the Access Providers Property and Bus Property and it is satisfied that the Access Providers Property and Bus Property is adequate and sufficient for the Project and for it to carry out the Work and satisfy its obligations under this agreement, including the Requirements Document and the Solution Documentation.

(b)                 The Principal makes no representation or warranty to the Contractor as to the adequacy or sufficiency of each Access Provider’s Property or each Bus Property.

9.5                Conditions of Access

(a)                 The rights of access to be procured pursuant to clause 9.3(c) are for the purpose only of carrying out the Work and the Contractor will obtain no legal estate or other interest in the Bus Property.

(b)                 The Contractor will comply with the Bus Access Principles and the Bus Access Plan at all times.

9.6                Disruption to Bus Operators

(a)                 If any part of the Work will or might reasonably be expected to interrupt or cause any other disruption of or disturbance to the conduct of a Bus Operator’s or any third party’s business, then the Contractor must, except in an Emergency, give reasonable notice (with a target of giving at least 30 Business Days notice) to the Principal and the Bus Operator or third party, as the case may be, of the details of the part of the Work and of its proposals for reducing the likely interruption, disruption or disturbance, and will not commence the carrying out of that part of the Work without first obtaining the Principal’s and the relevant Bus Operator’s or third party’s approval to it and its timing (which Principal’s approval shall not be unreasonably withheld or delayed).

(b)                 The Contractor must:

(i)                  carry out the Work so as to co-ordinate with the other operations of the Principal or Bus Operators on the Bus Property, and as far as reasonably practicable avoid inconvenience or disruption to those operations;

(ii)                 at all times co-operate with and not interfere with or obstruct any other contractor engaged by the Principal or the Bus Operators to perform other works on or in the vicinity of the Bus Property; and

(iii)                comply with all rules or requirements reasonably imposed by the Principal or any Bus Operators whilst on Bus Property including any occupational health and safety rules.

(c)                 The Principal must use all reasonable endeavours to ensure that Bus Operators in accordance with the Bus Access Plan agree to:

(i)                  co-ordinate with the activities of the Contractor, and as far as reasonably practicable avoid inconvenience or disruption to those activities; and

(ii)                 at all times co-operate with and not interfere with or obstruct the Contractor.

9.7                Additional Bus Access

(a)                 If, during Delivery, the Contractor requires Access to Bus Property to carry out the Work, and does not have sufficient rights of Access under clause 9.3, the Principal will, at the Contractor’s cost, use reasonable endeavours to procure such Access for the Contractor.

(b)                 If procurement of additional Access by the Principal in accordance with clause 9.7(a) represents access in excess of the Total Bus Access the Contractor will be liable for the cost of the additional Access, calculated on the basis of the Bus Access Rates.  The amount will be a debt immediately due and payable by the Contractor to the Principal.

9.8                Access Delay Reporting

(a)                 The Principal and the Contractor recognise the importance of early identification of the occurrence of Access Events to allow the Principal and the Contractor to take steps to mitigate the effect of such Access Events upon the ability of the Contractor to achieve Completion of a Phase by the relevant Phase Date. Accordingly the Contractor shall, during the relevant Phase, meet with the Principal on a weekly basis to discuss Access Events, and at those meetings provide weekly reports on:

(i)                  the occurrence of all relevant Access Events and the impact of those Access Events on the Project Master Schedule and the critical path for achieving Completion of the relevant Phase;

(ii)                 the steps taken or proposed to be taken by the Contractor to mitigate the effect of those Access Events and the costs incurred or likely to be incurred by the Contractor in taking those steps;

(iii)                the likelihood of the occurrence of an Access Delay as a result of the relevant Access Events, and the ability for any Acceleration Direction to overcome the Access Delay.

(b)                 The Principal:

(i)                  may at any time give the Contractor an Acceleration Direction requiring the Contractor to accelerate Delivery by taking those reasonable measures which are necessary to overcome or minimise the extent and effects of some or all Access Events including, if required, in order to achieve Completion of a Phase by the relevant Phase Date; and

(ii)                 will pay the Contractor Acceleration Costs for complying with an Acceleration Direction, which will be payable at the next Payment

Milestone to which the Work the subject of the Acceleration Direction relates.

9.9                Delay Costs

(a)                 Subject to clauses 9.9(b) and 18.7, any Claim by the Contractor for Access Delay must be made as soon as practicable after the Contractor considers that the occurrence of one or more Access Events is likely to cause an Access Delay having regard to the Project Master Schedule and must be limited to Delay Costs.  For the avoidance of doubt Delay Costs are only payable to the extent the event delaying the Contractor in achieving Completion of a Phase by the relevant Phase Date is not attributable to:

(i)                  the Contractor failing to act in a timely and efficient way;

(ii)                 the Contractor failing to do all things reasonably expected of a prudent and experienced contractor undertaking the Work; or

(iii)                a breach of any Project Document by the Contractor.

In these circumstances Delay Costs will be adjusted accordingly.

(b)                 The Contractor must use all reasonable endeavours (including making any reasonable expenditure of funds) to avoid and mitigate the effect of any Access Event including:

(i)                  complying with the notice obligation in clause 9.6;

(ii)                 complying with any clause in an Access Coordination Agreement under which the Contractor has an obligation to give notice prior to access;

(iii)                rearranging and rescheduling installation activities to the extent reasonably possible to accommodate failures or delays in obtaining required access and amending the Project Master Schedule in accordance with clause 13.3;

(iv)               incurring any reasonable expense up to the amount of the Delay Costs which would otherwise be claimed under clause 9.9(a), and any such expense may be included as part of the claim for Delay Costs under clause 9.9(a);

(v)                notifying the Principal’s Representative as soon as the Contractor knows or ought reasonably to have known that the Principal will not be able to comply with clause 9.3(c);

(vi)               taking all reasonable steps to assist the Principal to comply with clause 9.3(c) and to avoid or minimise the consequence of the Principal failing to comply with clause 9.3(c);

(vii)              notifying an Access Provider as soon as the Contractor knows or ought reasonably to have known that that Access Provider will not be able to comply with the relevant Access Coordination Agreement; and

(viii)             taking all reasonable steps to assist the Access Providers to comply with the Access Coordination Agreements to avoid or minimise the consequence of any non-compliance.

(c)                 The Principal shall pay to the Contractor Delay Costs which are the subject of a Claim properly made under clause 9.9(a) .  Delay Costs payable by the Principal to the Contractor under this clause 9.9(c) will be paid at the time that payment is due in respect of the Phase in which the Delay Costs are incurred.

(d)                 The Contractor will not be entitled to make a claim for Delay Costs under this clause 9.9 or be entitled to an extension of time under clause 18.7 for an Access Delay attributable to an Access Event in relation to which the Contractor has been given an Acceleration Direction and where such Acceleration Direction has been able to be performed by the Contractor.

9.10             Principal Access

(a)                 The Contractor will procure for the Principal and its employees and agents full access to any site where Work is being carried out, at all times during the Term.  The Principal agrees that any person accessing any such site must comply with the Contractor’s normal safety and security procedures and must not unduly interfere with the performance of work being undertaken on the site.  To the extent possible, reasonable advance notice will be given of the Principal’s intention to access a site.

(b)                 The Contractor agrees that, at all times, the Principal or any person authorised by it will:

(i)                  subject to normal safety and security constraints as notified by the Contractor, have the right of access during business hours or on reasonable notice to:

A.                 all of the Contractor’s design offices involved in the design of the Solution;

B.                  the sites where the Work is being carried out; and

C.                  all other areas relevant to the Work; and

(ii)                 be entitled to exercise this right of access for the purposes of:

A.                 observing the Work and monitoring compliance by the Contractor with its obligations under this agreement, including the Requirements Document;

B.                  undertaking progress inspections of the Solution by the Principal; and

C.                  any other reason relating to the Solution or this agreement.

9.11             Access during NTS Solution Requirements Phase

(a)                 Promptly after the Commencement Date, the Contractor and the Principal will commence, and will each use all reasonable endeavours to finalise an access regime for the NTS Solution Requirements Phase, which contains reasonably acceptable access requirements in relation to each Access Provider and the Bus Operators, and which will deal with:

(i)                  the details of the people, equipment, data and sites to which access is reasonably required by the Contractor (“Sites”);

(ii)                 the total amount of access to each Site which is reasonably required; and

(iii)                proposed dates and times for access to each Site,

for the Contractor to carry out the obligations set out in clauses 11.1(a) and 11.1(b), taking into account any relevant information provided to the Contractor about limitations in relation to access to any Site.

(b)                 Subject to safety and security requirements in relation to the Sites, the Principal will use all reasonable endeavours to arrange for the Contractor the access required, in accordance with the access arrangements agreed under clause 9.11(a).

10.                Responsibility for Work

10.1             Contractor Responsible

The Contractor will be responsible for:

(a)                 carrying out the Work and implementing the Solution in accordance with the Project Documents;

(b)                 the professional quality, technical adequacy and accuracy, timely completion, and coordination of all plans, designs, drawings, specifications, reports or other documents or services prepared or performed under this agreement;

(c)                 ensuring that, except where a higher standard is specified in this agreement, the Work conforms to Industry Practices applicable to the types of services and work carried out; and

(d)                 ensuring that upon the Solution Completion Date, the Solution will perform in accordance with this agreement, including the Requirements Document and the Project Documents and Solution Documentation.

10.2             Work performed by third parties

(a)                 Subject to this clause 10, the Contractor may permit any entity in Part A of Schedule 9 to perform part of the Work and any entity in Part B of Schedule 9 to supply products (including Devices) to the Contractor in relation to the Work.

(b)                 The Contractor must not permit:

(i)                  any part of the Work to be performed by:

A.                 a subcontractor or any person (other than itself or an entity in Part A of Schedule 9) where the value of that Work exceeds $[**]; or

B.                  any person other than itself where that Work is to be performed on any Access Providers’ Property or Bus Property;

(ii)                 any supply of products (including Devices) to the Contractor in relation to the Work to be made by any person (other than itself or an entity in Part B of Schedule 9) where the total consideration for that supply exceeds, or is likely to exceed, $[**], unless:

(iii)                in the case of clause 10.2(b)(i), it has made prior application in writing to the Principal’s Representative:

A.                 giving full particulars of the part of the Work it wishes to subcontract or have performed by an entity other than itself, the proposed subcontract and the proposed subcontractor; and

B.                  including, in the case of a subcontract for design work, providing a copy of the professional indemnity insurance policy held by the proposed design subcontractor or a certificate of currency for such policy if the proposed design subcontractor is bound by a duty of confidentiality to the issuer of the policy, prohibiting disclosure of its terms, such policy being in compliance with clause 36 and a letter to the Principal from the insurance broker of the proposed design subcontractor confirming that the policy conforms with the requirements of this agreement and containing a statement acknowledging that the Principal is relying on the representation, if it is prohibited from providing a copy of the policy; and

(iv)               in the case of clause 10.2(b)(ii), it has made prior application in writing to the Principal’s Representative giving full particulars of the products to be supplied, the proposed supply contract and the proposed supplier; and

(v)                the Principal’s Representative has not rejected the subcontractor or supplier within 20 Business Days of receipt of the information referred to in clause 10.2(b)(iii) or 10.2(b)(iv), such rejection not to be unreasonable.

(c)                 The Contractor will ensure that, in relation to any subcontractor or any other entity that performs any Work or any entity that supplies products (including Devices) to the Contractor in relation to the Work (“Relevant Entity”):

(i)                  the Relevant Entity is a reputable entity which:

A.                 has sufficient experience, expertise and ability to perform its obligations to the standards required by this agreement, including the Requirements Document and the Solution Documentation, and that it has experience and expertise in successfully designing, developing, integrating, installing, testing, implementing and providing similar Solutions or providing similar services or in providing products relating to similar Solutions;

B.                  has in place arrangements for ensuring the availability of the appropriate skills and resources to perform its obligations to the standards required by this agreement, including the Requirements Document and the Solution Documentation; and

C.                  is of sufficiently high financial and commercial standing to perform its obligations to the standards required by this agreement, including the Requirements Document and the Solution Documentation;

(ii)                 it has carried out such probity and criminal history investigations to report on the character, honesty and integrity of the Relevant Entity and persons associated with the Relevant Entity as are reasonable in the circumstances to ensure that the Relevant Entity is fit and proper for its continued involvement in the Work or in supplying products (including Devices) in relation to the Work;

(iii)                the Principal’s Representative is provided with written details of the Relevant Entity and the terms and conditions of the contract with the Relevant Entity prior to the Contractor entering into that contract; and

(iv)               any subcontract or supply contract between the Contractor and a Relevant Entity must contain provisions corresponding to this clause 10.2 and the Contractor must procure that any subcontract or supply contract with a Relevant Entity to which it is not a party contains provisions corresponding to this clause 10.2.

(d)                 The Contractor must procure for the Principal the right to carry out criminal history investigations in relation to any person associated with a Relevant Entity.

(e)                 Where, as a result of carrying out a criminal history investigation, the Principal is of the view that a Relevant Entity or any person associated with a Relevant Entity should not be involved in the Work or the supply of products (including Devices) in relation to the Work, the Principal may give notice to the Contractor requiring it to ensure that the Relevant Entity or person associated with the Relevant Entity is no longer involved in the Work or the supply of products (including Devices) in relation to the Work and the Contractor must comply with any such notice as soon as possible and, in any event, within 5 Business Days of receiving such notice.

(f)                  The Contractor must not terminate its contract with any Relevant Entity unless another person, in respect of which clauses 10.2(b) and (c) has been complied with, is appointed to perform the obligations which were performed by that Relevant Entity.

(g)                 Despite the provisions of this clause and notwithstanding any subcontract or supply contract or approval to subcontract any part of the Work or enter into any supply contract in relation to the Work, the Contractor remains bound by the Contractor’s obligations under this agreement to perform the Work in accordance with this agreement, including the Requirements Document and the Solution Documentation, and will be liable for all acts, omissions and defaults of its subcontractors or suppliers relating to, or in any way connected with, the Work.

10.3             Key Contracts

(a)                 Where a proposed subcontract or supply contract to be entered into by the Contractor or one of its subcontractors, or an existing subcontract already entered into by the Contractor or one of its subcontractors:

(i)                  is for a total value of $[**] or more for the duration of the Term; or

(ii)                 is, in the Principal’s opinion, of significance in relation to the Work; and

(iii)                in the case of both paragraphs (i) and (ii) is for the supply of services or products solely for the purposes of the Project or the undertaking of all or part of the Work,

the Principal’s Representative may nominate the subcontract or proposed subcontract or supply contract or proposed supply contract as a Key Contract by notifying the Contractor in writing.

(b)                 Where the Principal nominates a proposed subcontract or proposed supply contract as a Key Contract, the Contractor must not, and must procure that its subcontractors and suppliers do not, enter into that Key Contract unless and until the Principal has entered into a Direct Agreement in accordance with clause 10.3(c).  The Contractor will not be in breach of, or required to comply with, this clause if:

(i)                  it notifies the Principal prior to entering into a Key Contract and the Principal notifies the Contractor that a Direct Agreement is not required in respect of that Key Contract; or

(ii)                 clause 10.3(e) applies.

(c)                 The Contractor must enter into, and must procure that its subcontractors or suppliers enter into, a Direct Agreement with the Principal:

(i)                  on terms acceptable to the Principal; and

(ii)                 substantially in the form set out in Schedule 25,

in respect of any Key Contract nominated by the Principal under clause 10.3(a) and must procure that all other parties to the Key Contract enter into that Direct Agreement.  The Contractor’s obligations under this clause 10.3(c) will only apply in respect of each Key Contract to which Wayfarer and Gunnebo are party to the extent required pursuant to clause 10.3(h).

(d)                 The Contractor must comply, and must do all reasonable things necessary to ensure its subcontractors and suppliers comply, with the terms of any Direct Agreement.

(e)                 The Contractor and its subcontractors and suppliers may enter into a subcontract for a term of 3 months or less if the Contractor reasonably considers that the contract is necessary to deal with an Emergency and will not be required to comply with this clause 10.3 in those circumstances.

(f)                  If the Contractor or one of its subcontractors or one of its suppliers has entered into a subcontract in breach of clause 10.3(b), the Contractor must, and must procure that each of its subcontractors and suppliers, use their reasonable endeavours to procure that all other parties to the Key Contract enter into a Direct Agreement in accordance with clause 10.3(c), including incurring any expenses up to [**]% of the amount to be paid under the subcontract.

(g)                 Without limiting the Contractor’s obligations under clause 10.2 and this clause 10.3, the Contractor must, prior to the Phase Date for the NTS Solution Requirements Phase, deliver to the Principal’s Representative original counterparts of the following Project Documents, in a form and substance satisfactory to the Principal’s Representative, duly executed by all parties other than the Principal and satisfaction of all conditions precedent to such documents:

(i)                  the Key Contracts entered into by Wayfarer, Gunnebo, HP, Optus and Chubb pursuant to the letters of intent required to be provided in accordance with clause 2.3(a)(ii);

(ii)                 the Direct Agreements entered into by HP, Optus and Chubb pursuant to the letters of intent required to be provided in accordance with clause 2.3(a)(ii);

(iii)                the direct agreements with the Contractor entered into by Wayfarer and Gunnebo pursuant to the letters of intent required to be provided in accordance with clause 2.3(a)(ii); and

(iv)               Deeds of Assurance required under clause 30.17(c)(ii).

(h)                 The Contractor must, with effect from the date on which Ascom enters into subcontracts with Wayfarer and Gunnebo, enter into a valid enforceable direct agreement with each of Wayfarer and Gunnebo.  The Contractor will ensure that Ascom is a party to each such direct agreement, and that the terms of such direct agreements include a right for the Contractor to require each of Wayfarer and Gunnebo to accept a novation of the relevant subcontract from Ascom to the Contractor at any time during the term of the relevant subcontract.  In the event that the Contractor exercises its rights under any such direct agreement to take a novation of the relevant subcontract from Ascom, the new subcontract thereby created between the Contractor and Wayfarer or Gunnebo (as applicable) will be a Key Contract for the purposes of this agreement, and in respect of each such Key Contract, the obligations of the Contractor under clause 10.3(c) will then apply.

(i)                  The Principal confirms that as at the Commencement Date, it has nominated as Key Contracts:

(i)                  the contracts between the Contractor and each of Ascom, ERG, Headstrong, G&D, HP, Chubb and Optus; and

(ii)                 the subcontracts between Ascom and each of Wayfarer and Gunnebo,

in each case being in connection with the Project or the undertaking of the Work, the Initial Services or the Core Services.

10.4             Local content

The Contractor must comply with the Victorian Industry Participation Plan.

11.                NTS Solution Requirements Phase

11.1             NTS Solution Requirements Phase

(a)                 The Contractor must carry out the NTS Solution Requirements Phase in accordance with this agreement, including the Requirements Document.

(b)                 Without limiting clause 11.1(a), prior to the Phase Date for the NTS Solution Requirements Phase, the Contractor must:

(i)                  identify all of the outcomes, requirements, policies, procedures, practices and business rules of the Principal, the Operators, the Government, the Governmental Agencies and Stakeholders in relation to the Project and the Solution and document them in the NTS Requirements Specification;

(ii)                 develop and document the NTS Requirements Specification in accordance with this agreement including clause 11.2 and the Requirements Document;

(iii)                without limiting clause 11.1(b)(ii):

A.                 determine all business processes and data requirements;

B.                  determine all business rules;

C.                  document the Civil Works;

D.                 prepare a customisation document describing the extent of work the Contractor must undertake to its existing equipment and system in order to meet the Principal’s requirements; and

E.                  provide objective traceability from the NTS Requirements Specification to each parent document item (including the NTS Requirements Document and the Contractor’s Response).

(iv)               deliver possession of all of the NTS Requirements Specification to the Principal;

(v)                ensure that all plans, designs, drawings, specifications, reports or other documents or services or work prepared or performed during the delivery of NTS Solution Requirements Phase:

A.                 are of professional quality;

B.                  are technically adequate and accurate; and

C.                  will be completed and coordinated in a timely manner;

(vi)               document the Principal’s requirements in relation to the Pilot Trial, including:

A.                 the location of the Pilot Trial;

B.                  the period of duration of the Pilot Trial including the date for Completion of the Pilot Trial, which the Contractor must incorporate into the Project Master Schedule;

C.                  the devices, functionality and business rules of the Solution to be used during the Pilot Trial;

D.                 the conditions which must be met for the successful completion of the Pilot Trial; and

E.                  any other aspect of the Pilot Trial agreed between the parties.

11.2             NTS Requirements Specification Warranty

The Contractor warrants that the NTS Requirements Specification will identify and contain all of the requirements of the Government, Governmental Agencies, the Principal, the Operators and Stakeholders in relation to the Project and the Solution:

(a)                 which are identified pursuant to clauses 11.1 and 11.7; and

(b)                 of which the Contractor is aware or which a prudent, competent and experienced contractor should have been aware if it had done those things which the Contractor is required to do under clauses 11.1 and 11.7.

11.3             Development of NTS Requirements Specification

(a)                 The Contractor must prepare and submit to the Principal for its approval drafts of each part of the NTS Requirements Specification, prepared on the basis of:

(i)                  any outlines contained in the Contractor’s Response; and

(ii)                 in accordance with, and at the times specified in, this agreement, including the Requirements Document and the Project Master Schedule.

(b)                 The Principal may, within 10 Business Days of receipt of a draft of any part of the NTS Requirements Specification, advise the Contractor whether or not it considers that draft to be in accordance with this agreement, including the Requirements Document, or reject it and provide its comments (if any) to the Contractor.  If that draft is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of that part of the NTS Requirements Specification and such redraft will be dealt with by the Principal as if it were submitted under clause 11.3(a).

(c)                 The Contractor must prepare and submit to the Principal for its approval a final version of each part of the NTS Requirements Specification prepared on the basis of the draft submitted under clause 11.3(a) and in accordance with, and at the times specified in, this agreement, including the Requirements Document and the Project Master Schedule.

(d)                 The Principal may, within 10 Business Days of receipt of the final version of a part of the NTS Requirements Specification, advise the Contractor whether or not it considers such final version to be in accordance with this agreement, including the Requirements Document, or reject it and provide its comments (if any) to the Contractor.  If the final version of part of the NTS Requirements Specification is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of that part of the NTS Requirements Specification and such draft will be dealt with by the Principal as if it were submitted under clause 11.3(c).

(e)                 The Contractor must finalise the NTS Requirements Specification taking into account the comments of the Principal and in accordance with the requirements set out in this agreement, including the Requirements Document, as a condition precedent to Completion of the NTS Solution Requirements Phase.

(f)                  The Principal’s receipt, review or approval of, or any comment, representation or statement (whether verbal or in writing) in relation to the NTS Requirements Specification or any part thereof will not relieve the Contractor of its responsibility for any errors, omissions or departures from, or failures to comply with, this clause 11 or the other requirements of this agreement and will not affect the rights or obligations of the Principal under this agreement, including its payment obligations under clause 21.

(g)                 If the Contractor reasonably believes the Principal is being unreasonable in any review of, comment on or other action undertaken under clauses 11.3(b) or 11.3(d) in relation to the NTS Requirements Specification it must give written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of the receipt of such notice, the dispute will be referred to the Dispute Resolution Procedures.

11.4             NTS Solution Requirements Phase and Capital Price

(a)                 The Contractor will incorporate the outcomes, requirements, policies, procedures, practices and business rules identified pursuant to clauses 11.1(a), (b) and 11.7 into the Solution or the Initial Services or the Core Services (as the case may be), and in the case of the Category 3 Matters agreed or determined pursuant to clause 11.7 will document those matters in accordance with clause 11.7(c), without additional cost to the Principal and, notwithstanding any other provision of this agreement other than clause 20A, will not be entitled to make any Claim in respect of such incorporation.

(b)                 As a condition precedent to Completion of the NTS Solution Requirements Phase, the Contractor must give the Principal a document which sets out:

(i)                  any proposed reduction in the Capital Price or the Services Charge or both in respect of the items of the Work or other matters set out in Schedule 26 and the basis of calculation of the reduction individually itemised for each item of the Work or other matter set out in Schedule 26; or

(ii)                 if the Contractor does not propose a reduction in the Capital Price and the Services Charge reasons for this individually itemised for each item of the Work or other matter set out in Schedule 26.

(c)                 The parties will, within 20 Business Days of Completion of the NTS Solution Requirements Phase, use reasonable endeavours to agree upon a reduction in the Capital Price and the Services Charge in respect of the items of Work or other matters set out in Schedule 26 and the Capital Price and the Services Charge will be varied in accordance with any such agreement.

11.5             Civil Works

The Contractor:

(a)                 will conduct a tender process to obtain 3 separate quotes from experienced and capable contractors agreed to by the Principal (but failing agreement, as nominated by the Principal) to carry out the Civil Works documented by the Contractor pursuant to clause 11.1(b)(iii)C within 2 months of Completion of the NTS Solution Requirements Phase or any other period reasonably nominated by the Principal;

(b)                 will be responsible for selecting a preferred subcontractor from this tender process but must permit the Principal’s Representative to review all materials that are submitted in the tender process and provide any other information that the Principal reasonably requires;

(c)                 must demonstrate to the reasonable satisfaction of the Principal that the preferred subcontractor is the best choice having regard to:

(i)                  the price quoted in the pre-existing market conditions;

(ii)                 the experience and capability of that subcontractor; and

(iii)                the ability of the Contractor to carry out the Work if it subcontracts the Civil Works to the subcontractor;

(d)                 must carry out the Civil Works by entering into a subcontracting agreement with the preferred subcontractor on terms reasonably agreeable to the Principal and the

Contractor.  Under such an arrangement, the Principal must, within 20 Business Days of a written notice from the Contractor:

(i)                  setting out an amount which it has paid to the preferred subcontractor pursuant to the subcontract, together with a copy of the relevant invoice from the subcontractor and such other information reasonably required by the Principal in relation to such payment; and

(ii)                 setting out full details of the Contractor’s direct costs of administering such a subcontract, including such further information substantiating those details as is reasonably required by the Principal, reimburse the Contractor for the amount set out in the notice in relation to the payment made to the subcontractor and pay to the Contractor the direct costs set out in the notice plus a [**]% margin on those direct costs of administration, except that where the Principal disputes any amount set out in the notice from the Contractor:

(iii)                the Principal must pay any undisputed amounts within 20 Business Days of receipt of the notice from the Contractor; and

(iv)               the Principal may dispute the notice received from the Contractor in accordance with the process set out in clause 27.5 as if references to Monthly Invoices in that clause were references to the written notice received by the Contractor.

11.6             Termination

(a)                 As a condition precedent to Completion of the NTS Solution Requirements Phase, the Contractor must provide to the Principal:

(i)                  a notice setting out that part of the Work the Contractor proposes to carry out in the 40 Business Days beginning on the Completion Date for the NTS Solution Requirements Phase and the cost, representing part of the Capital Price, of such work (the “Clause 11 Termination Amount”); and

(ii)                 the daily amount of Delay Costs which will be incurred each day by the Contractor if it does not perform that part of the Work set out in the notice provided by the Contractor under clause 11.6(a)(i) for the 40 Business Days beginning on the Completion Date for the NTS Solution Requirements Phase (the “Daily Cost”).

(b)                 The Contractor must not, without the written approval of the Principal’s Representative under clause 11.6(c), undertake any further Work prior to the date which is 40 Business Days after the Completion Date for the NTS Solution Requirements Phase.

(c)                 The Principal may give a notice to the Contractor to commence all or any part of the Work set out in the notice provided by the Contractor under clause 11.6(a)(i) in respect of the NTS Release 0 and Prototyping Phase or any other Phase at any time between the Completion Date for the NTS Solution Requirements Phase and the date which is 40 Business Days after the Completion Date for the NTS Solution Requirements Phase.

(d)                 Despite any other provision of this agreement, the Principal may at its absolute discretion, terminate this agreement by giving written notice to the Contractor in the period commencing on the Phase Date for the NTS Solution Requirements Phase

and ending on the date which is 40 Business Days after the Completion Date of the NTS Solution Requirements Phase.

(e)                 If the Principal terminates this agreement pursuant to clause 11.6(d) prior to the Completion Date for the NTS Solution Requirements Phase:

(i)                  the Contractor must, within 5 Business Days of the date of termination, give the Principal the NTS Requirements Specification and any other documents specified in clause 11.1(b) and 11.7, to the extent that they are in existence as at the date of termination;

(ii)                 the Expert must determine the value of all Work actually performed by the Contractor up to the date of termination provided that the value of the Work performed prior to the Completion Date of the NTS Solution Requirements Phase cannot exceed the NTS Solution Requirements Payment;

(iii)                if the Principal has received all documents referred to in clause 11.6(e)(i) in a fit and proper state consistent with quality guidelines and with content as expected of a reasonable contractor, the Principal must pay the Contractor the amount determined by the Expert under clause 11.6(e)(ii) within 5 Business Days of the Expert’s determination; and

(iv)               notwithstanding any other provision of this agreement, the Contractor will be entitled to have the Escrow Material returned to it.

(f)                  If the Principal terminates this agreement pursuant to clause 11.6(d) after the Completion Date of the NTS Solution Requirements Phase the Principal will pay to the Contractor:

(i)                  the NTS Solution Requirements Payment; and

(ii)                 if the Principal gives a notice under clause 11.6(c) and the Contractor has commenced the work set out in the notice provided by the Contractor under clause 11.6(a)(i), the whole or the part of the Clause 11 Termination Amount representing the Work set out in the notice provided by the Contractor under clause 11.6(a)(i) which has been carried out by the Contractor.

(g)                 If the Principal:

(i)                  does not give a notice under clause 11.6(c) or gives a notice under clause 11.6(c) on a day after the Completion Date for the NTS Solution Requirements Phase; and

(ii)                 does not terminate this agreement under clause 11.6(d),

the Contractor will be entitled to claim an extension of time in accordance with clause 18.7 and the Principal will pay the Contractor the Daily Cost for each day for which the Contractor is not authorised to undertake any further Work under clause 11.6(c) in the period between the Completion Date for the NTS Solution Requirements Phase and the day 40 Business Days after that day.

11.7             Additional Matters

(a)                 Without limiting clause 11.1(a), and in addition to the matters set out in clause 11.1(b), prior to the Phase Date for the NTS Solution Requirements Phase, the Contractor must:

(i)                  document in the NTS Requirements Specification the Principal’s requirements with respect to the Category 3 Matters; and

(ii)                 in respect of matters deemed to become Category 3 Matters under clause 2.4(b), use all reasonable endeavours to agree those matters and document them by way of amendments to this agreement, in each case:

(iii)                consistent with the principles or documents set out or referred to in the Category 3 Matters in relation to the subject matter to be agreed;

(iv)               to meet the requirements of this agreement, including the Requirements Document; and

(v)                in accordance with the process (if any) specified or referred to in each Category 3 Matter.

(b)                 In addition to any process referred to in clause 11.7(a) the Contractor must meet with the Principal, make available staff and carry out all other tasks reasonably requested by the Principal as are necessary in order for the parties to agree the Category 3 Matters prior to the Phase Date for the NTS Solution Requirements Phase.

(c)                 Where necessary, Category 3 Matters will also be documented by way of appropriate amendments to this agreement.

(d)                 If any Category 3 Matters are not agreed by:

(i)                  the Phase Date for the NTS Solution Requirements Phase; or

(ii)                 such later date as is agreed by the parties; or

(iii)                in the case of any of the OH&S Plan, the Industrial Relations Plan or the Business Continuity Plan, such earlier date at which the parties have been unable to finalise the relevant plan in accordance with the applicable completion process referred to in Schedule 37 in relation to those plans, then on the Phase Date for the NTS Solution Requirements Phase or such earlier date in the case of the OH&S Plan, the Industrial Relations Plan or the Business Continuity Plan (as the case may be) or such later date as has been agreed, or in the event that a later date cannot be agreed, on the Phase Date for the NTS Solution Requirements Phase, those Category 3 Matters which have not been agreed may be referred by either party to the Expert for determination in accordance with clause 49.5 taking into account:

(iv)               the principles set out in the relevant Category 3 Matters or in the relevant documents referred to in the Category 3 Matters;

(v)                the requirements of this agreement, including the Requirements Document;

(vi)               the Contractor’s warranties under this agreement, including that the Solution must be Fit For Solution Purposes; and

(vii)              Industry Practice as it applies to the relevant Category 3 Matter,

except that any determination of the Expert will be final and binding on each party and clauses 49.5(l) and 49.5(m) will not apply.

12.                Design

12.1             Fundamental design obligation

The Contractor must design the Solution in accordance with:

(a)                 the Project Documents including this agreement and the Requirements Document;

(b)                 the Solution Documentation including the NTS Requirements Specification;

(c)                 the Project Timeline; and

(d)                 Industry Practice.

12.2             Design warranty

The Contractor warrants that:

(a)                 it has checked and carefully considered the NTS Requirements Document and that the NTS Requirements Document is proper, adequate and fit for its purpose;

(b)                 it has checked and carefully considered the Contractor’s Response and considers the Contractor’s Response is proper, adequate and fit for its purpose;

(c)                 the design of the Solution will be completed in accordance with this agreement and that:

(i)                  such design will be fit for its intended purpose;

(ii)                 development, integration, installation and implementation in accordance with such design will accord with the standards required by the NTS Requirements Specification and this agreement, including the Requirements Document; and

(iii)                if the Solution is developed, installed, integrated, implemented, operated and maintained in accordance with such designs the Solution will be Fit For Solution Purposes;

(d)                 the design and development of the Initial Services and the Core Services will be undertaken in accordance with the requirements of the NTS Requirements Specification and this agreement, including the Requirements Document, and will enable the Initial Services and the Core Services to be provided in accordance with this agreement, including the Requirements Document;

(e)                 no representation or warranty has been given or is given by or on behalf of the Principal or anyone for whom the Principal is responsible, including any Governmental Agency, Access Provider, Bus Operator or Stakeholder, as to:

(i)                  the suitability, completeness or efficacy of any information or data supplied or made available by any of them, including information or data forming part of this agreement, including the Requirements Document; or

(ii)                 any other drawings, plans, design specifications, reports or other information or data which relate directly or indirectly to the Solution;

(f)                  it has made its own review and evaluation of the suitability and accuracy of the information or data referred to in this clause without reliance on the Principal.

12.3             Design Documents

The Contractor must prepare the Design Documents in accordance with this agreement, including the Requirements Document.

12.4             Development of Design Documents

(a)                 The Contractor must complete the design of the Solution and the design and development of the Initial Services and the Core Services in accordance with the NTS Requirements Specification and this agreement, including the Requirements Document, by preparing the Solution Documentation including the preparation and finalisation of the Design Documents.

(b)                 The Design Documents must comply with this agreement, including the Requirements Document.

(c)                 The Contractor must include in each Design Document an acknowledgment that the design of the Solution and the design of the Initial Services and the Core Services is solely the responsibility of the Contractor and that the Contractor is responsible for any errors, omissions or departures from, or failures to comply with, the Requirements Document or the other requirements of this agreement.

(d)                 The final and all drafts of the Design Documents will be prepared:

(i)                  in accordance with Industry Practice;

(ii)                 in accordance with this agreement, including the Requirements Document, the Project Timeline and the Project Master Schedule; and

(iii)                in a manner and at a rate which will give the Principal’s Representative a reasonable opportunity to progressively review and comment on them without delaying the progress of the Delivery.

(e)                 The Contractor must prepare and submit to the Principal for its approval an outline of each of the Design Documents as required by, and at the times specified in, this agreement, including the Requirements Document and the Project Master Schedule.  The NTS Requirements Specification will be developed in accordance with clause 11.3 and not clauses 12.4(e) to (q).  For the purposes of clauses 12.4(f), (h) and (j), the reference to the “Required Response Time” will mean:

(i)                  where the relevant Design Document must be referred by the Contractor to Ascom to enable the Contractor to redraft it, 7 Business Days; and

(ii)                 in all other cases, 5 Business Days.

(f)                  The Principal may, within 10 Business Days of receipt of the outline of each of the Design Documents, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document, or reject it and provide its comments (if any) to the Contractor.  If the outline of a

Design Document is rejected, the Contractor must promptly, and in any event within the Required Response Time, submit to the Principal a redraft of the outline of the Design Document and such redraft will be dealt with by the Principal as if it were submitted under clause 12.4(e).

(g)                 The Contractor must prepare and submit to the Principal for its approval a draft of each of the Design Documents, prepared on the basis of the outline submitted under clause 12.4(e) and in accordance with, and at the times specified in, this agreement, including the Requirements Document and the Project Master Schedule.

(h)                 The Principal may, within 10 Business Days of receipt of the draft of each of the Design Documents, advise the Contractor whether or not it considers such draft to be in accordance with this agreement, including the Requirements Document, or reject it and provide its comments (if any) to the Contractor.  If a draft of a Design Document is rejected, the Contractor must promptly, and in any event within the Required Response Time, submit to the Principal a redraft of the Design Document and such redraft will be dealt with by the Principal as if it were submitted under clause 12.4(g).

(i)                  The Contractor must prepare and submit to the Principal for its approval final versions of each of the Design Documents prepared on the basis of the draft submitted under clause 12.4(g) and in accordance with, and at the times specified in, this agreement, including the Requirements Document and the Project Master Schedule.

(j)                  The Principal may, within 10 Business Days of receipt of the final version of each of the Design Documents, advise the Contractor whether or not it considers such final version to be in accordance with this agreement, including the Requirements Document, or reject it and provide its comments (if any) to the Contractor.  If a final version of a Design Document is rejected, the Contractor must promptly, and in any event within the Required Response Time, submit to the Principal a redraft of the final version of the Design Document and such redraft will be dealt with by the Principal as if it were submitted under clause 12.4(i).

(k)                 The Contractor must finalise all Design Documents taking into account the comments of the Principal in accordance with the requirements set out in this agreement, including the Requirements Document, as a condition precedent to Completion of the relevant Phase.

(l)                  At any time during the process set out in clauses 12.4(a) to 12.4(k) the Principal may:

(i)                  require the Contractor to participate in a design meeting, including making a presentation to the Principal; or

(ii)                 require the Contractor to participate in the process set out in clause 12.7.

(m)                The Principal’s receipt, review or approval of, or any comment, representation or statement (whether verbal or in writing) in relation to the Design Documents or any part thereof will not relieve the Contractor of its responsibility for any errors, omissions or departures from, or failures to comply with, the NTS Requirements Specification or the other requirements of this agreement and will not affect the rights or obligations of the Principal under this agreement, including its payment obligations under clause 21.

(n)                 Notwithstanding any other provision of this clause 12.4, the Contractor:

(i)                  must submit the Solution Documentation to the Principal’s Representative in accordance with the documentation program referred to in clause 12.4(d) (and there must be no unsatisfied or unresolved notice from the Principal’s Representative under clause 12.4(o)) before commencing building of any part of the Solution to which it relates; and

(ii)                 will not be entitled to any extension of time under clause 18.7 if the Contractor submits the Solution Documentation in a manner or at a time (including in a quantity) which prevents the Principal’s Representative from reviewing it in the time allowed under this clause 12.4.

(o)                 If, at any time, in the Principal’s opinion, the Contractor is not undertaking the design of the Solution or design and development of the Initial Services and the Core Services in accordance with the Project Master Schedule, the Principal’s Representative may give written notice to the Contractor requiring the Contractor to submit to the Principal’s Representative within 5 Business Days of such notice a plan and program for corrective action to correct the matter the subject of the notice under this clause 12.4(o).  The Principal’s Representative may give notice to the Contractor that the corrective action plan does not satisfactorily address the concerns of the Principal, in which case, the Contractor must amend the corrective action plan.  The Contractor must carry out the corrective action plan in a manner to ensure that it complies with the Project Master Schedule.

(p)                 If the Contractor reasonably believes the Principal is being unreasonable in any review of, comment on or other action undertaken under clauses 12.4(f), 12.4(h), 12.4(j), 12.4(l) or 12.4(o) in relation to a Design Document it must give written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of the receipt of such notice, the dispute will be referred to the Dispute Resolution Procedures.

(q)                 Where there is an outline or draft of a Design Document set out in a schedule to this agreement or in the Contractor’s Response, the Contractor will, subject to clause 12.4(r), further develop such Design Documents in accordance with this clause 12.4 based on such outline or draft of the relevant Design Document.

(r)                  The NTS Requirements Specification will be developed in accordance with clause 11.3 and not clauses 12.4(e) to 12.4(q).  If any other clause or schedule in this agreement outlines a process for the development and review of a specific Design Document, to the extent that there is an inconsistency with the process in this clause 12.4, the specified Design Document will be developed and reviewed in accordance with such other clause or schedule.

12.5             Prototype

The Contractor must develop, install and deliver the Prototype in accordance with this agreement, including the Requirements Document at a premises nominated by the Principal.

12.6             Phase reviews

(a)                 The Contractor must conduct phase reviews at the completion of each Phase including in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(b)                 The Contractor must give the Principal’s Representative 5 Business Days prior notice of any phase review.

(c)                 The Principal has the right to be present when any phase review is being conducted.

12.7             Design and Non-Compliance

(a)                 If, at any time prior to the Solution Completion Date, the Solution Documentation is incomplete, inadequate or does not comply with this agreement, including the Requirements Document, the Principal’s Representative may give a notice to the Contractor which:

(i)                  specifies the parts of the Solution Documentation which are incomplete, inadequate or do not comply with this agreement, including the Requirements Document; and

(ii)                 either:

A.                 provides its comments, if any, in relation to the relevant Solution Documentation;

B.                  requires the Contractor to participate in a design meeting; or

C.                  recommends the Contractor amend the Solution Documentation to correct such incompleteness, inadequacy or non-compliance.

(b)                 If the Principal’s Representative gives a notice under clause 12.7(a)(ii)C and the Contractor does not give a notice in accordance with clause 12.7(d), the Contractor must amend the Solution Documentation and resubmit the relevant Solution Documentation to the Principal’s Representative within 10 Business Days (or such other period agreed by the parties) after receipt of a notice from the Principal’s Representative.  Clause 12.7(a) will apply in respect of the resubmitted Solution Documentation, except that if the resubmitted Solution Documentation does not comply with this agreement, including the Requirements Document, the Principal’s Representative may in addition to its rights under clause 12.7(a), also give a notice to the Contractor that clause 12.7(c) is to apply.

(c)                 Where this clause 12.7(c) applies and the Contractor has not given a notice in accordance with clause 12.7(d), the Principal may make a determination on any or all of:

(i)                  the resulting diminution in the value of the Solution having regard to factors such as (but not limited to) loss of functionality and life cycle costs;

(ii)                 the value of the Work, based on the rates and prices set out in Schedule 7, that the Contractor will no longer be carrying out; and/or

(iii)                the cost to the Principal of taking the necessary action to remedy the non-compliance,

to determine a fair and reasonable recompense to the Principal for the Contractor not remedying such non-compliance.  After this determination is made the greater of the amounts determined by the Principal under clauses 12.7(c)(i), 12.7(c)(ii) or 12.7(c)(iii) will be a debt due and payable by the Contractor to the Principal within 30 days.

(d)                 If the Contractor disagrees with any notice made by the Principal’s Representative under clauses 12.7(a) or 12.7(c) it must, within 5 Business Days of receipt of such a notice, give written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of the receipt of such notice the dispute will be referred to the Expert.

(e)                 The Principal will not be bound to review or comment upon the Solution Documentation or to check the Solution Documentation for errors, omissions or compliance with the requirements of this agreement, including the Requirements Document.  The Principal’s receipt, review or approval of, or any comment, representation or statement (whether verbal or in writing) in relation to the Solution Documentation, will not relieve the Contractor from responsibility for any errors, omissions or departures from, or failures to comply with, the NTS Requirements Specification, or other requirements of this agreement and will not affect the rights or obligations of the Principal under this agreement, including its payment obligations under clause 21.

12.8             NTS Demonstration Suite

(a)                 The Contractor must develop the NTS Demonstration Suite in accordance with this agreement, including the Requirements Document.

(b)                 The Contractor agrees to deliver to the Principal:

(i)                  on 1 August 2005, all Devices and Software forming part of the NTS Demonstration Suite as it then exists, whether or not in final form, including all documentation required to operate the NTS Demonstration Suite and associated business rules;

(ii)                 during the course of 2006, Software and Devices updates to the NTS Demonstration Suite as they become available, in a form satisfactory to the Contractor, to improve the functionality and level of representation of the final form of the Solution, including an update to the documentation required to operate the NTS Demonstration Suite and associated business rules; and

(iii)                by not later than 31 December 2006 (or such other date agreed between the parties), all Devices and Software comprising the final form of the NTS Demonstration Suite, including all documentation required to operate the NTS Demonstration Suite and a complete set of associated business rules.

(c)                 The Contractor must install the NTS Demonstration Suite in accordance with this agreement, including the Requirements Document and the Solution Documentation, at either the Principal’s premises or another premise to be advised by the Principal.  The Contractor must provide the Principal with sufficient resources to assist with the operation and maintenance of the NTS Demonstration Suite, including personnel trained in the installation and operation of the NTS Demonstration Suite and copies of any documentation and other manuals required to relocate, install, operate and maintain the NTS Demonstration Suite.

(d)                 The Contractor must maintain the NTS Demonstration Suite in accordance with this agreement, including the Requirements Document and the Solution Documentation, until it is replaced or such time as the Principal determines that it is no longer required.

12.9             Traceability of Design

The Contractor will provide objective traceability from each requirement in the Requirements Document or the NTS Requirements Specification to relevant parts of the Design Documents, including:

(a)                 ensuring that each relevant Design Document includes cross-references to all applicable requirements in the Requirements Document or the NTS Requirements Specification;

(b)                 preparing, updating and maintaining a log which records where in the Design Documents each requirement in the Requirements Document or the NTS Requirements Specification is dealt with;

(c)                 providing the Principal with a copy of the current version of the log referred to in clause 12.9(b):

(i)                  on each occasion that an outline of a Design Document is submitted to the Principal under clause 12.4(e); and

(ii)                 upon request by the Principal.

12.10           Proof of Design

(a)                 The Contractor must conduct Proof of Design in accordance with this agreement, including the Requirements Document, and the Solution Documentation at the times required by this agreement, including the Requirements Document and the Solution Documentation, and at such other times as are reasonably required by the Principal.

(b)                 The Contractor must document each Proof of Design it conducts in accordance with clause 12.10(a) and provide such documentation to the Principal within 5 Business Days of conducting the Proof of Design.

(c)                 The Principal may, within 10 Business Days of receiving a documented Proof of Design notify the Contractor that in its opinion the Contractor has not satisfactorily demonstrated the functionality of the Solution or part of the Solution the subject of the Proof of Design and specify a time within which the Proof of Design must be conducted again.  The notice must provide the Contractor with particulars and may also specify remedial action the Contractor must take prior to conducting the Proof of Design again.

(d)                 The Contractor must comply with any notification given to it pursuant to clause 12.10(c).

13.                Implementation

13.1             Implementation

The Contractor must implement the Solution in accordance with the NTS Requirements Specification and this agreement, including the Requirements Document and Project Timeline.

13.2             Project Timeline

(a)                 The Contractor must amend the Project Timeline to take into account an extension of time granted in accordance with clause 18.7.

(b)                 If an extension of time is granted under clause 18.7, the Contractor must promptly deliver to the Principal’s Representative an amended Project Timeline for the Principal’s approval and the Principal must accept it if the amendment reflects that extension of time granted by the Principal under clause 18.7.

(c)                 The Principal’s Representative will notify the Contractor within 5 Business Days of receipt of the amended Project Timeline if the Principal does not agree with the amendments and the Contractor must amend the Project Timeline accordingly.

13.3             Project Master Schedule

(a)                 The Contractor must implement the Solution in accordance with the Project Master Schedule, which must comply with the Project Timeline and the Phase Dates, including any updates or modifications to it.

(b)                 The Contractor must:

(i)                  monthly;

(ii)                 as a precondition to the Completion of a Phase; and

(iii)                whenever there is a significant change in the progress of the Work,

submit to the Principal’s Representative updates of the Project Master Schedule which must nonetheless comply with the Project Timeline and the Phase Dates.

(c)                 The Principal’s Representative may review any such updated Project Master Schedule and if the Principal’s Representative reasonably considers that the Project Master Schedule does not comply with the Project Timeline, the Phase Dates or this agreement, the Principal’s Representative may request the Contractor to modify the Project Master Schedule and the Contractor must modify the Project Master Schedule in accordance with the Principal’s Representative’s request.

(d)                 Any review of or comments upon or request to modify a Project Master Schedule under clause 13.3(c) by the Principal will not:

(i)                  relieve the Contractor from or alter its liabilities or obligations under this agreement, including the Requirements Documents, in particular (without limitation) the obligation to achieve Completion of a Phase by the relevant Phase Date;

(ii)                 evidence or constitute an extension of time or a direction by the Principal to accelerate, disrupt, prolong or vary any, or all, of the Work; or

(iii)                affect the time for performance of the Principal’s obligations under this agreement, including the Requirements Document including oblige the Principal to do anything earlier than is necessary to enable the Contractor to achieve Completion of a Phase by the relevant Phase Date.

13.4             Progress Reports

The Contractor must, within 2 Business Days after the end of each calendar month, submit to the Principal’s Representative a monthly progress report in accordance with this agreement, including the Requirements Document, which provides such information that the Principal may from time to time request in order to fully inform the Principal about the progress of Delivery.

14.                Development, Integration and Installation

14.1             Development, Integration and Installation of the Solution

The Contractor must develop, integrate and install the Solution:

(a)                 in accordance with Industry Practice;

(b)                 in accordance with the Solution Documentation (including the NTS Requirements Specification) and the Project Documents including this agreement and the Requirements Document; and

(c)                 so that it is Fit For Solution Purposes.

14.2             Warranties

The Contractor warrants that:

(a)                 it will develop, integrate, install and implement the Solution in accordance with Industry Practice and this agreement, including the Requirements Document and the Solution Documentation; and

(b)                 the Solution will, when developed, integrated, installed and implemented:

(i)                  be Fit For Solution Purposes;

(ii)                 comply with all requirements of the NTS Requirements Specification and this agreement, including the Requirements Document and the Solution Documentation;

(iii)                without limiting clauses 14.2(b)(i) or (ii):

A.                 enable the Contractor at all times during the Initial Services Term to provide the Initial Services so that the Initial Services comply with this agreement, including the Requirements Document and the Solution Documentation; and

B.                  enable the Contractor at all times during the Core Services Term to provide the Core Services so that the Core Services comply with this agreement, including the Requirements Document and the Solution Documentation; and

C.                  enable the provision of the Other Services; and

(iv)               permit the Contractor to comply with its obligations under clause 44.

14.3             Review

(a)                 Without limiting the Principal’s rights under any other clause in this agreement, the Principal may review the development, integration and installation of the Solution to determine whether the obligations of the Contractor as to development, integrating and installing of the Solution are being complied with and in particular whether the Solution is being developed, integrated and installed in accordance with this agreement, including the Requirements Document and the Solution Documentation, including in a time which is in accordance with the Project Timeline and Project Master Schedule.

(b)                 If the Principal believes that the Contractor is not developing, integrating and installing the Solution in accordance with this agreement including the Requirements Document and the Solution Documentation, the Principal’s Representative may give a written notice to the Contractor in which it specifies the areas of non-compliance.

(c)                 Unless the Contractor gives a notice in accordance with clause 14.3(h), the Contractor must develop and submit to the Principal’s Representative within 10 Business Days after receipt of a notice from the Principal’s Representative under clauses 14.3(b) or (d), as the case may be, a plan and program for corrective action to correct the matters the subject of the notice under clauses 14.3(b) or (d).

(d)                 Within 10 Business Days of receipt of the corrective action plan from the Contractor, the Principal’s Representative may give notice to the Contractor that the whole or part of the corrective action plan does not satisfactorily address the concerns of the Principal and subject to clause 14.3(h) direct the Contractor to resubmit a revised corrective action plan under clause 14.3(c) (save that the reference to 10 Business Days in clause 14.3(c) will be read as a reference to 2 Business Days) which addresses the Principal’s concerns.  If the resubmitted corrective action plan does not satisfactorily address the concerns of the Principal, the Principal may either:

(i)                  direct the Contractor to resubmit a further revised corrective action plan under clause 14.3(c) which addresses the Principal’s concerns; or

(ii)                 direct that clause 14.3(g) will apply.

(e)                 The Contractor must proceed to implement and carry out any corrective action plan or part of any corrective action plan which has not been rejected by the Principal under clause 14.3(d).

(f)                  If the Contractor fails to implement and carry out the whole or part of the corrective action plan in a manner or within a time reasonably satisfactory to the Principal, the Principal’s Representative may give written notice to the Contractor that either:

(i)                  the Contractor must comply with the corrective action plan within a specified period of time; or

(ii)                 clause 14.3(g) will apply.

(g)                 Where this clause 14.3(g) applies, the Principal may make a determination on any or all of:

(i)                  the resulting diminution in the value of the Solution having regard to factors such as (but not limited to) loss of functionality and life cycle costs;

(ii)                 the value of the work, based on the rates and prices set out in Schedule 7, that the Contractor will no longer be carrying out; and/or

(iii)                the cost to the Principal of taking the necessary action to remedy the non-compliance,

to determine a fair and reasonable recompense to the Principal for the Contractor not remedying such non-compliance.  After this determination is made the greater of the amounts determined by the Principal under clauses 14.3(g)(i), (ii) or (iii) will be a debt due and payable by the Contractor to the Principal within 30 days.

(h)                 If the Contractor disagrees with any notice issued by the Principal’s Representative under clause 14.3(b), 14.3(d) or 14.3(f) it must within 5 Business Days of receipt of such a notice give a written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of receipt of that notice by the Principal’s Representative the dispute will be referred to the Expert.

15.                Testing and Inspection

15.1             Testing

(a)                 The Contractor must develop test plans and testing procedures and conduct testing, (including the tests identified in accordance with clause 11.7), in accordance with the Solution Documentation (including the NTS Requirements Specification), this agreement (including the Requirements Document) and the Test Plan.

(b)                 The Contractor must give the Principal’s Representative 5 Business Days prior notice of any testing conducted.

(c)                 The Principal has the right to be present when any testing is being conducted.

15.2             Test Plan

(a)                 At any stage prior to the Solution Completion Date the Principal can require modifications, additions or variations to the Test Plan if it is not adequate to meet the objectives or strategies for testing set out in this agreement, including the Requirements Document and the Solution Documentation.  The Contractor must amend the Test Plan in accordance with any such modifications, additions or variations unless it is manifestly unreasonable to do so and any such amended Test Plan must be approved by the Principal.

(b)                 Any dispute in relation to a modification, addition or variation to the Test Plan submitted by the Contractor to the Principal’s Representative for approval or to an approved Test Plan is to be determined in accordance with the Dispute Resolution Procedures.

15.3             Test Documents

(a)                 The Contractor must prepare and submit to the Principal’s Representative a Test Document for each test to be performed in accordance with this agreement, including the Requirements Document and the Solution Documentation and complying with the objectives and strategies for testing set out in this agreement and in particular the Test Plan, the relevant Design Documents and the Requirements Document.  The Test Document must be submitted to the Principal’s Representative by the time provided for in the Project Master Schedule.

(b)                 The Principal’s Representative must within 20 Business Days of submission of each Test Document pursuant to clause 15.3(a), or such longer period as the Principal determines is reasonably appropriate in the circumstances, review that Test Document and, at its discretion, may propose modifications, additions or variations.  The Contractor must accept any such modifications, additions or variations unless they are inconsistent with the objectives or strategies for testing set out in this agreement, including the Requirements Document and the Solution Documentation, or are unreasonable.

(c)                 At any stage prior to the Solution Completion Date, the Principal can require modifications, additions or variations to a Test Document if the Test Document is not adequate to meet the objectives or strategies for testing set out in this agreement, including the Requirements Document and the Test Plan.  The Contractor must amend that Test Document in accordance with any such modifications, additions or variations unless it is unreasonable to do so and any such amended Test Document must be approved by the Principal.

(d)                 Any dispute in relation to a modification, addition or variation to a Test Document for a particular test to be performed submitted by the Contractor to the Principal’s Representative for approval or to an approved Test Document for a particular test to be performed is to be determined by the Expert in accordance with clause 49.5.

15.4             Testing of Services

The Contractor must include in its Test Plan and Test Documents for each test to be performed, the testing interface with the Other Services and the Initial Services and the Core Services in such a way as to ensure the Services comply with the Solution Documentation and this agreement, including the Requirements Document.

15.5             Conduct of tests

The Contractor must conduct testing and inspection in accordance with this agreement, including the Requirements Document and the Test Plan and Test Documents.

15.6             Test Data and results

All Test Data and results must be submitted by the Contractor to the Principal’s Representative within 5 Business Days after the relevant testing is completed.

15.7             Testing by the Principal

(a)                 The Principal may itself conduct testing in accordance with the Test Plan at the times provided for in the Project Master Schedule.

(b)                 At any time prior to the Solution Completion Date, the Principal may itself conduct such additional testing as it determines is necessary to verify that the Solution operates in accordance with this agreement, including the Requirements Document and the Solution Documentation.  The Principal will use reasonable endeavours to conduct such testing in such a manner and at such times so as to not unduly interfere with the performance of the Work.

(c)                 The Contractor, at no charge to the Principal, must render such assistance to the Principal as the Principal requires in order to perform any testing conducted by the Principal in accordance with clause 15.7(a) and the Contractor will not be entitled to any costs or extensions of time in connection with the testing carried out by the Principal in accordance with clause 15.7(a).

(d)                 The Contractor must render such assistance to the Principal as the Principal requires in order to perform any testing conducted by the Principal in accordance with clause 15.7(b) and, subject to clause 15.7(e), such assistance shall be a Variation in respect of which the Principal will issue a Variation Order under clause 20.3, notwithstanding that the value of the Variation may not at that time have been agreed.

(e)                 The Contractor will not be entitled to any costs or extensions of time in connection with testing carried out by the Principal under clause 15.7(b) where:

(i)                  a non-compliance or defect is discovered as a result of the Principal’s testing provided that the exact nature of such non-compliance or defect was not known by the Principal prior to the Principal conducting the relevant testing; or

(ii)                 the relevant testing is otherwise required to be carried out by the Contractor under this agreement.

(f)                  The Principal shall pay to the Contractor Delay Costs to the extent to which testing which is conducted under clause 15.7(b) entitles the Contractor to an extension of time under clause 18.7.  Subject to clause 15.7(d) the Principal shall not be liable for any other costs incurred by the Contractor as a result of such testing.  Delay Costs payable by the Principal to the Contractor under this clause 15.7(f) will be paid at the time that payment is due in respect of the Phase to which the extension of time relates.

15.8             Non-compliance discovered as a result of testing

(a)                 If, as a result of any testing, any part of the Solution does not meet the acceptance test results set out in a Test Document or does not or will not comply with any of the requirements of this agreement, including the Requirements Document and the Solution Documentation, the Principal’s Representative may, within 20 Business Days (or such other period of not less than 5 Business Days set out in the Test Plan) of receipt of the test results, give a notice to the Contractor which specifies the extent of non-compliance, and:

(i)                  requires the Contractor to take all action that is necessary to ensure compliance.  The Principal’s Representative may, at its discretion, specify some or all of the modifications, changes, additions or corrections the Contractor must make or any other action the Contractor must take; or

(ii)                 specifies the extent of non-compliance that the Principal accepts and requires the Contractor to take all action that is necessary to ensure compliance other than to the extent of the non-compliance that is accepted.  The Principal’s Representative may, at its discretion, specify some or all of the modifications, changes, additions or corrections the Contractor must make or any other action the Contractor must take.

(b)                 If the Principal’s Representative gives a notice under clauses 15.8(a)(i) or 15.8(a)(ii) and the Contractor does not give a notice in accordance with clause 15.8(d), the Contractor must commence undertaking the specified action within 10 Business Days after receipt of a notice from the Principal’s Representative.  Once that action is taken all relevant testing must again be conducted in accordance with this agreement, except that if at the conclusion of the testing all relevant non-compliances have not been remedied (including non-compliance that the Principal accepts specified in a notice under clause 15.8(a)(ii)), the Principal’s Representative may in addition to its rights under clause 15.8(a), also give a notice to the Contractor that the Principal accepts the non-compliance.

(c)                 If the Principal’s Representative gives a notice under clauses 15.8(a)(ii) or 15.8(b) and the Contractor does not give a notice in accordance with clause 15.8(d), the Principal may make a determination on any or all of:

(i)                  the resulting diminution in the value of the Solution having regard to factors such as (but not limited to) loss of functionality and life cycle costs;

(ii)                 the value of the work, based on the rates and prices set out in Schedule 7, that the Contractor will no longer be carrying out; and/or

(iii)                the cost to the Principal of taking the necessary action to remedy the non-compliance,

to determine a fair and reasonable recompense to the Principal for the Contractor not remedying such non-compliance.  After this determination is made the greater of the amounts determined by the Principal under clauses 15.8(c)(i), (ii) or (iii) will be a debt due and payable by the Contractor to the Principal within 30 days.

(d)                 If the Contractor disagrees with any notice issued by the Principal’s Representative under clause 15.8(a), it must, within 5 Business Days of receipt of such a notice, give written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of the receipt of that notice by the Principal’s Representative, the dispute will be referred to the Expert for determination in accordance with clause 49.5.

(e)                 The Contractor is responsible for any delays caused as a result of any steps taken under this clause 15.8.

15.9             Inspection

The Principal may at any time inspect any of the Work after giving the Contractor reasonable prior notice, being at least 24 hours.  Any inspection of the Work carried out on the premises of subcontractors will be with the prior agreement of the Contractor.

15.10           Acknowledgement

The Contractor acknowledges that the Principal owes no duty to the Contractor to:

(a)                 carry out any testing under clause 15.7 or otherwise;

(b)                 inspect the Work; or

(c)                 review the Work for errors, omissions or compliance with the requirements of this agreement, including the Requirements Document and the Solution Documentation, if it does conduct inspection or testing.

15.11           Integrated Test Facility

(a)                 The Contractor must develop an Integrated Test Facility in Melbourne in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(b)                 The Contractor must, prior to the Completion Date of the NTS Front Office Design and Hardware FAT Phase, commence the installation of the Integrated Test Facility at a premises nominated by the Principal in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(c)                 The Contractor must use the Integrated Test Facility to carry out testing under this agreement including:

(i)                  all subsystem testing, system integration testing and user acceptance testing; and

(ii)                 to test any Variations and other changes or modifications to the Solution or the Services, prior to their release.

(d)                 The Contractor must:

(i)                  throughout the Term, maintain the Integrated Test Facility, including all Device, Software and documentation required to operate the test facility in accordance with this agreement, including the Requirements Document and the Solution Documentation; and

(ii)                 ensure that at all times throughout the Term there is sufficient available personnel with adequate training and experience in the operation of the Integrated Test Facility and testing generally to conduct the testing required under this agreement, including the Requirements Document and the Solution Documentation.

15.12           Traceability of Testing

The Contractor will provide objective traceability from each requirement in the Requirements Document or the Solution Documentation (as the case may be) to relevant parts of the Test Documents, including:

(a)                 ensuring that each relevant Test Document includes cross-references to all applicable:

(i)                  design elements in the Design Documents; and

(ii)                 requirements in the Requirements Document or the Solution Documentation;

(b)                 preparing, updating and maintaining a log which records where in the Test Document each requirement in the Requirements Document or the Solution Documentation is dealt with;

(c)                 providing the Principal with a copy of the current version of the log referred to in clause 15.12(b):

(i)                  whenever a modification, addition or variation is made to a Test Document under clause 15.3; and

(ii)                 upon request by the Principal.

16.                Hold Points

16.1             NTS User Acceptance Test Phase

The Contractor must not, without the prior written approval of the Principal’s Representative, commence the further installation and implementation of any Device which may affect the public other than the installation or implementation of any Devices which was scheduled to be completed prior to the date for completion of the NTS User Acceptance Test Phase, as set out in the Project Master Schedule, until after the Principal’s Representative issues the Certificate of Completion for the NTS User Acceptance Test Phase.

16.2             Pilot Trial

The Contractor must not, without the prior written approval of the Principal’s Representative, commence any further installation and implementation of any Device which may affect the public other than the installation or implementation of any Devices which was scheduled to be completed prior to the date for completion of the Pilot Trial, as set out in the Project Master

Schedule, until after the Principal’s Representative issues the Certificate of Completion for the Pilot Trial.

17.                Completion

17.1             Completion process

(a)                 The Contractor must give the Principal’s Representative at least 20 Business Days written notice of the date upon which it expects Completion of a Phase to take place.  When the Contractor reasonably considers that such Completion has occurred the Contractor must give a second written notice to the Principal’s Representative.  The second written notice must set out each condition precedent to completion of the relevant Phase, including those set out in Schedule 3, and confirm the completion and/or satisfaction of each such condition precedent.

(b)                 After receipt of the second notice under clause 17.1(a) the Principal’s Representative must either:

(i)                  within 10 Business Days commence inspecting the relevant Phase with the Contractor and within 20 Business Days after completion of such inspection the Principal’s Representative must determine whether Completion has occurred and either issue:

A.                 if Completion has occurred, a Certificate of Completion under clause 17.2; or

B.                  if Completion has not occurred, a notice of work remaining to be performed to achieve Completion; or

(ii)                 within 10 Business Days issue to the Contractor a written notice that the Phase is so far from Completion that it is not practicable to issue a notice under clause 17.1(b)(i) and requiring the Contractor to continue with the execution of the Phase.

(c)                 If the Contractor does not issue a notice under clause 17.1(e):

(i)                  immediately upon receipt of a notice given under clause 17.1(b)(i)B, the Contractor must perform the work specified in that notice; and

(ii)                 the Contractor must give a notice to the Principal’s Representative when it has completed the list of work in the Principal’s Representative’s notice under clause 17.1(b)(i)B.

(d)                 Clauses 17.1(b) and 17.1(c)(i) will apply in respect of the Contractor’s notice under clause 17.1(c)(ii) in the same way as if it were the original second notice under clause 17.1(a).  Without limiting this clause 17.1(d), the Principal’s Representative will, in making its determination on whether Completion has occurred:

(i)                  not be restricted by a list which it previously provided to the Contractor under clause 17.1(b)(i)B; and

(ii)                 be entitled to raise any other items of work as a ground for determining that Completion has not occurred.

(e)                 If the Contractor disagrees with a notice by the Principal’s Representative under clause 17.1(b), it must within 10 Business Days of receipt of such a notice, give written notice to the Principal’s Representative.  If the matter is not resolved within

20 Business Days of receipt of that notice by the Principal’s Representative, the dispute will be referred to the Expert for determination in accordance with clause 49.5.

17.2             Certificates

Subject to clause 17.1, where Completion has occurred, the Principal’s Representative must issue to the Contractor a Certificate of Completion within the time required by clause 17.1 certifying that Completion of the Phase has taken place and the date this occurred.

17.3             Effect of Certificate

Any Certificate of Completion issued under this clause 17 is not an approval by the Principal of the Contractor’s performance of its obligations under this agreement or that all or any part of the Solution or the Works is in accordance with this agreement.

17.4             Pilot Trial

Clause 17.1 to 17.3 will apply in relation to the Pilot Trial as if it were a Phase, with the conditions precedent referred to in clause 17.1 being the conditions which must be met for completion, referred to in clause 11.1(b)(vi)D and documented in accordance with that clause 11.1(b)(vi).

18.                Time

18.1             Completion

The Contractor must:

(a)                 promptly start to perform the Work from the Commencement Date;

(b)                 furnish sufficient resources to ensure the Delivery takes place in accordance with the Project Timeline and the Project Master Schedule;

(c)                 expeditiously and diligently program the Work to achieve Completion of each Phase on or before its respective Phase Date;

(d)                 implement the Solution and commence provision of the Initial Services and Core Services in accordance with the Project Timeline and the Project Master Schedule; and

(e)                 achieve Completion of each Phase on or before its respective Phase Date.

18.2             Delay

If the Contractor falls behind or becomes aware of any matter which will, or is likely to, cause it to fall behind, in:

(a)                 the Delivery specified in the Project Timeline and the Project Master Schedule;

(b)                 achieving Completion of any Phase on or before its respective Phase Date,

the Contractor must:

(i)                  except to the extent notified to the Principal under clause 9.8, immediately give the Principal’s Representative written notice setting out:

A.                 detailed particulars of the delay;

B.                  the corrective action which the Contractor proposes to take to overcome the effects of the delay; and

(ii)                 take such steps as may be necessary to improve its progress so that performance of the Work accords with the approved Project Timeline and Project Master Schedule,

and the Principal may require rescheduling of the Project Timeline and Project Master Schedule as it sees fit without waiving any rights that the Principal has against the Contractor because the Contractor has fallen behind in the performance of the Work as indicated in the Project Timeline and Project Master Schedule.

18.3             Risks of delays

Except as otherwise provided in this agreement, the Contractor will bear the risk of all delays to Delivery and all costs, losses, liabilities, expenses, payments, outgoings and damages arising from such delay.

18.4             Failure to Meet Phase Dates

If Completion of a Phase does not occur by the relevant Phase Date, the Contractor will provide the Principal’s Representative with written details of its proposed program of work to complete the Phase and thereafter diligently carry out such program to ensure that the Phase is completed as soon as possible.

18.5             Liquidated Damages

(a)                 The Contractor acknowledges and agrees that time is of the essence to its obligation to perform the Work and that it may be liable for liquidated damages for delay in accordance with this clause 18.5.

(b)                 Subject to clauses 18.5(d) and 18.5(f), if the Completion of the NTS Operational Proving Phase does not occur prior to the Phase Date for the NTS Operational Proving Phase, the Contractor must pay to the Principal by way of liquidated damages $50,000 per day (or part thereof) in the period:

(i)                  commencing on the Phase Date for the NTS Operational Proving Phase; and

(ii)                 ending on the earlier of:

A.                 the Solution Completion Date; or

B.                  the date of termination of this agreement.

(c)                 For the purposes of this agreement, the parties:

(i)                  agree that the liquidated damages provided for in this clause 18.5 constitute a reasonable and good faith pre-estimate of the anticipated or actual losses, liabilities, costs, expenses, payments, outgoings or damage which will be incurred by the Principal as a result of the Completion of the NTS Operational Proving Phase not occurring on or before the relevant Phase Date for the NTS Operational Proving Phase;

(ii)                 desire to avoid the difficulties of proof of damages in connection with such failure and agree that the liquidated damages payable by the

Contractor in accordance with this clause 18.5 are reasonable and are not intended as a penalty; and

(iii)                agree that the amount of liquidated damages payable by the Contractor under this clause 18.5 will be a debt immediately due and payable by the Contractor to the Principal.

(d)                 The Contractor’s liability to pay liquidated damages to the Principal under clause 18.5(b) is limited to, and in no event shall exceed, an amount equal to the Liquidated Damages Limitation.

(e)                 Until this agreement is terminated by the Principal in accordance with clause 42.2, the liability of the Contractor to pay the Principal liquidated damages under clause 18.5(b) will be the sole and exclusive remedy of the Principal to damages or to any other claim for the payment of money in relation to or arising out of or in connection with delay by the Contractor in achieving:

(i)                  Completion of the NTS Operational Proving Phase by the Phase Date for the NTS Operational Proving Phase; and

(ii)                 Completion of any other Phase by the relevant Phase Date,

but this does not limit any other right or action the Principal may have whether under this agreement or at Law, arising out of or in connection with that delay.

(f)                  The Contractor will not be liable for liquidated damages in relation to a Phase under this clause 18.5 to the extent that for any day on or after the Phase Date for such Phase the Contractor is delayed by being unable to obtain access to Access Providers’ Property in any period between the time the Contractor first requires Alternative Access (as that term is defined in the relevant Access Coordination Agreement) and being provided with such Alternative Access.

18.6             Prepayment of Liquidated Damages

(a)                 The parties acknowledge that in the event the Contractor fails to achieve Completion of any Phase prior to the NTS Operational Proving Phase by the relevant Phase Date for that Phase, it is reasonable to assume that Completion of the NTS Operational Proving Phase will be delayed by the number of days between the relevant Phase Date and the Completion Date for that Phase.

(b)                 If the Completion of a Phase (other than the NTS Operational Proving Phase) does not occur prior to the Phase Date for that Phase, the Contractor must pay to the Principal on account of the liquidated damages which the Principal reasonably expects will become payable under clause 18.5, an amount calculated in accordance with the following formula:

Amount Payable = (DL × $50,000) – PLD

Where:

DL                is the number of days from the relevant Phase Date to the Completion Date for that Phase.

PLD              is the amount (if any) already held on account by the Principal as a result of payments previously made by the Contractor under this clause in relation to a failure to Complete a previous Phase by its Phase Date.

Where the result of the application of the formula is a negative number, then such amount shall be refunded by the Principal to the Contractor.

(c)                 Any payments required to be made under clause 18.6(b) (including any refunds by the Principal to the Contractor) must be made on the Completion Date for the relevant Phase.

(d)                 All payments made by the Contractor to the Principal under clause 18.6(b) and all deductions from the Security Bonds for amounts payable under clause 18.6(b) will be:

(i)                  deposited by the Principal into the Delay Security Account and held by the Principal on account pending Completion of the NTS Operational Proving Phase; and

(ii)                 either:

A.                 paid to the Principal and deducted from the amount for which the Contractor is liable to the Principal under clause 18.5; or

B.                  refunded to the Contractor to the extent to which the amount held on account exceeds the amount for which the Contractor is liable to the Principal under clause 18.5.

(e)                 Any interest earned on money deposited into the Delay Security Account until the earlier of:

(i)                  the day on which the amount the Contractor is liable to the Principal under clause 18.5 equals the amount in the Delay Security Account; or

(ii)                 the Completion Date for the NTS Operational Proving Phase,

will be paid to the Contractor by the Principal as part of the payment due for the Completion of the NTS Operational Proving Phase.

18.7             Extension of time

(a)                 The Contractor may claim an extension of time to a Phase Date if Completion of the Phase is or is likely to be delayed by:

(i)                  an Act of Prevention, including Access Delays;

(ii)                 a Force Majeure event;

(iii)                a Change in Law;

(iv)               any testing conducted by or on behalf of the Principal pursuant to clause 15.7(b) which:

A.                 does not reveal a non-compliance or defect, the exact nature of which was not known by the Principal prior to the Principal conducting the relevant testing; and

B.                  is not testing which is otherwise to be carried out by the Contractor under this agreement;

(v)                an Emergency which occurs prior to the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase and is not caused by the Contractor, where the Principal has:

A.                 exercised its rights under clause 41.1(a); or

B.                  exercised its rights under clause 41.2(a); or

(vi)               each day for which the Contractor is not authorised to undertake any further work in the period between the Completion Date for the NTS Solution Requirements Phase and the day 40 Business Days after that day.

(b)                 In order to claim an extension of time to a Phase Date:

(i)                  the Contractor must submit a written notice to the Principal’s Representative:

A.                 in the case of Access Delay, as soon as practicable after the Contractor reasonably considers that the occurrence of one or more Access Events is likely to cause the Access Delay having regard to the Project Master Schedule; or

B.                  in any case, within 10 Business Days of the commencement of the delay; and

which gives detailed particulars of the delay (to the extent then known to the Contractor having made all reasonable enquiries or which the Contractor, having made all reasonable enquiries, should reasonably have known by that time) and the effect this will have on the Project Timeline and Project Master Schedule and (if possible) states the number of days extension of time claimed;

(ii)                 the Contractor must have complied with all of its obligations under this agreement or the relevant Project Document which concern the cause of the delay;

(iii)                the Contractor must have taken all reasonable steps both to prevent the cause of the delay and to avoid or minimise the consequences of the delay;

(iv)               the Contractor must have complied with all reasonable instructions of the Principal’s Representative with respect to the delay including the steps available to overcome or minimise the effect of the Act of Prevention, Force Majeure event or Change in Law;

(v)                Completion of the Phase must have actually been delayed by one of the matters described in clause 18.7(a) in a manner which:

A.                 will prevent the Contractor from achieving Completion of a Phase by the Phase Date; or

B.                  if the delay occurs after the relevant Phase Date, will delay the Contractor in achieving Completion,

and where the cause of the delay is the occurrence of Access Delay, the delay must be in relation to a critical path and the Contractor must have provided a draft of the relevant Access Plan or Bus Access Plan to overcome the effect of the delay.

(vi)               where the cause of the delay is a Variation ordered by the Principal the Contractor has complied with any Acceleration Direction issued; and

(vii)              where the delay is caused by a Force Majeure event, the event, when aggregated with all other delays caused by Force Majeure events, has caused or will cause a delay of a minimum of 14 days and any extension will be calculated from the expiry of those 14 days.

(c)                 Where the conditions in clause 18.7(b) have been satisfied, the relevant Phase Date will be extended by a period reasonably determined by the Principal’s Representative and notified to the Contractor within 10 Business Days of the later of the Contractor’s notice under clause 18.7(b) and the end of the effects of the delay but that period will be reduced to the extent that the Contractor caused or contributed to the delay.

(d)                 Whether or not the Contractor has made, or is entitled to make, a claim for an extension of time under this clause 18.7, the Principal’s Representative may, in the Principal’s Representative’s absolute discretion at any time and from time to time by written notice to the Contractor, unilaterally extend a Phase Date.

(e)                 Any delay or failure by the Principal to grant an extension of time claimed will not cause a Phase Date to be set at large.

(f)                  If the Contractor does not agree with the extension of time granted (if any) by the Principal under this clause 18.7, the Contractor may refer the dispute to the Expert for determination in accordance with clause 49.5.

19.                Defects Liability Period

If at any time during a Defects Liability Period there are any Defects in a Phase, or the Solution, then:

(a)                 the Principal’s Representative may issue an instruction to the Contractor during the Defects Liability Period which must state in what respect there are Defects in the Phase, or the Solution and may state a reasonable time within which the Contractor must complete the making good of those Defects;

(b)                 the Contractor must promptly make good such Defects by appropriate rectification work and must complete such work within any time stipulated in such instruction;

(c)                 such making good by the Contractor will be at no cost to the Principal whether or not such Defects are due to materials and/or workmanship not being in accordance with this agreement;

(d)                 if any Defect is not made good within a reasonable time the Principal may have the Defect made good by others at the expense of the Contractor; and

(e)                 the Principal may by notice in writing to the Contractor fix a second defects liability period in respect of the work constituting the making good of a Defect required under the provisions of this clause, which will be effective for a period commencing on the completion of such making good and not exceeding 24 months and thereupon the Defects Liability Period in respect of that work constituting the making good of the Defect will be extended so that it will expire at the end of such second defects liability period.

20.                Variations

20.1             Variations proposed by the Principal

(a)                 The Principal’s Representative may, by issuing a Variation Notice, request the Contractor to provide it with:

(i)                  a quote for the costs or savings calculated in accordance with clause 20.4(a) of;

(ii)                 applicable details of costs of any Work or Device replaced or no longer required as a consequence of;

(iii)                a quote for the increase or decrease in the Services Charge (including any impact on the Performance Requirements which will affect the level of the Services Charge) arising from;

(iv)               the likely amount of delay or advance to achieving Completion of a Phase caused by;

(v)                the time frame within which work will be carried out in relation to;

(vi)               proposed design information and any other information the Principal’s Representative requires in relation to; and

(vii)              details of the work and activities it proposes to carry out for;

a proposed Variation.

(b)                 Within 5 Business Days of receipt of a Variation Notice, the Contractor must provide the Principal’s Representative with an estimate of the likely value of the Variation (taking into account clause 20.4(a)) and the likely reasonable direct incremental costs of providing a Variation Response under clause 20.2(a) (the “Rough Order of Magnitude Estimate”).

(c)                 Within 5 Business Days of receipt of the Rough Order of Magnitude Estimate, the Principal’s Representative must:

(i)                  confirm the Variation Notice;

(ii)                 withdraw the Variation Notice;

(iii)                notify the Contractor that it does or does not agree with the Rough Order of Magnitude Estimate; or

(iv)               withdraw the Variation Notice and notify the Contractor that:

A.                 it requires the Contractor to conduct a tender process under clause 20.9(a) to obtain quotes with respect to the proposed Variation the subject of the Variation Notice; or

B.                  the Principal proposes to conduct a tender process itself under clause 20.9(c) to obtain quotes with respect to the proposed Variation the subject of the Variation Notice.

If the Principal’s Representative does not withdraw or confirm the Variation Notice within the time required by this clause 20.1(c), it will be deemed to have withdrawn the Variation Notice unless otherwise agreed between the parties.

(d)                 The Principal will be responsible for the Contractor’s reasonable direct incremental costs of responding to a Variation Notice under clauses 20.1(a), as notified under clause 20.1(b) and providing a Variation Response under clause 20.2(a) where these costs exceed $50,000 or where a number of Variation Notices deal with the same subject matter in substance, the aggregate of these costs exceeds $50,000.

20.2             Variation Response

(a)                 Within 10 Business Days (or such longer period as is agreed) of confirmation of a Variation Notice under clause 20.1(c)(i) or completion of a tender process under clause 20.9 the Contractor must provide the Principal’s Representative with a Variation Response containing:

(i)                  a quote of costs or savings calculated in accordance with:

A.                 clause 20.4(a); or

B.                  where a tender process has been conducted in accordance with clause 20.9, the quote obtained,

substantiated by detailed particulars (including design information), and any other information requested by the Variation Notice;

(ii)                 the time frame within which the proposed Variation will be carried out including the procurement lead times for each item of equipment to be supplied as part of that proposed Variation, which will not exceed any applicable maximum procurement lead times set out in Part 7 of Schedule 7;

(iii)                where the Contractor considers that the Variation may result in a delay to achieving Completion of a Phase by its Phase Date for which the Contractor would be entitled to an extension of time under clause 18.7, details (including substantiation) of:

A.                 the period by which the Variation will delay it in achieving Completion of the relevant Phase beyond the Phase Date;

B.                  its estimate of the Acceleration Costs on the basis that it is required to overcome all of the delay; and

C.                  its estimate of the Delay Costs arising out of or in connection with the Variation to the relevant Phase;

(iv)               applicable details of costs or savings of any work or Device replaced or no longer required as a consequence of the Variation;

(v)                details of the effect (if any) which the proposed Variation will have on:

A.                 farebox revenue;

B.                  the Operators and Stakeholders;

C.                  the Operators’ customers;

D.                 the functional integrity of the Solution including what impact the Variation will have on the Principal’s ability to exploit the Solution for commercial purposes as envisaged by clause 31;

E.                  the residual value of the Solution;

F.                  the warranties given by the Contractor under this agreement; and

G.                  any other matters which the Contractor considers of importance in the context of the Project;

(vi)               a written statement stating that the proposed Variation:

A.                 will not adversely affect the Contractor’s ability to meet its obligations under this agreement or the Performance Requirements;

B.                  will not adversely affect the functional integrity of any of the elements of the Solution; and

C.                  will not adversely affect the quality standards required under this agreement,

other than as specified by the Contractor in accordance with clause 20.2(a)(v);

(vii)              except where a tender process has been conducted in accordance with clause 20.9, a written statement that the quote for the cost of the proposed Variation is no less competitive than a quote the Contractor would give to another person for an equivalent variation to be performed by the Contractor under contract in similar circumstances in the international market; and

(viii)             any other information and supporting documentation which the Principal reasonably requires.

(b)                 Upon receipt of the Variation Response under clause 20.2(a) the Principal may:

(i)                  request the Contractor to:

A.                 consider ways of overcoming or minimising the effect of the proposed Variation on all or any of the matters set out in clause 20.2(a)(v); and

B.                  provide the Principal with a revised quote for the cost of the proposed Variation which takes into account the cost of taking action to overcome or minimise the effect of the proposed Variation on all or any of the matters set out in clause 20.2(a)(v); or

(ii)                 if a tender process has not already been conducted, request the Contractor to conduct a tender process under clause 20.9(a) to obtain quotes with respect to the proposed Variation and to submit a revised quote; or

(iii)                conduct a tender process itself under clause 20.9(c) to obtain quotes with respect to the proposed Variation.

20.3             Variation Order

(a)                 The Principal may require the Contractor to carry out a Variation by issuing a Variation Order.  The Variation Order must specify the conditions which must be complied with in order for there to be completion of the Variation.

(b)                 The Principal may, together with the Variation Order, give the Contractor an Acceleration Direction requiring the Contractor to accelerate Delivery by taking those reasonable measures which are necessary to overcome or minimise the extent and effects of some or all of the delay including, if required, in order to achieve Completion of a Phase by the relevant Phase Date.

(c)                 The Contractor must carry out a Variation directed in accordance with clause 20.3(a) whether or not the value of the Variation (including the Delay Costs or Acceleration Costs (if any)) or an extension of time (if any) has been agreed or determined in accordance with clause 20.4(a) or clause 18.7 respectively.

(d)                 The Contractor must not begin work and will not have any entitlement to make any Claim against the Principal in respect of a Variation until the Principal’s Representative issues the Contractor with a Variation Order in accordance with clause 20.3(a).

20.4             Valuation of Variation

(a)                 A Variation will be valued on the basis of the sum of:

(i)                  if the value of the Variation is agreed in writing, then on that basis;

(ii)                 if the Principal’s Representative determines at its discretion that:

A.                 Schedule 7 is to apply, the cost of the work, Services, Device and other equipment to be added, omitted or deleted as a result of the Variation as determined by the Principal’s Representative on the basis of the schedule of prices and the rates which appear in Schedule 7; or

B.                  Schedule 7 is not to apply, the Direct Costs or Direct Savings of the Variation.  If the Contractor and the Principal are unable to agree on this amount, it will be as determined under the Dispute Resolution Procedures where a notice under clause 20.4(c) is given; or

(iii)                either:

A.                 where the Principal’s Representative gives the Contractor an Acceleration Direction under clause 20.3(b) the Acceleration Costs incurred by the Contractor in complying with the Acceleration Direction, as determined by the Principal or as determined under the Dispute Resolution Procedures where a notice under clause 20.4(c) is given; or

B.                  where the Principal’s Representative does not give the Contractor an Acceleration Direction under clause 20.3(b) and the Contractor is actually delayed by the Variation in achieving Completion of a Phase and is entitled to an extension of time under clause 18.7, the Delay Costs.

(b)                 Any claim for an extension of time by the Contractor as a result of the Variation will be determined in accordance with clause 18.7.

(c)                 Where Schedule 7 is not used for valuing a Variation and the Principal’s Representative and the Contractor are unable to agree upon the Direct Costs or Direct Savings and Delay Costs relating to the Variation within 5 Business Days of receipt of a Variation Response under clause 20.2(a) either party may give written notice to the other requiring the dispute to be referred to the Dispute Resolution Procedures.

(d)                 Where the Principal’s Representative makes a determination under clause 20.4(a) as to whether Schedule 7 should or should not apply, the determination will be conclusive and binding on the Contractor in the absence of a manifest error by the Principal.

(e)                 If the application of Schedule 7 is the subject of a dispute, the actual rates and prices set out in Schedule 7 can not be altered by the Expert.

20.5             Payment for Variations

(a)                 The Principal must pay the Contractor the value as determined under clause 20.4(a), or clause 20.9 (where a tender process has been conducted), of a Variation directed in accordance with clause 20.3(a):

(i)                  if the payment terms are agreed in writing, then on that basis; or

(ii)                 if payment terms are not agreed then:

A.                 prior to the Solution Completion Date, at the time that payment is due in respect of the Payment Milestone to which the Variation relates;

B.                  after the Solution Completion Date, at the time of payment of the next Monthly Invoice;

C.                  in the case of a Variation to the Initial Services and the Core Services, by an increase or decrease in the Services Charge paid each month after commencement of the Variation,

after completion of the Variation in accordance with the Variation Order to the reasonable satisfaction of the Principal.

(b)                 If the effect of a Variation is to reduce the costs of the Project, the Direct Savings will be deducted from the amount payable in respect of the Variation and if no amount is payable in respect of the Variation or the Direct Savings exceed the amount payable in respect of the Variation, then such amount will be a debt due and payable by the Contractor to the Principal on the date of, and will be deducted from:

(i)                  in respect of a Variation directed prior to the Solution Completion Date, the next Payment Milestone to which the Variation relates; and

(ii)                 in respect of a Variation directed after the Solution Completion Date, the next Monthly Invoice or Monthly Invoices to which the Variation relates.

(c)                 If the value of the Variation or any of the Direct Costs, Delay Costs or Acceleration Costs (if any) in relation to a Variation have not been determined in accordance with clause 20.4(a) or 20.9 at the time payment is due, the Principal will upon that date pay such amount as it considers represents the value of the Variation, the Direct Costs, Delay Costs or Acceleration Costs (if any) payable by virtue of 20.4(a) in relation to the Variation, pending determination of the value of the Variation or the Direct Costs, Delay Costs or Acceleration Costs in accordance with this agreement.

(d)                 To the extent that the amount paid by the Principal under clause 20.5(c) exceeds the amount to which the Contractor is entitled to as determined under clause 20.4(a) or 20.9 the Contractor must repay the excess to the Principal as a debt due and payable by the Contractor to the Principal within 30 days after the date of the determination.

20.6             Notice of Variation Claim

(a)                 As a condition precedent to the Contractor making a Claim against the Principal arising out of or in connection with any notice, direction or instruction which the Principal’s Representative gives or purports to give under this agreement, whether written or oral, other than a Variation Order (for the purpose of this clause only referred to as a “direction”), the Contractor must prior to complying with the direction, and in any case within 20 Business Days of receipt by the Contractor of the direction, give written notice to the Principal’s Representative setting out:

(i)                  details of the direction;

(ii)                 that compliance with the direction is considered to involve a Variation; and

(iii)                an estimate of the likely time and costs of carrying out the direction.

(b)                 Within 10 Business Days of receiving a notice from the Contractor under clause 20.6(a), the Principal must either:

(i)                  issue a Variation Order;

(ii)                 issue a Variation Notice;

(iii)                instruct the Contractor to comply with the direction on the basis that the direction does not constitute a Variation; or

(iv)               withdraw or revoke the direction.

(c)                 If the Principal does not give an instruction under clause 20.6(b)(i), 20.6(b)(ii) or 20.6(b)(iii) within the time required under clause 20.6(b), the direction the subject of the Contractor’s notice under clause 20.6(a) will be deemed to have been revoked and the Contractor must notify the Principal’s Representative within 5 Business Days of a deemed revocation of a direction pursuant to this clause.

(d)                 If the Contractor has given notice under clause 20.6(a) and the Principal has given an instruction under clause 20.6(b)(iii), the Contractor may refer the matter to the Dispute Resolution Procedures.  If instructed to commence by the Principal, the Contractor must carry out any direction given by the Principal under clause 20.6(b)(iii) whether or not the Contractor has referred the matter to the Dispute Resolution Procedures.

(e)                 If the Contractor fails to comply with clauses 20.6(a) or 20.6(d) in relation to a direction the Principal will not be liable upon any Claim by the Contractor arising out of or in connection with the direction.

20.7             Exclusion of Liability

Except where and as expressly provided for under this clause 20, the Principal will not (insofar as it is possible to exclude such liability) be liable to the Contractor or any subcontractor, whether for costs, losses, expenses, damages, liabilities, payments, outgoings, extensions of time or otherwise upon any claim arising out of or in connection with any Variation, Variation Notice, Variation Order, Acceleration Direction or any delay arising out of or in connection with any Variation.

20.8             Variations proposed by the Contractor

(a)                 The Contractor may propose a Variation by giving written notice to the Principal’s Representative with details of the proposed Variation.

(b)                 On receiving a notice under clause 20.8(a), the Principal’s Representative may give written notice to the Contractor requiring it to give the Principal’s Representative:

(i)                  details of:

A.                 the proposed Variation (including any relevant design information) and any information it would be required to provide to the Principal, if it were required to prepare a Variation Response under clause 20.2(a);

B.                  the reason for the proposed Variation;

C.                  the effect of the proposed Variation on the Delivery and the Project Timeline and Project Master Schedule;

D.                 the effect of the proposed Variation on achieving Completion of a Phase by the relevant Phase Date;

E.                  the effect (if any) of the proposed Variation on the provision of the Services;

F.                  the cost effect of the proposed Variation including any Direct Savings arising from the Variation, calculated in accordance with clause 20.4(a);

(ii)                 a written statement stating that the proposed Variation:

A.                 will not adversely affect the Contractor’s ability to meet its obligations under this agreement or the Performance Requirements;

B.                  will not adversely affect the functional integrity of any of the elements of the Solution; and

C.                  will not adversely affect the quality standards required under this agreement; and

(iii)                any other information and supporting documentation the Principal’s Representative reasonably requires.

(c)                 The Principal’s Representative:

(i)                  may give a written direction to the Contractor:

A.                 approving any Variation the Contractor proposes by issuing a Variation Order; or

B.                  rejecting any Variation the Contractor proposes.

(ii)                 will be under no obligation to approve any such Variation for the convenience of, or to assist, the Contractor; and

(iii)                may notify the Contractor that:

A.                 it requires the Contractor to conduct a tender process under clause 20.9(a) to obtain quotes with respect to the proposed Variation; or

B.                  it proposes to conduct a tender process itself under clause 20.9(c) to obtain quotes with respect to the proposed Variation.

(d)                 If:

(i)                  the Principal’s Representative gives a direction approving the Variation under clause 20.8(c)(i);

(ii)                 following a tender process conducted in accordance with clause 20.9 the Principal approves the Variation,

the Contractor must perform its obligations under this agreement in accordance with the approved Variation.

(e)                 With respect to any Variation approved by the Principal under clause 20.8(c)(i) or following a tender process conducted under clause 20.9, [**]% of the Direct Savings notified by the Contractor under clause 20.8(b)(i)F will be a debt immediately due and payable from the Contractor to the Principal within 30 days of:

(i)                  the date of the Principal’s Representative’s direction under clause 20.8(c)(i) (or from such other date as may be agreed between the parties prior to the Principal’s Representative’s direction under clause 20.8(c)(i)); or,

(ii)                 where following a tender process conducted under clause 20.9, the date of approval of the Variation.

(f)                  The Contractor will:

(i)                  bear all costs:

A.                 associated with proposing a Variation under clause 20.8(a);

B.                  associated with providing details under clause 20.8(b); and

C.                  associated with carrying out the proposed Variation where it is approved by the Principal’s Representative unless otherwise specified in the Variation notice given by the Contractor and approved by the Principal; and

(ii)                 unless otherwise agreed, not be entitled to make any Claim against the Principal arising out of or in connection with the Variation.

20.9             Variations performed by a subcontractor

(a)                 The Principal may require the Contractor to conduct a tender process to obtain up to 3 separate quotes from experienced and capable contractors agreed by the Principal and the Contractor (but failing agreement, as nominated by the Principal) to carry out work required for a proposed Variation the subject of a Variation Notice under clause 20.1(a) or a Variation Response under clause 20.2(a) or proposed by the Contractor under clause 20.8(a).

(b)                 If the Principal requires the Contractor to conduct a tender process under clause 20.9(a):

(i)                  the Contractor must complete the tender process within 2 months or any period otherwise reasonably nominated by the Principal;

(ii)                 the Contractor will be responsible for selecting a subcontractor from this process, but must permit the Principal’s Representative to review all materials that are submitted in the tender process and provide any other information that the Principal reasonably requires; and

(iii)                the Contractor must demonstrate to the reasonable satisfaction of the Principal that the subcontractor it intends to select is the best choice having regard to:

A.                 the price quoted in the prevailing market conditions;

B.                  the experience and capability of that subcontractor; and

C.                  the ability of the Contractor to carry out the Variation in the manner required by this agreement if it subcontracts the Variation to that subcontractor.

(c)                 The Principal reserves the right to conduct a tender process at any time to obtain quotes with respect to any Variation proposed by either party.  If the Principal, through a tender process, selects a party other than the Contractor to perform a Variation, the Contractor agrees to enter into a subcontracting agreement with that party on reasonable terms agreeable to the Principal and the Contractor.  Under this arrangement, the Principal must pay the Contractor the direct costs of administering such a contract plus a margin of [**]% on those direct costs of administration.

20.10           Updated documentation

The Contractor must provide to the Principal’s Representative promptly following implementation of a Variation copies of all documentation used to implement the Variation.  The Contractor must amend, and deliver to the Principal’s Representative, the Solution Documentation and Services Documentation to reflect any changes resulting from a Variation.

20A              Options

20A.1          Nature and expiry of Options

(a)                 The Principal may require the Contractor to carry out an Option by issuing a written order at any time up to the Expiry Date for that Option and the Contractor shall not be entitled to any extension of time as a result of carrying out an Option under this clause 20A.1.

(b)                 If the Principal requires an Option to be carried out after its Expiry Date the Contractor shall carry out the work as a Variation in accordance with clause 20 and clauses 20A.2, 20A.3 and 20A.4 shall not apply.

20A.2          Valuation of Option

(a)                 The cost of an Option carried out pursuant to a notice issued by the Principal under clause 20A.1(a) shall be the corresponding Option Price to that Option set out in Schedule 34.

(b)                 (i)                 The Contractor shall not be entitled to any costs in relation to an Option carried out pursuant to a notice issued by the Principal under clause 20A.1(a) apart from the Option Price for that Option calculated in accordance with this clause 20A.2.

(ii)                 Without derogating from clause 20A.2(b)(i), the Option Price is deemed to cover:

A                  all labour, materials, on and off-site overheads and profit required to perform all work the subject of the Option and comply with the Contractor’s obligations under this agreement; and

B.                  all costs and expenses which will be incurred by the Contractor arising out of or in connection with the Option delaying the Contractor.

20A.3          Payment for Options

(a)                 The Principal shall pay the Contractor the Option Price of an Option carried out pursuant to a notice issued by the Principal under clause 20A.1(a) at the time that payment is due in respect of the Phase to which the Option relates.

(b)                 If the effect of an Option carried out pursuant to a notice issued by the Principal under clause 20A.1(a) is to reduce the cost of the Project, the relevant components of the amounts payable by the Principal to the Contractor under this agreement will be decreased.

20A.4          Exclusion of Liability

Except where and as expressly provided for under this clause 20A, the Principal will not (insofar as it is possible to exclude such liability) be liable to the Contractor, whether for costs, losses, expenses, damages, liabilities, payments, outgoings, extensions of time or otherwise upon any Claim arising out of the execution or carrying out of any Option pursuant to a notice by the Principal under clause 20A.1(a) or any delay arising out of or in connection with such Option.

21.                Payments of Capital Price

21.1             Payment Obligation

Subject to the terms of this agreement and any right of set-off which the Principal may have, the Principal must pay to the Contractor the Capital Price in accordance with the Payment Schedule.

21.2             Payment Schedule

(a)                 The Payment Schedule sets out (among other things):

(i)                  the Payment Milestones, being those parts of the Work which must be completed before the Contractor may claim payments;

(ii)                 the payment, if any, the Contractor may claim under clause 21.3 upon Completion of a Payment Milestone.

(b)                 Schedule 12 sets out the format of, and the information and data that the Contractor must include in, any payment claim made by the Contractor under clause 21.3 to substantiate its payment claim.

21.3             Payment Claims and Payments

(a)                 The Contractor is entitled to give to the Principal’s Representative a payment claim in respect of a Payment Milestone on the date which is 5 Business Days after the date on which a Certificate of Completion has been issued in respect of each of the Phases in the Payment Milestone.

(b)                 A payment claim must be in accordance with the Payment Schedule and must:

(i)                  identify the Payment Milestone to which the payment claim relates;

(ii)                 identify the Work which was carried out in relation to each of the Phases relevant to the Payment Milestone;

(iii)                identify the amount of payment the Contractor is claiming in respect of the Work carried out in relation to the Payment Milestone; and

(iv)               be in the format required and include all the information and data specified in Schedule 12.

(c)                 The Principal’s Representative must give to the Contractor (with a copy to the Principal) a payment notice within 10 Business Days after the Principal’s Representative receives a payment claim.  The payment notice must include the details set out in clause 21.3(d).

(d)                 The payment notice issued under clause 21.3(c) must state:

(i)                  the amount (if any) which the Principal’s Representative believes to be then payable by the Principal to the Contractor on account of the Capital Price and otherwise under this agreement, and which the Principal proposes to pay to the Contractor in respect of the Payment Milestone; and

(ii)                 if the amount in paragraph (i) is less than the amount claimed in the payment claim:

A.                 the reason why the amount in paragraph (i) is less than the amount claimed in the payment claim; and

B.                  if the reason for the difference is that the Principal has retained, deducted, withheld or set-off payment for any reason, the reason for the retention, deduction, withholding or setting-off.

(e)                 The issue of a payment notice by the Principal’s Representative does not constitute approval of any Work nor will it be taken as an admission or evidence that the part of the Work covered by the payment notice has been satisfactorily carried out in accordance with this agreement.

(f)                  Where the payment notice refers to an amount that constitutes consideration for a taxable supply in respect of which a recipient created tax invoice can be issued by the Principal pursuant to clause 50.21, the payment notice will, provided that it satisfies the requirements of the GST law, also constitute a recipient created tax invoice for GST purposes.

(g)                 The Principal’s Representative may, in any payment notice to the Contractor correct any error or omission in any previous payment notice or payment issued by the Principal’s Representative.

(h)                 Within 15 Business Days of the Principal’s Representative giving the payment notice to the Contractor under clause 21.3(c), the Principal will, subject to the Payment Schedule, pay to the Contractor the amount due to the Contractor, as shown in the payment notice.

21.4             Conditions Precedent to Entitlement to Payment

If, at the time the Contractor purports to submit a payment claim under clause 21.3(a), the Contractor has not:

(a)                 provided the Principal’s Representative with the Security Bonds required under clause 34;

(b)                 effected and maintained the insurances required by clause 36 and (if requested) provided evidence of this to the Principal’s Representative;

(c)                 provided all information required to be submitted with the payment claim in accordance with Schedule 12;

(d)                 fulfilled all conditions precedent to payment; or

(e)                 complied with its obligations under clauses 20 (to the extent that the payment relates to a Variation) and 47,

then:

(f)                  the Contractor will not be entitled to submit a payment claim under clause 21.3(a) in respect of payment of;

(g)                 the Principal’s Representative will not be obliged to include in any payment notice under clause 21.3(c); and

(h)                 the Principal will not be obliged to pay,

any amount included in the payment notice until the Contractor has rectified the circumstances referred to in paragraphs (a) to (e) above.

21.5             Principal’s Discretion

(a)                 Subject to clause 21.5(b), the Principal may, but is not obliged to, in its absolute discretion, make a payment or a part payment in respect of a Phase under this clause, irrespective of whether:

(i)                  the Contractor has achieved Completion of the Phase; or

(ii)                 the conditions precedent to payment have been satisfied by the Contractor,

in accordance with this clause 21.

(b)                 No payment or part payment made by the Principal to the Contractor pursuant to clause 21.5(a) will constitute an approval by the Principal of the Contractor’s performance of its obligations under this agreement or that all or any part of the relevant Phase or the Solution is in accordance with this agreement, including that Completion has occurred in respect of the relevant Phase.

21.6             Capital Price Adjustments

(a)                 The column headed “Expected Quantity” in Schedule 36 sets out the expected quantity of certain Devices required to be provided by the Contractor as part of the Solution (“the Expected Quantity”).

(b)                 The column headed “Minimum Quantity” in Schedule 36 sets out the quantity of certain Devices required to be provided by the Contractor as part of the Solution under this agreement which the Principal has indicated it will require as a minimum (“the Minimum Quantity”).

(c)                 Within 40 Business Days of the Completion Date of the NTS Solution Requirements Phase, the Principal will provide the Contractor with a written notice setting out the quantities required by the Principal of the Devices of the types set out in Schedule 36 (“the Actual Quantity”).

(d)                 The Contractor must design, develop, integrate, install, test and implement the Solution to include the Actual Quantity of the relevant Devices and must deliver the Actual Quantity of the relevant Devices as part of the performance of its obligations under this agreement.

(e)                 Where the Actual Quantity is:

(i)                  greater than the Expected Quantity, the Capital Price will be increased by an amount equal to the difference between the Actual Quantity and the Expected Quantity multiplied by the relevant unit cost for the relevant Devices set out in Schedule 36;

(ii)                 less than the Expected Quantity, but greater than the Minimum Quantity, the Capital Price will be reduced by an amount equal to the difference between the Expected Quantity and the Actual Quantity multiplied by the relevant unit cost for the relevant Devices set out in Schedule 36; or

(iii)                less than the Minimum Quantity, the Capital Price will be reduced by an amount equal to the difference between the Expected Quantity and the Minimum Quantity multiplied by the relevant unit cost for the relevant Devices set out in Schedule 36.

(f)                  Any increase or decrease in the Capital Price as a result of the operation of this clause 21.6 will be effected by adjusting the payment due in respect of the Payment Milestone or Payment Milestones to which the increase or decrease relates.

(g)                 In the event that the difference between the Expected Quantity and the Actual Quantity for any of the Devices set out in Schedule 36 is more than [**]% of the

Expected Quantity, the parties agree to negotiate in good faith to agree adjustments to the Services Charges to reflect any consequential change in the level of the Initial Services or Core Services arising from the change in the quantity of the Devices to be provided as part of the Solution.

(h)                 In the event that the Actual Quantity is less than the Minimum Quantity, the parties agree to negotiate in good faith to agree adjustments to the Performance Requirements for the availability of Fare Payment Devices to reflect the change in the quantity of such Devices to be provided as part of the Solution.

21A              Delivery Services

21A.1          Provision of Delivery Services

Subject to clause 21A.3, the Contractor must provide the Delivery Services in accordance with this agreement, including the Requirements Document, the Solution Documentation and the Project Documents throughout the Delivery Services Term.

21A.2          General Obligation

(a)                 The Contractor must provide the Delivery Services during the Delivery Services Term in accordance with the following:

(i)                  this agreement, including the Requirements Document and the Solution Documentation;

(ii)                 all Approvals, all Laws and all applicable requirements of any Authority;

(iii)                any conditions imposed by the insurance policies effected and maintained in accordance with this agreement; and

(iv)               the Project Documents.

(b)                 Without limiting the generality of clause 21A.2(a), the Contractor must provide any part of the:

(i)                  Distribution Services;

(ii)                 Cash Collection Services;

(iii)                Cardholder Support Services;

(iv)               Smartcard Base Management Services;

(v)                Application Management Services;

(vi)               Product Management Services;

(vii)              Device Management Services;

(viii)             Financial Management Services;

(ix)                Operational Support Services; and

(x)                 Technical Support Services,

which are required at any time during the Delivery Services Term to support the Solution or any part of the Solution which is operating at that time.

21A.3          Discontinuance of Delivery Services

If Completion of the NTS Regional and Metropolitan Implementation Completion Phase has not been achieved within 3 months of the Phase Date for the NTS Regional and Metropolitan Implementation Completion Phase , the Principal may provide the Contractor with written notice to cease provision of the Delivery Services and, in the event that the Principal provides such notice, the Contractor must cease provision of the Delivery Services within 30 days of receiving that notice.  In the event that the Principal provides a written notice in accordance with this clause, the Principal may cease payment of the Delivery Services Charge from the date of that notice and will have no further obligation to pay the Contractor the Delivery Services Charge from that time.

22.                Initial Services

22.1             Provision of Initial Services

The Contractor will provide the Initial Services in accordance with this agreement, including the Requirements Document, the Initial Services Performance Requirements, the Solution Documentation and the Project Documents throughout the Initial Services Term.

22.2             General Obligation

(a)                 The Contractor must provide the Initial Services during the Initial Services Term in accordance with the following:

(i)                  the Initial Services Performance Requirements;

(ii)                 this agreement, including the Requirements Document;

(iii)                the Solution Documentation, including the NTS Requirements Specification;

(iv)               all Approvals, all Laws and all applicable requirements of any Authority;

(v)                any conditions imposed by the insurance policies effected and maintained in accordance with this agreement; and

(vi)               the Project Documents.

(b)                 Without limiting the generality of clause 22.2(a), the Contractor must provide:

(i)                  Distribution Services;

(ii)                 Cash Collection Services; and

(iii)                Cardholder Support Services.

in accordance with this agreement.

22.3             Compliance

Subject to clause 5, in providing the Initial Services, the Contractor must comply with all applicable banking, funds transfer, deposit holding, privacy and related laws, regulations, directives, industry codes, and Solution rules from time to time applicable to the provision of the Initial Services, including the Privacy Obligations.

22.4             Operating policy

All policy decisions regarding the Initial Services will rest with the Principal.  Such matters as the stations or facilities to be serviced, hours of service, levels of service, public and media information, and interfacing with the public at large will be determined as provided in the Project Documents or as otherwise directed by the Principal.

22.5             Warranties

The Contractor warrants that:

(a)                 it has carefully checked this agreement and in particular the Requirements Document and they are fit for the purpose of enabling the Contractor to provide the Initial Services and to perform the Initial Services in accordance with the Performance Requirements; and

(b)                 the Initial Services will:

(i)                  be fit and adequate for the purposes for which they are intended;

(ii)                 comply with the Project Documents, including all requirements set out in the Project Documents; and

(iii)                permit the Contractor to comply with its obligations under clause 44.

22.6             Records

The Contractor must:

(a)                 keep detailed records and reports of the Initial Services provided in accordance with this agreement including the Requirements Document and the Solution Documentation;

(b)                 permit the Principal to inspect and copy such records and reports during normal business hours on reasonable notice; and

(c)                 if requested to by the Principal, provide copies of such records and reports to the Principal.

22.7             Extension of Initial Services Term

(a)                 The Principal may, in its absolute discretion, elect to extend the Initial Services Term for a period of at least 6 months, up to a maximum of 3 years, for any or all of the Initial Services.

(b)                 If the Principal elects to extend the Initial Services Term in accordance with this clause 22.7, it must give written notice of such election to the Contractor no less than 3 months prior to the expiry of the Initial Services Term, setting out the period of extension and the Initial Services to be extended.

(c)                 If the Principal has elected to extend the Initial Services Term under this clause for a period of less than 3 years, it may at any time during an extension (including any subsequent extension under this clause 22.7(c)), elect to increase the period of the extension for a further period up to the maximum of 3 years, provided that it gives written notice of such election to the Contractor no less than 3 months prior to the expiry of the extension previously notified to the Contractor.

(d)                 If the Principal elects to extend the Initial Services Term in accordance with this clause 22.7, the Contractor and the Principal will be bound by the terms of this agreement in relation to the Initial Services for the extended period.

22.8             Smartcard Issuance

(a)                 The Initial Services include the Contractor using its best efforts to ensure that there is a legally binding and enforceable contract between the Principal and each Cardholder in relation to the Smartcard and its use, in a form approved by the Principal.

(b)                 The Contractor, its subcontractors, agents and consultants cannot, without the prior written approval of the Principal, enter into a contract with, or cause any contract to be entered into by, a Cardholder in relation to the Smartcard and its use other than a contract referred to in clause 22.8(a).

22.9             Initial Services spares inventory

(a)                 During the Initial Services Term, the Contractor must maintain spare parts and replacement parts required for the provision of the Initial Services at a location in Melbourne (“spares inventory”) in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(b)                 The Principal will own the spares inventory.

(c)                 If at the expiration or earlier termination of the Initial Services Term, the spares inventory is not at the levels required by this agreement, including the Requirements Document and the Solution Documentation, the Contractor must either:

(i)                  restock the spares inventory to the levels required at no expense to the Principal; or

(ii)                 pay to the Principal an amount equal to the cost of restocking the spares inventory to the levels required,

within 10 Business Days of the expiration or earlier termination of the Initial Services Term.

(d)                 Upon commencement of the Initial Services Term and on the same date in each subsequent month which corresponds to that date, the Contractor must provide a list of the spares inventory to the Principal.

23.                Core Services

23.1             Provision of Core Services

The Contractor will provide the Core Services in accordance with this agreement, including the Requirements Document, the Core Services Performance Requirements, the Solution Documentation and the Project Documents throughout the Core Services Term.

23.2             General Obligation

(a)                 The Contractor must provide the Core Services during the Core Services Term in accordance with the following:

(i)                  the Core Services Performance Requirements;

(ii)                 this agreement, including the Requirements Document;

(iii)                the Solution Documentation, including the NTS Requirements Specification;

(iv)               subject to clause 5, all Approvals, all Laws and all applicable requirements of any Authority;

(v)                any conditions imposed by the insurance policies effected and maintained in accordance with this agreement; and

(vi)               the Project Documents.

(b)                 Without limiting the generality of clause 23.2(a), the Contractor must provide:

(i)                  Smartcard Base Management Services;

(ii)                 Application Management Services;

(iii)                Product Management Services;

(iv)               Device Management Services;

(v)                Financial Management Services;

(vi)               Operational Support Services; and

(vii)              Technical Support Services,

in accordance with this agreement.

23.3             Compliance

Subject to clause 5, in providing the Core Services, the Contractor must comply with all applicable banking, funds transfer, deposit holding, privacy and related laws, regulations, directives, industry codes, and Solution rules from time to time applicable to the provision of the Core Services, including the Privacy Obligations.

23.4             Operating Policy

All policy decisions regarding the Core Services will rest with the Principal.  Such matters as the stations or facilities to be serviced, hours of service, levels of service, public and media information, and interfacing with the public at large will be determined as provided in the Project Documents or as otherwise directed by the Principal.

23.5             Warranties

The Contractor warrants that:

(a)                 it has carefully checked this agreement and in particular the Requirements Document and they are fit for the purpose of enabling the Contractor to provide the Core Services and to perform the Core Services in accordance with the Performance Requirements; and

(b)                 the Core Services will:

(i)                  be fit and adequate for the purposes for which they are intended;

(ii)                 comply with the Project Documents, including all requirements set out in the Project Documents; and

(iii)                permit the Contractor to comply with its obligations under clause 44.

23.6             Records

The Contractor must:

(a)                 keep detailed records and reports of the Core Services provided in accordance with this agreement including the Requirements Document and the Solution Documentation;

(b)                 permit the Principal to inspect and copy such records and reports during normal business hours on reasonable notice; and

(c)                 if requested to by the Principal, provide copies of such records and reports to the Principal.

23.7             Early termination of Core Services

(a)                 At least six months prior to the 5 year anniversary of the commencement of the Core Services Term the Principal may notify the Contractor that the Core Services Term will expire either on the 5 year anniversary of the commencement of the Core Services Term or six months after that date and the Core Services Term will be deemed to expire on the date specified in the notice.

(b)                 If the Principal has extended the Initial Services Term under clause 22.7 and at the date of the notice given by the Principal under clause 23.7(a), the Initial Services are being provided by the Contractor under this agreement, the Principal may also notify the Contractor in that notice that the Initial Services Term will expire either on the 5 year anniversary of commencement of the Core Services Term or six months after that date and the Initial Services Term will be deemed to expire on the date specified in the notice.

(c)                 The Contractor acknowledges that in considering whether to issue a notice under this clause 23.7, the Principal may carry out any process, including conducting a tender process and/or inviting the Contractor to re-tender for the provision of the Services.

23.8             Core Services spares inventory

(a)                 During the Core Services Term, the Contractor must maintain spare parts and replacement parts required for the provision of the Core Services at a location in Melbourne (“spares inventory”) in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(b)                 The Principal will own the spares inventory.

(c)                 If at the expiration or earlier termination of the Core Services Term, the spares inventory is not at the levels required by this agreement, including the Requirements Document and the Solution Documentation, the Contractor must either:

(i)                  restock the spares inventory to the levels required at no expense to the Contractor; or

(ii)                 pay to the Principal an amount equal to the cost of restocking the spares inventory to the levels required,

within 10 Business Days of the expiration or earlier termination of the Core Services Term.

(d)                 Upon commencement of the Core Services Term and on the same date in each subsequent month which corresponds to that date, the Contractor must provide a list of the spares inventory to the Principal.

23.9             Vandalism

(a)                 The Contractor must notify the Principal, as soon as reasonably practicable after it becomes aware and in each Monthly Invoice, of any act of Vandalism and, in relation to each act of Vandalism:

(i)                  the Device affected;

(ii)                 the Vandalism Category into which the Vandalism falls;

(iii)                the Vandalism Costs;

(iv)               information and documents to substantiate the Vandalism Costs; and

(v)                the Equivalent Incident Units,

and the total Equivalent Incident Units for the relevant month.

(b)                 Each of the Operators and the Principal may notify the Contractor of any item of equipment which it believes has been damaged as a result of Vandalism.

(c)                 Subject to clause 23.9(e), during the Core Services Term as part of the Device Management Services the Contractor must, in respect of any Device which has been damaged as a result of Vandalism:

(i)                  inspect the Device; and

(ii)                 repair, rectify or replace the Device (as appropriate),

at the Contractor’s cost.

(d)                 The parties acknowledge that there may occur:

(i)                  within the twelve month period commencing on the Completion Date for the NTS Regional and Metropolitan Implementation Completion Phase, a concentrated attack on the Solution which involves a significant number of incidents of the same or similar type which could not reasonably have been foreseen as at the commencement of that twelve month period by the Contractor as acts of Vandalism; or

(ii)                 a significant increase in multiple occurrences of any one Vandalism Category which causes a significant down time of all or any part of the Solution.

If the Contractor reasonably considers that such acts of Vandalism have occurred, it will refer the specified acts to the Principal.  If the Principal agrees that such acts of Vandalism have occurred such acts of Vandalism will be designated “Spate”.  If the Principal does not agree that such acts of Vandalism have occurred, the Contractor may refer the matter to the Expert to make a determination as to whether such acts of Vandalism have occurred.  If the Expert determines that such acts of Vandalism have occurred such acts of Vandalism will be designated as “Spate”.

(e)                 Subject to clause 23.9(f), the Principal will pay:

(i)                  the Vandalism Costs in relation to any Device damaged by Spate; and

(ii)                 half of the Vandalism Costs in relation to any Device damaged by Vandalism which occurs after the Vandalism Cap is reached in any Vandalism Year.

(f)                  The Principal will not be liable to pay any Vandalism Costs:

(i)                  under clause 23.9(e)(i), for an amount exceeding $[**] in relation to any one Device unless the Principal approves the Vandalism Costs before they are incurred;

(ii)                 under clause 23.9(e)(ii), for an amount exceeding $[**] in relation to any one Device unless the Principal approves the Vandalism Costs before they are incurred; and

(iii)                if the Contractor has not provided information to substantiate such Vandalism Costs in accordance with clause 23.9(a)(iv) or as reasonably requested by the Principal.

(g)                 The parties may, at any time, agree to amend Schedule 35 by adding a new Vandalism Category and the corresponding Equivalent Incident Units for that new category.

23.10           Replacement and Refurbishment

(a)                 Except as otherwise provided in this agreement, as part of the provision of the Device Management Services the Contractor is responsible for replacing Devices as required in order to ensure that:

(i)                  the Contractor continues to meet its obligations; and

(ii)                 the Solution continues to operate,

in accordance with this agreement, including the Requirements Document and the Performance Requirements.

(b)                 The Contractor must at least one month prior to the commencement of each of the periods specified in Schedule 33, provide the Principal with a detailed written proposal for a program of replacement of Devices for the relevant period (the “Period Replacement Program”) based upon the replacement program set out in Schedule 33 for the relevant period and the Contractor’s obligations under this agreement.

(c)                 The Principal and the Contractor must use all reasonable endeavours to agree the Period Replacement Program submitted under clause 23.10(b) within 20 Business Days of the proposal or such longer period as is agreed between the parties based upon:

(i)                  the program for the relevant period set out in Schedule 33, and in particular, the cost of the Period Replacement Program cannot exceed the Total Cost for the period set out in Schedule 33; and

(ii)                 the Contractor’s obligations under this agreement.

(d)                 In the event that the parties cannot agree the Period Replacement Program within 20 Business Days of a proposal under clause 23.10(b) or such longer period as is agreed between the parties, the Period Replacement Program will be as reasonably determined by the Principal based upon the program set out in Schedule 33 for the relevant period and in light of the Contractor’s obligations under this agreement.

(e)                 Without derogating from:

(i)                  the Contractor’s obligations referred to in clause 23.10(a); or

(ii)                 the Contractor’s obligation to provide the Core Services,

the Contractor must replace the components of the Solution in accordance with the Period Replacement Program agreed under clause 23.10(c) or as determined under clause 23.10(d).

(f)                  Where the Contractor replaces a component of the Solution under clause 23.10(e), the Principal must pay the Contractor the lower of:

(i)                  the price for that component specified in Schedule 33; or

(ii)                 the Direct Costs of replacing that component,

in accordance with this clause and clauses 27.4 and 27.5.

(g)                 The Contractor is entitled to make a claim for an amount payable under clause 23.10(f) for a component replaced in accordance with clause 23.10(e) in the first Monthly Invoice that the Contractor issues after the date on which the component is replaced.  The Monthly Invoice must include details of:

(i)                  the specific component replaced (including the type of component and its location);

(ii)                 the component which was installed as a replacement;

(iii)                the date and time that the replacement took place;

(iv)               the price of the replacement, in accordance with Schedule 33; and

(v)                the Direct Costs of replacing the component, including full details of all costs of any equipment, materials and labour costs associated with the replacement.

Notwithstanding any other provision of this agreement, the Principal is not obliged to pay the Contractor for any amount claimed under this clause 23.10 unless the Monthly Invoice complies with this clause 23.10(g).

(h)                 Either party may, at any time during the Term, give the other party written notice of the details of a proposed amendment to Schedule 33.  That notice must:

(i)                  provide full details of the proposed amendment, including, where applicable, details of any components listed in Schedule 33 which the party believes do not need to be replaced and the reason why they do not need to be replaced;

(ii)                 provide details of any components which the party believes should now be replaced and the reason why they need to be replaced;

(iii)                for any components which the party is now proposing be replaced, provide details of the cost per component for that replacement; and

(iv)               provide details of the overall change to the price of the replacement program set out in Schedule 33 arising from the proposed amendment, subject to the limitation that the overall cost cannot exceed the maximum refresh amount set out in Schedule 33.

(i)                  The parties agree to negotiate in good faith to agree any amendment to Schedule 33 proposed pursuant to a notice given under clause 23.10(h).

23.11           Versions and updates

The Contractor must as part of the Core Services provide Software support in respect of the Solution including:

(a)                 ensuring that all improvements, modifications, fixes, updates, additions to or alterations to Software that is part of the Solution created by or on behalf of, or endorsed or authorised by, the owner of that Software, other than new Versions of Software, are incorporated into the Solution;

(b)                 ensuring that all Third Party Software that is part of the Solution is supported by its supplier;

(c)                 if any Third Party Software that is part of the Solution becomes more than two Versions behind the current Version of that Third Party Software, the Contractor must notify the Principal within 10 Business Days of that fact happening and provide the Principal with the Contractor’s recommendation as to whether the current Version should be incorporated into the Solution;

(d)                 without derogating from clause 23.11(b), incorporating, at the Principal’s request and cost, the current Version of Third Party Software into the Solution.  For the avoidance of doubt, any request made by the Principal under this clause 23.11(d) will be at the Principal’s discretion, notwithstanding any recommendation made by the Contractor under clause 23.11(c); and

(e)                 supplying all necessary improvements, modifications, fixes, updates, additions or alterations to the Software to enable it to operate on the current Version of any platform on which it operates.

24.                Documentation

24.1             Documentation Requirements

(a)                 The Contractor must accurately clearly and concisely document all business and other processes, including properly documented operating manuals, in relation to the Initial Services and the Core Services.

(b)                 The Contractor must, to the extent that such documentation has not already been provided, provide the relevant Services Documentation to the Principal’s Representative prior to commencing to provide the Services to which that Services Documentation relates.

(c)                 The Contractor must provide amended Services Documentation to the Principal’s Representative at 6 monthly intervals after commencing to provide the Services to which that Services Documentation relates or within 20 Business Days of a significant change to business rules or business or other processes in relation to the Initial Services and the Core Services (whichever occurs first).

(d)                 The Contractor must to the extent that such documentation has not already been provided, by the Solution Completion Date, provide to the Principal’s Representative any documentation apart from source code (which is to be provided in escrow under clause 30.6) which the Principal or any third party nominated by the Principal might reasonably need to operate the Solution and provide the Initial Services and the Core Services.

(e)                 Within 20 Business Days of any significant change to the Solution after the Solution Completion Date, the Contractor must, to the extent that such documentation has not already been provided, provide to the Principal’s Representative all relevant Solution Documentation amended to reflect all changes to the Solution since the documentation was last provided to the Principal’s Representative.

24.2             Warranties

The Contractor warrants that:

(a)                 the Solution Documentation will sufficiently, adequately and accurately document the Solution, the operation of the Solution and how to interface with the Solution;

(b)                 the Solution Documentation will be sufficient, adequate and accurate so as to enable the Principal or a third party to operate and maintain the Solution;

(c)                 the Solution Documentation will be fit for its purpose; and

(d)                 if the Solution is developed, integrated, installed, implemented, operated and maintained in accordance with the Solution Documentation, the Solution will be Fit For Solution Purposes.

25.                Technological Developments

(a)                 If during the Term the Contractor becomes aware of:

(i)                  any significant technological development; or

(ii)                 any means of providing the Initial Services and the Core Services at a reduced cost or to a higher standard whether through technological innovation, a reduction in third party price or otherwise, the Contractor must notify the Principal’s Representative within 30 Business Days of becoming aware, giving full details and its anticipated benefits.

(b)                 The Principal may, at any time during the Term, notify the Contractor of any significant technological development or any means, of which the Principal is aware, of providing the Initial Services and the Core Services at a reduced cost or to a higher standard whether through technological innovation, a reduction in third party price or otherwise.

(c)                 The Principal may:

(i)                  following notification by the Contractor under clause 25(a) of any technological development or any proposed means of providing the Initial Services and the Core Services at a reduced cost or to a higher standard; or

(ii)                 where the Principal has notified the Contractor under clause 25(b) of any technological development or any proposed means of providing the Initial Services and the Core Services at a reduced cost or to a higher standard, require the Contractor to utilise the technological development or improved means of providing the Initial Services and the Core Services as notified under this clause 25.  The parties agree to meet and negotiate in good faith and cooperatively to implement any technological developments or improved means of providing the Initial Services and the Core Services, including the sharing of any costs savings arising from any new developments notified to the other party under this clause 25.

26.                Option to extend Core Services Term

(a)                 The Principal may elect to extend the Core Services Term for a period of up to 2 years, or such other periods agreed by the parties.

(b)                 If the Principal elects to extend the Core Services Term in accordance with this clause 26, it must give written notice of such election to the Contractor no less than 3 months prior to the expiry of the Core Services Term.

(c)                 If the Principal elects to extend the Term in accordance with this clause 26, the Contractor and the Principal agree to be bound by the terms and conditions of this agreement for the extended period, except that in the event that an extension under clause 26(a) is for a period longer than 2 years, the Services Charge for the first 2 years will be calculated in accordance with Schedule 10, and the parties agree to negotiate in good faith to agree the Services Charge that will apply during the period after the first 2 years of the extension.

(d)                 The Principal may terminate the Core Services at any time during an extended period under this clause by giving at least 3 months written notice to the Contractor.

27.                Services Charges and Delivery Services Charges

27.1             Services Charges and Delivery Services Charges

Subject to the other provisions of this agreement, the Principal will:

(a)                 during the Delivery Services Term, pay to the Contractor the charges calculated in accordance with Schedule 32 in consideration of the Contractor providing the Delivery Services;

(b)                 during the Core Services Term, pay to the Contractor the charges calculated in accordance with Schedule 10, in consideration of the Contractor providing the Core Services; and

(c)                 during the Initial Services Term, pay to the Contractor the charges calculated in accordance with Schedule 10, in consideration of the Contractor providing the Initial Services,

as adjusted in accordance with the other provisions of this agreement, including as adjusted in accordance with a Variation Order made under clause 20 and in accordance with the provisions of this clause 27 and clause 28.2 where relevant.

27.2             Other Fees and Charges

The Contractor and its servants and agents must not, without the prior written approval of the Principal, impose fees and charges or conditions of use in connection with the issuing of Smartcards, the use of Smartcards or other provision of the Services or Delivery Services upon:

(a)                 the Principal;

(b)                 any Operator; or

(c)                 any Cardholder.

27.3             Monthly Invoice

(a)                 During the Delivery Services Term and the Core Services Term, the Contractor must submit to the Principal’s Representative a Monthly Invoice within 10 Business Days of the end of each month.

(b)                 Each Monthly Invoice must set out full details of the calculation of the Delivery Services Charge or Services Charge (as applicable), including full details of any adjustments under this agreement and the invoice substantiation data required under Schedule 12 and in the format set out in Schedule 12 or as otherwise reasonably required by the Principal to verify the calculation of the Delivery Services Charge or Services Charge.  Notwithstanding any other provision in this agreement (including clause 27.4), the Principal is not required to pay a Monthly Invoice unless the Monthly Invoice complies with this clause 27.3(b).

(c)                 The Monthly Invoice must be a valid tax invoice for GST purposes. However, if the Principal has notified the Contractor under clause 50.21(e) that the Principal will issue recipient created tax invoices for taxable supplies to which the Monthly Invoice relates, the Monthly Invoice must not be a tax invoice and a statement must be included in the Monthly Invoice to that effect.

27.4             Payment

(a)                 If the Principal does not dispute any aspect of a Monthly Invoice in accordance with clause 27.5, it must within 20 Business Days after receipt of the Monthly Invoice pay to the Contractor the amount set out in the Monthly Invoice.

(b)                 If the Principal disputes any aspect of a Monthly Invoice in accordance with clause 27.5, it must within 20 Business Days after receipt of the Monthly Invoice pay to the Contractor all undisputed amounts in respect of that Monthly Invoice.

27.5             Non-Acceptance of Monthly Invoice

(a)                 If the Principal disputes any aspect of a Monthly Invoice, it must within 10 Business Days after receipt of the Monthly Invoice notify the Contractor in writing of:

(i)                  any amount in the Monthly Invoice which it disputes and, to the extent that it is able to calculate them, details of the adjustments it requires; and

(ii)                 such further information as it reasonably requires to determine the amounts of the adjustments it requires.

(b)                 Within 5 Business Days after receipt of the notification under clause 27.5(a), the Contractor must:

(i)                  resubmit the Monthly Invoice, amended to reflect:

A.                 any of the adjustments notified by the Principal with which it agrees;

B.                  where the Principal was unable to specify the adjustment required for an amount, any adjustment which the Contractor believes the Principal is entitled to in relation to a disputed amount;

(ii)                 provide the Principal with any information requested in accordance with clause 27.5(a)(ii); and

(iii)                provide the Principal with written reasons of why it believes any of the disputed amounts are correct.

(c)                 If the Principal does not dispute any aspect of the amended Monthly Invoice provided under clause 27.5(b)(i), it must within 10 Business Days after receipt of the amended Monthly Invoice, pay to the Contractor such amount owing under the amended Monthly Invoice that has not otherwise been paid in accordance with clause 27.4(b).

(d)                 If within 25 Business Days after receipt by the Contractor of the notice from the Principal pursuant to clause 27.5(a) the parties have not agreed the amounts in dispute in respect of the Monthly Invoice, the matter must be resolved in accordance with the Dispute Resolution Procedures.

27.6             Benchmarking Information

(a)                 On the 4th anniversary and 9th anniversary of the commencement of the Core Services Term, the Contractor must provide the Principal with a written report detailing all costs incurred by any person involved in the provision of the Core Services and written supporting documentation in relation to those costs.

(b)                 The Contractor must, upon request by the Principal, provide the Principal with copies of all records, reports and other information reasonably required by the Principal in order to verify the costs incurred in providing the Core Services.

(c)                 The Contractor agrees to negotiate with the Principal in good faith to agree to amendments to the Services Charges if the Principal, after reviewing any report provided under clause 27.6(a), reasonably believes the Services Charges exceed the prevailing market costs for the provision of the services comparable in nature and size to the Core Services.

27.7             Exit Costs

(a)                 In respect of the Initial Services, the Principal must upon the expiry of the Initial Services Term of each Initial Service pay to the Contractor exit costs in respect of the relevant Initial Service in accordance with Part A of Schedule 21.

(b)                 In respect of the Core Services, the Principal must:

(i)                  upon expiry of the Core Services Term; or

(ii)                 upon termination of the Core Services under clause 26(d),

pay to the Contractor exit costs calculated in accordance with Part B of Schedule 21.

27.8             Smartcard costs

(a)                 The Contractor must acquire Smartcards for supply under this agreement for the lowest price reasonably obtainable for the supply of smartcards to or in Australia at the time of acquisition.

(b)                 The Contractor must, at the request of the Principal, provide the Principal with such written evidence as the Principal reasonably requires of the prices obtainable for smartcards identical to or similar to Smartcards that are supplied by the Contractor under this agreement.

(c)                 The Services Charge will be adjusted so that the amount payable for the supply of Smartcards included in the Services Charge cannot exceed the lesser of:

(i)                  the applicable amount set out in Schedule 10; and

(ii)                 the price paid by the Contractor for the Smartcards plus a margin of [**]%.

27.9             Banking Arrangements

(a)                 The Contractor must do all things reasonably necessary to ensure that the Solution interfaces with the Australian Payments System in accordance with all relevant industry standards.

(b)                 The Contractor must at its own cost provide all assistance reasonably required by the Principal to choose the provider of the transactional banking services and relevant deposit accounts which will be required in relation to the Solution.

(c)                 The Principal will consult with the Contractor in relation to its choice of the provider of the transactional banking services and relevant deposit accounts which will be required in relation to the Solution.

(d)                 The Contractor must do all things necessary to interface the Solution with the provider chosen by the Principal pursuant to clause 27.9(b), including entering into any agreements the Principal reasonably requires it to enter into.

(e)                 The Contractor is responsible and liable for all costs relating to the services and activities set out in Part B of Schedule 40.

(f)                  The Banking Charges will be payable by the Principal.  To the extent that the Banking Charges are for any reason charged directly to the Contractor rather than the Principal, the Contractor must pay the Banking Charges on behalf of the Principal.

(g)                 In the event that there are any fees or charges or other costs associated with the transactional banking services and relevant deposit accounts which will be required in relation to the Solution that are:

(i)                  not Banking Charges; and

(ii)                 not costs relating to the services and activities set out in Part B of Schedule 40,

the Principal and the Contractor must negotiate in good faith to agree which party should be responsible and liable for those fees, charges or other costs.

(h)                 The Contractor must:

(i)                  design the Solution to operate; and

(ii)                 provide the Initial Services and Core Services so that the Solution operates;

in a manner that allows the Principal to comply with any rules and regulations of payment schemes within the Australian Payments System which may apply to the Principal.

(i)                  The Contractor must:

(i)                  design the Solution to operate; and

(ii)                 provide the Initial Services and Core Services so that the Solution operates,

in a manner that minimises, in the context of the Principal’s requirements, the propensity and extent of any chargebacks to the Principal in relation to its activities as a merchant in any payment schemes within the Australian Payments System.

(j)                  The Contractor must include details of any Banking Charges which it has paid under clause 27.9(f) in the first Monthly Invoice the Contractor issues after it makes payment to the relevant financial institution(s) for the Banking Charges.

(k)                 The Contractor must provide all relevant information, data and other supporting information reasonably requested by the Principal in relation to any Banking Charges included in a Monthly Invoice.

(l)                  Where the Contractor has included details of the Banking Charges which it has paid on behalf of the Principal under clause 27.9(f) in a Monthly Invoice, the Principal will be liable to pay those Banking Charges in accordance with clause 27.4, subject to any rights of the Principal under clause 27.5.

(m)                The Contractor must keep any financial institution relationships, agreements, accounts and charges operated by it and related to the Contractor’s dealings with the Principal separate from all other dealings the Contractor has with any financial institutions.

(n)                 The Contractor agrees to submit to periodic audits by the Principal in relation to its obligations under this clause.

28.                Performance Requirements

28.1             Performance Requirements

(a)                 From the date on which the Contractor first commences providing the Delivery Services the Contractor must, to the extent they are applicable to the Delivery

Services, measure and report on the Performance Requirements in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(b)                 Throughout the Core Services Term, the Contractor must measure and report on the applicable Performance Requirements in accordance with this agreement, including the Requirements Document and the Solution Documentation.

(c)                 The Contractor must ensure that, at all times during the Core Services Term:

(i)                  the Solution achieves the Performance Requirements;

(ii)                 each Device achieves the Performance Requirements specified for the relevant Device; and

(iii)                the Initial Services and the Core Services are delivered by the Contractor in a manner which achieves the Performance Requirements.

28.2             Acts of Prevention and Change in Law

(a)                 If the Contractor seeks an allowance in respect of an Act of Prevention or a Change in Law, which the Contractor considers will or is likely to affect its ability to achieve a Performance Requirement, the Contractor must submit a written notice to the Principal’s Representative:

(i)                  as soon as possible, and in any event not later than:

A.                 in the case of an Act of Prevention, 10 Business Days after the commencement of such an Act of Prevention; and

B.                  in the case of a Change in Law, not later than 20 Business Days after the occurrence of such a Change in Law; and

(ii)                 which gives detailed particulars of the Act of Prevention or Change in Law and the effect this will have on the Contractor’s ability to meet the Performance Requirements.

(b)                 Subject to clause 28.2(c), if the Principal’s Representative receives a notice in accordance with clause 28.2(a), the Principal’s Representative will:

(i)                  determine a reasonable allowance to be taken into account in measuring the Contractor’s performance against the Performance Requirements for the purposes of this clause 28.2 as a result of the occurrence of the Act of Prevention or Change in Law.  If the Contractor disagrees with any determination made by the Principal’s Representative it must, within 5 Business Days of receipt of such a notice, give written notice to the Principal’s Representative.  If the matter is not resolved within 10 Business Days of the receipt of such notice, the dispute will be referred to the Expert; or

(ii)                 where the Act of Prevention or Change in Law is or necessitates a Variation Order in respect of which the allowance has been agreed to by the Contractor and the Principal’s Representative under clause 20, then make that allowance.

(c)                 It is a condition precedent to the Contractor’s entitlement to the determination of an allowance under
28.2(b) that:

(i)                  the Contractor must have given the notice and information required by clause 28.2(a);

(ii)                 the cause of the Contractor being prevented from achieving the relevant Performance Requirements must have been an Act of Prevention or Change in Law;

(iii)                the Contractor must have actually been prevented from achieving the relevant Performance Requirements by the Act of Prevention or Change in Law;

(iv)               the Contractor must have taken all possible steps to overcome or minimise the effect of the Act of Prevention or Change in Law including taking all such positive steps to reschedule, reprogram, expedite and adjust activities, sequences and the performance of the Initial Services and the Core Services and deploying all such additional resources in the performance of the Initial Services and the Core Services as may be required to ensure that the relevant Performance Requirements are achieved; and

(v)                the Contractor must have complied with all instructions of the Principal’s Representative with respect to the Act of Prevention or Change in Law including the steps available to overcome or minimise the effect of the Act of Prevention or Change in Law.

(d)                 Other than as expressly provided in clauses 28.2(a) to (c) and clause 37, the Contractor:

(i)                  bears the risk of all delays, disruptions, events or circumstances affecting the Initial Services and the Core Services which could prevent it from achieving any Performance Requirements; and

(ii)                 will remain obliged to achieve the Performance Requirements notwithstanding any such delay, disruption, event or circumstance.

(e)                 Whether or not the Contractor has given, or would be required to give, a notice under clause 28.2(a), the Principal’s Representative may, in its absolute discretion at any time and from time to time by providing written notice to the Contractor determine an allowance to be taken into account in measuring the Contractor’s performance against the Performance Requirements.

28.3             Corrective Action

Where the Contractor fails to comply with its obligations under clause 28.1, the Contractor must promptly provide to the Principal for its approval, a written corrective action plan providing details of how it intends to rectify such failures in the future.  If in the Principal’s opinion the corrective action plan does not satisfactorily address the failure, the Principal may require the Contractor to provide a further more detailed plan.  The Contractor must promptly implement any such corrective action plan which is approved by the Principal.

28.4             Review of Performance Requirements

(a)                 The Principal reserves the right to review the Performance Requirements at any time to ensure that they provide a representative model of the intended overall performance of the Solution and the Initial Services and the Core Services.  The Principal must allow the Contractor to participate in the review.

(b)                 If consequent upon a review under clause 28.4(a), the Principal considers that the Performance Requirements need to be changed to provide a representative model of the measurement of the intended overall performance of the Solution and the Initial Services and the Core Services, the Principal must give written notice to the Contractor of the details of the proposed amendment and the outcome of the review relevant to the proposed amendment.  The Contractor agrees to negotiate with the Principal to agree the proposed amendment or such other change as will ensure that the data gathering and measurement of KPIs, benchmarks, benchmark values and the performance standards provide a representative model of the intended overall performance of the Solution and the Initial Services and the Core Services without making a Variation.

(c)                 If the parties do not agree on the proposed amendment or other change within 20 Business Days of receipt of the notice by the Contractor, the Principal or Contractor may refer the dispute or difference to the Dispute Resolution Procedures to determine the proposed amendment or such other change as will ensure that the data gathering and measurement of KPIs, benchmarks, benchmark values and the performance standards provide a representative model of the intended overall performance of the Solution and the Initial Services and the Core Services without making a Variation.

28.5             AFC System performance

(a)                 The Principal and the Contractor acknowledge that:

(i)                  the Contractor is responsible for NTS Transition and for managing the NTS Transition Plan under this agreement; and

(ii)                 OLT is responsible for managing the AFC Transition Plan under the Transition Deed.

(b)                 OLT has obligations under the Consolidated Service Contract in relation to the performance levels of the AFC System.  In particular, OLT must meet or exceed the AFC System Performance Levels and is liable to pay the AFC System Compensation Payments if the AFC System Performance Levels are not met or exceeded.

(c)                 The Principal has advised the Contractor that OLT has agreed to facilitate NTS Transition by complying with OLT’s obligations under the Transition Deed which include:

(i)                  allowing the Principal and the Contractor to use or modify the AFC Equipment or AFC Software; and

(ii)                 to enter into and comply with the AFC Transition Plan.

(d)                 During the NTS Solution Requirements Phase, the Contractor will develop the NTS Transition Plan in accordance with clause 12.4.  The NTS Transition Plan will include:

(i)                  full details of all transition requirements and cooperation reasonably required to be provided by OLT for NTS Transition and required to be incorporated in the AFC Transition Plan;

(ii)                 the timetable for the undertaking of activities under the NTS Transition Plan;

(iii)                the Principal’s requirements and the Contractor’s approach to installation and implementation of the Solution during the NTS Transition Plan; and

(iv)               analysis of reasonably known likely impacts of the activities to be undertaken as part of NTS Transition, upon the AFC System.

(e)                 The Contractor must assist the Principal to review, finalise and agree on the requirements and cooperation referred to in clause 28.5(d)(i) to be included in the AFC Transition Plan.  The Principal is not obliged to agree on such requirements and cooperation, and accordingly has the discretion to reject the NTS Transition Plan under clause 12.4, to the extent that the Principal is unable to procure OLT to agree to provide such requirements and cooperation.

(f)                  The Principal will procure OLT to undertake an analysis of reasonably known likely impacts of the activities to be undertaken as part of NTS Transition, upon the AFC System.  A copy of the analysis will be provided to the Contractor.

(g)                 The Principal agrees that a failure by OLT to comply with the AFC Transition Plan will be deemed to be the occurrence of an Access Event.

(h)                 If the Contractor is or becomes aware, or ought reasonably to be aware, that any part of NTS Transition has or may have any adverse or negative impact on the AFC System or on OLT meeting or exceeding the AFC System Performance Levels, the Contractor must provide the Principal with details, either in the impact analysis forming part of the NTS Transition Plan or by separate notice, of the relevant activities or actions to be undertaken by the Contractor and the nature of the potential adverse or negative impact to the AFC System or the AFC System Performance Levels (as the case may be) and must not implement that part of NTS Transition except with the prior approval of the Principal.  If the impact is set out in the impact analysis forming part of the NTS Transition Plan, the finalisation of the NTS Transition Plan in accordance with clause 12.4 to the satisfaction of the Principal is deemed to constitute the prior approval of the Principal.

(i)                  The Contractor:

(i)                  will carry out NTS Transition, other than that part of NTS Transition specifically approved by the Principal under clause 28.5(g), so as not to have any adverse or negative impact on the AFC System;

(ii)                 will carry out NTS Transition so as to minimise any adverse or negative impact on OLT meeting or exceeding the AFC System Performance Levels; and

(iii)                will not use or modify any AFC Equipment or AFC Software in revenue service other than in accordance with the NTS Transition Plan.

(j)                  If as a result of NTS Transition, OLT is entitled under clause 17 of the Transition Deed to exclude any adverse or negative impact on the AFC System or AFC System Performance Levels:

(i)                  the Principal will give the Contractor written notice of the amount of the reduction in the AFC System Compensation Payments reasonably determined by the Principal to be a result of NTS Transition and which would have been payable by OLT if clause 17 of the Transition Deed had not applied, to the extent that it is not attributable to a failure by OLT to comply with the AFC Transition Plan (“Reduction Amount”);

(ii)                 subject to any obligations in relation to confidentiality, if requested by the Contractor, the Principal will give the Contractor all information reasonably required by the Contractor to verity the Principal’s calculation of the Reduction Amount;

(iii)                subject to clause 28.5(k), the Contractor must pay the Principal the Reduction Amount; and

(iv)               subject to clause 28.5(k), the Reduction Amount is a debt due and payable by the Contractor to the Principal within 20 Business Days of the notice given by the Principal under clause 28.5(j)(i).

(k)                 The Reduction Amount in each month, shall not exceed $[**].

29.                Legal and Financial Relationships

29.1             Legal Relationships

(a)                 A Cardholder will be entitled to use value loaded onto the Victorian Smartcard Application as redemption for services provided by the Operators in accordance with this agreement, including the Requirements Document and any Solution Documentation, but will not have any interest in money represented by value loaded by that Cardholder onto the Victorian Smartcard Application.

(b)                 A Cardholder will not be entitled to redeem value loaded onto the Victorian Smartcard Application for cash unless the Cardholder also forfeits his or her Smartcard and any account associated with that Smartcard is closed.

29.2             Entitlement to Floats

The Principal will own the Float.  The Float must be held in a bank account owned by the Principal.

29.3             Contractual relationships

The Contractor must ensure that all contractual relationships in relation to the Solution reflect this clause 29.

29.4             Payment Systems (Regulation) Act 1998 and Banking Act 1959

(a)                 The Contractor agrees:

(i)                  subject to clause 5, to ensure that the Solution complies with the Payment Systems (Regulation) Act 1998 (Cth) and the Banking Act 1959 (Cth);

(ii)                 subject to clause 5, to comply with the terms of the Payment Systems (Regulation) Act 1998 (Cth) and the Banking Act 1959 (Cth) as they apply to the Contractor, and the operation of the Solution;

(iii)                subject to clause 5, to comply with any requirements which are required in order for the Principal or the Operators to comply with the Payment Systems (Regulation) Act 1998 (Cth) and the Banking Act 1959 (Cth);

(iv)               to provide all reasonable assistance to enable the Principal and the Operators to comply with the Payment Systems (Regulation) Act 1998 (Cth) and the Banking Act 1959 (Cth).

(b)                 Without derogating from clause 29.4(a), the parties agree and acknowledge that to the extent that the Solution is a purchased payment facility for the purpose of the Payment Systems (Regulation) Act 1998 (Cth), the Principal is the holder of stored value and that the Principal can assign, novate or otherwise transfer the benefit of all or any of its obligations as the holder of stored value or its rights or obligations as the holder of stored value in accordance with clause 45.2.

29.5             Unclaimed moneys

If any stored value on a Victorian Smartcard Application is subject to the Unclaimed Moneys Act 1962 (Vic) as amended by the Unclaimed Moneys (Amendment) Act 2004 (Vic), the Contractor agrees to:

(a)                 comply with that Act and any regulations made pursuant to it, including:

(i)                  entering all unclaimed moneys in a register kept at the Contractor’s principal office or place of business in Victoria in the prescribed form;

(ii)                 where applicable, advertising entries in the register in the Government gazette at the times and in the manner determined by the registrar of unclaimed moneys; and

(iii)                paying any unclaimed money to the registrar of unclaimed moneys to be placed in the consolidated fund;

(b)                 design the Solution to operate and ensure the Solution operates in compliance with that Act and in a manner which allows the Principal and the Operators to comply with their obligations (if any) under that Act;

(c)                 provide all reasonable assistance to enable the Principal and the Operators to comply with their obligations (if any) under that Act.

29.6             Audit trail

In addition to meeting the requirements imposed by this agreement including the Requirements Document, the Contractor must implement and maintain appropriate system capabilities to log and preserve an audit trail for all material events occurring as part of transactions involving Cardholders.  The Contractor will provide a record of those audit events relating to the Initial Services and Core Services to the Principal’s Representative in a mutually agreed format on a monthly basis.

29.7             Reconciliation

To the extent that during the Core Services Term there are reconciliation discrepancies in the Solution:

(a)                 resulting in a loss of cash or value; or

(b)                 caused by a failure by the Contractor to comply with the Solution Documentation, and excluding reconciliation discrepancies arising as a result of services not provided by the Contractor or a person providing services on behalf of the Contractor, the Contractor:

(c)                 is liable to pay to the Principal any shortfall resulting from those reconciliation discrepancies, subject to its liability for such shortfall in any month not exceeding $[**] per month; and

(d)                 to the extent that payments under paragraph (c) are made, will not be further liable for any service charge adjustments for failure to meet the Performance Requirements in respect of such reconciliation discrepancies.

30.                Intellectual Property

30.1             Warranty by Contractor

The Contractor represents and warrants that:

(a)                 it has all appropriate licences of or title to all Intellectual Property that is required by it for the purpose of its obligations under this agreement;

(b)                 any other entity that performs obligations under this agreement on behalf of the Contractor has all appropriate licences of or title to all Intellectual Property that is required for that purpose;

(c)                 the Developed Intellectual Property, the Licensed Intellectual Property, the Intellectual Property in the Third Party Software and the Equipment IP are all the Intellectual Property that is required to design, develop, integrate, install, test, implement, operate, replace, maintain, refurbish, extend, upgrade or modify the Solution, or any part of it, at any time;

(d)                 it has authority to grant, assign or licence (as the case may be) all Intellectual Property rights granted to the Principal under this agreement;

(e)                 every item of the Software used or to be used in the Solution is contained in the List of Software or later identified in accordance with clause 30.8(e); and

(f)                  it has the authority to undertake the obligations concerning the Third Party Software and Equipment IP contained in clauses 30.10 and 30.11.

30.2             Contractor’s Indemnity

(a)                 Subject to clause 30.2(f), the Contractor will indemnify the Principal and the Operators and anyone receiving a right through the Principal to exercise any Intellectual Property assigned, granted or licensed to the Principal under this agreement and any of their officers, employees, agents and contractors against:

(i)                  all claims which may be brought or made against either or both of the Principal and any Operator by any person in respect of:

A.                 any alleged infringement of Intellectual Property by the Contractor, its subcontractors or any of their officers, employees, agents, contractors, sub-licensees, or assignees or any Related Body Corporate in the course of, or incidental to performing any obligations under this agreement or in the course of, or incidental to, exercising the Intellectual Property the subject of the licences granted under clause 30.5(c) ;

B.                  any alleged infringement of Intellectual Property by the use by the Principal or any Operator of any Intellectual Property that is assigned or licensed to the Principal under clauses 30.4 or 30.5 of this agreement except to the extent that the claim arises out of any modification (other than the act itself of modifying) to the Intellectual Property without the prior written consent of the Contractor (such consent not to be unreasonably withheld or delayed); and

(ii)                 any costs, expenses, or damages (including legal fees on an indemnity basis) that may be suffered or incurred by the Principal or any Operator in connection with any such claim,

except to the extent that such claim is caused by a breach of this agreement by the Principal.

(b)                 The Contractor is not liable to indemnify the parties indemnified as provided in this clause 30.2 to the extent that the claim, costs, expenses or damages results from any actions taken, defended or compromised by a party indemnified after having become aware of the claim.

(c)                 A party indemnified must, as soon as is reasonably practicable after it becomes aware of a claim:

(i)                  notify the Contractor in writing of the alleged infringement;

(ii)                 give the Contractor at the time of notification the option to conduct the defence of the claim; and

(iii)                provide the Contractor (at the Contractor’s expense) with reasonable assistance in conducting the defence of such claim.

(d)                 Clause 30.2(b) and clause 30.2(c)(ii) do not apply where:

(i)                  interlocutory proceedings are commenced against a party indemnified on an urgent basis;

(ii)                 the party indemnified reasonably considers that there is insufficient time to notify the Contractor and for the Contractor to commence defence of such proceedings on behalf of the party indemnified;

(iii)                the party indemnified initially defends such proceedings; and

(iv)               as soon as practicable after the commencement of the proceedings gives the Contractor the option to conduct the defence of such proceedings.

(e)                 Clause 30.2(c)(ii) does not apply to claims which would or may prevent the continued operation of the Solution and the party indemnified:

(i)                  to the extent reasonably practicable, consults in good faith with the Contractor with respect to such claims; and

(ii)                 does not in the course of defending or compromising such claims make admissions which may materially affect the validity of the Licensed Intellectual Property without the written consent of the Contractor (such consent not to be unreasonably withheld).

(f)                  To the extent that the indemnity in clause 30.2(a) applies to claims, costs, expenses or damages for patent infringement claims, that indemnity is limited to claims, costs, expenses or damages for patent infringements by the Principal, contractors of the Principal providing services to the Principal, or by Governmental Agencies receiving a right through the Principal to exercise any Intellectual Property assigned, granted or licensed to the Principal under this agreement, to the extent the claims relate to:

(i)                  automated fare collection;

(ii)                 micropayment processing; or

(iii)                business processes used at any time by the Contractor in carrying out the Work.

30.3             Contractor to Rectify Infringements

Notwithstanding clauses 30.1 and 30.2, if as a result of any alleged infringement or threatened infringement of Intellectual Property rights the Principal, Operator, Contractor, or any other entity performing Work is stopped (whether by court order or otherwise) from exercising Intellectual Property it had been exercising or was proposing to exercise to perform the Work, the Contractor, at the Contractor’s sole cost and expense must:

(a)                 secure for the Principal the right to continue exercising such Intellectual Property; or

(b)                 replace such Intellectual Property with non-infringing Intellectual Property; or

(c)                 modify any materials, Device or other equipment, Software or processes so that they become non- infringing or remove any materials, Device or other equipment, Software or processes that are infringing and refund sums paid for them without prejudice to any other rights of the Principal.

If the amount of time necessary to proceed with one of these options is deemed excessive by the Principal, the Principal may direct the Contractor to select another option and the Contractor must comply with that direction.

30.4             Rights Granted to the Principal

(a)                 The Contractor grants to the Principal a permanent, irrevocable, royalty-free, non-exclusive licence to exercise the Licensed Intellectual Property.  The Principal may exercise:

(i)                  in the Territory, the Licensed Intellectual Property including that part of the Licensed Intellectual Property which is Intellectual Property in the Solution Documentation;

(ii)                 anywhere outside the Territory, that part of the Licensed Intellectual Property which is Intellectual Property in the Solution Documentation, provided that such exercise is not, at the time of such exercise, to the competitive detriment of the Contractor or for the purpose of commercialising such Intellectual Property.

(b)                 The licence granted in clause 30.4(a):

(i)                  arises in respect of:

A.                 each component of the Licensed Intellectual Property upon payment by the Principal of the amount payable at the end of the Phase which payment includes that component; and

B.                  the Licensed Intellectual Property, to the extent that it has not already arisen under 30.4(b)(i)A, upon payment by the Principal of the amount payable at the end of the NTS Operational Proving Phase, however if the Principal makes the payment referred to in clause 30.5(b), that licence arises in respect of all the Licensed Intellectual Property which:

1)                  subsists in the Solution;

2)                  comprises the Escrow Material; and

3)                  is Software which is used by, or on behalf of, the Contractor to interface the Initial Services or the Core Services with the Solution,

as it stands at that date (provided that, for the avoidance of doubt, the release of such Escrow Material will remain governed by clause 30.6);

(ii)                 may be sub-licensed, provided that the Principal shall be liable to the Contractor for all acts or omissions of the sub-licensee in relation to the Licensed Intellectual Property as if they were acts or omissions of the Principal; and

(iii)                will survive expiry of this agreement and termination of this agreement on any basis.

30.5             Developed Intellectual Property

(a)                 All Developed Intellectual Property will be owned by the Principal.  The ownership of:

(i)                  [**]% of each component of the Developed Intellectual Property vests in the Principal on the date of payment by the Principal of the amount payable at the end of the Phase in which that part of the Solution in which the relevant component of the Developed Intellectual Property subsists has been created; and

(ii)                 [**]% of the Developed Intellectual Property to the extent that it has not already vested under clause 30.5(a)(i) vests in the Principal on the date of payment by the Principal of the amount payable at the end of the NTS Operational Proving Phase.

(b)                 In relation to any Developed Intellectual Property partially owned by the Principal under clause 30.5(a), at any time prior to the date of payment by the Principal of the amount payable at the end of the NTS Operational Proving Phase, the Principal may make a payment of the lesser of:

(i)                  [**]% of the value of the components of that Developed Intellectual Property; and

(ii)                 $[**],

in which case the remaining [**]% of that Developed Intellectual Property vests in the Principal.

(c)                 The Principal grants to the Contractor and its sub-contractors a non-exclusive, royalty free licence during the Term to exercise such of the Intellectual Property referred to in clauses 30.5(a), 30.13(a) and 30.14 as the Contractor and its sub-contractors reasonably requires to perform its obligations under this agreement.

(d)                 The Principal grants to the Contractor a licence to exercise the Developed Intellectual Property outside the Territory (“the Contractor Licence”) on the following terms:

(i)                  the Contractor Licence is exclusive;

(ii)                 the Contractor Licence is permanent and irrevocable;

(iii)                during the Term, the Contractor must pay the Principal $[**] each time:

A.                 all or any part of the Developed Intellectual Property or Licensed Intellectual Property is installed outside the Territory other than on a development environment;  or

B.                  the Contractor or any of its Related Bodies Corporate supplies the whole or a substantial part of a transit ticketing system or micro payments system outside the Territory of the same or similar nature to the Solution;

(iv)               the Principal may, through an independent auditor reasonably acceptable to the Contractor, audit the records of the Contractor to ascertain if the Contractor has complied with its obligations under paragraphs (iii) and (vi);

(v)                the Contractor must notify the Principal if any claim is or is likely to be brought against it, its subcontractors or any of their officers, employees, agents, contractors, sub-licensees or assignees or any Related Body Corporate in the course of, or incidental to, exercising the Intellectual Property the subject of the Contractor Licence;

(vi)               the Contractor Licence may be sublicensed to any entity the Contractor thinks appropriate with whom the Contractor enters into a valid enforceable agreement which requires the sublicensee to take reasonable security precautions to prevent unauthorised copying, use or disclosure of the Intellectual Property being sublicensed; and

(vii)              except where a sub-licence is granted to a sub-contractor of the Contractor to undertake work for or provide services to the Contractor, the Contractor shall give the Principal notice of the fact of entering into a sublicense, the identity and contact details of the sublicensee and the purpose of the sublicense as soon as is reasonably practical after the sublicense is entered into.

(e)                 During the Term, the Contractor must supply Software upgrades and enhancements, incorporating all improvements and functionality developed by or on behalf of the Contractor or its Related Bodies Corporate for systems outside the Territory and relevant to the Solution, to the Principal free of charge.

(f)                  The Contractor must, in consultation with the Principal, take such reasonable steps as the Principal reasonably requests in order to confirm or monitor the Principal’s ownership of the Developed Intellectual Property.

(g)                 The Contractor will indemnify the Principal against all claims which may be brought or made against the Principal by any person in respect of:

(i)                  any alleged infringement of Intellectual Property arising out of any exercise by the Contractor of the Contractor Licence; and

(ii)                 any costs, expenses or damages (including legal fees on an indemnity basis) that may be suffered or incurred by the Principal in connection with any such claim,

except to the extent that such claim is caused by a breach of this agreement by the Principal.

30.6             Escrow

(a)                 The Contractor must prior to the payment of the Milestone Payment due after the Completion Date for the NTS Mobilisation Phase, and at all times thereafter, maintain a copy of the Escrow Material for the current or proposed configuration of the Solution, and its immediately preceding version, in escrow with the Escrow Agent on the terms of the Escrow Agreement.  For the purposes of this sub-clause, version means a new edition of the Software which contains substantial new functionality or incorporates substantial internal restructuring of the Software or any other improvement, modification, fixed, update, additional alteration to Software.

(b)                 Subject to paragraph (e) the Principal will be entitled, at no cost to the Principal, to be provided with the Escrow Material (except the material referred to in paragraphs (c), (d) or (e) of the definition of Escrow Material) at any time if any of the following events occur:

(i)                  the Principal terminates this agreement as provided in clause 42;

(ii)                 the Term expires (after all and any extensions pursuant to clause 26);

(iii)                the Principal gives the Contractor a written request for Escrow Material in accordance with clause 30.6(d); or

(iv)               the Principal terminates this agreement as provided in clause 43 after the payment by the Principal of the amount due under this agreement as a consequence of the Principal issuing a Certificate of Completion in respect of the NTS Operational Proving Phase.

Where a written request is made under clause 30.6(b)(iii), the Principal is only entitled to be provided with that part of the Escrow Material which is the subject of the written request.

(c)                 Subject to paragraph (e), if any or all of the Devices supplied by Ascom are no longer manufactured by or on behalf of Ascom and:

(i)                  such event occurs after the term of this agreement; or

(ii)                 if such event occurs during the term of this agreement, the Contractor commits an Event of Default in failing to support, maintain or supply those Devices in accordance with this agreement, the Principal will be entitled upon giving written notice to the Contractor, at no cost to the Principal to be provided with that part of the material referred to in paragraph (c) of the definition of Escrow Material.

(ca)                Subject to paragraph (e), if any or all of the Devices supplied by Wayfarer are no longer manufactured by or on behalf of Wayfarer and:

(i)                  such event occurs after the term of this agreement; or

(ii)                 if such event occurs during the term of this agreement, the Contractor commits an Event of Default in failing to support, maintain or supply those Devices in accordance with this agreement, the Principal will be entitled upon giving written notice to the Contractor, at no cost to the Principal to be provided with that part of the material referred to in paragraph (d) of the definition of Escrow Material.

(cb)                Subject to paragraph (e) if any or all of the Devices supplied by Gunnebo are no longer manufactured by or on behalf of Gunnebo and:

(i)                  such event occurs after the term of this agreement; or

(ii)                 if such event occurs during the term of this agreement, the Contractor commits an Event of Default in failing to support, maintain or supply those Devices in accordance with this agreement, the Principal will be entitled upon giving written notice to the Contractor, at no cost to the Principal to be provided with that part of the material referred to in paragraph (e) of the definition of Escrow Material.

(d)                 A written request under clause 30.6(b)(iii) must only be made where the Principal has a reasonable need for the Escrow Material and must be limited to that part of the Escrow Material for which the Principal has a reasonable need.

(e)                 The Principal will be entitled once every 12 months (at its cost) to have an auditor review, analyse and conduct tests in relation to materials maintained in escrow with the Escrow Agent for the purposes of:

(i)                  verifying that the Contractor is complying with clause 30.6(a); and

(ii)                 to review the quality of the material in escrow to ensure there has been no degradation to the material in escrow.

(f)                  The Contractor must, within 10 Business Days of receipt of a written notice from the Principal specifying that an audit pursuant to clause 30.6(e) has determined that the Contractor is not complying with clause 30.6(a) or there has been degradation to the material in escrow, remedy such non-compliance or replace such material as the case may be.

(g)                 Notwithstanding any other provision of this agreement:

(i)                  the Contractor is not required to deposit and maintain in escrow any material that it has already given to the Principal on a permanent basis; and

(ii)                 if the Principal has terminated this agreement under clause 43 prior to the Solution Completion Date, the Principal is not entitled to make a written request under clause 30.6(b)(iii) unless the request is for that part of the Escrow Material that relates to a part of the Solution which the Principal owns.

30.7             Moral Rights

The Contractor must indemnify those indemnified against all Claims which arise in relation to an infringement of Moral Rights resulting from the use, operation, maintenance or modification of the Solution or any part of it.  Those indemnified for the purpose of this clause 30.7 are the Principal, anyone receiving a right through the Principal to exercise any Intellectual Property assigned, granted or licensed to the Principal under this agreement and any of their officers, employees, agents and contractors.

30.8             Physical Material and Software

(a)                 The Contractor must deliver, from time to time, during the Term and upon termination or expiry of this agreement, such physical media embodying the:

(i)                  Developed Intellectual Property;

(ii)                 Licensed Intellectual Property; and

(iii)                Third Party Software and Equipment IP which the Contractor or any Related Body Corporate owns or has appropriate rights to provide,

as the Principal reasonably requests to enable it to fully exercise its ownership and rights under this agreement.  The following provisions of this clause 30.8 do not limit the generality of this clause 30.8(a).

(b)                 The Contractor must, to the extent that it has not already been provided, create and deliver to the Principal prior to the Solution Completion Date one copy of the object code for the Solution (excluding the object code in respect of any Third Party Software) and one copy of the source code for the Developed Intellectual Property.

(c)                 Within 2 Business Days of any change to the object code for the Solution (excluding the object code in respect of any Third Party Software) or the source code for the Developed Intellectual Property, the Contractor must deliver a copy of it to the Principal.

(d)                 Immediately after execution of this agreement, the Contractor must deliver the List of Software to the Principal.

(e)                 Within 5 Business Days of the use by the Contractor, a Related Body Corporate or any of its subcontractors of any Software which is not specified on the List of Software, the Contractor must provide the Principal with the following information:

(i)                  name of the Software;

(ii)                 owner of the Software;

(iii)                details of the basis upon which the Contractor, a Related Body Corporate or any of its subcontractors has the use of that Software;

(iv)               confirmation that the Software is the subject of the warranty in clause 30.1.

(f)                  The obligations in this clause 30.8 do not derogate from any other obligations the Contractor has under this agreement.

(g)                 As a condition precedent to Completion of each Phase the Contractor must provide a list which specifies:

(i)                  the licences for which payment is included in the payment due at the Completion of the Phase; and

(ii)                 the Developed Intellectual Property that will vest in the Principal when the payment due upon completion of that Phase is made.

30.9             Copyright and Circuit Layout Act

Notwithstanding any other provision of this agreement, this agreement does not exclude or limit, or have the effect of excluding or limiting, the operation of subsection 47B(3) or sections 47C, 47D, 47E or 47F of the Copyright Act 1968 (Cth) or Part II, Division 3 of the Circuit Layout Act 1989 (Cth).

30.10           Third Party Software

(a)                 If required by the Principal, the Contractor must sublicense or assign the Contractor’s rights under, or cause a novation of the Contractor’s rights and obligations under, or assist the Principal to obtain direct rights to, Third Party Licences to the Principal:

(i)                  on termination or expiry of this agreement for whatever reason;

(ii)                 at the Principal’s request during the Term; or

(iii)                after the Term.

This clause will be of no application to the extent that it affects Third Party Software that is required by the Contractor to perform its obligations under this agreement and the Principal is unable to obtain for the Contractor necessary rights to continue to use such Third Party Software.

(b)                 In respect of any such sub-licence, assignment, novation or any such direct rights:

(i)                  each Party will bear its own costs of effecting the assignment or novation or obtaining direct rights, except for any fee charged by a relevant Third Party (not being the Contractor or a Related Body Corporate of the Contractor) which shall be paid by the Principal;

(ii)                 the Principal will pay all costs and expenses referable to any period after the date of their assignment or novation;

(iii)                without derogating from clause 30.1, the Contractor must do all acts and things reasonably requested by the Principal to enable the Principal to:

A.                 obtain copies of, and otherwise be appraised of all the terms of, and communications and information concerning, the Third Party Licences and their performance;

B.                  exercise and enforce all rights and perform all obligations under the Third Party Licences as if named as the Contractor; and

C.                  obtain such sub-licence, assignment, novation or direct rights on the same or substantially similar terms (including the remaining duration of any term) as the Contractor has acquired for itself as enables it to fulfil its obligations under the agreement; and

(iv)               on and from the date of the assignment or novation of such Third Party Licences, the Principal must:

A.                 assume all obligations of the Contactor under such Third Party Licences; and

B.                  indemnify the Contractor against all claims in respect of such Third Party Licences which arise on or from the date of assignment or novation of such Third Party Licences.

30.11           Equipment IP

The parties agree that ownership of the Equipment IP does not vest in the Principal pursuant to clause 32.  The Contractor must ensure, however, that at the time ownership of tangible items (including computer hardware) forming part of the Solution vests in the Principal pursuant to clause 32, the Principal has such perpetual, royalty free transferable licences of the Equipment IP as will enable the Principal to fully and effectively use and deal with the tangible items as owner of the tangible items, and to permit others to use those tangible items (including computer hardware) under contract with the Principal.

30.12           Perfecting licences and ownership

(a)                 Without limiting any other provision of this agreement, including clause 30.17, the Contractor must do all things necessary to perfect the licences and ownership granted to the Principal in this clause 30 and otherwise to give effect to the Contractor’s obligations regarding Third Party Software and Equipment IP under this clause 30.

(b)                 The Contractor irrevocably appoints the Principal, or such other person as the Principal nominates from time to time, as the Contractor’s attorney to do such acts and things, in the Contractor’s name, as the Principal reasonably requires in order to exercise the rights under this clause.

30.13           System Data and Logo

(a)                 Notwithstanding any other provision of this agreement, the Contractor agrees and acknowledges that the Principal owns or, where appropriate, holds the lawful registration of:

(i)                  the Brand;

(ii)                 the Open Architecture Specification;

(iii)                the Solution Documentation (other than the Open Architecture Specification) except to the extent of Intellectual Property in such Solution Documentation which is not Developed Intellectual Property;

(iv)               the work referred to in clause 35(h), and the System Data;

(v)                all modifications to the Open Architecture Requirements Document (irrespective of whether such modifications were made by the Contractor, its agents, subcontractors or consultants);

(vi)               all system and component interfaces developed by the Contractor, its Related Bodies Corporate or its agents, subcontractors or consultants,

including all Intellectual Property in these matters.

This ownership vests in the Principal upon payment by the Principal of the amount payable at the end of the Phase in which that matter is required to be delivered pursuant to this agreement or upon the creation of the matter (whichever is the later).

(b)                 The Contractor must ensure that all of its contractual relationships reflect clause 30.13(a).

30.14           Acknowledgement

(a)                 The Contractor acknowledges that the Contractor, its Related Bodies Corporate, its subcontractors, agents and consultants do not own any Intellectual Property in the NTS Requirements Document and can only exercise such Intellectual Property to the extent permitted or authorised under this agreement.

(b)                 The Contractor acknowledges that the Principal, or any party authorised by the Principal, may publish the Open Architecture Requirements Document, or the Open Architecture Specification, as varied, updated or modified.

30.15           Patent validity

If any component of any Intellectual Property which is licensed or assigned under this agreement expires through the effluxion of time or is or becomes invalid, then, without limiting the Principal’s rights in respect of that expiry or invalidity, that component will, to that extent only, be deemed to be excluded from the Intellectual Property licensed or assigned under this agreement and this agreement will otherwise continue in full force and effect.

30.16           Subcontractors

The Contractor must ensure that all of its contracts in relation to this agreement reflect the rights and obligations set out in this clause 30 and must make such contracts available to the Principal for inspection upon request.

30.17           Assurance

(a)                 Subject to 30.17(c), the Contractor will use reasonable endeavours to procure that if any circumstances occur whereby the direct or indirect relationship between the Contractor and the owner of any Licensed Intellectual Property, Third Party Software or Equipment IP not owned by the Contractor concerning the Licensed Intellectual Property, Third Party Software or Equipment IP changes or is likely to change, then:

(i)                  the owner of the Licensed Intellectual Property, Third Party Software or Equipment IP (as applicable) and the Contractor will immediately notify the Principal in writing, which notice must describe, with a reasonable level of detail, the nature of those circumstances and their effect or likely effect on the Principal;

(ii)                 notwithstanding those circumstances, the owner of the Licensed Intellectual Property, Third Party Software or Equipment IP (as applicable) permits the Principal to continue exercising its rights to the Licensed Intellectual Property, the Intellectual Property in all or any part of the Third Party Software or Equipment IP (as applicable) as if such circumstances do not occur, or as the case requires, had not occurred; and

(iii)                the owner of the Licensed Intellectual Property, Third Party Software or Equipment IP (as applicable) and the Contractor will do all such acts and things as the Principal reasonably requests in order to give effect to this clause 30.17.

(b)                 Circumstances referred to in clause 30.17(a) include termination of any licensing arrangement or circumstances involving an inability to pay debts.

(c)                 To give full effect to this clause, the Contractor will ensure that:

(i)                  each of Headstrong, ERG, Ascom and G&D enter into a Deed of Assurance in the form of Schedule 27 in relation to any Licensed Intellectual Property, Third Party Software and Equipment IP owned by Headstrong, ERG, Ascom and G&D (as applicable) as a condition precedent to the payment of the Milestone Payment due after the Completion Date for the NTS Mobilisation Phase; and

(ii)                 each of Wayfarer and Gunnebo enter into a Deed of Assurance in the form of Schedule 27 in relation to any Licensed Intellectual Property, Third Party Software and Equipment IP owned by Wayfarer and Gunnebo (as applicable) at the same time that each of them enters into a Key Contract.

31.                Commercial rights

(a)                 The Contractor acknowledges that the Principal has all rights and benefits it requires in order to exploit the Solution for commercial purposes.

(b)                 The Contractor agrees and acknowledges that, in the absence of any express agreement with the Principal to the contrary, it has no rights to exploit the Solution for commercial purposes.

(c)                 For the purposes of this clause 31, commercial purposes includes:

(i)                  any use, modification or extension or proposed use, modification or extension of the Solution or any part of it, including any Device or otherwise, for purposes other than Transit Purposes;

(ii)                 use, modification or extension or proposed use, modification or extension of the Victorian Smartcard Application or any part of it other than in accordance with this agreement;

(iii)                use of Smartcards issued in accordance with this agreement for purposes other than Transit Purposes;

(iv)               branding or proposed branding of Smartcards and the Victorian Smartcard Application;

(v)                advertising or proposed advertising on Smartcards, the Victorian Smartcard Application and Devices;

(vi)               the involvement or proposed involvement of Smartcards or the Victorian Smartcard Application in a loyalty or marketing scheme;

(vii)              use of information, including trend and Personal Data, derived from the Solution; and

(viii)             any other use or exploitation of any part of the Solution that the Principal owns,

but does not include any exercise of the Licensed Intellectual Property outside the Territory.

32.                Ownership

32.1             Ownership of Solution

Subject to clause 30, ownership of that part of the Solution which is the subject of a Completion Certificate will vest in the Principal free of encumbrances upon payment by the Principal for the relevant Phase.  Ownership of the Solution vests in the Principal free of encumbrances upon the payment in accordance with clause 21.3 of the payment due after Completion of the NTS Regional and Metropolitan Implementation Completion Phase.

32.2             Device and Software

Subject to clause 30, if the Contractor replaces any material, Device, or Software when carrying out its obligations under this agreement, ownership of the replacement material, Device or Software will vest in the Principal.

32.3             Indemnity

The Contractor must indemnify the Principal against all costs, losses, liabilities, damages, expenses, payments, or outgoings the Principal may suffer or incur arising out of or in connection with a failure by the Contractor to ensure that the Principal has unencumbered ownership as required by this clause.

32.4             No Retention of Ownership

The Contractor must ensure that any sub-contracts or supply contracts relating to the Solution do not include any retention of ownership clauses or any clauses under which the sub-contractor or supplier retains any security or other interest in any item which will become part of the Solution which would prevent ownership of those items passing to the Principal in accordance with clause 32.1.

32.5             Fixtures

Nothing in this clause imposes an additional obligation on the Contractor to ensure that any part of the Solution (including any material, Device or Software replaced in the Solution) which is attached to or installed on any property in undertaking the Work in accordance with the Contractor’s obligations under this agreement does not become a fixture on such property.

32A.             Branding

Certain materials, equipment and Software to be incorporated in the Work have been specified in the Contractor’s Response by reference to trade names or the names of manufacturers and relevant catalogue information.  The Contractor, in implementing the Solution, will provide all materials, equipment and software in accordance with the specification for those materials, equipment and Software in the Contractor’s Response, and will not change those materials, equipment or Software without the approval of the Principal which will not be unreasonably withheld if the Contractor has demonstrated to the reasonable satisfaction of the Principal that:

(a)                 the relevant materials, equipment or Software (as the case may be) is or are obsolete or superseded; and

(b)                 the alternative materials, equipment or Software (as the case may be) is or are of at least the same quality or performance.

32B.             Government Purchasing Power

(a)                 The Principal may, by giving written notice to the Contractor, seek the Contractor’s agreement to enable the Principal to itself purchase any material, item of equipment or commercial off the shelf Software which is included in the Contractor’s Response as part of the Solution from alternative suppliers to those being used by the Contractor and, where applicable, provide those materials, items of equipment or commercial off the shelf Software to the Contractor, where it is able to purchase the same materials, equipment or commercial off the shelf Software at a lower price than the cost for those items specified in the Contractor’s Response.

(b)                 If the Principal and the Contractor agree, where the Principal purchases any material, equipment or commercial off the shelf Software under clause 32B(a), the Capital Price will be reduced by the amount the Contractor has specified for that material, item of equipment or commercial off the shelf Software in the Contractor’s Response.  The reduction in the Capital Price will be effected by deducting the relevant amount from:

(i)                  the Payment Milestone to which delivery of the relevant material, equipment or commercial off the shelf Software relates; or

(ii)                 where delivery of the material, equipment or commercial off the shelf Software relates to more than one Payment Milestone or it is unclear to which Payment Milestone the delivery relates, the next Payment Milestone occurring after the relevant notice given under clause 32B(a).

33.                Loss or Damage

33.1             Make Good

Except as otherwise provided in this agreement including clause 23.9:

(a)                 the Contractor must promptly make good any loss or damage to the Solution (including damage to associated or proximate Device or other equipment, vehicles and vessels); and

(b)                 if, as the result of any Work, damage is caused to the property of the Principal, a Bus Operator or an Access Provider the Contractor must promptly make good such loss or damage,

during the Term.

33.2             Reinstatement

If any part of the Solution for which the Contractor is responsible is damaged or destroyed the Contractor must (without limiting its obligations under this clause):

(a)                 subject to allowing reasonable time for inspection by insurers, take immediate steps to clear any debris and begin initial repair work and commence the prompt repair or replacement of the damage so that:

(i)                  it complies with the Solution Documentation and this agreement, including the Requirements Document; and

(ii)                 there is minimal disruption to the Solution such that, to the greatest extent possible, the Contractor continues to comply with its obligations under the Project Documents;

(b)                 manage all repair and replacement activities subject to the direction of the Principal and so as to minimise the impact on Delivery, the provision of the Initial Services and the Core Services or the Solution; and

(c)                 subject to clause 36.3(c), apply all insurance proceeds in the repair or reinstatement of the Solution,

unless the Principal determines that there is no repair and replacement activities to be undertaken, in which case the Contractor must pay the Principal the amount which it would have incurred in carrying out any repair and replacement activities.

33.3             Discrepancies

The Contractor is responsible for all discrepancies that result from fraud, misrepresentation, criminal or other wrongful act, theft or default by the Contractor, its officers, employees, subcontractors or agents or any Related Body Corporate and will indemnify the Principal against any liability, cost, charge, expense or damages it suffers or incurs as a result of such fraud, misrepresentation, criminal or other wrongful act, theft or default.

34.                Security Bonds

34.1             Provision of Security Bonds

The Contractor must, on the date of this agreement, provide to the Principal, for the purposes of ensuring the due and proper performance of its obligations under this agreement, Security Bonds with an expiry date no earlier than 3 years from the date of this agreement in a form and substance satisfactory to the Principal for the following amounts:

(a)                 for the amount of $30,000,000 (“Bond 1”); and

(b)                 for the amount of $15,000,000 (“Bond 2”).

34.2             Replacement of Bonds

(a)                 Subject to the release of the Security Bonds under clause 34.7, the Contractor must, at least 1 month prior to the anniversary date of this agreement each year, provide the Principal:

(i)                  with respect to Bond 1 either:

A.                 an extension certificate for the current Security Bond for a further period of no less than 3 years from the relevant anniversary of this agreement; or

B.                  a replacement Security Bond in a form and substance satisfactory to the Principal for the total amount of Bond 1, less any proceeds of Bond 1 demanded and received by the Principal prior to that time, with an expiry date no earlier than 3 years from the relevant anniversary of the date of this agreement; and

(ii)                 with respect to Bond 2 either:

A.                 an extension certificate for the current Security Bond for a further period of no less than 3 years from the relevant anniversary of this agreement; or

B.                  a replacement Security Bond in a form and substance satisfactory to the Principal for the total amount of Bond 2, less any proceeds of Bond 2 demanded and received by the Principal prior to that time, with an expiry date no earlier than 3 years from the relevant anniversary of the date of this agreement.

(b)                 If the Principal does not receive the extension certificates or replacement Security Bonds required under clause 34.2(a) at least 1 month prior to the anniversary of the date of this agreement each year, the Principal is entitled to demand and receive the proceeds of the current Security Bonds and deposit those proceeds in the Bond Security Account.

(c)                 If the Contractor provides the Principal with a replacement bond in accordance with clause 34.2(a)(i)B or clause 34.2(a)(ii)B, the Principal and the Contractor shall exchange the relevant existing bond held by the Principal for the replacement bond.

34.3             Operation of Bond Security Account

(a)                 Any interest earned on money in the Bond Security Account will be paid to the Principal.

(b)                 If the Principal deposits money into the Bond Security Account under this clause and the Contractor subsequently provides Security Bonds satisfying the requirements of this clause, the Principal will release the money in the Bond Security Account to the Contractor.

(c)                 On the later of:

(i)                  the day 1 month after the end of the Defects Liability Period; and

(ii)                 the day 1 month after the payment by the Contractor of all liquidated damages and all other money owing to the Principal under this agreement,

the Principal shall release any money in the Bond Security Account which exceeds the total amount for Bond 2, to the Contractor.  On the date 12 months after the expiration of the Term or earlier termination of this agreement and due compliance by the Contractor of all of its obligations to the Principal, the Principal shall release the money in the Bond Security Account to the Contractor.

34.4             Access of the Principal to Security Bonds

Without in any way limiting the Principal’s rights to demand, receive, or use the proceeds of the Security Bonds, the Principal will be entitled to demand, receive, and use the proceeds of the Security Bonds or use any money deposited into the Bond Security Account whenever it asserts a right to the payment of moneys by the Contractor under, arising out of or in connection with this agreement or otherwise at Law relating to the Solution.

34.5             The Contractor not to injunct the Principal

The Contractor must not take any steps to injunct or otherwise restrain:

(a)                 any issuer of a Security Bond from paying the Principal pursuant to a Security Bond;

(b)                 the Principal from taking any steps for the purpose of making a demand under the Security Bonds or receiving payment under the Security Bonds; or

(c)                 the Principal using the money received under the Security Bonds.

34.6             Security Bonds to be provided as a condition precedent

The Contractor will provide the Security Bonds to the Principal under clause 34.1 as a condition precedent to this agreement.

34.7             Return of Security Bonds

The Principal will release the Security Bonds to the Contractor as follows:

(a)                 on the later of:

(i)                  the day 1 month after the expiration of the Defects Liability Period; and

(ii)                 the day 1 month after the payment by the Contractor of all liquidated damages and all other money owing to the Principal under this agreement,

the Principal must release the balance of Bond 1 then held to the Contractor;

(b)                 on the date 12 months after the expiration of the Term or earlier termination of this agreement and due compliance by the Contractor of all of its obligations to the Principal, the Principal must release the balance of Bond 2 then held to the Contractor.

34.8             No limit

In no event will the existence of the Security Bonds or the stated amount of them be construed to limit the amount of damages payable by the Contractor under or in accordance with this agreement.

35.                Open Architecture and Changes to the Solution

(a)                 The Contractor acknowledges that the Principal, the Operators or any of them may use parties other than the Contractor to vary, extend or modify the Solution including to provide additional equipment, work and Software in respect of the Solution.

(b)                 The Principal must notify the Contractor before the Principal, the Operators or any of them use a party other than the Contractor to vary, extend or modify the Solution including to provide additional equipment, work and Software in respect of the Solution.  The notice must specify with reasonable detail the proposal for using such a third party and the scope of the proposed variation, extension or modification of the Solution (a “Proposal”).

(c)                 The Contractor may, not later than 2 Business Days after receipt of a notice from the Principal under clause 35(b) request in writing to the Principal’s Representative such additional information in relation to the Proposal as the Contractor reasonably requires to undertake an analysis of the likely impact of the Proposal on the Solution, the Initial Services and the Core Services (an “Impact Analysis”).

(d)                 Within 5 Business Days (or such longer period as may be agreed between the parties) of receipt of a notice from the Principal under clause 35(b) or the date on which the Principal provides the additional information requested by the Contractor under clause 35(c), the Contractor must provide the Principal’s Representative with a written response to the Principal’s notice (a “Response”).  The Response must set out the results of the Impact Analysis, the extent (if any) to which, in the Contractor’s reasonable opinion, the Contractor’s performance and service obligations and warranties under this agreement would need to be varied as a consequence of the Proposal and the Contractor’s conclusions, including reasons, in relation to the feasibility of the Proposal.  The Response may be disclosed by the Principal to the Operators or any of them which are relevant to the Proposal.

(e)                 The Principal will act reasonably and take the Response into account in deciding whether or not to proceed to implement (or to amend and implement) the Proposal to which the Response relates, or, in the case of a Proposal for the Operators or any of them to use a party other than the Contractor to vary, extend or modify the Solution, the Principal will provide a copy of the Response to the relevant Operator or Operators.

(f)                  If the Principal, the Operators or any of them decide to proceed with implementation (or the amendment and implementation) of a Proposal, the Principal must notify the Contractor before the Principal, the Operators or any of them use the relevant third party.  The notice must specify the extent (if any) to which the Contractor’s performance and service obligations and warranties under this agreement are to be varied as a consequence of using such third party.  The Principal must take into account the Response and act reasonably in determining the content of the notice.  For the avoidance of doubt, if the Contractor considers that the Principal has not acted reasonably in determining the content of such notice, it may refer this matter to the Expert for determination in accordance with clause 49.5.

(g)                 If the Contractor accepts the variation to the Contractor’s performance and service obligations and warranties specified in the notice given under clause 35(f), the performance and service obligations and warranties are varied as set out in the notice.  If the Contractor does not accept the variation to the Contractor’s performance and service obligations and warranties specified in the notice given under clause 35(f), the Contractor must perform the variation, extension or modification on substantially the same terms that the party other than the Contractor was proposing and the Contractor’s performance and service obligations and warranties under this agreement will be varied as determined by the Expert under clause 49.5, or in the case of clauses 49.5(l) or (m), by the Arbitrator.

(h)                 The Contractor agrees that any interface work required by the Principal to be undertaken by the Contractor in order to integrate any new or additional equipment, works or Software supplied by a party other than the Contractor into the Solution (other than interface work which is included in the Initial Services or Core Services) will be performed by the Contractor as a Variation in accordance with clause 20.

(i)                  Any Initial Services or Core Services which the Principal requires the Contractor to provide in respect of any variation, extension or modification to the Solution carried out by a party other than the Contractor (other than such services which are included within the Initial Services or Core Services) will be a Variation in accordance with clause 20.

(j)                  The Contractor must:

(i)                  subject to the other terms of this agreement, not make (or permit to be made) any changes to the Solution or the Initial Services and Core Services without the Principal’s prior written approval; and

(ii)                 notify the Principal of any change made to the Solution.

36.                Insurance

36.1             Insurances

(a)                 The Contractor will, at its own cost, and by no later than the date the Principal issues a Certificate of Completion in respect of the NTS Mobilisation Phase or, in the case of the insurances described in clause 36.1(a)(ii) and (iv), by the Commencement Date, effect and maintain the following insurances:

(i)                  insurance policy or policies providing cover for:

A.                 physical loss, destruction or damage to all property identifiable as forming or to form part of the Work or the Solution for a sum insured of not less than $[**];

B.                  physical loss, destruction or damage occurring in transit (including marine transit, if applicable) to any relevant item intended to be employed in or in connection with the Work or the Solution, from the time at which the risk in respect of such items passes from the manufacturer or vendor to the Contractor, for a sum insured of not less than the value of the property;

C.                  loss of cash in transit within Australia, including loss due to theft, from the date on which the Contractor commences providing the Cash Collection Services;

D.                 consequential loss (business interruption) in respect of additional expenditure/increased costs of working, claims preparation costs and loss of turnover/output arising out of physical loss, destruction or damage to the property identified in clause 36.1(a)(i)A, for a sum insured of not less than $[**];

(ii)                 public and products liability, indemnifying all third party claims in respect of:

A.                 loss, destruction or damage to real or personal property, including property of the Principal, and including ensuing loss of use of that property (legal liability only); and

B.                  personal injury, disease or death of any person,

arising out of or in connection with the Work or the Solution including arising out of or in connection with rail risks, both for a sum insured of not less than $[**] for any one claim and in the aggregate (public liability) and for all claims in the aggregate, any one period of insurance (product liability);

(iii)                current motor vehicle registration insurance in respect of all vehicles of the Contractor used in connection with the Work or the Solution;

(iv)               professional indemnity insurance for itself and its employees against civil liability arising out of or in connection with the Work or the Solution, for a sum insured of not less than $[**] million for any one claim and in the aggregate;

(v)                employer’s liability and workers’ compensation insurance against any liability which may arise at common law or by virtue of any relevant workers’ compensation or employers’ liability legislation, whenever and to the extent required by law;

(vi)               key person insurance providing cover for loss resulting from death or disability of key personnel involved in management of the Work or the Solution and the costs of acquiring a suitable replacement;

(vii)              fidelity guarantee and computer crime insurance for a sum insured of not less than $[**] million for any one claim to enable the Contractor to fulfil its obligations under clause 33.3; and

(viii)             other insurances which the Principal reasonably requires as agreed in writing prior to the Commencement Date.

(b)                 In addition to the insurances referred to in clause 36.1(a), the Contractor will effect and maintain all insurances in a manner and to such extent which is reasonable and customary for a prudent business enterprise engaged in similar Work or providing similar services.

(c)                 The Contractor must maintain the insurances referred to in clauses 36.1(a) and 36.1(b) until:

(i)                  in the case of the insurance required under clause 36.1(a)(i)C until the expiry of the Initial Services Term or the earlier termination of the Initial Services;

(ii)                 in the case of the required professional indemnity insurance, 7 years from the expiry of the Term or earlier termination of this agreement; and

(iii)                in the case of the other insurances, until the expiry of the Term or earlier termination of this agreement.

36.2             General Requirements

(a)                 All insurance which the Contractor is required to effect under this agreement:

(i)                  must be effected with insurers with an S & P or Moodys or A.M. Best rating of no less than A minus (or the equivalent) and otherwise be approved by the Principal; and

(ii)                 must be on the terms required by clause 36.3 and otherwise as approved by the Principal.

(b)                 The Contractor must:

(i)                  punctually pay all premiums, commissions, stamp duties, charges, taxes and other expenses necessary for effecting and maintaining in force each such insurance policy required by this agreement;

(ii)                 pursue any insurance claim in relation to the Project expeditiously;

(iii)                not do anything or permit anything to be done which may prejudice any insurance policy required by this agreement or omit to do anything where such omission may prejudice any such insurance policy;

(iv)               notify the Principal of any fact or circumstance or change in circumstances which may prejudice any such insurance policy;

(v)                provide any information requested by the insurer in relation to any such insurance policy;

(vi)               notify the relevant insurer of any enhancement in the value of the property required to be insured under clause 36.1(a)(i)A which increase the value of that property; and

(vii)              comply at all times with the terms and conditions of each such insurance policy including, without limitation, the provisions relating to disclosure, notification and claims co-operation.

(c)                 The Contractor may arrange such other insurance as it may reasonably require.

(d)                 In the case of the insurances specified in clause 36.1(a)(iv), the Contractor will use its best endeavours to ensure that any subcontractors and consultants whom it may engage in their professional capacity have professional indemnity insurance on similar terms appropriate to the responsibilities undertaken.

(e)                 In the case of the insurances specified in clause 36.1(a)(v), the Contractor will ensure that each of its subcontractors and consultants who are themselves employers will effect such insurance as required by law.

36.3             Contents of Policy

Insurances which the Contractor is required to effect under this agreement must contain terms such that:

(a)                 subject to clause 36.3A, no policy has a deductible greater than $[**];

(b)                 in the case of the insurances specified in clauses 36.1(a)(i), 36.1(a)(ii), 36.1(a)(vi) and 36.1(a)(viii), the insurances must insure the Contractor, the Principal, the Government and the Governmental Agencies to the extent of their insurable interest according to the Project Documents, for their respective rights, interests and liabilities, in the totality of the subject matter of the insurance;

(c)                 in the case of the insurances specified in clause 36.1(a)(i) and to the extent that the insurer agrees to do so:

(i)                  proceeds of any payment in respect of such insurance are to be paid to the Principal or to such account as the Principal may require; and

(ii)                 the Principal will then make these proceeds available to the Contractor in order that it be able to meet its contractual obligations under clause 33.2(c),

provided that if the Contractor directly receives any proceeds from the insurances specified in clause 36.1(a)(i) it will pay all such proceeds to the Principal or to such account as the Principal may require and paragraph (ii) of this clause 36.3 will then apply.

(d)                 the case of the insurances specified in clause 36.1(a)(ii), there is a cross liability clause for the purposes of which the insurer accepts the term “insured” as applying to each of the persons comprising the insured as if a separate policy of insurance had been issued to each of them (subject always to the limit of the policy not being increased as a result);

(e)                 in the case of all insurances required by this agreement, the insurer:

(i)                  will not impute to a named party or loss payee knowledge or intention or a state of mind of the policy holder or of any other named party or loss payee;

(ii)                 acknowledges that the insured parties’ and loss payees’ interest is in the entire assets and undertaking of the Work and the Solution and waives any rights of subrogation it may have against them;

(f)                 in the case of all insurances required by this agreement, no reduction in limits or scope of coverage affecting the Work or the Solution will be made in any such policy during the period of insurance; and

(g)                 in the case of all insurances required by this agreement, the policy is subject to and governed by the laws of the place where the insurance claim arises and is brought.

36.3A          Payment of deductibles

The Principal acknowledges that some insurance policies required to be effected by the Contractor under this clause 36 will have deductibles greater than $[**] but not more than US$[**] (or such other amount notified to the Principal in accordance with this clause).  Where the Government or Governmental Agencies having an insurable interest according to the Project Documents (in this paragraph the “Other Insured Parties”) or the Principal under the insurances required to be effected and maintained under this clause 36 has paid or incurred, or is required to pay or incur, any deductible in respect of a claim made or to be made or which, but for the size of the deductible, would have been made under an insurance policy which is required to be effected by the Contractor under this clause 36 and such deductible is greater than $[**], or where the Principal or any Other Insured Party could, but for the size of the applicable deductible have made a claim under such an insurance policy, [**] under and in accordance with clause 12 of the Parent Company Guarantee [**] by the Principal or any Other Insured Party [**].  The Principal will [**].  If the deductible under the Keane Inc. global insurance policy is proposed to be increased above US$[**] at any time during which the Contractor’s obligations to effect and maintain insurance under this clause 36 are being met under the Keane Inc. global insurance policy, the Contractor will give written notice to the Principal of any such increase in the deductible taking effect.

36.4             Information

(a)                 Except to the extent it may be prevented by commercial confidentiality obligations owed towards its insurer, the Contractor must give the Principal certified copies of all:

(i)                  policies or, if the Contractor is bound by a duty of confidentiality to the issuer of any such policy prohibiting disclosure of its terms, then instead of a copy of such policy, a letter from the insurance broker to the

Principal stating that the policy conforms with the requirements of this agreement, and containing a statement acknowledging that the Principal is relying upon that representation;

(ii)                 renewal certificates; and

(iii)                endorsement slips,

as soon as it receives them from the insurer.

(b)                 The Contractor must, upon request, provide to the Principal:

(i)                  copies of receipts for payment of premiums for any insurance policy required by this agreement;

(ii)                 certificates of currency in respect of each insurance policy required by this agreement;

(iii)                such other details as to each such insurance policy as the Principal may reasonably require.

(c)                 The Contractor must notify the Principal, immediately upon the occurrence of an event which would or may entitle the Contractor to make a claim under any insurance policy (other than the professional indemnity insurance policy), and promptly do anything necessary in respect of such a claim including, without limitation, notifying the insurer.

36.5             Remedy of Default

If any default is made by the Contractor in effecting or maintaining an insurance policy required by this agreement in accordance with this agreement or if any such insurance policy becomes void or voidable, the Principal may (but is not obliged to) effect or maintain said insurance policy at the cost of the Contractor.

36.6             Enforcement

The Contractor will do all things reasonably necessary and provide all documents, evidence and information necessary to enable the Principal to collect or recover any moneys due or to become due to the Principal in respect of any insurance policy required by this agreement.

36.7             Cancellation and Change

(a)                 Without prejudice to the requirements of this clause, the Contractor will not cause or take any steps to bring about the lapse, cancellation, material change or reduction of any insurance policy required by this agreement.

(b)                 Without limiting its obligations under this agreement, the Contractor will immediately notify the Principal of any lapse, cancellation, material change or reduction of any insurance policy required by this agreement and will provide to the Principal promptly upon receipt a copy of all notices it receives from any insurer relating to any proposed lapse, cancellation, material change or reduction of any such insurance policy.

(c)                 The Contractor will immediately notify the Principal in the event that a risk covered by any of the insurances required by this agreement becomes an uninsurable risk.

(d)                 Provided that the Contractor has given the Principal notice in accordance with clause 36.7(b) or (c) as applicable, the Contractor will not be in breach of its obligations to effect and maintain the insurances required under this clause 36 to the extent that, and for so long as it has demonstrated to the satisfaction of the Principal that insurance cover for a risk required to be so maintained is not available to:

(i)                  the Contractor; or

(ii)                 if the Contractor is at the relevant time meeting its obligations under this clause 36 under the Keane Inc. global policy, Keane Inc.,

on commercially reasonable terms in the international insurance market place from insurers meeting the requirements of clause 36.2(a)(i).  If the Contractor has obtained any relief from its insurance obligations pursuant to this clause 36.7(d), the Contractor must, at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B, give to the Principal written confirmation that the relevant insurance cover remains unavailable as described in this clause 36.7(d).

37.                Force Majeure

37.1             Force Majeure Notice

(a)                 If the Contractor alleges or wishes to claim that Force Majeure has occurred the Contractor must give the Principal prompt written notice of the Force Majeure once it becomes aware of the same and the obligations affected together with full particulars of all relevant matters including:

(i)                  details of the Force Majeure;

(ii)                 details of the obligations affected;

(iii)                details of the action that the Contractor has taken and/or proposes to take to remedy the situation;

(iv)               an estimate of the time during which the Contractor will be unable to carry out its obligations due to the Force Majeure;

(v)                an estimate of the costs that the Contractor will incur to remedy the situation; and

(vi)               details of all insurance moneys upon which the Contractor will be able to rely in making good damage caused by the Force Majeure.

(b)                 After giving notice under clause 37.1(a) the Contractor must continue to provide to the Principal all relevant information pertaining to the Force Majeure.

37.2             Meeting, Application of Provisions

The parties must meet within 5 Business Days of service of a notice of a Force Majeure event to determine:

(a)                 if the Force Majeure is covered by insurance;

(b)                 the estimated length of time for which the Force Majeure will continue; and

(c)                 a plan of action to remedy (if possible) the effects of the Force Majeure.

37.3             Suspension of Obligations

(a)                 If a Force Majeure occurs each party’s obligations under this agreement (other than under this clause 37) which are affected by the Force Majeure will be suspended but only to the extent and for so long as such obligations are affected by the Force Majeure.

(b)                 If a Force Majeure occurs and a notice under clause 37.1(a) is issued, no party will be in default of its obligations under this agreement in so far as the failure or delay in the observance or performance of those obligations by that party is caused by the Force Majeure specified in the Force Majeure notice.

(c)                 Upon the Principal or the Contractor (as the case may be) becoming able to recommence performing its obligations which were suspended under clause 37.3(a), the Principal or the Contractor (as the case may be) must recommence the performance of those obligations.

37.4             Duty to Remedy Force Majeure

(a)                 Where there is a remedy, the Contractor must use its reasonable endeavours to remedy the effects of a Force Majeure promptly, including making any reasonable expenditure of funds which may mitigate or avoid the effect of the Force Majeure.

(b)                 Where a Force Majeure has resulted in damage to the Solution, the Contractor must:

(i)                  promptly reconstruct, rectify or replace that part of the Solution which has been damaged; and

(ii)                 apply any insurance proceeds in fulfilment of its obligations under clause 37.4(b)(i) and, if it fails to do so, account to the Principal for any insurance proceeds.

38.                Solution security and disaster recovery

38.1             Security measures updated

The Contractor must update its security procedures and must procure that the parties with whom the Principal has Direct Agreements update their security procedures as technology and security threats evolve to provide commercially reasonable security capabilities at all times in accordance with Industry Practice and this agreement, including the Requirements Document and the Solution Documentation.

38.2             Security audit

(a)                 The Contractor will have its security procedures and physical facilities audited, and must procure that the parties with whom the Principal has Direct Agreements have their security procedures and physical facilities audited, on an annual basis by a qualified, nationally recognised firm and the Contractor must take such action as is reasonable to comply with any exceptions or discrepancies discovered by any audit.

(b)                 The Contractor must:

(i)                  provide the Principal with a copy of any such audits within 5 Business Days of it becoming available;

(ii)                 prepare a corrective action plan to deal with any exceptions or discrepancies discovered as a result of the audit and provide the Principal with a copy of that plan within 2 Business Days of provision of the audit under clause 38.2(b)(i);

(iii)                confirm promptly and in any event within 3 months that it has performed all work disclosed by the audit and the corrective action plan as required to be performed.

38.3             Breaches and threatened breaches of Solution security

The Contractor must:

(a)                 report:

(i)                  any attempted or threatened breach of Solution security; and

(ii)                 any attempted or threatened unauthorised access to the Solution,

to the Principal as soon as practicable and in any event within 48 hours of becoming aware of the attempted or threatened breach or unauthorised access;

(b)                 report:

(i)                  any breach of Solution security; and

(ii)                 any unauthorised access to the Solution,

to the Principal as soon as practicable and in any event within 12 hours of becoming aware of the relevant breach or unauthorised access;

(c)                 where there has been a breach of Solution security or unauthorised access to the Solution, prepare a corrective action plan to address the breach or unauthorised access or both and provide the plan to the Principal within 24 hours of the breach or unauthorised access;

(d)                 within 5 Business Days receipt of the corrective action plan from the Contractor, the Principal’s Representative may give notice to the Contractor that the whole or part of the corrective action plan does not address the concerns of the Principal with respect to the security breach and direct the Contractor to resubmit a revised corrective action plan under clause 38.3(c) which addresses the Principal’s concerns, within 1 Business Day;

(e)                 proceed to implement and carry out any corrective action plan or part of any corrective action plan which has not been rejected by the Principal under clause 38.3(d) and take such steps as may reasonably be requested by the Principal to prevent further breaches or unauthorised access.

38.4             Business Continuity Plan

(a)                 The Contractor must comply with any obligations set out in the Business Continuity Plan, which plan must be consistent with any business continuity plan of the Principal and reasonably acceptable to the Principal.

(b)                 The Contractor must prepare and submit to the Principal for its approval an updated Business Continuity Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B and at any time if requested to do so by the Principal.  The Principal may within 10 Business Days of receipt of an updated Business Continuity Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements

Document and the Solution Documentation, or reject it and provide its comments (if any).  If a Business Continuity Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan.  The Contractor must take into account any comments of the Principal in finalising the Business Continuity Plan.

(c)                 The Contractor must set up and have rendered operational a facility located in a geographically diverse area that is capable of replicating that part of the Solution that is used for the processing of aggregated data.  The Business Continuity Plan must include a complete and periodic test program for the alternate facility.

(d)                 Any agreement with a third party for disaster recovery or backup services will be subject to approval by the Principal, and must require the third party service provider to take reasonable steps to maintain the confidentiality of all Software and data.

(e)                 The Contractor must use its best endeavours to assist the Principal if the Principal needs to implement its own Business Continuity Plan.

39.                Contractor’s Representations

39.1             Contractor’s representations

The Contractor makes the following continuing representations and warranties for the benefit of the Principal:

(a)                 it is duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and it has the requisite power to own its properties and assets and to carry on its business as now conducted or proposed to be conducted;

(b)                 it has produced its Constitution and any relevant shareholder agreements to the Principal at the date of this agreement, signed by its solicitors for the purposes of identifying that it is the Contractor’s Constitution including all resolutions affecting it;

(c)                 it has in full force and effect all authorisations necessary to enter into and perform its obligations under the Project Documents.  It has complied with each of them and paid all applicable fees in respect of them;

(d)                 it has power to enter into and perform its obligations under the Project Documents, to carry out the transactions which those documents contemplate will be carried out by the Contractor and to carry on its business, and the entry into of each such document is a proper exercise of power;

(e)                 the execution, delivery and performance of the Project Documents and the transactions under each of them do not:

(i)                  violate in any respect a provision of its Constitution or any Law or official directive which is binding on it;

(ii)                 violate in any respect a provision of any other document or agreement to which it is a party; or

(iii)                cause a limitation on its powers or the powers of its directors or other officers to be exceeded;

(f)                 its obligations under the Project Documents are legal, valid and binding and are enforceable against it and in accordance with its terms subject to the availability of equitable remedies and, to the extent applicable, laws relating to the enforcement of creditor’s rights;

(g)                 it has carefully reviewed and understands all of the requirements of the Project Documents, and has determined that it is fully able to conduct, perform, and complete the requirements of the Project Documents within the specified timeframe and that it is fully able to perform the Work in accordance with the Project Documents;

(h)                 it has reviewed the requirements for the format and detail of records to be maintained at all times pursuant to this agreement and that it has instituted or will institute the preparation and maintenance of such records;

(i)                  it does not enter into any of the Project Documents in the capacity of trustee of a trust or settlement and will not act at any time during the Term as trustee of a trust or settlement;

(j)                  it will not engage in any conduct which is misleading or deceptive or likely to mislead or deceive;

(k)                 it has or will obtain all required Approvals, licences, professional ability, skills, capacity and financial resources, and has available or will obtain the necessary Device and other equipment, materials, tools and facilities to perform its obligations in accordance with the requirements contained in the Project Documents;

(l)                  each representation and warranty made by it in any Project Document is true, complete, accurate and correct;

(m)               all information, representations and other matters of fact communicated in writing to the Principal or its agents or employees in connection with the Contractor’s response to the request for tender in respect of the Project or in the course of subsequent negotiations in respect of this agreement were and remain true, complete, accurate and correct in all respects;

(n)                 it has not withheld from the Principal any document, information or other fact material to the decision of the Principal to enter into any Project Document to which it is party;

(o)                 all personnel performing Work will have the necessary licences, certifications, credentials and expertise and must otherwise be fully qualified to perform the Work to which they are assigned;

(p)                 no litigation, arbitration, tax claim, dispute or administrative or other proceeding (which has not been disclosed to the Principal in writing prior to the date of this agreement) has been commenced or, to its knowledge, threatened against it or any Related Body Corporate which is likely to have a material adverse effect upon it or its ability to perform its financial or other obligations under the Project Documents, in particular there is no outstanding product liability or workers’ compensation claim;

(q)                 it will carry out the Work in a manner so that it, as far as reasonably practicable, avoids inconvenience or disruption to the business of any Access Provider or any third party;

(r)                  it will immediately notify the Principal of the occurrence of, or the pending or threatened occurrence of, any event of which it is aware that may cause or constitute a breach of any of the representations, warranties or covenants contained or made in connection with any Project Document, including without limitation, any event that may result in a material adverse change in the business of the Contractor or may affect the financial viability of the Contractor’s business;

(s)                 all financial projections and information in relation to the financial position and prospects of the Contractor and the financial capability of the Contractor to fund its commitments under this agreement, given before or after the Commencement Date, have been or will be given after diligent inquiry and investigation on the part of the Contractor and there has been no material adverse change in the financial position or prospects of the Contractor after the date to which the relevant financial projections and information relate;

(t)                  (i)                  its most recent consolidated and unconsolidated audited (if the requirement for auditing is applicable) accounts give a true and fair view of its and its Related Bodies Corporate state of affairs as at the date to which they relate and the results of its and its Related Bodies Corporate operations for the accounting period ended on such date;

(ii)                 there has been no material change in its or its Related Bodies Corporate state of affairs since such date;

(iii)                in respect of the Contractor, such accounts have been prepared in accordance with the Corporations Act and generally accepted Australian accounting principles and practices consistently applied, and in respect of all other relevant entities, such accounts have been prepared in accordance with generally accepted accounting principles and practices consistently applied in the country of origin or incorporation of the relevant entity, except to the extent of departures from such principles and practices disclosed in such accounts; and

(iv)               there is no financial indebtedness or any other contingent liability which is not disclosed in such accounts;

(u)                 it has not engaged in any uncompetitive behaviour or other practice which has denied or may deny legitimate business opportunities to other tenderers or other participants in the tender process, including but not limited to:

(i)                  the payment of unsuccessful tender fees; or

(ii)                 the payment to any third party of money, incentives or other concessions contingent upon the success of the tender which do not relate to the provision of bona fide services relevant to the object of the tender;

(v)                 it:

(i)                  is not directly or indirectly involved in and does not conduct any business or activity, other than the Project;

(ii)                 does not engage any employee in any activity or business which it may not be involved in or conduct under paragraph (i); and

(iii)                does not have any subsidiary as that term is defined in the Corporations Act,

and will not do so without the prior written approval of the Principal (which approval the Principal may withhold in its absolute discretion).

(w)                it is not in default of its obligations under this agreement;

(x)                 all copies or originals of documents or instruments provided to the Principal under or in connection with any Project Document (including its latest audited accounts and all authorisations) are or will be, at the date of this agreement or of their later provision, originals or true copies of the documents or instruments which they purport or have been represented to be.  Where applicable, those documents are in full force and effect;

(y)                 there are no documents or agreements in existence at the date of this agreement and there will not be any documents or agreements in the future which have not been or will not be disclosed to the Principal which are material in the context of the Project Documents or the Project or which have the effect of varying any Project Document and, in respect of Project Documents to which the Principal is not a party, performance of which would have a material adverse effect on the Project;

(z)                 neither it nor any of its assets enjoys any immunity from set-off, suit or execution; and

(aa)              it is responsible for any consequences arising from the structure adopted by the Contractor, including any tax, financial or other consequences.

40.                Indemnity and liability

40.1             Contractor Indemnity

Subject to clause 40.3(b), the Contractor indemnifies and keeps indemnified on demand and by way of continuing indemnity, defends, and saves harmless the Principal, the Government, Governmental Agencies, the Bus Operators and the Access Providers, including the Operators, their members, directors, officers, employees, agents and subcontractors (each an “Indemnified Party”) from and against all liabilities, damages, losses, penalties, demands, suits, costs, payments, outgoings, expenses (including reasonable solicitor’s fees and expenses) and proceedings of any nature whatsoever for:

(a)                 loss of or damage to property; and

(b)                 claims by any person in respect of personal injury or death,

to the extent to which they arise out of or as a consequence of:

(c)                 the Contractor’s performance of the Work;

(d)                 a breach of this agreement or any Project Document by or on behalf of the Contractor;

(e)                 any negligent, wilful or fraudulent act or omission by or on behalf of the Contractor;

(f)                 a breach of a representation or warranty given by the Contractor under this agreement; or

(g)                 any other act or omission by or on behalf of the Contractor in relation to the Work,

except to the extent that such loss, damage, injury or death is attributable to the negligent or wilful act or omission of the Indemnified Party, the failure of the Indemnified Party to take reasonable steps to mitigate loss or damage suffered, or the breach by the Principal of its obligations under this agreement.  In the event such loss, damage, injury or death results from the joint or concurrent act or omission of the parties, the Contractor will be liable under this indemnity in proportion to its relative degree of fault.

40.2             Contractor Indemnity to Principal for Economic Loss

Subject to clauses 40.3(a) and 40.4(b), the Contractor indemnifies and keeps indemnified on demand and by way of continuing indemnity, defends, and saves harmless the Principal from and against:

(a)                 direct economic loss (being economic loss that directly and naturally flows in the normal course of events from the occurrence of the relevant event) suffered by the Principal; and

(b)                 the loss of any fees or payments payable by third parties to the Principal during the Term for:

(i)                  Smartcard based transport ticketing services in Victoria; and

(ii)                 services provided by the Principal by use of the Solution (“Third Party Solution Services”), provided that the Contractor:

A.                 has been given reasonable prior written notice of the proposed supply of the Third Party Solution Services by the Principal to the relevant third party;

B.                 any work necessary to change, extend or modify the Solution (“Extended Solution”) to enable it to be used by the Principal for the supply of the Third Party Solution Services by the Principal to the relevant third party has been undertaken accordance with clauses 20 or 35 and the Contractor has agreed that this indemnity is not affected; and

C.                 continues to provide, in accordance with this agreement, the Core Services and other services necessary for the operation, support and development of the Extended Solution,

to the extent to which such losses arise as a consequence of:

(c)                 a breach of this agreement or any Project Document by or on behalf of the Contractor;

(d)                 any negligent, wilful or fraudulent act or omission by or on behalf of the Contractor; or

(e)                 a breach of a representation or warranty given by the Contractor under this agreement,

except to the extent that such losses are attributable to:

(i)                  the negligent or wilful act or omission of the Principal;

(ii)                 the failure of the Principal to take reasonable steps to mitigate loss or damage suffered; or

(iii)                the breach by the Principal of its obligations under this agreement.

In the event that any such loss results from the joint or concurrent act or omission of the parties, the Contractor will be liable under this indemnity in proportion to its relative degree of fault.

40.3             Liability of Contractor

(a)                 To the maximum extent permitted by law, the total liability of the Contractor to the Principal or the Government or any Governmental Agency arising under, out of, or in connection with this agreement or any Project Document, or for any act or omission of the Contractor, its Related Bodies Corporate or its sub-contractors under this agreement or any Project Document, whether such liability arises under contract, tort (including negligence) or for any other cause of action, will not exceed $[**] dollars).  This clause 40.3 does not apply to the indemnity in clause 40.1.

(b)                 Subject to clauses 40.3(d) and 29.7, but notwithstanding any other provision of this agreement, to the maximum extent permitted by law, the Contractor excludes all liability to the Principal and each other Indemnified Party (whether by way of indemnity, damages or otherwise) in respect of:

(i)                  any Indirect or Consequential Loss incurred or sustained by the Principal or any other person, arising under, out of, or in connection with this agreement or any Project Document, or for any act or omission of the Contractor, its Related Bodies Corporate or its sub-contractors under this agreement or any Project Document; or

(ii)                 loss of farebox revenue (being any revenue or money, including fares and transfer, zone and park and ride receipts, paid or payable by transport passengers, also known as “passenger revenue”), whether such liability arises under contract, tort (including negligence) or for any other cause of action.

(c)                 Subject to clause 40.3(d), for the purposes of clauses 40.3(b) and 40.5, “Indirect or Consequential Loss” suffered by a person means any special, indirect, or consequential loss or damage incurred or sustained by that person, including without limitation, liability for any loss of information, data, goodwill, revenue, profits, business, or any interruption to business or services or for any failure to realise anticipated savings, even if such loss or damage was in the reasonable contemplation of the parties at the time of entry into this agreement.

(d)                 For the purposes of clause 40.3(c), where that person is the Principal:

(i)                  “Indirect or Consequential Loss” does not include loss for which the Principal is indemnified under clause 40.2; and

(ii)                 the parties agree that any Services Charge adjustments for failure by the Contractor to meet the Performance Requirements are not in the nature of loss or damage and consequently are not Indirect or Consequential Loss of the Principal.

40.4             Exclusions

(a)                 Subject to clause 40.4(b), the limitation in clause 40.3(a) does not apply to:

(i)                  liability in relation to intellectual property under clause 30;

(ii)                 loss or liability for which the Contractor is required to be indemnified under a policy of insurance required to be maintained under clause 36 which the Contractor recovers or ought reasonably to have recovered but for an act or omission by the Contractor, except where the Contractor has been unable to recover under the policy due to the occurrence of an Event of Insolvency in relation to the insurer;

(iii)                loss or liability of the Contractor which it is required to pay in respect of any deductible payable in relation to any policy of insurance required to be maintained under clause 36;

(iv)               loss, liability or claims in respect of loss of or damage to property or claims in respect of injury to, or death, of persons;

(v)                any amounts payable by the Contractor pursuant to clauses 18.5 and 18.6.

(b)                 The limitation in clause 40.3(a) does apply to the Contractor’s indemnity under clause 40.2.

40.5             Liability of Principal

(a)                 The total liability of the Principal to the Contractor and its sub-contractors for Indirect or Consequential Loss under or in any way arising out of or in connection with this agreement or any other Project Document will not exceed $10,000,000.  To avoid doubt, liability of the Contractor for loss or damage suffered by its sub-contractors arising out of an act or omission of the Principal is not Indirect or Consequential Loss of the Contractor unless the loss or damage of the relevant sub-contractors is itself Indirect or Consequential Loss of that sub-contractor.

(b)                 In any Claim for breach of this agreement, the Contractor will not be entitled to damages on account of loss of profits under this agreement for a period in excess of 2 years.

41.                Step-in and temporary suspension of Work

41.1             Principal’s right of step-in

(a)                 If:

(i)                  the Work is not being performed in accordance with this agreement, including the Requirements Document and the Solution Documentation in a material respect, there is real potential for this to lead to the occurrence of an Event of Default and the Principal is of the reasonable opinion that it should exercise its rights under this Clause 41.1 as a consequence;

(ii)                 there is an Event of Default; or

(iii)                there is an Emergency,

then the Principal is entitled to take any steps required to remedy the situation and, without prejudice to any of its other remedies and at the Principal’s discretion, where the Principal has stepped in under clause 41.1(a)(i) or (ii), the Contractor must pay to the Principal on demand the cost of carrying out such steps (taking into account any amounts which would otherwise be payable by the Principal to the Contractor in respect of the Work which has been remedied by the Principal under this clause) provided that in circumstances where it is reasonable to do so, the Principal has given the Contractor 5 Business Days written notice of its intention to remedy the situation and the Contractor has failed to remedy the situation within such a notice period.  Where the Principal has stepped in because there is an Emergency, unless the Emergency was caused by an Event of Default or a failure by the Contractor to perform its obligations under this agreement, the Principal will pay its own costs of carrying out such steps.

(b)                 Without limiting its rights under clause 41.1(a), the Principal may, pursuant to clause 41.1(a), do:

(i)                  all things:

A.                 which the Contractor is obliged to do under or in connection with this agreement, any other Project Document to which it is a party or any Law;

B.                 which the Principal is under any Project Document or any Law authorised or empowered to do with respect to the Contractor; and

(ii)                 anything necessary to perform the Work.

(c)                 The Contractor agrees to provide reasonable assistance to the Principal in the exercise of its rights under clause 41.1(a) and will ensure that all employees, subcontractors and third parties do the same.

(d)                 The Contractor acknowledges and agrees that:

(i)                  the Principal will not have any liability to the Contractor, and the Contractor will not be entitled to make any Claim, arising out of or in connection with the exercise by the Principal of its rights under clause 41.1(a) except where:

A.                 there is any negligent or fraudulent act or omission by the Principal in the exercise of those rights;

B.                 there is an Emergency prior to the Completion Date of the NTS Regional and Metropolitan Implementation Completion Phase and it is not caused by the Contractor, in which case the Contractor will be entitled to make a claim:

1)                  for an extension of time under clause 18.7; and

2)                  within [**] of such an Emergency occurring, for costs relating to the extension of time (if any) granted under clause 18.7, which costs must be limited to Delay Costs; and

(ii)                 the exercise by the Principal of its rights under clause 41.1(a) does not limit any other right of the Principal under this agreement, including any rights arising pursuant to an Event of Default.

(e)                 Except where there is an Event of Default, the exercise by the Principal of its rights under clause 41.1(a) does not relieve the Principal from the performance of its obligations under this agreement, including the obligation to pay amounts due to the

Contractor under this agreement, provided that to the extent that the Contractor’s ability to achieve any Performance Requirements is affected by the Principal’s exercise of its rights under clause 41.1(a), any adjustments to the Services Charge under clause 27 in relation to the relevant Performance Requirements will remain at the level of the adjustments applicable for the month immediately prior to the month in which the Principal exercised its rights under clause 41.1(a).

(f)                 The Contractor will not be relieved of its obligations under this agreement, including the Requirements Document and the Solution Documentation, except to the extent that such obligations (including any obligations in relation to the Performance Requirements) cannot be performed as a result of the exercise by the Principal of its rights under clause 41.1(a).

(g)                 The Principal may at any time cease to exercise its rights under clause 41.1(a) by giving the Contractor 5 Business Days notice in writing.

41.2             Principal’s right to temporarily suspend Work

(a)                 If:

(i)                  the Work is not being performed in accordance with this agreement, including the Requirements Document and the Solution Documentation, in a material respect, there is real potential for this to lead to an Event of Default and the Principal is of the reasonable opinion that it should exercise its rights under this clause 41.2 as a consequence;

(ii)                 there is an Event of Default; or

(iii)                there is an Emergency,

the Principal may, by notice to the Contractor, stop or suspend all or any portion of the Work for such period as the Principal deems necessary.  The Contractor must comply immediately with the notice of the Principal to suspend the Work wholly or in part.

(b)                 Subject to paragraph 2) of clause 41.2(d)(i)B, the costs of any delay arising as a result of the exercise by the Principal of its rights to suspend under clause 41.2(a) will be at the Contractor’s expense.

(c)                 The Contractor will not be relieved of its obligations under this agreement, including the Requirements Document and the Solution Documentation, except to the extent that such obligations (including any obligations in relation to the Performance Requirements) cannot be performed as a result of the partial suspension.

(d)                 The Contractor acknowledges and agrees that:

(i)                  the Principal will not have any liability to the Contractor, and the Contractor will not be entitled to make any Claim, arising out of or in connection with the exercise by the Principal of its rights under clause 41.2(a) except where:

A.                 there is any negligent or fraudulent act or omission by the Principal in the exercise of those rights;

B.                 there is an Emergency prior to the Completion Date of the NTS Regional and Metropolitan Implementation Completion

Phase and it is not caused by the Contractor, in which case the Contractor will be entitled to make a claim:

1)                  for an extension of time under clause 18.7; and

2)                  within 10 Business Days of such an Emergency occurring, for costs relating to the extension of time (if any) granted under clause 18.7, which costs must be limited to Delay Costs;

(ii)                 the exercise by the Principal of its rights under clause 41.2(a) does not limit any other right of the Principal under this agreement, including any rights arising pursuant to an Event of Default and, in particular periods during which the Contractor is entitled to remedy a breach are unaffected by the Principal exercising its rights under clause 41.2(a).

(e)                 Except where there is an Event of Default, the exercise by the Principal of its rights under clause 41.2(a) does not relieve the Principal from the performance of its obligations under this agreement, including the obligation to pay amounts due to the Contractor under this agreement, provided that to the extent that the Contractor’s ability to achieve any Performance Requirements is affected by the Principal’s exercise of its rights under clause 41.2(a), any adjustments to the Services Charge under clause 27 in relation to the relevant Performance Requirements will remain at the level of the adjustments applicable for the month immediately prior to the month in which the Principal exercised its rights under clause 41.2(a).

(f)                 The Principal may at any time cease to exercise its rights under clause 41.2(a) by giving the Contractor a written direction to resume the Work.

(g)                 Upon receipt of a written direction under clause 41.2(f), the Contractor must as soon as practicable, but in any event within 5 Business Days of receipt of that written direction, resume the Work which was wholly or partially suspended under clause 41.2(a).

42.                Default and termination

42.1             Events of Default

It is an Event of Default if:

(a)                 the Contractor fails to commence, or to expeditiously and diligently perform, the Work as required under clause 18.1 and does not cure such failure within 10 Business Days of receiving written notice from the Principal to do so;

(b)                 Completion of a Phase does not occur on or prior to the relevant Phase Date;

(c)                 the Contractor:

(i)                  fails to provide the Initial Services or the Core Services or any part thereof; or

(ii)                 ceases or threatens to cease providing the Initial Services or the Core Services, or any part thereof,

in accordance with its obligations under this agreement (other than as a result of a Force Majeure in relation to which some or all of the Contractor’s obligations under this agreement have been suspended, or an Act of Prevention to the extent that the

Contractor has been given relief from compliance with this agreement under clause 28.2) and does not cure such failure within 10 Business Days of receiving written notice from the Principal to do so;

(d)                 all or any part of this agreement or any Project Document:

(i)                  ceases to have effect, as against the Contractor or Keane Inc. otherwise than in accordance with its terms as at the date of this agreement; or

(ii)                 is or becomes, as against the Contractor or Keane Inc., void, voidable, illegal, invalid, unenforceable or of limited force and effect;

(e)                 the Contractor defaults in the due observance and performance of any of its other obligations under any Project Document and if the default is capable of remediation the Contractor does not commence to remedy such default to the reasonable satisfaction of the Principal within 10 Business Days of receipt of written notice specifying the default and does not complete its remedy of the default within such reasonable time period as is specified by the Principal in that notice;

(f)                 an Event of Insolvency occurs in relation to the Contractor;

(g)                 an Event of Insolvency occurs in relation to a Related Body Corporate or one of the Contractor’s subcontractors which in the reasonable opinion of the Principal has a material impact upon the Project or the performance by the Contractor of its obligations under this agreement;

(h)                 without the consent of the Principal:

(i)                  a change occurs in the equipment supplied or to be supplied; or

(ii)                 a material change occurs in the scope or conduct of the work performed or to be performed,

pursuant to a Key Contract between the Contractor and a subcontractor which is, or ought to be, a party to a Direct Agreement, or pursuant to a Key Contract to which Wayfarer or Gunnebo is party;

(i)                  a change in the control (as defined in section 50AA of the Corporations Act) of the Contractor occurs without the consent of the Principal under clause 45.3, or the Contractor is in breach of its obligations under clause 45.3;

(j)                  where the Contractor’s shares are at any time listed on any stock exchange, the listing is suspended or revoked and the suspension or revocation remains in force for a period greater than 14 days;

(k)                 any representation or warranty or statement made by the Contractor to the Principal in any Project Document or in any document delivered under any Project Document proves to have been untrue in any material respect;

(l)                  there is a failure to provide the Initial Services or the Core Services or any part thereof to the relevant minimum standard set out in the Performance Requirements and the Contractor does not cure such failure within 20 Business Days of receiving written notice from the Principal to do so;

(m)               any action is initiated by any competent authority with a view to striking the Contractor’s name off any register of companies; or

(n)                 the Contactor displays an intention to abandon the Project or refuses to proceed with the Project.

42.2             Termination by the Principal

(a)                 Upon the occurrence of an Event of Default, the Principal may, at its option give the Contractor [**] written notice of its intention to:

(i)                  terminate this agreement; or

(ii)                 terminate the Contractor’s rights and obligations with respect to any part of the Services under this agreement.

During the [**] period, the Contractor will have the right to remedy the event.

(b)                 If at the expiration of the [**] period following the written notice under clause 42.2(a), the Event of Default has not been remedied, the Principal may terminate this agreement by issuing a written notice to the Contractor.

(c)                 Notwithstanding clauses 42.2(a) and (b), if in the reasonable opinion of the Principal the Contractor is not making reasonable efforts at any time to remedy the Event of Default at any time during the [**] period, the Principal may:

(i)                  give to the Contractor [**] written notice of the Contractor’s failure to make reasonable efforts to remedy the Event of Default and of the Principal’s intention to terminate this agreement; and

(ii)                 if at the expiration of the [**] period the Contractor is not making reasonable efforts aimed at remedying the Event of Default, the Principal may thereafter terminate this agreement by written notice to the Contractor.

(d)                 Upon termination of this agreement under this clause the Principal will not be liable to pay any compensation or other money in respect of the termination to the Contractor.

42.3             Impact of Dispute Resolution Procedures

The fact that either party requires a matter to be resolved in accordance with the Dispute Resolution Procedures or that a dispute has been referred to the Dispute Resolution Procedures will not affect the Principal’s rights under this clause 42.

42.4             Right to Damages

Any termination of this agreement by the Principal under this clause 42 will:

(a)                 not in any way prejudice the Principal’s rights to claim and recover liquidated damages under this agreement and the Principal’s rights to claim and recover damages for any prior breach of contract by the Contractor; and

(b)                 entitle the Principal to recover such other damages as the Principal may suffer or incur arising out of the termination of this agreement.

42.5             Actions taken following termination

Immediately upon receipt of a notice of termination, the Contractor must:

(a)                 stop Work on the date and to the extent specified in said notice;

(b)                 within [**] of receipt of said notice, notify the Principal of all orders and subcontracts to the extent that they relate to the performance of Work terminated and:

(i)                  unless the Principal directs otherwise within [**] of receiving a notice from the Contractor under this clause, terminate all orders and subcontracts to the extent that they relate to the performance of Work terminated; and

(ii)                 place no further orders or subcontracts for materials, services or facilities, except as may be necessary for the completion of such portion of the Work as is not terminated;

(c)                 if directed by the Principal, assign to the Principal all of the right, title and interest of the Contractor under any orders and subcontracts;

(d)                 if directed by the Principal, transfer title and deliver to the Principal:

(i)                  to the extent that the Principal has already paid for them, the fabricated or unfabricated parts, work in progress, completed work, supplies, and other material produced as a part of, or acquired in connection with the performance of the Work terminated; and

(ii)                 the completed or partially completed plans, drawings, manuals, information and other property which, if the Work had been completed, would have been required to be furnished to the Principal; and

(e)                 complete performance of such part (if any) of the Work not terminated by said notice.

If the Principal gives a direction under clause 42.5(d)(i) but has not already paid the Contractor for the value of some or all of the items which are the subject of that direction, the Contractor must immediately provide the Principal with the relevant information necessary to demonstrate to the Principal’s satisfaction the items for which the Principal has not already paid, and the cost price payable by the Contractor for those items, and which the Principal must pay to the Contractor if the Principal desires the transfer of title to and the delivery of those items to it (the “Price”).  The Principal may request, and the Contractor must immediately provide, such additional information as the Principal may from time to time reasonably require to establish the Price.  The Principal will pay the Contractor the Price upon transfer of title to and the delivery of those items by the Contractor to the Principal.

43.                Termination for the convenience of the Principal

43.1             Right to Terminate

(a)                 Despite any other provision of this agreement, this agreement may be terminated without cause by the Principal upon written notice to the Contractor, at the Principal’s absolute discretion.

(b)                 If the Principal exercises its rights under clause 43.1(a), it will not be obliged to give the Contractor any reasons or justification for doing so.

43.2             Compensation

If the Principal exercises its rights under clause 43.1, it must:

(a)                 pay the Contractor, within [**] of termination of this agreement the amounts determined in accordance with Schedule 18 (but will not be liable for any other costs, losses, expenses, liabilities, payments, outgoings or damages suffered or incurred by the Contractor as a result of such termination); and

(b)                 return to the Contractor the Security Bonds held by it in accordance with clause 34.

44.                Expiration of Agreement and Handover

44.1             Termination prior to Solution Completion Date

(a)                 If this agreement is terminated prior to the Solution Completion Date, the Contractor must:

(i)                  from the date the Contractor receives a notice under clause 42 or 43 (as applicable) until the expiry of the period of notice given in that notice, do all things requested by the Principal and co-operate with the Principal or any third party engaged or employed by the Principal to carry out the Work; and

(ii)                 if requested by the Principal, and in the case of paragraph D. subject to clause 30.6, hand over to the Principal’s Representative all documentation and material necessary to enable the Principal or a third party to undertake the Work including any of the following which have not already been provided to the Principal in their current form:

A.                 books of account and all other records relating to the Project;

B.                 electronic and hard copy versions of the Solution Documentation;

C.                 the most recent versions of any Design Documents;

D.                 all Software and Devices relating to the Project, which were utilised or intended to be utilised in the Solution or to provide the Initial Services and the Core Services (but excluding infrastructure used in the provision of the Initial Services or Core Services, to the extent that it is infrastructure of an entity other than the Contractor which is also used by that entity to provide a material level of services not related to the Initial Services or Core Services and which the Contractor, using reasonable endeavours, is not able to transfer).

(b)                 For the purposes of clause 44.1(a) documentation must be current at the time of delivery and reflect current business and other processes.

(c)                 For the avoidance of doubt, clause 44.1(a)(ii)D is subject to the rights and obligations of the Principal and the Contractor as set out in clause 30.6.

44.2             Expiration

(a)                 This agreement shall commence on the date of this agreement and shall, unless earlier terminated or extended in accordance with this agreement, expire on the last day of the Term.

(b)                 The Contractor must ensure that the Solution is in a state of good repair upon expiration of the Term, and that all overhauls, repairs and retrofits of Devices, facilities and other materials forming part of the Solution are completed (at the Contractor’s expense) at least 6 months prior to the expiration of the Term to allow the Principal sufficient time to inspect their condition.

44.3             Transfer

(a)                 The Contractor must use best endeavours to ensure that the Transfer from the Contractor to the Principal or any third party takes place with minimal disruption to the Principal, the Access Providers, the Bus Operators and Stakeholders.

(b)                 Upon expiration of the Initial Services Term or earlier termination of this agreement, the Contractor must Transfer, or facilitate the Transfer of, the provision of the Initial Services and those parts of the Solution required to provide the Initial Services to the Principal or a third party, in accordance with the Transfer Plan and the Transfer Principles.

(c)                 Upon expiration of the Term or earlier termination of this agreement, the Contractor must Transfer, or facilitate the Transfer of, the provision of the Core Services and the Solution in accordance with the Transfer Plan and the Transfer Principles.

(d)                 The Principal and the Contractor agree to enter into:

(i)                  tripartite agreements with any new contractors nominated by the Principal which will confirm the roles and responsibilities of each of the parties in relation to the Solution and the provision of the Initial Services and Core Services; and

(ii)                 any other agreements necessary to facilitate the Transfer of the Solution.

(e)                 At any stage prior to expiration of the Term or the earlier termination of this agreement, the Principal can require modifications, additions or variations to the Transfer Plan if it is not adequate to meet the objectives and strategies for the Transfer as set out in this agreement, including the Requirements Document and the Transfer Principles.  The Contractor must amend the Transfer Plan in accordance with any such modifications, additions or variations unless it is unreasonable to do so, and the amended Transfer Plan must be approved by the Principal.

(f)                 The Contractor must prepare and submit to the Principal for its approval an updated Transfer Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B and 12 months prior to the expiry of the Initial Services Term and the Term (or if the Principal terminates this agreement with a notice period of less than 12 months, at a time specified by the Principal after receipt of such notice by the Contractor).  The Principal may, within 10 Business Days of receipt of an updated Transfer Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Transfer Principles, or reject it and provide its comments (if any).  If an updated Transfer Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan.  The Contractor must take into account any comments of the Principal in finalising the Transfer Plan.

(g)                 The Principal may, within 40 Business Days of receipt of the amended Transfer Plan referred to in clause 44.3(f) propose a modification or alteration to the Contractor’s proposed method of Transfer and the Contractor must comply with such modification or alteration unless it is manifestly unreasonable to do so.

(h)                 The Contractor must provide full cooperation to the Principal in relation to any Transfer, or facilitation of the Transfer, including in relation to any tender process the Principal carries out for the procurement of a third party to operate the Solution or provide any of the Initial Services and the Core Services or both, including carrying out all acts reasonably requested by the Principal in relation to any Transfer in an efficient, timely and professional manner.

44.4             Maintenance of workforce

(a)                 The Contractor must maintain a full and adequate workforce on the Project until the last day of the Term, including those personnel nominated by the Principal to work with the Principal or a new contractor.

(b)                 The Contractor must ensure that prior to expiration or the earlier termination of this agreement the key personnel set out in Schedule 2 co-operate with any incoming contractor to ensure a smooth transition.

(c)                 The Contractor must make the key personnel set out in Schedule 2 available to perform work reasonably requested by the Principal in relation to the Solution or the Initial Services and the Core Services for 12 months after the expiration or earlier termination of this agreement.  The Principal must pay the Contractor for the work requested by the Principal under this clause its costs, based on time spent and materials used, at the rates for each which are set out in Schedule 7.

(d)                 During the Term, and for a period of 12 months after the expiration or earlier termination of this agreement (other than termination for an Event of Default), the Principal will not directly solicit the employment of any of the employees of the Contractor involved in the provision of the Initial Services and the Core Services, without the prior written consent of the Contractor.  Such consent will not be required where any such employee makes an approach or offer to the Principal for employment by the Principal which has not been solicited by the Principal.

(e)                 If the Principal does not obtain the consent of the Contractor where required to do so under clause 44.4(d), the Principal will be liable to pay to the Contractor, for each employee it employs without the required consent, an amount equal to [**]% of the annual gross salary of the employee for the last 12 months of employment with the Contractor by way of liquidated damages, and this will be the sole and exclusive remedy of the Contractor in relation to that failure to obtain consent.

(f)                 Notwithstanding clause 44.4(d), but subject to the rights of the Contractor to liquidated damages under clause 44.4(e) the Contractor will not prohibit or prevent its former staff from employment by the Principal or any third party taking over operation of the Solution, or operation of a system to replace the Solution or provision of the Initial Services and the Core Services and upon notice from the Principal and where the relevant employee agrees, will facilitate the transfer of all employees of the Contractor that the Principal considers are necessary to whom it offers employment, to the Principal or a third party.

(g)                 Where any employee is transferred to the Principal or a third party in accordance with clause 44.4(f), the Contractor agrees to make an appropriate adjustment and payment to the Principal or a third party of all actual or contingent liability for annual leave, accrued rostered days off, sick leave, long service leave and all other employee entitlements which are not to be paid out to the relevant transferring employee at the time of transfer of employment.

(h)                 If there is a dispute between the Principal and the Contractor in relation to the payments and adjustments to be made for employee entitlements under clause 44.4(g) or the amount of liquidated damages that may be payable by the Principal under clause 44.3(e), either party may give notice to the other requiring the dispute to be referred to the Dispute Resolution Procedures.

44.5             Warranty

The Contractor warrants that the obligations set out in this clause will be sufficient and adequate to enable the Principal or a new contractor to replace the Solution with another system and/or provide the Initial Services and the Core Services, provided the Principal or the new contractor have the necessary experience and expertise of a service provider skilled in providing similar services.

45.                Assignment

45.1             Assignment by the Contractor

Subject to clause 45.3, the Contractor must not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the Principal.

45.2             Assignment by the Principal

(a)                 The Principal may, without the consent of the Contractor, assign, novate or otherwise transfer:

(i)                  the benefit to the Principal of all or any of the Contractor’s obligations under this agreement; and/or

(ii)                 any of its rights or obligations under this agreement,

to any person which has the capacity to carry out the obligations of the Principal under this agreement except for a Contractor competitor.  The Contractor will execute any document required by the Principal and do such things as and when requested by the Principal to give effect to such assignment, novation or transfer.

(b)                 Upon written request by the Principal, the Contractor hereby irrevocably agrees to enter into a new agreement upon substantially the same terms and conditions as this agreement to which another person, who is an assignee, novatee or transferee pursuant to clause 45.2(a), agrees to perform and observe the Principal’s obligations under the agreement as if it were named in the relevant agreement instead of the Principal.

45.3             Change in control

(a)                 For the purposes of clause 45.1, any change in control (as defined in section 50AA of the Corporations Act) of the Contractor or Keane Inc will be deemed to be an assignment by the Contractor of its rights and obligations under this agreement and such change in control will be subject to the terms and conditions of this clause 45.

(b)                 The Contractor must immediately notify the Principal of any proposed change in control (or, in the case of a change in control due to the transfer of shares or securities in a publicly listed company, as soon as it becomes aware of that change in control or proposed change in control and is permitted by the laws applicable to that publicly listed company to disclose that information to the Principal) of the Contractor and must provide the Principal with details of:

(i)                  the identity of each proposed Controller;

(ii)                 the address of each proposed Controller;

(iii)                the extent and nature of the proposed change in control; and

(iv)               any other information necessary for the Principal to determine whether to consent, or not to consent, to the change in control of the Contractor.

(c)                 The Principal will not unreasonably withhold its consent to such change in control of the Contractor, unless the Principal is of the reasonable opinion that:

(i)                  the proposed person gaining the control of the Contractor following the change in control:

A.                 is not solvent or reputable;

B.                 has an interest which conflicts in a material way with the interests of the Principal or is involved in a business or activities which are incompatible with, or inappropriate in relation to the Project; or

C.                 does not have the same or greater financial and technical capacity than the person it is replacing or from which it is taking control;

(ii)                 the proposed change is against the public interest; or

(iii)                the proposed change will impact adversely on the ability of the Contractor to perform its obligations under this agreement and each other Project Document.

46.                Confidentiality, information and privacy

46.1             Confidential information

(a)                 Each party will treat as confidential all information obtained from the other party under or in connection with this agreement and:

(i)                  will not disclose such information to any third party without the prior written consent of the other party, except to such persons and to such extent as may be necessary for the performance of this agreement or as otherwise required by law; and

(ii)                 will not use any of that information otherwise than for the purposes of the agreement.

(b)                 Despite any other provision of this agreement, the Contractor will, upon request by the Principal, make any information or data that is generated during the Project concerning Solution usage available to the Principal who may then make that information available to the Operators and Stakeholders.

(c)                 Each party will take all necessary precautions to ensure that all information obtained from the other party under or in connection with this agreement:

(i)                  is given to each member of staff and, in the case of the Contractor, to its subcontractors, only to the extent necessary for that member of staff’s or the subcontractor’s activities in relation to the Solution, the performance of the Work, the provision of the Initial Services and Core Services and the performance of the obligations under this agreement; and

(ii)                 is treated as confidential and not disclosed (without prior written approval) or used by any member of staff or subcontractor otherwise than for the purposes of this agreement.

(d)                 Where it is considered necessary in the reasonable opinion of the Principal, the Contractor will procure that all members of its staff and all subcontractors sign a confidentiality undertaking with the Principal agreeing to be bound by the same confidentiality obligations as the Contractor under this clause 46.1, before commencing any Work.

46.2             Exceptions

(a)                 The provisions of clause 46.1 will not apply to any information:

(i)                  which is or becomes public knowledge (otherwise than by breach of this clause 46); or

(ii)                 which was in the possession of the party concerned, without restriction as to its disclosure, before receiving it from the disclosing party.

(b)                 Nothing in this clause 46 will prevent the Principal or the Contractor from disclosing any information obtained from the Contractor to any other department, office, or agency of the Commonwealth or State of Victoria, or to any person engaged by the Principal in connection with this agreement, provided that in disclosing the information the Principal has required that the information is treated as confidential, including requiring confidentiality undertakings where appropriate.

(c)                 Nothing in this clause 46 will prevent either party from using, in the course of its normal business, any techniques, ideas or know-how gained during the performance of this agreement, to the extent that this does not result in a disclosure of contract-specific information.

(d)                 The Principal may publish on a government internet web site of the Principal the contents of any Project Document to which the Principal is a party.  The Principal will act in accordance with any Government policies and guidelines applicable from time to time when determining what contents of any such Project Documents are to be so published.

46.3             Publicity

(a)                 Subject to clause 46.3(b), the Contractor and its Related Bodies Corporate must not make any public statements or issue any press releases in respect of or in any way in connection with the Project or any Project Document, the Solution or the Services without the prior written consent of the Principal.

(b)                 Where the Contractor or a Related Body Corporate is required by law to disclose information to the public, the Contractor or the Related Body Corporate (whichever is applicable) must, where possible, provide the Principal with a copy of such disclosure prior to its issue to a third party, or, where that is not possible, as soon as possible after the disclosure is made.

46.4             Privacy

(a)                 The Contractor must:

(i)                  comply with the Privacy Obligations and the Contractor’s Privacy Plan and agrees to be bound by the Information Privacy Principles in the Information Privacy Act 2000 (Vic) and any applicable Code of Practice with respect to any act done, or practice engaged in, by it for the purposes of this agreement, in the same way and to the same extent as the Principal would be bound by the Information Privacy Principles in the Information Privacy Act 2000 (Vic) or any applicable Code of Practice in respect of that act or practice had it been directly done or engaged in by the Principal;

(ii)                 provide all reasonable assistance to enable the Principal to comply with the Privacy Obligations and the TTA’s Privacy Management Plan and Policy;

(iii)                provide all reasonable assistance to enable the Access Providers and the Bus Operators to comply with the Privacy Obligations;

(iv)               design the Solution to operate, and ensure the Solution operates;

A.                 in compliance with the Privacy Obligations, the TTA’s Privacy Management Plan and Policy and the Contractor’s Privacy Plan;

B.                 in a manner that ensures:

1)                  the Contractor complies with the Privacy Obligations and the Contractor’s Privacy Plan;

2)                  the Principal can comply with the Privacy Obligations and the TTA’s Privacy Management Plan and Policy;

3)                  the Access Providers and the Bus Operators can comply with the Privacy Obligations.

(b)                 Without derogating from clause 46.4(a), the Contractor must ensure that Personal Information is collected, used, disclosed and handled by it and within the Solution in accordance with the Contractor’s Privacy Plan, the TTA’s Privacy Management Plan and Policy and this agreement, including the Requirements Document and the Solution Documentation.

(c)                 The Contractor’s Privacy Plan must include procedures which:

(i)                  ensure that the Contractor will comply with the Privacy Obligations;

(ii)                 are consistent with the Privacy Obligations as they apply to the Principal, the Access Providers and the Bus Operators;

(iii)                are consistent with the TTA’s Privacy Management Plan and Policy; and

(iv)               are consistent with any additional measures specified in the Requirements Document and the Solution Documentation.

(d)                 The Contractor must update its procedures in relation to privacy protection and the Contractor’s Privacy Plan as technology and security threats evolve at all times in accordance with Industry Practice and this agreement, including the Requirements Document and the Solution Documentation and in any event, must prepare and submit to the Principal for its approval an updated Contractor’s Privacy Plan at the same time that it provides the Principal with its detailed financial forecasts under clause 47.2(b)(i)B.  The Principal may, within 10 Business Days of receipt of an updated Contractor’s Privacy Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement or reject it and provide its comments (if any).  If an updated Contractor’s Privacy Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan.  The Contractor must take into account any comments of the Principal in finalising the Contractor’s Privacy Plan.

(e)                 The Contractor must ensure that its contract with any subcontractor who collects, uses, stores, disposes or discloses Personal Information contains provisions to the same or similar effect as this clause 46.4.

(f)                 The Contractor will indemnify the Principal in respect of all Claims and liabilities whatsoever incurred by the Principal resulting from any act done or practice engaged in by the Contractor or its subcontractors whether or not for the purposes of this agreement or a subcontract, and which would, had that act or practice been done or engaged in by the Principal, have contravened one or more of the Information Privacy Principles in the Information Privacy Act 2000 (Vic) or any applicable Code of Practice.

(g)                 The Contractor and its subcontractors will have their privacy procedures audited on an annual basis by a qualified nationally recognised firm and the Contractor and its subcontractors must take such action as is reasonable to comply with any exceptions or discrepancies discovered by any such audit.

(h)                 Where the Principal, after the Completion Date of the NTS Solution Requirements Phase, notifies the Contractor in writing of:

(i)                  any additions or changes to the obligations, codes or similar instruments referred to in sub-paragraphs (b), (d), (e) or (f) of the definition of Privacy Obligations; or

(ii)                 any additions or changes to the TTA’s Privacy Management Plan and Policy,

such notification will constitute a Variation Order for the purposes of this agreement and the Contractor’s obligations under this agreement will be varied in accordance with, and the Contractor must comply with, the matters notified by the Principal.

46.5             Information

The Contractor must immediately notify the Principal of the following:

(a)                 any Smartcard ticketing projects or related projects which the Contractor has been awarded either in Australia or overseas;

(b)                 any Event of Default;

(c)                 any litigation, arbitration or administrative proceedings taking place, pending or threatened, affecting the Contractor or a Related Body Corporate which could materially impact on the Project or the performance by the Contractor of its obligations under this agreement;

(d)                 any change in control of the Contractor in accordance with clause 45.3;

(e)                 any substantial dispute between the Contractor and any subcontractor or third party the outcome of which could impact on the Project or the performance by the Contractor of its obligations under this agreement; and

(f)                 any change in the financial position or prospects of the Contractor or a Related Body Corporate which could impact on the Project or the performance by the Contractor of its obligations under this agreement.

47.                Financial record keeping and reporting

47.1             Books of Account

(a)                 The Contractor must keep proper books of account and all other records relating to the Project at its offices in Melbourne in a manner and to a standard as would be expected of a prudent and competent person undertaking the obligations of the Contractor under this agreement.

(b)                 The Contractor must ensure that:

(i)                  its books of account and records referred to in clause 47.1(a); and

(ii)                 the books of account and records of any third party who has entered into a Key Contract with the Contractor in connection with this agreement,

are available to the Principal or any person nominated by the Principal at all reasonable times for examination, audit, inspection, transcription and copying, provided however that the Principal must keep any information obtained by it under this clause confidential.

(c)                 Upon the expiration of the Term or earlier termination of this agreement, the Contractor must deliver to the Principal all books of account and records referred to in clause 47.1(a) which are necessary for the continued delivery of the Solution and provision of the Initial Services and the Core Services.  The Contractor may keep a copy of such accounts and records for its corporate records and audit purposes.

(d)                 The Principal must give the Contractor access to any books of account or records given to it by the Contractor for a period of 7 years after the date they are given to the Principal.

47.2             Financial Statements

(a)                 Not later than 31 October in each year, the Contractor must give to the Principal the Project’s audited financial statements (including all notes to and forming part of the financial statements) for the previous financial year.

(b)                 The Contractor must provide to the Principal:

(i)                  as soon as practicable and in any event not later than 31 October of each year:

A.                 a copy of its audited statement of financial position, statement of financial performance and statement of cashflow (including all notes to and forming part of the statements) for the previous financial year (“Audited Annual Financial Statements”);

B.                 detailed forecasts of its financial position, financial performance and cashflow for the next 2 financial years; and

C.                 copies of the Audited Annual Financial Statements of the Contractor and Keane Inc.

(ii)                 as soon as practicable and in any event not later than 20 Business Days after the first half of each financial year:

A.                 a copy of its statement of financial position, statement of financial performance and statement of cashflow for that half year (“Unaudited Half-yearly Financial Statements”), certified as correct by a director and secretary of the Contractor; and

B.                 copies of the Unaudited Half-yearly Financial Statements of the Contractor and Keane Inc.

(iii)                such additional relevant financial or other information with respect to it, the Solution or the Project as the Principal may from time to time reasonably require.

(c)                 The Contractor must ensure that each statement of financial position, statement of financial performance and statement of cashflow furnished pursuant to clause 47.2(b) will:

(i)                  in respect of the Contractor, be prepared in accordance with the A-IFRS accounting principles and practices as varied from time to time consistently applied, except to the extent of departures from such principles and practices disclosed in such accounts;

(ii)                 in respect of all other relevant entities, be prepared in accordance with generally accepted accounting principles and practices consistently applied in the country of origin or incorporation of the relevant entity, except for the extent of departures from such principles and practices disclosed in such accounts; and

(iii)                fairly represent its financial condition or its consolidated financial position and that of its controlled entities, as the case may be, and the result of its operations as at the date and for the period ending on the date to which such accounts were prepared.

47.3             Management Accounts

(a)                 The Contractor must provide to the Principal:

(i)                  as soon as practicable and in any event not later than 20 Business Days after the close of each month, a copy of its unaudited management accounts (“Management Accounts”) including:

A.                 summary financial statements based on the Management Accounts;

B.                 statement of cashflow;

C.                 statement of financial position;

D.                 statement of financial performance (containing at least the following detail: revenue by type, material, labour, overhead (excluding margin), gross margin and performance against budget and forecasts); and

E.                  details of any related party transactions, including margin or mark up applied on items listed at 47.3(a)(i)D above;

(ii)                 as soon as practicable and in any event not later than:

A.                 31 October of each year, a reconciliation of the Contractor’s Management Accounts with its Audited Annual Financial Statements; and

B.                 20 Business Days after the first half of each financial year, a reconciliation of the Contractor’s Management Accounts with its Unaudited Half-yearly Financial Statements; and

C.                 such additional relevant financial or other information with respect to it, the Solution or the Project as the Principal may from time to time reasonably require.

(b)                 Where the Contractor performs a reconciliation in accordance with clause 47.3(a)(ii) and there is any difference between the Contractor’s Management Accounts and its Audited Annual Financial Statements and Unaudited Half-yearly Financial Statements, the differences must be fully explained in writing.  The Contractor must immediately draw any unexplained items to the attention of the Principal.  Any adjustments or balancing items that do not fall within the A-IFRS accounting principles and practices as varied from time to time or any successor standards must promptly be referred to an independent auditor for review.

47.4             Fixed Asset and Spares Inventory Reporting

(a)                 From the date on which the first payment is made to the Contractor under clause 21 and thereafter for each year ending 30 June during the Term, as soon as practicable and in any event not later than 31 July of each year, the Contractor must provide to the Principal:

(i)                  a hard copy and an electronic copy (in an electronic format that can be easily migrated into Microsoft Excel without loss of format or data integrity) of the audited annual asset register of all assets comprised in the Solution and owned by the Principal pursuant to this agreement (“Audited Annual Asset Register”);

(ii)                 a hard copy and an electronic copy (in an electronic format that can be easily migrated into Microsoft Excel without loss of format or data integrity) of a detailed spares inventory, per asset class and per transport mode where applicable (i.e. tram, metro train, V/Line train, metro bus, regional bus, V/Line bus), including a reconciliation that clearly identifies changes between the opening balance and the closing balance of the asset register (“Audited Annual Spares Inventory”);

(iii)                certification of the Audited Annual Asset Register and Audited Annual Spares Inventory by an independent auditor who is acceptable to the Principal,

and such additional relevant asset and inventory information with respect to it, the Solution or the Project as the Principal may from time to time reasonably require.

(b)                 From the date on which the first payment is made to the Contractor under clause 21, the Contractor must provide to the Principal on the second working day of each new month, an electronic copy (in an electronic format that can be easily migrated into Microsoft Excel without loss of format or data integrity) of:

(i)                  a detailed asset register of all assets comprised in the Solution and owned by the Principal pursuant to this agreement in accordance, at a minimum, with the level of detail set out in clause 47.4(c), including a reconciliation that clearly identifies changes between the opening balance and the closing balance of the asset register;

(ii)                 a detailed set of depreciation and amortisation schedules per asset class and per transport mode; and

(iii)                a detailed account of the spare parts inventory levels per asset class and per transport mode where applicable, including a reconciliation that clearly identifies changes between the opening balance and the closing balance of the asset register, and such additional relevant asset and inventory information with respect to the Contractor, the Solution or the Project as the Principal may from time to time reasonably require.

(c)                 The Contractor must ensure that each asset register furnished pursuant to clause 47.4(a) or (b) contains full details of all assets comprised in the Solution and owned by the Principal pursuant to this agreement, at a minimum, per asset class and per transport mode where applicable (i.e. tram, metro train, V/Line train, metro bus, regional bus, V/Line bus) and all related costs, separately identified as follows:

(i)                  labour and equipment / materials for the initial cost of acquisition;

(ii)                 delivery and installation;

(iii)                modifications;

(iv)               testing and commissioning;

(v)                enhancements and / or upgrades which significantly extend the asset’s useful life or functionality;

(vi)               software development; and

(vii)              network development;

and a reconciliation that clearly identifies changes between the opening balance and the closing balance of the asset register.

(d)                 The Contractor must ensure that all asset or inventory reporting provided to the Principal under this clause 47.4 is prepared in accordance with the prevailing accounting principles and practices for the Victorian State Government (A-IFRS), except to the extent of departures from such principles and practices disclosed in such accounts.

47.5             Blackout Periods

Notwithstanding anything in this agreement or a Direct Agreement, the Contractor is not required to give the Principal information or access to books of accounts or other records of the Contractor or any of its independent sub-contractors which are publicly listed entities for the period during which the Contractor or a sub-contractor (as the case may be) is in a trading blackout period under applicable rules, regulations or policies of, the US Securities and Exchange Commission, the New York Stock Exchange or another exchange or regulatory authority to which the Contractor or any of its sub-contractors (as the case may be) is subject.

48.                General record keeping and reporting

48.1             Acknowledgement

The Contractor acknowledges that:

(a)                 it will comply with any obligations imposed upon it under any Public Information Act;

(b)                 the Principal is bound to comply with, amongst other things, the Public Information Acts; and

(c)                 it will, upon request by the Principal, assist and co-operate with the Principal in respect of any request made, or other action required to be taken by the Principal under a Public Information Act in relation to the Project.

48.2             Contractor to Co-operate

If a request is made of the Contractor in accordance with clause 48.1(c), the Contractor will:

(a)                 ensure that all documentation it provides to the Principal is in a format accessible to, and able to be read and interpreted by the Principal; and

(b)                 ensure that the Principal is given access to any employees, contractors or representatives of the Contractor for the purposes of satisfying the request, including without limitation by procuring that such persons:

(i)                  attend interviews;

(ii)                 give evidence in Court at the request of the Principal; and

(c)                 provide all other reasonable assistance in relation to any request.

49.                Dispute Resolution Procedures

49.1             General

(a)                 If any dispute or difference arises between the parties as to any fact, matter or thing arising out of or in connection with this agreement or the Project, either party may give to the other party a notice adequately identifying the matters the subject of the dispute or difference together with detailed particulars of it and that dispute or difference will be referred to the Dispute Panel.

(b)                 For the avoidance of doubt, a party has the right to refer any dispute or difference between the parties as to any fact, matter or thing arising out of or in connection with this agreement or the Project irrespective of whether any clause dealing with the area of dispute specifically refers to the Dispute Resolution Procedures.

(c)                 Despite the existence of a dispute between the parties:

(i)                  the Contractor must continue to carry out the Work;

(ii)                 each party must otherwise comply with its obligations under this agreement; and

(iii)                each party’s rights under this agreement will not be affected.

(d)                 Except where a party seeks urgent interlocutory relief (including interim injunctions), each party may not commence court proceedings relating to this agreement before it has complied with the Dispute Resolution Procedures.

(e)                 To the extent that a party is successful in a dispute, the unsuccessful party will pay the successful party’s costs incurred in resolving the dispute, calculated from the date the dispute is referred to the Project Control Group under clause 49.2(e)(iii), or to the Chief Executive Officers under clause 49.2(e)(iv), until the date the dispute is resolved in accordance with the Dispute Resolution Procedures or the process is otherwise terminated.  For the avoidance of doubt, each party will pay its own costs up until the date the dispute is referred to the Project Control Group under clause 49.2(e)(iii) or the Chief Executive Officers under clause 49.2(e)(iv).  For the purpose of this clause, “costs” includes a party’s legal costs on an indemnity basis, the time costs of personnel involved in resolving the dispute calculated on an hourly basis and the cost of disbursements actually incurred.

(f)                  Any of the time periods that appear in this clause 49.1 may be varied by written agreement between the parties.

49.2             Dispute Panel review

(a)                 If a dispute is referred to the Dispute Panel under clause 49.1(a), the Dispute Panel is required to meet within 5 Business Days of the dispute being referred to it to attempt to resolve the dispute in good faith.

(b)                 Meetings of the Dispute Panel will be held at convenient venues in Melbourne, unless otherwise agreed by the Principal’s Representative and the Contractor’s Representative.

(c)                 The Principal’s Representative and the Contractor’s Representative may each invite other persons to attend meetings of the Dispute Panel as they consider appropriate for the resolution of a dispute, although such persons shall not have a vote.

(d)                 Decisions of the Dispute Panel will be contractually binding on the Principal and the Contractor provided they are in writing and signed by the Principal’s Representative and the Contractor’s Representative.

(e)                 If:

(i)                  the Dispute Panel is unable to resolve the dispute within 5 Business Days of first convening to resolve the dispute under clause 49.2(a); or

(ii)                 the Dispute Panel does not convene within 5 Business Days following a referral of the dispute under clause 49.1(a),

then:

(iii)                if the Principal reasonably determines that the potential value of the dispute is less than $500,000, either party may immediately refer the dispute to the Project Control Group; or

(iv)               if the Principal reasonably determines that the potential value of the dispute is greater than $500,000, either party may immediately refer the dispute to the Chief Executive Officers.

(f)                  A determination of the Principal under clause 49.2(e) will be conclusive and binding on the parties in the absence of a manifest error by the Principal.

49.3             Project Control Group review

(a)                 If a dispute is referred to the Project Control Group under clause 49.2(e)(iii), the Project Control Group is required to meet within 10 Business Days of the dispute being referred to it to attempt to resolve the dispute in good faith.

(b)                 Where the Project Control Group is convened to resolve a dispute referred to it under clause 49.2(e)(iii):

(i)                  unless otherwise agreed by the members of the Project Control Group, no other business will be discussed at such meeting; and

(ii)                 the quorum of any meeting of the Project Control Group must be at least two representatives of each of the Principal and the Contractor.  If a quorum is not present within 45 minutes after the time appointed for commencement of the meeting of the Project Control Group, that meeting will be adjourned to the same time 2 Business Days after that meeting at the same place or at such other time, day or place as representatives of both the Principal and the Contractor may agree.  If a quorum is again not present within 45 minutes after the time appointed for commencement of the adjourned meeting, either party may immediately refer the dispute to the Chief Executive Officers.

(c)                 All matters determined at meetings of the Project Control Group will be decided by a unanimous resolution with each representative having one vote provided that if there is not a unanimous resolution at a meeting of the Project Control Group then either party may immediately refer the dispute to the Chief Executive Officers.

(d)                 Duly passed resolutions of the Project Control Group will be contractually binding on the Principal and the Contractor provided they are in writing and signed by each member of the Project Control Group.

(e)                 If:

(i)                  the Project Control Group is unable to resolve the dispute within 5 Business Days of first convening to resolve the dispute under clause 49.3(a); or

(ii)                 the Project Control Group does not convene within 10 Business Days following a referral of the dispute under clause 49.2(e)(iii),

then either party may immediately refer the dispute to the Chief Executive Officers.

49.4             Chief Executive Officer review

(a)                 If a dispute is referred to the Chief Executive Officers under clause 49.2(e)(iv) or clauses 49.3(b), 49.3(c) or 49.3(e), the Chief Executive Officers (or other holder of the delegations of that position for the time being) are required to meet within 5 Business Days of the dispute being referred to them to attempt to resolve the dispute in good faith.

(b)                 The joint decisions of the Chief Executive Officers will be contractually binding on the Principal and the Contractor provided they are in writing and signed by the Chief Executive Officers.

(c)                 If:

(i)                  the Chief Executive Officers are unable to resolve the dispute within 5 Business Days of first convening to resolve the dispute under clause 49.4(a); or

(ii)                 the Chief Executive Officers do not convene within 5 Business Days following referral of the dispute to them under clause 49.2(e)(iv) or clauses 49.3(b), (c) or (e),

then either party may refer the dispute to the Expert for determination in accordance with clause 49.5.

49.5             Expert determination

(a)                 Where this agreement requires a matter to be referred to or resolved by the Expert or where the parties otherwise agree to refer a matter to the Expert, the matter will be determined by the Expert and administered in accordance with this clause 49.5.  For the avoidance of doubt, where this agreement or the parties require a matter to be referred directly to the Expert, the Dispute Resolution Procedures in clauses 49.1(a), 49.1(b), 49.2, 49.3 and 49.4 will not apply.

(b)                 The parties will appoint an Expert as a condition precedent to the payment of the Milestone Payment due after the Completion Date for the NTS Mobilisation Phase.

(c)                 The parties must comply with the terms of the Expert Deed.

(d)                 If the Expert Deed is terminated, the parties must appoint a new Expert, on the terms of Schedule 14, with amendments in writing as reasonably required by the Expert and consistent with the terms of this agreement, or as otherwise agreed between the parties and the Expert.  If the parties are unable to agree upon the identity of a new Expert within 10 Business Days of the termination of the Expert Deed, or within a time otherwise agreed between the parties, then either party may request the Australian Commercial Disputes Centre (ACDC) to nominate an Expert.

(e)                 The Expert must:

(i)                  act as an expert and not as an arbitrator;

(ii)                 proceed in any manner he or she thinks fit without being bound to observe the rules of evidence;

(iii)                take into consideration all documents, information and other material which the parties give the Expert which the Expert in his or her absolute discretion, considers relevant to the determination of the dispute;

(iv)               not be expected or required to obtain or refer to any other documents, information or material but may do so if he or she so wishes;

(v)                act in good faith and make his or her decision within 15 Business Days (or within a time otherwise agreed between the parties);

(vi)               give his or her determination in writing (including a statement of the value of the determination) and give written reasons for the determination.

(f)                  The Expert may, with prior written approval from both the Contractor and the Principal, commission his or her own advisers or consultants, including lawyers, accountants, bankers, engineers, surveyors, transport consultants, or other technical consultants, to provide information to assist the Expert in his or her decision.

(g)                 The Expert must appoint any advisers or consultants nominated in writing by both the Principal and the Contractor to provide information to assist the Expert in his or her decisions.

(h)                 The parties will indemnify the Expert for the cost of retaining those advisers or consultants.

(i)                  The Contractor must provide the Expert with copies of minutes of meetings and all reports relevant to the Work within 5 Business Days of them being prepared, and all other information required to keep the Expert informed and able to carry out his or her function under this clause.

(j)                  The Principal may provide the Expert with any relevant information it considers necessary to keep the Expert informed and able to carry out his or her function under this clause.

(k)                 A copy of all information provided by one party under clause 49.5(i) or 49.5(j) must be sent to the other party.

(l)                  The determination of the Expert will be final and binding on each party unless:

(i)                  the value of the determination is greater than $500,000;  and

(ii)                 a party gives notice of appeal to the other party within 10 Business Days of the determination requiring the dispute to be referred to arbitration.

(m)                Where a dispute is referred to the Expert for determination and the Expert does not make a determination within 15 Business Days of the dispute being referred to him or her, or within a time otherwise agreed between the parties, either party may refer the dispute to arbitration.

(n)                 The parties are to give effect to the determination of the Expert unless and until it is reversed, overturned, or otherwise changed by any subsequent arbitration under clause 49.6.

(o)                 Subject to clause 49.1(e), the Principal and the Contractor will each pay one-half of the costs of the Expert.

49.6             Arbitration

(a)                 If a notice of appeal is given under clause 49.5(l)(ii) or a dispute is referred to arbitration under clause 49.5(m), the parties agree to refer the dispute to arbitration administered by the Australian Commercial Disputes Centre (ACDC).

(b)                 The arbitration will be conducted in accordance with the ACDC arbitration rules which are operating at the time the dispute is referred to ACDC, and which terms are herewith deemed to be incorporated into this agreement subject to this clause 49.6.

(c)                 The seat of the arbitration will be Melbourne, Victoria.

(d)                 The dispute will be decided by a sole arbitrator.

(e)                 The parties will appoint an arbitrator as a condition precedent to the payment of the Milestone Payment due after the Completion Date for the NTS Mobilisation Phase.  If at the time the dispute is referred to arbitration the arbitrator is or declares not to be capable of performing its duties as arbitrator under this agreement, the parties shall appoint another arbitrator.  If the parties fail to appoint a new arbitrator within 15 Business Days after the dispute has been submitted to arbitration, an arbitrator shall be appointed by ACDC.  In selecting an arbitrator ACDC shall in particular consider the nature of the dispute.

(f)                  The parties agree to the following general principles in relation to the conduct of the arbitration:

(i)                  that they have chosen arbitration for the purposes of achieving a just, quick and cheap resolution of any dispute;

(ii)                 that any arbitration conducted pursuant to this clause shall not mimic court proceedings and the practices of those courts will not regulate the conduct of the proceedings before the arbitrator;

(iii)                that in conducting the arbitration, the arbitrator must take into account the matters set out above, particularly in deciding issues such as:

A.                 how many written submissions will be allowed;

B.                  how much time the parties shall have for preparing written submissions;

C.                  where appropriate, the length of written submissions;

D.                 the extent of document discovery permitted, if any;

E.                  the length of any hearing; and

F.                  the number of experts, if any, each party is allowed to appoint.

(g)                 The arbitrator will conduct the arbitration as expeditiously as possible and no party will unnecessarily delay the arbitration proceedings.

(h)                 The arbitrator will have the power to grant all legal, equitable and statutory remedies, and will be entitled to review and substitute any determination made by the Expert under clause 49.5.

(i)                  The arbitration will be private and confidential, and no party or arbitrator will, without prior written consent of all parties to the arbitration, disclose any matter relating to the arbitration.

(j)                  This clause 49.6 sets out a separate and several agreement to this agreement.  Accordingly, if this agreement is void or voidable for any reason the dispute resolution agreement set out in this clause will be unaffected and will survive any determination that this agreement is void or has been avoided.

50.                Administrative provisions

50.1             Notices

All communications (including notices, consents, approvals, requests and demands) under or in connection with this agreement:

(a)                 must be in writing;

(b)                 must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

Contractor

Name:          Keane Australia Micropayment Consortium Pty Ltd

Address:     Level 50, Bourke Place, 600 Bourke Street, Melbourne

Fax:              +61 3 9643 5999

For the attention of:       Gary Constable, c/- C. Lim, Partner, Mallesons Stephen Jaques

Principal

Name:          Transport Ticketing Authority

Address:    Level 38, 55 Collins Street, Melbourne, Victoria

Fax:              +61 3 9651 7578

For the attention of:       Principal’s Representative

(c)                 must be signed by the party making the communication or (on its behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)                 must be delivered or posted by prepaid post to the address, or sent by fax to the number of the addressee, in accordance with clause 50.1(b); and

(e)                 are taken to be received by the addressee:

(i)                  in the case of prepaid post, on the Business Day that is the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting by airmail to an address outside Australia;

(ii)                 in the case of fax, at the local time (in the place of receipt of that fax) which then equates to the time that fax is sent as shown on the transmission report produced by the machine from which that fax is sent confirming transmission of that fax in its entirety, unless that local time is not on a Business Day, or is after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day; and

(iii)                in the case of delivery by hand, on delivery at the address of the addressee as provided in clause 50.1(b), unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day.

50.2             Stamp duty

The Contractor:

(a)                 must pay all stamp duties and any related fines and penalties in respect of this agreement, the performance of this agreement and each transaction effected by or made under or pursuant to this agreement;

(b)                 must indemnify each other party against any liability arising from failure to comply with clause 50.2(a); and

(c)                 is authorised to make any application for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

50.3             Governing law

This agreement is governed by and will be construed according to the law applying in Victoria.

50.4             Jurisdiction

Subject to clause 49, each party irrevocably:

(a)                 submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this agreement; and

(b)                 waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 50.4(a).

50.5             Waiver

(a)                 Failure to exercise or enforce, or a delay in exercising or enforcing or the partial exercise or enforcement of a right, power or remedy provided by law or under this agreement by any party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)                 Any waiver or consent given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                 No waiver of a breach of any term of this agreement will operate as a waiver of another breach of that term or of a breach of any other term of this agreement.

50.6             No limitation

Without limiting the generality of any other provision of this agreement, any exercise by the Principal of any rights under this agreement will not relieve the Contractor of any of its obligations under this agreement.

50.7             Consent or approval of the Principal

In any case where pursuant to this agreement the doing or executing of any act, matter or thing by the Contractor is dependent upon the approval or consent of the Principal such approval or consent may be given or withheld, or may be given subject to any conditions, by the Principal in its absolute discretion unless this agreement expressly provides otherwise.

50.8             Measurements

All measurements of physical quantities will be in Australian legal units of measurements in accordance with the National Measurement Act 1960 (Cth).

50.9             Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

50.10           Further acts and documents

Each party must promptly do and perform all further acts and sign, execute and complete all additional documents which may be necessary to effect, perfect, or complete the provisions of this agreement and the transactions to which it relates.

50.11           Counterparts

This agreement may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart constitutes an original of this agreement, and all together constitute one agreement.

50.12           Expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with negotiating, preparing, executing, performing and amending this agreement.

50.13           Severability

If any part of this agreement is or becomes illegal, invalid or unenforceable in any relevant jurisdiction, the legality, validity or enforceability of the remainder of this agreement will not be affected and this agreement will be read as if the part had been deleted in that jurisdiction only.

50.14           Entire agreement

To the extent permitted by law, in relation to its subject matter, this agreement:

(a)                 embodies the entire understanding of the parties, and constitutes the entire terms agreed by the parties; and

(b)                 supersedes any prior written or other agreement of the parties.

50.15           Representations and warranties

Each representation and warranty in this agreement is a continuing representation and warranty and will be repeated on each day while any obligation under this agreement remains outstanding, with reference to the facts and circumstances then subsisting.

50.16           Indemnities

(a)                 Each indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this agreement.

(b)                 It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this agreement.

(c)                 A party must pay on demand any amount it must pay under an indemnity in this agreement.

50.17           Hold on Trust

To the extent that the obligations, undertakings, warranties, indemnities or liabilities of the Contractor under this agreement are given in respect of, or expressed to be in favour of, any Government, Governmental Agency, Access Provider, Stakeholder or other third party, the Principal holds the benefit of such obligations, undertakings, warranties, indemnities and liabilities on trust for each of those parties as from the date of this agreement.

50.18           Non-merger

None of the terms or conditions of this agreement nor any act, matter or thing done under or by virtue of or in connection with this agreement will operate as a merger of any of the rights and remedies of the parties in or under this agreement all of which will continue in full force and effect until the respective rights and obligations of the parties under this agreement have been fully performed and satisfied.

50.19           Set-Off

(a)                 The Principal may deduct from money otherwise due to the Contractor:

(i)                  any debt or other money due from the Contractor to the Principal; or

(ii)                 any Claim to money which the Principal may have against the Contractor whether for damages (including liquidated damages) or otherwise,

whether under this agreement or otherwise at law relating to the Work.

(b)                 The Contractor must not deduct from money otherwise due to the Principal:

(i)                  any debt or other money due from the Principal to the Contractor; or

(ii)                 any Claim to money which the Contractor may have against the Principal whether for damages (including liquidated damages) or otherwise,

whether under this agreement or otherwise at law relating to the Work.

50.20           Survival

The parties respective rights under clauses 1, 6, 14.2, 19, 22.5, 23.5, 24.2, 30, 32, 36 to the extent required by clause 36.1(c), 40, 42, 43.2, 44, 46.1, 46.2, 50.1, 50.2, 50.3, 50.4, 50.5, 50.6, 50.7, 50.9, 50.10, 50.13, 50.14, 50.15, 50.16, 50.17, 50.18, 50.19 and this clause 50.20 survive the termination or expiry of this agreement on any basis other than to the extent required or specifically contemplated under the provisions of those clauses.

50.21           Goods and services tax

(a)                 Interpretation

(i)                  Except where the context suggests otherwise, terms used in this clause have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

(ii)                 Unless stated to the contrary, any amount, payment or consideration referred to under or in connection with this agreement is exclusive of GST.  Any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause.

(iii)                Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause.

(b)                 Reimbursements and similar payments

Any payment or reimbursement required to be made under this agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

(c)                 GST payable

(i)                  If GST is payable in relation to a supply made under or in connection with this agreement then any party (“Recipient”) that is required to provide consideration to another party (“Supplier”) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as any consideration is to be first provided for that supply.

(ii)                 The Supplier must provide a tax invoice to the Recipient, no later than the time at which the additional amount in respect of that taxable supply is to be provided under clause 50.21(c)(i) unless the Recipient issues a recipient created tax invoice pursuant to clause 50.21(e).

(d)                 Variation of GST

If the GST payable in relation to a supply made under or in connection with this agreement varies from the additional amount paid by the Recipient under clause 50.21(c)(i)

in relation to that supply then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any payment, credit or refund under this clause is deemed to be a payment, credit or refund of the additional amount payable under clause 50.21(c)(i).

(e)                 Recipient created tax invoices

(i)                  Where the GST law permits, the Principal may issue to the Contractor a recipient created tax invoice (“RCTI”) for each taxable supply made by the Contractor to the Principal under this agreement that is specified in a notice pursuant to clause 50.21(e)(ii).

(ii)                 Where the Principal wishes to issue an RCTI in respect of a taxable supply made by the Contractor to the Principal under this agreement, the Principal must give a written notice to the Contractor identifying the relevant taxable supplies for which an RCTI will be issued and the date from which the notice takes effect.  The Principal will issue the RCTI in a format that states the total amount payable on account of GST.  The Principal will issue an adjustment note for any adjustment event relating to any supply in respect of which it issues an RCTI.

(iii)                Where the Principal is permitted by the GST law and under this agreement to issue RCTIs and adjustment notes in respect of taxable supplies referred to in the notice in clause 50.21(e)(ii) that are made by the Contractor to the Principal, the Contractor must not issue a tax invoice or adjustment note in respect of these taxable supplies.

(iv)               Each party acknowledges that it is registered for GST purposes at the time this agreement is executed.  Each party must notify the other party if it ceases to be registered for GST or if that party ceases to comply with any requirement or criteria in the GST law or any ruling or determination relating to the issue of RCTIs (“Requirement”).  The parties agree that paragraphs (i) and (ii) will not apply after the Principal or the Contractor cease to be registered for GST, or after the Principal or the Contractor ceases to comply with any Requirement.

(v)                The Contractor will indemnify or reimburse the Principal on demand for any loss, cost, expense, penalty, fine, interest, fee or other amount incurred in relation to the Principal issuing RCTIs while:

A.                 the Contractor is not registered for GST and/or otherwise fails to satisfy, or comply with, any Requirement and the Principal has not received notification from the Contractor of the relevant fact referred to in clause 50.21(e)(iii); or

B.                  the details contained in any RCTI or adjustment note issued by the Principal is incorrect, inaccurate or misleading as a result of information provided by the Contractor to the Principal.

50.22           Interest

(a)                 If either party fails to pay when due any moneys payable by it under, or in connection with any Project Document (including interest under this clause), the party in default will pay interest on the amount owing at a rate equal to the Overdue Rate calculated daily and capitalised monthly in arrears for the period from the date when the amount became owing until the amount is paid or satisfied (both before, and as a separate and independent obligation after, any judgment).

(b)                 The interest will be capitalised monthly and will be added to the amount owing, and will itself bear interest under this clause.

50.23           Marketing and Communications by the Principal

The Contractor must, at its own cost, provide all reasonable assistance requested by the Principal in relation to any marketing activities or public communications that the Principal undertakes or wishes to undertake in relation to or in connection with the Project, the Solution or the Services.

Signed as an agreement.

The Official Seal of Transport Ticketing Authority was affixed in the presence of:

Michael Pryles	Vivian Miners
Witness:	Witness:

/s/ Michael Pryles	/s/ Vivian Miners
Name:	Name:

Signed for and on behalf of Keane Australia Micropayment Consortium Pty Ltd by its Attorney under a Power of Attorney dated 16 June
2005 and the Attorney declares that the Attorney	/s/ Gary Constable
has not received any notice of the revocation of
such Power of Attorney, in the presence of:	Signature

Chena Lee Lim

Signature of Witness

/s/ Chena Lee Lim

Name of Witness in full

Schedule 1

Schedule 1
Phases

(Clause 1.1)

A.                 Phases

Phase	Phase Date
NTS Mobilisation Phase	CD + 25 WD
NTS Solution Requirements Phase	CD + 103 WD
NTS Release 0 and Prototyping Phase	CD + 105 WD
NTS Front Office Design and Hardware FAT Phase	CD + 169 WD
NTS Front Office Software FAT and Back Office Release 1 and 2 Phase	CD + 278 WD
NTS Final Back Office Release Phase	CD + 322 WD
NTS Front Office User Acceptance Test Phase	CD + 344 WD
NTS User Acceptance Test Phase	CD + 452 WD
NTS Front Office Implementation 1 Phase	CD + 409 WD
NTS Front Office Implementation 2 Phase	CD + 474 WD
NTS Regional and Metropolitan Implementation Completion Phase	CD + 518 WD
NTS Operational Proving Phase	CD + 649 WD

Key

“CD” means Commencement Date as defined in the Project Agreement

“WD” means work days, being any Monday to Friday including Public Holidays.

SCHEDULE 2

Schedule 2
Key Personnel

(Clause 7)

B.                 Part A

Role	Responsibilities	Name	Period

Kamco CEO and Project Director	Delivery of business outcomes to the TTA	Gary Constable	The Term of the Agreement

Delivery Project Director	Delivery of the NTS to the Kamco	Lil Bianchi	Commencement Date to the end of the NTS Operational Proving Phase

Solution Architect	Solution design and development authority	Jurek Krasnodebski	Commencement Date to the end of the NTS Operational Proving Phase

Project Manager	Project plan	Steve Zammit	Commencement Date to the end of the NTS Operational Proving Phase

Integration Manager	Delivery of integrated solution	Lawrie Martin	Commencement Date to the end of the NTS Operational Proving Phase

Contract Manager	Compliance	Mike Duncombe	The Term of the Agreement

Acceptance/Operations Manager	NTS acceptance and operations	Adam Casey	The Term of the Agreement

Technical Services Manager	Installation and maintenance	Adrian Burling	The Term of the Agreement

Settlement Manager	Delivery of settlement modules	Frank Faulkner	Commencement Date to the end of the NTS Operational Proving Phase

Device Architect	Design and development	Andrew Sear	Commencement Date to the end of the NTS Operational Proving Phase

Device Project Manager	Delivery of devices	Jill Hatttersley Patrick Tillein	Commencement Date to the end of the NTS Operational Proving Phase

Maintenance	Device availability	Mike Gamage	The Term of the Agreement

Financial Accounting and Records Manager	Provide financial accounting and reporting for Kamco	[To be appointed]	The Term of the Agreement

Fixed Assets Manager	Kamco Asset Manager	[To be appointed]	The Term of the Agreement

Role	Responsibilities	Name	Period

Clearing & Settlements Manager	Responsible for the processing of all financial transactions	[To be appointed]	The Term of the Agreement

C.                 Part B

Role	Minimum qualifications & experience

Fixed Assets Manager	• Must hold a recognised Australian accounting qualification at tertiary level, and be a member of an Australian accounting professional body;

• Must be knowledgeable in AGAAP (Australian Generally Accepted Accounting Principles) and IFRS (Australian Adoption of International Financial Reporting Standards); and

• Must have at least 3-4 years post-graduate experience, preferably including exposure to managing a substantial asset register on behalf of another owner.

Clearing & Settlements Manager	• Will preferably hold a recognised Australian accounting qualification at tertiary level, and be a member of an Australian accounting professional body;

• Must have at least 3-5 years settlement experience in a substantial back office environment (preferably Australian); and

• Must have a sound working knowledge of and experience in Australia’s regulatory environment.

SCHEDULE 3

Schedule 3
Completion Pre-Conditions

(Clause 1.1 and 17)

Completion Process

The Completion Pre-Conditions - General and the Completion Pre-Conditions for the following Phases will be incorporated into this Schedule 3 prior to the Principal executing the agreement:

•                   NTS Mobilisation Phase;

•                   NTS Solution Requirements Phase;

•                   NTS Regional and Metropolitan Implementation Completion Phase; and

•                   NTS Operational Proving Phase.

The Principal and the Contractor will also seek to agree the Completion Pre-Conditions for all other Phases prior to the Principal executing the agreement. If the Completion Pre-Conditions for any of the following Phases required for this Schedule 3 have not been agreed and completed prior to the Principal executing the agreement:

•                   NTS Release 0 and Prototyping Phase;

•                   NTS Front Office Design and Hardware FAT Phase;

•                   NTS Front Office Software FAT and Back Office Release 1 and 2 Phase;

•                   NTS Final Back Office Release Phase;

•                   NTS Front office User Acceptance Test Phase;

•                   NTS User Acceptance Phase;

•                   NTS Front Office Implementation 1 Phase; and

•                   NTS Front Office Implementation 2 Phase,

then the following process will be used to determine the Completion Pre-Conditions for the relevant Phases prior to the Phase Date for the NTS Mobilisation Phase:

•                   the Principal will provide the Contractor with a draft of the Completion Pre-Conditions for the relevant Phases, within 10 Business Days after the Commencement Date, based on the description of phase deliverables set out in Exhibit 4;

•                   the Contractor must, within 5 Business Days of receipt of the draft Completion Pre-Conditions, advise the Principal whether or not it considers such Completion Pre-Conditions to be acceptable or to provide its comments (if any);

•                   if the Contractor provides comments in relation to the draft Completion Pre-Conditions, the Principal must, within 5 Business Days of receipt of the Contractor’s comments, provide a revised draft of the Completion Pre-Conditions to the Contractor having considered any comments of the Contractor;

•                   if the Contractor does not accept the revised draft Completion Pre-Conditions, then either party may refer the matter for resolution in accordance with clause 2.2(e) of the agreement; and

•                   subject to the outcome of any such dispute resolution process, the Completion Pre-Conditions, as determined by the Principal’s Representative, will be incorporated into Schedule 3 as the Completion Pre-Conditions for the relevant Phases as set out above.

General

The following are the minimum conditions precedent to the completion of each Phase, which may be reasonably added to by the Principal for any or all Phases, in order to ensure that the Phase deliverables and the requirements of the agreement are complied with in relation to each Phase:

1.                  The Contractor has completed all work and deliverables for the relevant Phase, including all work and deliverables as set out in the Description of Phase Deliverables – Exhibit 4.

2.                  Completion of all testing required to be carried out in the relevant Phase and achievement of the required test results.

3.                  All minor Defects identified in respect of a previous Phase have been rectified in accordance with the agreement or, at the sole discretion of the Principal; have been scheduled to be rectified by the Phase Date for a subsequent Phase.

4.                  All relevant Approvals and licences required to be obtained by the Contractor have been obtained and each of the relevant conditions to such Approvals and licences have been satisfied.

5.                  All insurances required to be effected and maintained have been effected pursuant to this Agreement.

6.                  The Contractor has provided to the Principal the warranties available to the Contractor from all of its subcontractors and suppliers directly in favour of the Principal.

7.                  Written confirmation from the Contractor that all its subcontractors and suppliers have been paid all amounts due and payable to them.

8.                  Written confirmation from the Contractor that ownership of all materials which should be passed to the TTA will be passed, in accordance with clauses 30 and 32 of the agreement, upon payment in respect of that Phase.

9.                  The Contractor has procured from all relevant sub-contractors and suppliers, and provided written confirmation to the Principal, that all relevant sub-contractors and suppliers have no continuing interest in any materials which will be owned by the Principal upon payment by the Principal of the relevant Payment Milestone.

10.                Written confirmation from the Contractor that the Solution Documentation prepared by the Contractor complies with the requirements of the agreement and all relevant approvals, and that the Phase and Solution has been constructed or completed (as appropriate) in accordance with such documentation.

11.                The Contractor has provided to the Principal all Design Documents and any other Solution Documentation required to be provided as pat of the relevant Phase.

12.                The Contractor has deposited in escrow all Escrow Material required to be deposited in escrow in accordance with the agreement as part of the relevant Phase.

13.                The Contractor has provided to the Principal a list of all material placed in escrow since completion of the previous Phase.

14.                Completion of all previous Phases has occurred.

NTS Mobilisation Phase - Completion Pre-Conditions

In addition to the general Completion Pre-conditions, the following are conditions precedent to the completion of the NTS Mobilisation Phase:

15.                Agreement by the Principal of those Category 2 Matters set out in Part B of Schedule 37.

16.                Delivery to the Principal of completed versions of the documents, plans and reports detailed in the Description of Deliverables for the NTS Mobilisation Phase (Exhibit 4).

17.                Evidence satisfactory to the Principal that the required Contractor resources are available in Melbourne, including Key Personnel, to commence the NTS Solution Requirements Phase and the NTS Release 0 and Prototyping Phase in accordance with the Project Timeline (Exhibit 3).

NTS Solution Requirements Phase - Completion Pre-Conditions

In addition to the general Completion Pre-conditions, the following are conditions precedent to the completion of the NTS Solution Requirements Phase:

18.                Agreement by the Principal of those Category 3 Matters set out in Part C of Schedule 37.

19.                Delivery to the Principal of the completed NTS Requirements Specification developed in accordance with clause 11.3.

20.                The Contractor has obtained written confirmation from the Operators that all of the outcomes, requirements, policies, procedures, practices and business rules of the Operators have been documented in the NTS Requirements Specification in accordance with clause 11.1(b)(i) of the agreement. However if the Contractor has used best endeavours to obtain such confirmation from an Operator, and has demonstrated to the satisfaction of the Principal that they have in fact documented all the requirements, policies, procedures, practices and business rules of that Operator, then the Principal will not require confirmation from that Operator.

21.                Completion of the Contractor’s obligations in regard to the NTS Solution Requirements Phase in accordance with the agreement.

22.                Delivery to the Principal of the required versions or releases of the documents, plans and reports detailed in the Description of Deliverables for the NTS Solution Requirements Phase (Exhibit 4) and as detailed in the Design Document list prepared in accordance with Schedule 38.

23.                Delivery to the Principal of the document which sets out any proposed reduction in the Capital Price or the Service Charges or both, or which does not propose any such reduction, in accordance with clause 11.4(b) of the agreement.

24.                A description of the Work which will comprise an Interim Phase (if any) and the Phase Dates and Completion Pre-Conditions of each Interim Phase, in accordance with clause 11.8 of the agreement.

25.                Delivery to the Principal of evidence that the NTS Requirements and outcomes, requirements, business processes and business rules identified during the NTS Solution Requirements Phase have been documented in the NTS Requirements Specification, including the requirements of clause 11.1(b)(iii) of the agreement.

26.                Provision of completed documentation in relation to the Principal’s requirements for the Pilot Trial as required by clause 11.1(b)(vi) of the agreement.

27.                Approval by the Principal of the completed Design Document list developed in accordance with clause 11.7 and Schedule 38 Part B.

28.                Acceptance by the Principal of the completed Test Plan developed in accordance with clause 11.7 and Schedule 39.

29.                Delivery to the Principal of the completed Project Quality Assurance Plan.

30.                Payment in full of all liquidated damages due and payable by the Contractor in accordance with clause 18.6 (prepayment of Liquidated Damages).

31.                Delivery to the Principal of a customisation document describing the extent of work the Contractor must undertake to its existing equipment and system in order to meet the Principal’s requirements, as required by clause 11.1(b)(iii) of the agreement.

32.                Delivery to the Principal of all audit reports relating to CMM and or ISO, electronic data processing or system security, undertaken either by the relevant administering organisation or by or on behalf of the Contractor, since the Commencement Date.

NTS Release 0 and Prototyping Phase - Completion Pre-Conditions

In addition to the general Completion Pre-conditions, the following are conditions precedent to the completion of the NTS System Prototyping Phase:

1.                   Evidence of the Contractor having placing orders for the procurement of long lead time items (purchase orders) in accordance with the Bill of Materials for long lead time items.

NTS Regional and Metropolitan Implementation Completion Phase - Completion Pre-Conditions

In addition to the general Completion Pre-Conditions, the following are conditions precedent to the completion of the NTS Regional and Metropolitan Implementation Completion Phase:

1.                 Demonstration to the reasonable satisfaction of the Principal, who will make appropriate resources available, that all components of the Solution have been correctly designed, manufactured, produced, supplied, installed, connected, integrated, completed and tested so that the Solution can meet all requirements of the agreement, including the performance requirements as detailed in Schedules 29, 30 and 31.

2.                 Delivery to the Principal of all Test Plan reports and data that demonstrates that all tests conducted in accordance with the Test Plan, Test Documents and any additional testing performed by the Principal in accordance with clause 15.7, have obtained a ‘Pass’ rating as described in the Test Plan.

3.                 Delivery to the Principal of all final software, hardware and business systems required for the operation the Solution.

4.                 Delivery to the Principal of all stored test data and testing software.

5.                 Delivery to the Principal of the completed final versions or releases of the documents, plans and reports as detailed in the Design Document list prepared in accordance with Schedule 38.

6.                 Evidence satisfactory to the Principal that all non-compliances identified through the Contractor’s Quality Management System and the Project Quality Assurance System, have been rectified.

7.                 Delivery to the Principal of the final and completed documents, plans and reports detailed in the Description of Deliverables for the NTS Regional and Metropolitan Implementation Completion Phase (Exhibit 4).

8.                 Completion of all training required in accordance with the Training Programme Plan and the agreement, to the satisfaction of the Principal.

9.                 Verification that all redundant equipment, devices and infrastructure has been removed and made good to the satisfaction of the Principal.

10.               Payment in full of all liquidated damages due and payable by the Contractor in accordance with clause 18.6 (prepayment of Liquidated Damages).

11.               Delivery to the Principal of all audit reports relating to the Project Quality Assurance Plan, CMM and or ISO reports, electronic data processing or system security, undertaken either by the relevant administering organisation or by or on behalf of the Contractor, that have not been previously provided to the Principal since the Commencement Date.

NTS Operational Proving Phase - Completion Pre-Conditions

In addition to the general Completion Pre-conditions, the following are conditions precedent to the completion of the NTS Operational Proving Phase:

1.                 Verification to the satisfaction of the Principal that all components of the Solution and the Solution as a whole is operating in accordance with the requirements of the agreement, including the performance requirements as detailed in Schedules 29, 30 and 31.

2.                 Verification to the satisfaction of the Principal that the Solution has operated for the final three months of the NTS Operational Proving Phase without incurring any more than 1500 Service Points and $1,500 of Payment Reductions (the threshold amounts) in accordance with the performance requirements set out in Schedules 29, 30 and 31.

3.                 Verification to the satisfaction of the Principal that all tests required to achieve Completion of the NTS Regional and Metropolitan Implementation Completion Phase have been repeated during this Phase.

4.                 Delivery to the Principal of all Test Plan reports and data that demonstrates that all tests conducted during this Phase in accordance with the Test Plan, Test Documents and any additional testing performed by the Principal in accordance with clause 15.7, have obtained a ‘Pass’ rating as described in the Test Plan.

5.                 Delivery to the Principal of the completed final versions or releases of all documents, plans and reports as detailed in the Design Document list prepared in accordance with Schedule 38.

6.                 Evidence satisfactory to the Principal that all non-compliances identified through the Contractor’s Quality Management System and the Project Quality Assurance System, have been rectified.

7.                 Delivery to the Principal of the final and completed documents, plans or reports detailed under the Description of Deliverables for the NTS Operational Proving Phase (Exhibit 4).

8.                 Verification to the satisfaction of the Principal that all transition activities have been completed in accordance with the Transition Plan.

9.                 Payment in full of all liquidated damages due and payable by the Contractor in accordance with clause 18.6 (prepayment of Liquidated Damages).

10.               Delivery to the Principal of all audit reports relating to the Project Quality Assurance Plan, CMM and or ISO, electronic data processing or system security, undertaken either by the relevant administering organisation or by or on behalf of the Contractor, that have not been previously provided to the Principal since the Commencement Date.

SCHEDULE 4

Schedule 4
Certificate of Completion

(Clause 17)

Given pursuant to clause 17 of the Transport Ticketing Solution Project Agreement (“agreement”) dated [                                            ] between Public Transport Ticketing Body trading as Transport Ticketing Authority (“Principal”) and Keane Australia Micropayment Consortium Pty Ltd (“Contractor”).

To:               Contractor

1.                   Pursuant to and for the purposes of the agreement the Principal hereby certifies that [specify Phase] achieved Completion on [  ].

2.                  This certificate is copied to:

(a)                 [                       ]; and

(b)                [                      ].

3.                  Terms defined in the agreement have the same meaning where used in this certificate.

4.                  This certificate may only be relied on by the parties to the agreement.

5.                  This certificate is issued on [                                                        ].

SIGNED for and on behalf of	)
the Principal by	)
[ ] in the presence of:	)
for and on behalf of the Principal

(Signature of Witness)

(Name of Witness in full)

SCHEDULE 5

Schedule 5
Variation Order

(Clause 20)

(To the Contractor)

In accordance with clause 20 of the New Ticketing Solution Project Agreement (“agreement”), you are directed to carry out the following works as a Variation:

[the Principal to insert details]

Subject to clause 20.4 of the agreement the value of the Variation is as follows:

(a)	Direct Costs (if any)	:

(b)	Direct Savings (if any)	:

(c)	Delay Costs (if any)	:

(d)	Acceleration Costs (if any)	:

(e)	Extension of Time (if any)	:

(f)	Date for Completion of Phase [ ]	:

Principal’s Representative

SCHEDULE 6

Schedule 6
Acceleration Direction

(Clause 20)

(To the Contractor)

In accordance with clause 20.3 of the New Ticketing Solution Project Agreement (“agreement”), you are directed to accelerate the Delivery by taking those measures which are necessary to overcome or minimise the extent of any delay caused by:

[INSERT DETAILS]

in order to achieve Completion of Phase [   ] by [       ].

The Acceleration Costs are payable as follows:

[SET OUT DETAILS OF INSTALMENTS]

Terms defined in the agreement have the same meaning where used in this direction.

Principal’s Representative

SCHEDULE 7

Schedule 7
Schedule of Rates and Prices for Variations

(Clause 20)

The rates and prices in this schedule are divided between:

•                   equipment pricing by device and by vehicle, in Part 1 and Part 2 respectively;

•                   ongoing device maintenance costs, Part 3;

•                   capital and ongoing operating costs relating to Core work packages, Part 4;

•                   labour rates, Part 5; and

•                   transaction volume increases, Part 6.

In addition, Part 7 sets out the maximum lead times between the order and delivery of devices.

The following items will be finalised by the Principal and the Contractor as Category 3 Matters prior to the Completion of the NTS Solution Requirements Phase:

•                   installation and de-installation hours and costs in Part 1 and Part 2;

•                   cost of Hand-Held Device - Selling Equipment in Part 1;

•                   device maintenance charges in Part 3;

•                   the labour rate for ERG - Installation Technician in Part 5; and

•                   part 6 of this Schedule.

The finalisation of these items by the Principal and the Contractor will be based upon, and will involve no more cost to the Principal than, the rates and prices currently set out in this schedule.

1.                                                      Equipment

The hours and costs relating to installation and de-installation will be finalised as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.

Hand-held devices – selling equipment costs will be finalised as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.

Prices are stated as at 9 May 2005, to be escalated annually for CPI in accordance with Schedule 11. All prices in Australian Dollars.

			Equipment Cost(1) – By Order Size (units)			Installation Hours – Per Unit		Other Cost
Work Package	Equipment(1A)	Equipment code	1 – 5	6 – 20	More than 21	Installation(2)	De-installation(3)	Per Unit(4)
Tram
	Tram Driver Console Primary incl. Mounting Bracket (TDC Primary)	(TDC P)	[**]	[**]	[**]	[**]	[**]
	Tram Driver Console Secondary (TDC Secondary)	(TDC S)	[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine (CVM/AVM – Mobile)	(CVM/AVM – Mobile)	[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD Mobile)	(FPD Mobile)	[**]	[**]	[**]	[**]	[**]
	Depot Requirement – Tram (DR – T)	(DR – T)	[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Superstop (CVM/AVM)	(CVM/AVM)	[**]	[**]	[**]	[**]	[**]
Bus
	Bus Driver Console (BDC)	(BDC)	[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD Mobile)	(FPD Mobile)	[**]	[**]	[**]	[**]	[**]
	Head Office Requirement – Bus (HOB)		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Small Depot	(DB)	[**]	[**]	[**]	[**]	[**]

			Equipment Cost(1) – By Order Size (units)			Installation Hours – Per Unit		Other Cost
Work Package	Equipment(1A)	Equipment code	1 – 5	6 – 20	More than 21	Installation(2)	De-installation(3)	Per Unit(4)
	Depot Requirement Bus (DB) – Medium Depot	(DB)	[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Large Depot	(DB)	[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Interchange (CVM/AVM)	(CVM/AVM)	[**]	[**]	[**]	[**]	[**]
Rail
	Station Requirement (SR)		[**]	[**]	[**]	[**]	[**]
	Ticket Office Terminal (TOT-f)	(TOT-f)	[**]	[**]	[**]	[**]	[**]
	Rail Combined Card Vending / Add-Value Machine (CVM/AVM)	(CVM/AVM)	[**]	[**]	[**]	[**]	[**]
	Add-Value Machines – standalone (AVM)	(AVM)	[**]	[**]	[**]	[**]	[**]
	Mobile (TOT-m)	(TOT-m)	[**]	[**]	[**]	[**]	[**]
	Electronic Gate		[**]	[**]	[**]	[**]	[**]
	Gate Attendant Control (GAC)	(GAC)	[**]	[**]	[**]	[**]	[**]
	Station Fare Payment Device (FPD – Platform)	(FPD – Platform)	[**]	[**]	[**]	[**]	[**]
Third party
	Metropolitan Primary Agent Terminal (MPAT)	(MPAT)	[**]	[**]	[**]	[**]	[**]
	Primary V/Line Agent Terminal (VPAT)	(VPAT)	[**]	[**]	[**]	[**]	[**]
	Secondary Agent Terminal (SAT)	(SAT)	[**]	[**]	[**]	[**]	[**]
Hand Held
	Depot Requirement (DR-H)		[**]	[**]	[**]
	Hand-Held Device (HHD-s) – Selling	(HHD-s)	[**]	[**]	[**]
Transfer a tram device/ requirement
	Tram Driver Console (TDC)		[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
	Depot Requirement – Tram (DR – T)		[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Superstop (CVM/AVM)		[**]	[**]	[**]	[**]	[**]

			Equipment Cost(1) – By Order Size (units)			Installation Hours – Per Unit		Other Cost
Work Package	Equipment(1A)	Equipment code	1 – 5	6 – 20	More than 21	Installation(2)	De-installation(3)	Per Unit(4)
Transfer a bus device/requirement
	Bus Driver Console (BDC)		[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
	Head Office Requirement – Bus (HOB)		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Small Depot		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Medium Depot		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Large Depot		[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Interchange (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
Transfer a train device/requirement
	Station Requirement (SR)		[**]	[**]	[**]	[**]	[**]
	Ticket Office Terminal (TOT)		[**]	[**]	[**]	[**]	[**]
	Rail Combined Card Vending / Add-Value Machine (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
	Add-Value Machines – standalone (AVM)		[**]	[**]	[**]	[**]	[**]
	Mobile (TOT-m)		[**]	[**]	[**]	[**]	[**]
	Electronic Gates (EG)		[**]	[**]	[**]	[**]	[**]
	Gate Attendant Control (GAC)		[**]	[**]	[**]	[**]	[**]
	Station Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
Transfer a retail agent device/requirement
	Metropolitan Primary Agent Terminal (MPAT)		[**]	[**]	[**]	[**]	[**]
	Primary V/Line Agent Terminal (VPAT)		[**]	[**]	[**]	[**]	[**]
	Secondary Agent Terminal (SAT)		[**]	[**]	[**]	[**]	[**]
Remove a tram device/ requirement
	Tram Driver Console (TDC)		[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
	Depot Requirement – Tram (DR – T)		[**]	[**]	[**]	[**]	[**]

			Equipment Cost(1) – By Order Size (units)			Installation Hours – Per Unit		Other Cost
Work Package	Equipment(1A)	Equipment code	1 – 5	6 – 20	More than 21	Installation(2)	De-installation(3)	Per Unit(4)
	Combined Card Vending / Add-Value Machine – Superstop (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
Remove a bus device/requirement
	Bus Driver Console (BDC)		[**]	[**]	[**]	[**]	[**]
	Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
	Head Office Requirement – Bus (HOB)		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Small Depot		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Medium Depot		[**]	[**]	[**]	[**]	[**]
	Depot Requirement Bus (DB) – Large Depot		[**]	[**]	[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Interchange (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
Remove a train device/requirement
	Station Requirement (SR)		[**]	[**]	[**]	[**]	[**]
	Ticket Office Terminal (TOT)		[**]	[**]	[**]	[**]	[**]
	Mobile (TOT-m)		[**]	[**]	[**]	[**]	[**]
	Electronic Gates (EG)		[**]	[**]	[**]	[**]	[**]
	Rail Combined Card Vending / Add-Value Machine (CVM/AVM)		[**]	[**]	[**]	[**]	[**]
	Add-Value Machines – standalone (AVM)		[**]	[**]	[**]	[**]	[**]
	Gate Attendant Control (GAC)		[**]	[**]	[**]	[**]	[**]
	Station Fare Payment Device (FPD)		[**]	[**]	[**]	[**]	[**]
Remove a retail agent device/requirement
	Metropolitan Primary Agent Terminal (MPAT)		[**]	[**]	[**]	[**]	[**]
	Primary V/Line Agent Terminal (VPAT)		[**]	[**]	[**]	[**]	[**]
	Secondary Agent Terminal (SAT)		[**]	[**]	[**]	[**]	[**]

(1A)                                        Devices represent the same devices as delivered, or required to be delivered, as part of the original equipment supply under the Project Agreement and as described in the BOM and Requirements Document.

(1)                                                  Costs for Ascom supplies are FCA Bern or FCA Poole, as applicable.  FCA is a defined INCOTERM meaning that the goods will be handed over to the carrier at the designated place, cleared for export.  Keane will charge freight costs from Bern or Poole to Melbourne at cost plus a margin of [**]%.  Freight costs include shipping, freight handling and freight insurance.  Costs exclude duty which is assumed to be zero.  At the Principal’s discretion, Keane will be required to obtain a minimum of [**]competitive quotes to support these costs.

(2)                                                  Installation Cost includes all direct costs to install equipment, including delivery to site, testing and commissioning and safety requirements. That is, the cost, inclusive of those direct costs, will be determined by multiplying the number of hours in the column by the applicable hourly rate for “Installation Technician” from ERG, as set out in Part 5 of this Schedule.

(3)                                                  De-installation Cost includes all direct costs associated with de-installing/ decommissioning equipment from a site/ vehicle, removing to depot or alternative site and making the existing site safe. That is, the cost, inclusive of those direct costs, will be determined by multiplying the number of hours in the column by the applicable hourly rate for “Installation Technician” from ERG, as set out in  Part 5 of this Schedule.

(4)                                                  Other Costs include all non-labour and equipment costs (eg, accessories, miscellaneous materials).

2.                                                      Vehicle packages

The hours and costs relating to installation and de-installation will be finalised as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.

Prices are stated as at 9 May 2005, to be escalated annually in accordance with Schedule 11. All prices in Australian Dollars.

	Device Description
	Driver Consoles(5A)		Fare Payment Device(5A)		CVM/AVM(5A)
		No of		No. of		No. of	Equipment Cost – By		Installation Hours – Per		Other
		Devices		Devices		Devices	Order Size (Units)(5)		Unit		Costs
Vehicle Type	Equipment	Per	Equipment	Per	Equipment	Per	1 – 5	More than		De–	Per
Work Package	Code	Vehicle	Code	Vehicle	Code	Vehicle	Vehicles	5 vehicles	Installation(6)	Installation(7)	Unit(8)
Tram
W Class	TDC Primary (1) & TDC Secondary (1)	2	TDC P and TDC S	8	(CVM/ AVM – Mobile)	1	[**]	[**]	[**]	[**]	[**]
Z Class		2		12		1	[**]	[**]	[**]	[**]	[**]
A Class		2		12		1	[**]	[**]	[**]	[**]	[**]
B Class		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (3)		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (5)		2		16		1	[**]	[**]	[**]	[**]	[**]
Citadis		2		12		1	[**]	[**]	[**]	[**]	[**]
Bus
1 Door		1		2		n/a	[**]	[**]	[**]	[**]	[**]
2 Door		1		4		n/a	[**]	[**]	[**]	[**]	[**]
Reticulated		1		6		n/a	[**]	[**]	[**]	[**]	[**]
Transfer a Tram
W Class		2		8		1	[**]	[**]	[**]	[**]	[**]

	Device Description
	Driver Consoles(5A)		Fare Payment Device(5A)		CVM/AVM(5A)
		No of		No. of		No. of	Equipment Cost – By		Installation Hours – Per		Other
		Devices		Devices		Devices	Order Size (Units)(5)		Unit		Costs
Vehicle Type	Equipment	Per	Equipment	Per	Equipment	Per	1 – 5	More than		De–	Per
Work Package	Code	Vehicle	Code	Vehicle	Code	Vehicle	Vehicles	5 vehicles	Installation(6)	Installation(7)	Unit(8)
Z Class		2		12		1	[**]	[**]	[**]	[**]	[**]
A Class		2		12		1	[**]	[**]	[**]	[**]	[**]
B Class		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (3)		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (5)		2		16		1	[**]	[**]	[**]	[**]	[**]
Citadis		2		12		1	[**]	[**]	[**]	[**]	[**]
Transfer a bus
1 Door		1		2		n/a	[**]	[**]	[**]	[**]	[**]
2 Door		1		4		n/a	[**]	[**]	[**]	[**]	[**]
Reticulated		1		6		n/a	[**]	[**]	[**]	[**]	[**]
Remove a Tram
W Class		2		8		1	[**]	[**]	[**]	[**]	[**]
Z Class		2		12		1	[**]	[**]	[**]	[**]	[**]
A Class		2		12		1	[**]	[**]	[**]	[**]	[**]
B Class		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (3)		2		12		1	[**]	[**]	[**]	[**]	[**]
Combino (5)		2		16		1	[**]	[**]	[**]	[**]	[**]
Citadis		2		12		1	[**]	[**]	[**]	[**]	[**]
Remove a bus
1 Door		1		2		n/a	[**]	[**]	[**]	[**]	[**]
2 Door		1		4		n/a	[**]	[**]	[**]	[**]	[**]
Reticulated		1		6		n/a	[**]	[**]	[**]	[**]	[**]

(5A)                                        Devices represent the same devices as delivered, or required to be delivered, as part of the original equipment supply under the Project Agreement and as described in the BOM and Requirements Document.

(5)                                                  Costs for Ascom supplies are FCA Bern or FCA Poole, as applicable.  FCA is a defined INCOTERM meaning that the goods will be handed over to the carrier at the designated place, cleared for export.  Keane will charge freight costs from Bern or Poole to Melbourne at cost plus a margin of [**]%.  Freight costs include shipping, freight handling and freight insurance.  Costs exclude duty which is assumed to be zero.  At the Principal’s discretion, Keane will be required to obtain a minimum of [**] competitive quotes to support these costs.

(6)                                                  Installation Cost includes all direct costs to install equipment, including delivery to site, testing and commissioning and safety requirements. That is, the cost, inclusive of those direct costs, will be determined by multiplying the number of hours in the column by the applicable hourly rate for “Installation Technician” from ERG, as set out in Part 5 of this Schedule.

(7)                                                  De-installation Cost includes all direct costs associated with de-installing/ decommissioning equipment from a site/ vehicle, removing to depot or alternative site and making the existing site safe. That is, the cost, inclusive of those direct costs, will be determined by multiplying the number of hours in the column by the applicable hourly rate for “Installation Technician” from ERG, as set out in Part 5 of this Schedule.

(8)                                                  Other Costs include all non-labour and equipment costs (eg, accessories, miscellaneous materials).

3.                                                      Device maintenance and other costs

Device maintenance charges in this Part 3 will be finalised as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.

The rates contained in this table will be indexed in accordance with Schedule 11.  Prices are stated as at 9 May 2005.  The equipment which the maintenance and other costs relate to are as set out in Part 1 and 2 of this Schedule 7. All prices are in Australian Dollars.

The rates are to apply as an increase to the services charges (where the overall number of units being maintained and operated has increased) and as a decrease to the services charges (where the overall number of units being maintained and operated has decreased).

Work Package	Equipment	Device Maintenance Charges per unit (per annum)(9)	Other Core Service Charges per unit (per annum)(10)	Initial Services Charges per unit (per annum)(11)
Tram
	Tram Driver Console (TDC Primary)	$[**]	$[**]	[**]
	Tram Driver Console (TDC Secondary)	$[**]	$[**]	[**]
	Combined Card Vending / Add-Value Machine (CVM/AVM)	$[**]	$[**]	[**]
	Fare Payment Device (FPD)	$[**]	$[**]	[**]
	Depot Requirement – Tram (DR – T)	$[**]	[**]	[**]
	Combined Card Vending / Add-Value Machine – Superstop (CVM/AVM)	$[**]	[**]	[**]
	W Class Tram	$[**]	[**]	[**]
	Z Class Tram	$[**]	[**]	[**]
	A Class Tram	$[**]	[**]	[**]
	B Class Tram	$[**]	[**]	[**]
	Combino (3)	$[**]	[**]	[**]
	Combino (5)	$[**]	[**]	[**]
	Citadis	$[**]	[**]	[**]
Bus
	Bus Driver Console (BDC)	$[**]	$[**]	[**]
	Fare Payment Device (FPD)	$[**]		[**]
	Head Office Requirement – Bus (HOB)	$[**]	$[**]	[**]
	Depot Requirement Bus (DB) – Small Depot	$[**]	$[**]	[**]
	Depot Requirement Bus (DB) – Medium Depot	$[**]	$[**]	[**]
	Depot Requirement Bus (DB) – Large Depot	$[**]	$[**]	[**]

Work Package	Equipment	Device Maintenance Charges per unit (per annum)(9)	Other Core Service Charges per unit (per annum)(10)	Initial Services Charges per unit (per annum)(11)
	Combined Card Vending / Add-Value Machine – Interchange (CVM/AVM)	$[**]	[**]	[**]
	1 Door	$[**]	[**]	[**]
	2 Door Bus	$[**]	[**]	[**]
	Reticulated Bus	$[**]	[**]	[**]
Train
	Station Requirement (SR)	$[**]	[**]	[**]
	Ticket Office Terminal (TOT)	$[**]	[**]	[**]
	Rail Combined Card Vending / Add-Value Machine (CVM/AVM)	$[**]	[**]	[**]
	Add-Value Machines – standalone (AVM)	$[**]	[**]	[**]
	Mobile (TOT-m)	$[**]	[**]	[**]
	Electronic Gates (EG)	$[**]	[**]	[**]
	Gate Attendant Control (GAC)	$[**]	[**]	[**]
	Station Fare Payment Device (FPD)	$[**]	[**]	[**]
Retail Agent
	Metropolitan Primary Agent Terminal (MPAT)	$[**]	$[**]	[**]
	Primary V/Line Agent Terminal (VPAT)	$[**]	$[**]	[**]
	Secondary Agent Terminal (SAT)	$[**]	$[**]	[**]

(9)                                                  Device Management charges includes all incremental labour and materials costs associated with preventative, line 1, line 2 and line 3 maintenance activities (including an allowance for the cost of vandalism).

(10)                                            Other Service charges includes all incremental labour and materials costs associated other Core Services (except Device Management Services) activities.

(11)                                            Initial Services charges include all incremental costs associated with each of Cardholder Support Services, Distribution Services or Cash Collection.

4.                                                      Core work packages

The rates contained in this table will be indexed in accordance with Schedule 11.  Prices are stated as at 9 May 2005.

	One-off development cost			Ongoing Core Service Charges (per	Ongoing Initial Services Charges (per
Description	Hardware	Software	Implemen-tation	Annum)	annum)
Make a simple fare change(1)	Nil	Nil	Nil	Nil	Nil
Make a moderate fare change(2)	Nil	5 days at Software Programmer Rate (see Part 5 – Labour Rates)	Nil	Nil	Nil
Make a complex fare change(3)	Nil	In accordance with clause 20.4(a)(ii)B	Nil	Nil	Nil

(1)	Simple Fare Change:

A change involving an update to one fare table, or one simple (20 or fewer stops) route table, or one stage/zone table, or any other parameters, and which requires no change to any source code and involves only user testing. Changes of this nature will not constitute a Variation.

The Principal undertakes to be reasonable in the frequency or volume of requests.
The Principal undertakes not to unreasonably attempt to break Moderate or Complex Fare Changes into parts to meet the Simple Fare Change definition.

(2)	Moderate Fare Change:

A change involving updates to a maximum of 5 fare tables, or one complex route table (greater than 20 stops), or up to 5 stage/zone tables, and which requires no change to any source code and involves only user testing.

A change involving the implementation of a new route.
The Principal undertakes to be reasonable in the frequency or volume of requests.
The Principal undertakes not to unreasonably attempt to break Complex Fare Changes into parts to meet the Simple Fare Change definition.

(3)	Complex Fare Change:	A change involving source code changes, or database architectural changes.
A Change from a zonal to a fare stage tariff system.
Since the upper limit of the complexity of the Fare change has not been defined, it is not possible to offer a firm price for this change.

5.                                                      Labour rates

The labour rate for ERG – Installation Technician will be finalised as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.

The daily rates in this table are quoted on the basis of a 7.5 hour working day.

The rates contained in this table will be indexed annually in accordance with Schedule 11.  Prices are stated as at 9 May 2005. All prices in Australian Dollars.

Prices excluding Travel, Accommodation & Subsistence

Labour Category	Ascom Switzerland(1)	Ascom UK(1)	ERG(1)	Keane Inc/ Ltd(1)	Keane Australia(1)	Keane India in Australia(1)	Keane India
Accountant	[**]	[**]
Administrator – Office	[**]	[**]
Commercial Manager	[**]	[**]
Draftsperson	[**]	[**]
Electronics Engineer	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Engineering Manager	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Engineering Team Leader	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Hardware Manager	[**]	[**]
Installation Supervisor	[**]	[**]
Installation Technician	[**]	[**]	[**]
Maintenance Technician	[**]	[**]
Mechanical Engineer	[**]	[**]	[**]
Production Engineer	[**]	[**]	[**]
Programme Manager	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Programme Planner	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Project Director	[**]	[**]
Software Architect	[**]	[**]		[**]	[**]	[**]	[**]
Software Engineer Jnr	[**]	[**]		[**]	[**]	[**]	[**]
Software Engineer Snr	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Software Manager	[**]	[**]		[**]	[**]	[**]	[**]
Software Programmer	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Solution Architect	[**]	[**]		[**]	[**]	[**]	[**]
Technical Architect	[**]	[**]		[**]	[**]	[**]	[**]
Technical Writer	[**]	[**]
Technician	[**]	[**]
Programme Director	[**]	[**]		[**]	[**]	[**]	[**]
Business Architect	[**]	[**]		[**]	[**]	[**]	[**]
Development Project Manager	[**]	[**]		[**]	[**]	[**]	[**]
Senior Business Analyst	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Labour Category	Ascom Switzerland(1)	Ascom UK(1)	ERG(1)	Keane Inc/ Ltd(1)	Keane Australia(1)	Keane India in Australia(1)	Keane India
Business Analyst	[**]	[**]		[**]	[**]	[**]	[**]
Senior Programmer	[**]	[**]		[**]	[**]	[**]	[**]
Programmer	[**]	[**]		[**]	[**]	[**]	[**]
Team Leader	[**]	[**]		[**]	[**]	[**]	[**]
Test Manager	[**]	[**]		[**]	[**]	[**]	[**]
Senior Tester	[**]	[**]		[**]	[**]	[**]	[**]
Tester	[**]	[**]		[**]	[**]	[**]	[**]

(1)                                                  Travel and accommodation costs are in addition to the above rates and will be charged at cost.  Travel will be reimbursed on the basis of economy flights for journeys with a scheduled flying time up to 12 hours duration and business class flights for journeys with a scheduled flying time of greater than 12 hours duration. All flight bookings will be made by Keane.  Other expenses (eg. Accommodation, food, etc) will be capped at $A[**] per day for trips (measured from home location to home location) up to 10 days duration and $A[**] per day for durations greater than 10 days duration.

The Principal and Contractor will agree the most efficient allocation of tasks associated with a Variation taking into consideration the necessary required expertise for that Variation.  Unless otherwise agreed to by the Principal, the Contractor will allocate work for which the labour rates set out in this Part will apply on the following basis:

•                                                                          Keane Australia will undertake impact analysis, client facing tasks, requirements specification design (Keane Australia rates will apply);

•                                                                          Keane India will undertake software development, testing and maintenance (Keane India rates will apply); and

•                                                                          Keane UK/US will provide specialist expertise from Keane’s practices (Keane Inc/Ltd rates will apply).

6.                                                      Transaction volumes increase

This schedule has not been agreed by the parties.  This schedule, including the circumstances in which it will apply, will be completed as a Category 3 Matter prior to the Completion of the NTS Solution Requirements Phase in accordance with this agreement and the process and principles set out at the beginning of this schedule.  The parties agree that there will no increase Services Charges if there is an increase in transaction volumes which is solely due to an increase in the level of Victorian transit ticketing transactions where there is no change to the Solution.

No additional Service Charges will be paid in relation to Cardholder Support Services and Distribution Services as the Payments for these services contain a variable component which will take account of changes in transaction volumes.  Cash Collection Initial Service Payments variations will be valued in accordance with clause 20.4. (a)(ii)B

Increases in Core Services Payments due to transaction volume increases shall be calculated by reference to the following table. When the Increase Percentage falls into one of the bands shown in the first column (other than [**]%, which will not constitute a Varation), an Increase Event is deemed to have occurred. When an Increase Event occurs, the Core Services Base Charge shall be increased to an amount calculated using the formula shown in the second column. The increased payment will be payable from the beginning of the calendar month following the month in which the Increase Event occurs.

Percentage increase in transaction volumes (%)	Core Services Payment (per annum)
[**]%[**]%	[**]
[**]%[**]%[**]	[**]
[**]%[**]%	[**]
[**]%[**]%	[**]

Keane’s current estimate is a Base Transaction Volume of 3,000,000 per day

Definitions:

“Base Charge”	The total of all the payments making up the Core Services Payment for the TTA Financial Year in which the Increase Event occurs.

“Increase Event”

An Increase Event will occur when the average number of Transaction Events (that is the sum of all Transaction Events for the previous 3 calendar months divided by the number of days in that period) exceeds the Base Transaction Volume by the specified percentages (other than increases in the range of [**]%). The Increase Event will be deemed to have occurred on the last day of the relevant period of 3 calendar months.

“Base Transaction Volume”

The Base Transaction Volume will be calculated as the average number of transactions in the three calendar months following the date on which the last milestone payment becomes due (that is, at the end of the Operational Proving Phase). The average number of transactions shall be calculated as the sum of Transaction Events in the period divided by the number of days in the period.

“Transaction Event”	The use of a smart card or disposable card to pay for a journey.

“Increase Percentage”

Average number of Transaction Events (that is the sum of all Transaction Events for the previous 3 calendar months divided by the number of days in that period) minus the Base Transaction Volume, all divided by the Base Transaction Volume.

7.                                                      Device delivery lead times

The following table sets out the lead times required by the Contractor between the order and delivery of each device set out in Part 1.

Devices		Maximum Lead Times (in weeks)
Tram
	Tram Driver Console (TDC)	[**]
	Combined Card Vending / Add-Value Machine (CVM/AVM)	[**]
	Fare Payment Device (FPD)	[**]
	Depot Requirement – Tram (DR – T)	[**]
	Combined Card Vending / Add-Value Machine – Superstop (CVM/AVM)	[**]
Bus
	Bus Driver Console (BDC)	[**]
	Fare Payment Device (FPD)	[**]
Head Office Requirement – Bus (HOB)
	Depot Requirement Bus (DB) – Small Depot	[**]
	Depot Requirement Bus (DB) – Medium Depot	[**]
	Depot Requirement Bus (DB) – Large Depot	[**]
	Combined Card Vending / Add-Value Machine – Interchange (CVM/AVM)	[**]
Train
Station Requirement (SR)
	Rail Combined Card Vending / Add-Value Machine (CVM/AVM)	[**]
	Add-Value Machines – standalone (AVM)	[**]
	Ticket Office Terminal (TOT)	[**]
	Mobile (TOT-m)	[**]
	Reader Kit for Gate	[**]
	Gate Attendant Control (GAC)	[**]
	Station Fare Payment Device (FPD)	[**]
Retail Agent
	Metropolitan Primary Agent Terminal (MPAT)	[**]
	Primary V/Line Agent Terminal (VPAT)	[**]
	Secondary Agent Terminal (SAT)	[**]
Hand Held
Depot Requirement (DR-H)
	Hand-Held Devices – selling (HHD-s)	[**]

Schedule 8

Schedule 8

Payment Schedule

(Clause 21)

Payment Milestones (Completion Date of relevant Phase below)	Payment Amount $
NTS Mobilisation Phase	[**]
NTS Solution Requirements Phase	[**]
NTS Release 0 and Prototyping Phase	[**]
NTS Front Office Software FAT and Back Office Release 1 and 2 Phase	[**]
NTS Final Back Office Release Phase	[**]
NTS Front Office Implementation 1 Phase	[**]
NTS Front Office Implementation 2 Phase	[**]
NTS Regional and Metropolitan Implementation Completion Phase	[**]
NTS Operational Proving Phase	[**]

Total Capital Price	[**]

Schedule 9

Schedule 9
Subcontractors and Suppliers

(Clause 10.2)

Part A

Subcontractors

Organisational Name	Key Contact Name	Organisational Contact Details	Description of work to be performed
Ascom	Chris Franzen	Belpstrasse 37 CH-3000 Bern 14 Switzerland	Device provider
ERG	Alan Sullivan	247 Balcatta Road Balcatta WA 6021 Australia	Installation and maintenance provider
G&D	Jim Calrow	Giesecke & Devrient 94 Rushdale Street Knoxfield Victoria 3180 Australia	Card management and customer support provider
Headstrong	Paul Kidmen	Headstrong Australia Pty Ltd Level 1, Grosvenor Place 225 George Street Sydney NSW 2000 Australia	Clearing and Issuer Processing Modules
Wayfarer (sub– subcontractor)	Tony McNamara	Wayfarer Transit Systems Limited 10 Willis Way Fleets Industrial Estate Poole Dorset BH15 3SS England	Bus driver and tram driver consul provider
Gunnebo	Leo Detassis	ITALY Gunnebo Entrance Control SpA Via A Volta-IT-380 15 Lavis (TN)	Gate Provider

Part B

Suppliers

Organisational Name	Key Contact Name	Organisational Contact Details	Description of products or services to be supplied
HP	Andy Katz	Hewlett-Packard Australia Pty Ltd ABN 74 004 394 763 31-41 Joseph Street Blackburn Victoria 3130,Australia	Data centre provider
SPT	Paul Weston	SPT Telecommunications Ground Floor, 70 Park Street South Melbourne Victoria 3205 Australia	Networking provider

Schedule 10

Schedule 10
Service Charges

(Clause 27)

Completion Process

A. Card Drafting

The Smartcard procurement and payment principles below have been agreed by the parties and will be drafted for incorporation into the Project Agreement as a Category 2 Matter.

•             Prior to each Smartcard order by the Contractor, the Principal will meet with the Contractor to discuss Smartcard procurement for the coming period and provide information in respect of its marketing (including special editions) and other requirements which may impact demand for Smartcards and/or mix of Smartcard types required (including the Smartcard type, printing, Personalisation and design features required for the Smartcards).

•             The Contractor will then determine the requirements for all Smartcard types and seek relevant pricing and delivery information from its suppliers in light of the Principal’s requirements discussed under the previous point.  Prior to confirming any order with its suppliers, the Contractor must seek the Principal’s approval of the details of its proposed order including details of volume, pricing and projected monthly issue profile for each type of Smartcard.

•             The Principal may either approve the order (subject to requiring potential variation of proposed delivery program, ie. the Principal may require the Contractor to hold greater or less volumes of stock than planned or to vary the order to ensure it reflects the Principal’s requirements with respect to marketing, Smartcard type, Smartcard features and Smartcard mix) or seek a deal for better terms and conditions in the market (the Contractor must assist the Principal with this procurement process and then adopt the resulting supply arrangement).

•             The Principal will pay the Contractor based on volume of Smartcards issued (on a first in first out basis) multiplied by the lower of the “capped rate” (being the amounts set out in this schedule)  and “actual Smartcard cost plus agreed margin” in accordance with the margin set out in Schedule 10I).

•             The issue of a Smartcard is defined to be the point of time at which Smartcards have been issued to the end user of the Smartcard (ie. the customer). For clarity the following table summarises the point of issue for each Smartcard under the various possible scenarios in the NTS:

Point of Issue
AVM/CVM	When Smartcard is issued from machine to customer
Agent sales	When Smartcard is issued from agent to customer
Principal individual sales	When Smartcard is sent from Principal to customer
Operator sales	When Smartcard is issued from operator to customer
Conductor (regional)/ bus driver sales	When Smartcard is issued from conductor/driver to customer

A definition of Issued will be inserted as part of the drafting to be completed as a Category 2 Matter.

•             The Contractor will be paid for all stock of Smartcards (ie. relating to agreed order volumes) held at the time of expiry of the Initial Services Term (where service is not renewed) or early termination at the relevant rate. In addition the Principal will support any contract for future supply of agreed order volumes (per the process above).

•             The Contractor will be required to minimise distribution costs by optimising batch delivery arrangements.

In addition, the drafting of Schedule 10 will be refined to provide greater clarity in respect of how Schedules 10C to 10I interact in light of the Smartcard procurement and payment principles set out above.

It is also noted that Schedule 10 and 32 both currently contain separate Smartcard pricing and payment schedules.  The consolidation of the Smartcard pricing and payment provisions of these schedules will be considered during the above legal drafting process.

1.                                                      Principal Formula

1.1                                 The Service Charge for each month of the Core Services Term will be calculated as follows:

where:

SC                                                is the Service Charge payable in that month;

CSP                                        is the Core Services Payment for the month as determined in accordance with paragraph 2; and

ISP                                             is the Initial Services Payment for the month as determined in accordance with paragraph 3.

2.                                                      Core Services Payment

2.1                                                 The Core Services Payment for the month is the amount set out against the relevant month in the Core Services Payment Table in Schedule 10A, subject to clause 4.1 of this schedule.

3.                                                      Initial Services Payment

3.1                                                 The Initial Services Payment for the month will be calculated as follows:

where:

ISP                                             is the Initial Service Payment payable in that month;

DSP                                        is the Distribution Services Payment for the month as determined in accordance with paragraph 3.2;

CCP                                       is the Cash Collection Services Payment for the month as determined in accordance with paragraph 3.3; and

CSSP                                is the Cardholder Support Services Payment for the month as determined in accordance with paragraph 3.4.

In the event that at any time during the Initial Services Term the Contractor is no longer providing one or more of the Distribution Services, Cash Collection Services or Cardholder Support Services, the Contractor will no longer be entitled to the corresponding payment and the Initial Services Payment will be calculated excluding the relevant payments.

3.2                                                 The Distribution Services Payment for each month will be calculated as follows:

where:

DSP                                        is the Distribution Services Payment payable in that month;

FDSP                                 is the Fixed Distribution Services Payment for the month calculated as the amount set out against the relevant month in the Initial Services Payment Table in Schedule 10B, subject to clause 4.1 of this schedule;

VD                                               is the volume of Disposable Smartcards (as defined in the Glossary which forms part of the NTS Requirements Document) Issued in the month;

UPD                                        is the unit price per Disposable Smartcard as determined by the relevant Smartcard features as set out in Schedule 10C, 10D and 10E, subject to the operation of clause 27.8;

VR                                               is the volume of Re-Loadable Smartcards Issued in the month;

UPR                                        is the unit price per Re-Loadable Smartcard as determined by the relevant Smartcard features as set out in Schedule 10C, 10D and 10E, subject to the operation of clause 27.8;

VSE                                         is the volume of Special Edition Smartcards Issued in the month;

UPSE                                  is the unit price per Special Edition Smartcard as determined by the relevant Smartcard features as set out in Schedule 10C, 10D and 10E, subject to the operation of clause 27.8;

CDI                                           is the volume of Disposable Smartcard and Re-Loadable Smartcards which were individually delivered in the month;

UPI                                             is the unit price per individual Smartcard delivered as set out in Schedule 10F;

CDB                                      is the volume batches of Disposable Smartcard and Re-Loadable Smartcards which were batched delivered in the month;

UPB                                        is the unit price per batched Smartcard delivered as set out in Schedule 10F;

DO                                              is the monthly payment associated with distributing materials, other than Smartcards, as agreed between the Contractor and Principal;

CP                                                is the volume of Disposable Smartcard and Re-Loadable Smartcards which were Personalised (as described in note 1 in Schedule 10G) in the month;

UPP                                         is the unit price per Smartcard Personalised as set out in Schedule 10G;

CDH                                      is number of design hours undertaking agreed Smartcard feature/ design changes in the month;

UPH                                        is price per hour for Smartcard design services as set out in Schedule 10H;

CDC                                      is number of agreed Smartcard design changes in the month; and

UPCD                               is unit price per design change as set out in Schedule 10H.

3.3                                                 The Cash Collection Services Payment for the month is the amount set out against the relevant month in the Initial Services Payment Table in Schedule 10B, subject to clause 4.1 of this schedule.

3.4                                                 The Cardholder Support Services Payment for each month will be calculated as follows:

where:

CSSP                                is the Cardholder Support Services Payment payable in that month;

FCSSP                         is the Fixed Cardholder Support Services Payment for the month calculated as the amount set out against the relevant month in the Initial Services Payment Table in Schedule 10B, subject to clause 4.1 of this schedule;

VC                                               is the volume of calls per month exceeding the minimum call volume set out in the Cardholder Support Variable Service Charge Table in Schedule 10J; and

UPC                                        is the unit price for each call exceeding the minimum call volume set out in the Cardholder Support Variable Service Charge Table in Schedule 10J.

4.                                                      Pro Rata

4.1                                                 If the period during which the Initial Services and Core Services are being provided and in respect of which Services Charges are being paid is less than a full calendar month, the Core Services Payment and the Fixed Distribution Services Payments, Cash Collection Services Payments and Fixed Cardholder Support Services Payment set out in Schedules 10A and 10B respectively will be pro rated by multiplying the relevant amount by:

where:

APD                                       is the actual number of days in the period; and

CMD                                    is the number of days in the calendar month in which the payment relates.

Schedule 10A
Core Services Payment Table

Core Services Term Month(1)	Core Services Payment	Core Services Term Month	Core Services Payment	Core Services Term Month	Core Services Payment	Core Services Term Month	Core Services Payment
1	[**]	37	[**]	73	[**]	109	[**]
2	[**]	38	[**]	74	[**]	110	[**]
3	[**]	39	[**]	75	[**]	111	[**]
4	[**]	40	[**]	76	[**]	112	[**]
5	[**]	41	[**]	77	[**]	113	[**]
6	[**]	42	[**]	78	[**]	114	[**]
7	[**]	43	[**]	79	[**]	115	[**]
8	[**]	44	[**]	80	[**]	116	[**]
9	[**]	45	[**]	81	[**]	117	[**]
10	[**]	46	[**]	82	[**]	118	[**]
11	[**]	47	[**]	83	[**]	119	[**]
12	[**]	48	[**]	84	[**]	120	[**]
13	[**]	49	[**]	85	[**]	121	[**]
14	[**]	50	[**]	86	[**]	122	[**]
15	[**]	51	[**]	87	[**]	123	[**]
16	[**]	52	[**]	88	[**]	124	[**]
17	[**]	53	[**]	89	[**]	125	[**]
18	[**]	54	[**]	90	[**]	126	[**]
19	[**]	55	[**]	91	[**]	127	[**]
20	[**]	56	[**]	92	[**]	128	[**]
21	[**]	57	[**]	93	[**]	129	[**]
22	[**]	58	[**]	94	[**]	130	[**]
23	[**]	59	[**]	95	[**]	131	[**]
24	[**]	60	[**]	96	[**]	132	[**]
25	[**]	61	[**]	97	[**]	133	[**]
26	[**]	62	[**]	98	[**]	134	[**]
27	[**]	63	[**]	99	[**]	135	[**]
28	[**]	64	[**]	100	[**]	136	[**]
29	[**]	65	[**]	101	[**]	137	[**]
30	[**]	66	[**]	102	[**]	138	[**]
31	[**]	67	[**]	103	[**]	139	[**]
32	[**]	68	[**]	104	[**]	140	[**]
33	[**]	69	[**]	105	[**]	141	[**]
34	[**]	70	[**]	106	[**]	142	[**]
35	[**]	71	[**]	107	[**]	143	[**]
36	[**]	72	[**]	108	[**]	144	[**]

(1)                                                  Represents the relevant calendar month end from commencement of the Core Services Term.  If commencement of the Core Services Term is not the first day of the month, the first month will be pro-rated in accordance with 4.1 of Schedule 10.

Schedule 10B
Initial Services Payment Table

Initial Services Term Month(1)	Fixed Distribution Services Payment	Cash Collection Services Payment	Fixed Cardholder Support Services Payment	Initial Services Term Month	Fixed Distribution Services Payment	Cash Collection Services Payment	Fixed Cardholder Support Services Payment
1	[**]	[**]	[**]	34	[**]	[**]	[**]
2	[**]	[**]	[**]	35	[**]	[**]	[**]
3	[**]	[**]	[**]	36	[**]	[**]	[**]
4	[**]	[**]	[**]	37	[**]	[**]	[**]
5	[**]	[**]	[**]	38	[**]	[**]	[**]
6	[**]	[**]	[**]	39	[**]	[**]	[**]
7	[**]	[**]	[**]	40	[**]	[**]	[**]
8	[**]	[**]	[**]	41	[**]	[**]	[**]
9	[**]	[**]	[**]	42	[**]	[**]	[**]
10	[**]	[**]	[**]	43	[**]	[**]	[**]
11	[**]	[**]	[**]	44	[**]	[**]	[**]
12	[**]	[**]	[**]	45	[**]	[**]	[**]
13	[**]	[**]	[**]	46	[**]	[**]	[**]
14	[**]	[**]	[**]	47	[**]	[**]	[**]
15	[**]	[**]	[**]	48	[**]	[**]	[**]
16	[**]	[**]	[**]	49	[**]	[**]	[**]
17	[**]	[**]	[**]	50	[**]	[**]	[**]
18	[**]	[**]	[**]	51	[**]	[**]	[**]
19	[**]	[**]	[**]	52	[**]	[**]	[**]
20	[**]	[**]	[**]	53	[**]	[**]	[**]
21	[**]	[**]	[**]	54	[**]	[**]	[**]
22	[**]	[**]	[**]	55	[**]	[**]	[**]
23	[**]	[**]	[**]	56	[**]	[**]	[**]
24	[**]	[**]	[**]	57	[**]	[**]	[**]
25	[**]	[**]	[**]	58	[**]	[**]	[**]
26	[**]	[**]	[**]	59	[**]	[**]	[**]
27	[**]	[**]	[**]	60	[**]	[**]	[**]
28	[**]	[**]	[**]	61	[**]	[**]	[**]
29	[**]	[**]	[**]	62	[**]	[**]	[**]
30	[**]	[**]	[**]	63	[**]	[**]	[**]
31	[**]	[**]	[**]	64	[**]	[**]	[**]
32	[**]	[**]	[**]	65	[**]	[**]	[**]
33	[**]	[**]	[**]	66	[**]	[**]	[**]

(1)                                                  Represents the relevant calendar month end from commencement of the Initial Services Term.  If commencement of the Initial Services Term is not the first day of the month, the first month will be pro-rated in accordance with 4.1 of Schedule 10.

Schedule 10C
Unit Price – Cards Issued Table
Unit Price – Raw Card Unit Cost Table

The unit prices below are inclusive of all initialisation costs and costs of unique serial numbers.

Card Type(1)	Unit Price – Smartcard ($)(2)
	Band 1 [**] per annum for each year of the Initial Services Term							Band 2 [**] per annum for each year of the Initial Servies Term							Band 3 Above [**] per annum for each year of the Initial Servies Term
Year ending 30 June	2007	2008	2009	2010	2011	2012	2013	2007	2008	2009	2010	2011	2012	2013	2007	2008	2009	2010	2011	2012	2013
A	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
B	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
C	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
D	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
E	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Note

There will be no additional costs to the Principal for issuing any of the types of Smartcard listed in Schedule 10C, provided that no new Smartcard data definition is required and no other on-Smartcard applications are required. Should the Principal wish to introduce new services to customers and Operators which require interventions at the Smartcard level, such interventions will be Variations.

(1)                                                  Per Smartcard description table below.  The Smartcard types required will be determined in accordance with the Smartcard procurement process set out in [reference to procurement process to be inserted when that process has been drafted and inserted into the agreement.]

(2)                                                  Four colour, two sided printing is included in the base cost of the Smartcard as set out in this schedule, for both Disposable and Re-loadable Smartcards.

D.                                    Card Type Description

	IC Card Type	Usage	Technology	Interface	Memory	Comments
A	Contactless	Disposable	EEPROM read/write memory	Contactless	256 bit	Wired Logic card capable of meeting ISO 14443 parts 2 and 3 type A or B and supporting a one-time-bit capability of at least 10 bits
B	Contactless	Disposable	EEPROM read/write memory	Contactless	512 bit	ISO 14443 Type B card
C	Contactless	Re-Loadable/ Disposable	EEPROM read/write memory	Contactless	1Kb	ISO 14443 Type B card
D	Contactless	Re-Loadable	EEPROM read/write memory	Contactless	4Kb	ISO 14443 Type B card
E	Contactless	Re-Loadable	EEPROM read/write memory	Contactless and Contact	4Kb	3DES capable ISO 14443 type A or B cards complying with the commands defined by part 4 of ISO 7816 and supporting a Credit/Debit capability

Schedule 10D
Unit Price – Initialisation

The Initialisation Cost set out in this schedule are to be paid only where the Principal sources Smartcards from a third party supplier and provides those Smartcards to the Contractor for Initialisation of the Smartcard (and no Personalisation is required to be provided by the Contractor).

The “raw card cost” for Card Types C, D & E includes initialisation. At the time of purchase, the Smartcard is printed in 4 colours both sides. Electronically, the Smartcard is encoded only with the unique manufacturer’s number and is accessible using the “transport keys”. Initialisation consists of opening and reading the Smartcard, changing the “transport keys” for “scheme keys” and loading the basic “application” onto the Smartcard. For Smartcards which are to be initialised only, the price for initialisation is included in the raw card cost for each Smartcard set out in Schedule 10C.

Personalisation includes Initialisation, the encoding of personal information and the printing of personal information on the Smartcard (see Schedule 10G). So Smartcards which are to be Personalised do not require a separate Initialisation process and the cost of Initialisation for Smartcards which are Personalised is included in the costs set out in Schedule 10G.

For Disposable Cards, Initialisation (including loading the application) is undertaken as part of the Smartcard manufacturing process for Smartcards sourced by the Contractor. In the event that  the Principal wishes to procure Disposable Smartcards from an alternative supplier, then the Contractor recommends that the Principal procures the Initialisation at the same time.

Should Principal procure Smartcards (Smartcard types C, D or E) from a third party, then the Contractor must Initialise them or Personalise them as required by the Principal at the prices set out below, provided that:

1.                                                       the Principal procures Smartcards tested for conformance to the relevant parts of ISO 14443 as shown in the table entitled “Card Type Description” in Schedule 10C;

2.                                                       the Principal procures PVC Smartcards;

3.                                                       the Principal procures that the Smartcards are shrink wrapped in boxes of 400 Smartcards; and

4.                                                       the Contractor is able to test the quality of each delivered batch of Smartcards by sampling a statistically significant number of Smartcards, and reject the entire delivery, if the Contractor reasonably concludes that the sample does not meet the Contractor’s standards for surface irregularities, physical damage, contamination and electrical performance. The Contractor shall not be liable for any delay caused by the rejection of a delivery of Smartcards provided it is acting reasonably in concluding that the Smartcards do not meet its standards.

	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)
Year ending 30 June	2007	2008	2009	2010	2011	2012	2013
Initialisation Cost(1)	[**]	[**]	[**]	[**]	[**]	[**]	[**]

(1)                                                  For Smartcard types C, D and D as described in Schedule 10C only.

Schedule 10E
Unit Price – Printing

The following prices are to be added to the base Smartcard price in Schedule 10C for over-printing of each Smartcard (over and above the base printing features included in Schedule 10C) or where the Principal sources Smartcards from a third party supplier and provides it to the Contractor for printing.

Printing	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)	Unit Price per card ($)
Year ending 30 June	2007	2008	2009	2010	2011	2012	2013
Printing(1),(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Add Cardholder service information(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Add Signature Panel(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Add Unique Serial Number (if not included in base Smartcard stock)(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]

(1)                                                  Printing is for full colour double sided printing.

(2)                                                  The unit price per Smartcard for these printing features is capped at $[**] in total if one or more of these features is required to be provided at the same time or [**] if requested at the same time as Personalisation (in accordance with Schedule 10G).

Schedule 10F
Unit Price – Card Distribution

The following prices are to be paid depending on the delivery method chosen.

Card distribution	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card
Year ending 30 June	($) 2007	($) 2008	($) 2009	($) 2010	($) 2011	($) 2012	($) 2013
Individual Issue (1)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Batch Issue (pack 400 Smartcards)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Batch Issue (per roll of 2,000 Disposable Smartcards)	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Note

The Contractor must minimise distribution costs by optimising batch delivery arrangements.

(1)                                                  The cost of postage to the home of the cardholder for personalised Smartcards is included in the cost of Personalisation.

Schedule 10G
Unit Price – Personalisation

The following prices are to be paid depending on the type of Personalisation chosen by the Principal.

Plastic Personalisation Services(1)	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card	Unit Price per card
Year ending 30 June	($) 2007	($) 2008	($) 2009	($) 2010	($) 2011	($) 2012	($) 2013
Add Card Holder Details (Text – eg Name, Address)(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Add Card Holder Photo(2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]

(1)                                                  Personalisation includes Initialisation, the encoding of personal information and the printing of personal information on the Smartcard and the despatch of each Personalised Smartcard by post. As such, Smartcards which are to be Personalised do not require a separate Initialisation process.

(2)                                                  The unit price per Smartcard for these personalisation features is capped at $[**] in total if one or more of these features are required to be provided at the same time.

Schedule 10H
Unit Price – Card Design

The following prices are to be used for each agreed design change.

Card design services(1)	Hourly rate ($)	Hourly rate ($)	Hourly rate ($)	Hourly rate ($)	Hourly rate ($)	Hourly rate ($)	Hourly rate ($)
Year ending 30 June	2007	2008	2009	2010	2011	2012	2013
Card design services	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]

Card design change(1)	Design Price ($)	Design Price ($)	Design Price ($)	Design Price ($)	Design Price ($)	Design Price ($)	Design Price ($)
Year ending 30 June	2005	2006	2007	2010	2011	2012	2013
Card design change	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]	$ [**]

(1)                                                  In the case that the Principal provides the Contractor with the artwork, the Contractor will provide one design change per annum free of charge, provided the Principal provides artwork in the format required by the Smartcard printer.

Schedule 10I
Margin

Margins set out in the table below will only apply when the unit price for Smartcards is based on the actual cost (as per clause 27.8).

Distribution Service Component	Margin (%)
Card Buying	[**]	%
Card Personalisation	[**]	%
Card Design	[**]
Other Distribution	[**]	%

Schedule 10J
Cardholder Support Variable Service Charge Table

Year ending 30 June	Minimum Call Volumes (per month)	Price ($) per call in excess of Minimum Call Volumes
2007	[**]	$ [**]
2008	[**]	$ [**]
2009	[**]	$ [**]
2010	[**]	$ [**]
2011	[**]	$ [**]
2012	[**]	$ [**]
2013	[**]	$ [**]

Schedule 11

Schedule 11
CPI Adjustment

(Schedule 7)

References to amounts to be indexed in accordance with CPI are references to such amounts multiplied by an adjustment factor.  The adjustment factor shall be calculated as shown in the formula below:

where

“CPI1” is the CPI for the quarter ending 31 December in the preceding calendar year to the relevant calculation date; and

“CPI2” is the CPI for the quarter ending 30 June 2005.

“Consumer Price Index” or “CPI” means:

(a)                                                  the “All Groups Consumer Price Index Weighted Average of Eight Capital Cities” published quarterly by the Australian Bureau of Statistics, as long as there is no change in the coverage, periodicity or reference base from those applying at the date of this agreement;

(b)                                                 if there is a change in the coverage of the All Groups Consumer Price Index Weighted Average of Eight Capital Cities from that applying at the date of this agreement and the new All Groups Consumer Price Index Weighted Average of Eight Capital Cities is linked to previous All Groups Consumer Price Indexes, CPI is the All Group Consumer Price Index Weighted Average of Eight Capital Cities;

(c)                                                  if there is a change in the reference base of the All Groups Consumer Price Index Weighted Average of Eight Capital Cities from that applying at the date of this agreement and the Australian Bureau of Statistics provides a conversion factor, that conversion factor will be applied to calculate revised CPI figures for the purpose of this agreement, in terms of the new reference base;

(d)                                                 if there is a change in the reference base of the All Groups Consumer Price Index Weighted Average of Eight Capital Cities from that applying at the date of this agreement and the Australian Bureau of Statistics does not provide a conversion factor, the parties will request the President of the Institute of Actuaries (or his nominee) to calculate revised CPIs for the purposes of this agreement, and his determination is final and binds the parties;

(e)                                                  if the All Groups Consumer Price Index Weighted Average of Eight Capital Cities is published and:

(i)                                                      there is a change in its coverage and it is not linked to previous All Groups Consumer Price Indexes; or

(ii)                                                   there is a change in its periodicity,

the parties must request the President of the Institute of Actuaries (or his nominee) to determine:

A.                                                   whether the new All Groups Consumer Price Index Weighted Average of Eight Capital Cities is appropriate as a general indicator of the rate of price change for consumer goods and services; or

B.                                                     if it is not, what other index should be used as a substitute index for the purpose of this agreement,

and his determination is final and binds the parties;

(f)                                                    if the All Groups Consumer Price Index Weighted Average of Eight Capital Cities is not published and the Australian Bureau of Statistics publishes another index which is:

(i)                                                      a replacement of the All Groups Consumer Price Index Weighted Average of Eight Capital Cities; and

(ii)                                                   linked to the All Groups Consumer Price Index Weighted Average of Eight Capital Cities,

all CPIs relevant to this agreement must be re-calculated to the same reference base as the replacement index;

(g)                                                 if the All Groups Consumer Price Index Weighted Average of Eight Capital Cities is not published and the Australian Bureau of Statistics publishes another index which is not linked to the All Groups Consumer Price Index Weighted Average of Eight Capital Cities, the parties must request the President of the Institute of Actuaries (or his nominee) to calculate the revised CPIs for the purposes of this agreement, and his calculation is final and binds the parties; or

(h)                                                 if the All Groups Consumer Price Index Weighted Average of Eight Capital Cities is not published and the Australian Bureau of Statistics does not publish another index in replacement of the All Groups Consumer Price Index Weighted Average of Eight Capital Cities, the parties must request the President of the Institute of Actuaries (or his nominee) to determine an appropriate index which is a general indicator of the rate of price change for consumer goods and services, and his determination is final and binds the parties.

Schedule 12

Schedule 12
Invoice Substantiation Data and Format

Part A – Payments of Capital Price

(Clause 21)

The format of the invoice for any claim by the Contractor in respect of a Payment Milestone invoice to be submitted under clause 21.3(a) and clause 21.3(b) is set out in Schedule 12A.  In accordance with clause 21.3, the invoice for any claim with respect to a Payment Milestone must be accompanied by, at a minimum, the following information and substantiation data:

(a)                                                  a copy of the relevant Certificate of Completion issued by the TTA in accordance with clause 17 for completion of the relevant Phase;

(b)                                                 a copy of all Variation Orders issued by the Principal to the Contractor since the date of the last claim with respect to a Payment Milestone setting out the value and scope of the Variation and the amended Schedule 8 and Schedule 8A to the Project Agreement;

(c)                                                  a copy of all Variation Orders issued by the Principal to the Contractor for which payment is due at the end of the relevant Phase to which the invoice relates;

(d)                                                 detail of the nature and amounts to be capitalised and expensed in accordance with A-IFRS;

(e)                                                  the relevant extract(s) of the detailed fixed asset register and spares inventory in the detail as set out in clause 47.4 and a full reconciliation of the invoice to the additions to fixed asset register and spares inventory.  The invoice, reconciliation, fixed asset register extracts and spares inventory extracts must provide sufficient detail to readily support the reconciliation, and to enable TTA to meet the requirements of its auditors in this regard;

(f)                                                    any other adjustments or payments due to or to be made by either party in accordance with this Project Agreement including any adjustment relating to certificates or notices issued by the TTA; and

(g)                                                 any other information reasonably requested by the Principal.

Part B – Delivery Services Charges

(Clause 21A)

The format of the Monthly Invoice to be submitted during the Delivery Services Term, in accordance with clause 27.3, is set out in Schedule 12B.  In accordance with clause 27.3, any Monthly Invoice for any Delivery Services Charge claim must be accompanied by, at a minimum, the following information and substantiation data:

(a)                                                  The dates of the relevant month of the Delivery Services Term to which the invoice relates.

(b)                                                 Either:

I.                                                          where a Variation Order amends the Services to be delivered during the Delivery Services Term and the Variation Order:

(i)                                                     has been issued since the last Monthly Invoice; or

(ii)                                                  where the current invoice is the first Monthly Invoice;

then a copy of:

1.                                                       each Variation Order issued by the Principal to the Contractor since the last Monthly Invoice (or if the first Monthly Invoice, all Variation orders) setting out the value and scope of the Variation; and

2.                                                       the amended Schedule 32 to the Project Agreement; or

II.                                                      where no variation order has been issued since the date of the last Monthly Invoice, a copy of Schedule 32 to the Project Agreement used as substantiation in the last Monthly Invoice; or

III.                                                  where no Variation Order has been issued and the current invoice is the first Monthly Invoice, a copy of Schedule 32 included in the Project Agreement at execution.

(c)                                                  Full calculations of the monthly Delivery Services Charge in accordance with Schedule 32, including where applicable:

I.                                                          the relevant base data and payable amounts calculated for Cardholder Support Services, Distribution Services and Cash Collection, including the:

(i)                                                     applicable Fixed Cardholder Support Delivery Services Payment;

(ii)                                                  volume of calls of the month;

(iii)                                               unit price for each call;

(iv)                                              Fixed Distribution Services Payment;

(v)                                                 volume of Disposable Smartcards Issued in the month;

(vi)                                              unit price per Disposable Smartcard;

(vii)                                           volume of Re-Loadable Smartcards Issued in the month;

(viii)                                        unit price per Re-Loadable Smartcard;

(ix)                                                volume of Special Edition Smartcards Issued in the month;

(x)                                                   unit price per Special Edition Smartcard;

(xi)                                                volume of Disposable Smartcard and Re-Loadable Smartcards which were individually delivered in the month;

(xii)                                             unit price per individual card delivered;

(xiii)                                          volume batches of Disposable Smartcard and Re-Loadable Smartcards which were batched delivered in the month;

(xiv)                                         unit price per batched card delivered;

(xv)                                            monthly payment associated with distributing materials, other than cards;

(xvi)                                         volume of Disposable Smartcard and Re-Loadable Smartcards which were Personalised in the month;

(xvii)                                      unit price per card Personalised;

(xviii)                                   number of design hours undertaking agreed smartcard feature / design changes in the month; and

(xix)                                           price per hour for card design;

II.                                                      for substantiation of Fixed Delivery Services charge for all other Delivery Services, a copy of each relevant Certificate of Completion issued by the TTA in accordance with clause 17 for the completion of all Phases occurring before the payment date.

(d)                                                 Any other adjustments or payments due to or to be made by either party in accordance with this Project Agreement including any adjustment relating to certificates or notices issued by the TTA.

(e)                                                  Copies of invoices for the pass through of banking charges in accordance with clause 27.9.

(f)                                                    Detail of the nature and amounts to be capitalised and expensed in accordance with the prevailing accounting principles and practices for the Victorian State Government (A-IFRS).

(g)                                                 Any other information reasonably requested by the Principal.

Part C – Service Charges

(Clause 27)

The format of the Monthly Invoice to be submitted during the Core Services Term in accordance with clause 27.3 is set out in Schedule 12C.  In accordance with clause 27.3, an invoice for any Services Charges claim must be accompanied by, at a minimum, the following information and substantiation data:

(a)                                                  The dates of the relevant month of the Core Services Term to which the invoice relates.

(b)                                                 Either:

I.                                                          where a Variation Order amends the Services to be delivered during the Core Services Term and the Variation Order:

(i)                                                     has been issued since the date of the last Monthly Invoice; or

(ii)                                                  where the current invoice is the first Monthly Invoice,

then a copy of:

1.                                                       each Variation Order issued by the Principal to the Contractor since the last Monthly Invoice (or if it is the first Monthly Invoice, all Variation orders); and

2.                                                       the amended Schedule 10 to the Project Agreement;

II.                                                      where no Variation Order has been issued since the date of the last Monthly Invoice, then a copy of Schedule 10 of the Project Agreement used as substantiation in the last Monthly Invoice; or

III.                                                  where the current invoice is the first Monthly Invoice, a copy of Schedule 10 included in the Project Agreement at execution.

(c)                                                  Full calculations of the monthly Service Charges according to Schedule 10, to a sufficient level of detail to enable verification of the invoice amount, including:

I.                                                          the Core Services Payment for the relevant month;

II.                                                      the relevant base data and payable amounts calculated for any Initial Services Payment for the month, including:

(i)                                                     the Fixed Distribution Services Payment;

(ii)                                                  the actual cost plus margin calculation of the Distribution Service Payment, where applicable;

(iii)                                               the volume of Disposable Smartcards Issued in the month;

(iv)                                              the unit price per Disposable Smartcard;

(v)                                                 the volume of Re-Loadable Smartcards Issued in the month;

(vi)                                              the unit price per Re-Loadable Smartcard;

(vii)                                           the volume of Special Edition Smartcards Issued in the month;

(viii)                                        the unit price per Special Edition Smartcard;

(ix)                                                the volume of Disposable Smartcard and Re-Loadable Smartcards which were individually delivered in the month;

(x)                                                   the unit price per individual card delivered;

(xi)                                                the volume batches of Disposable Smartcard and Re-Loadable Smartcards which were batched delivered in the month;

(xii)                                             the unit price per batched card delivered;

(xiii)                                          the monthly payment associated with distributing materials, other than cards;

(xiv)                                         the volume of Re-Loadable Smartcards which were Personalised in the month;

(xv)                                            the unit price per card Personalised;

(xvi)                                         the number of design hours undertaking agreed smartcard feature / design changes in the month;

(xvii)                                      the price per hour for card design;

(xviii)                                   the Cash Collection Services Payment for the relevant month;

(xix)                                           the Fixed Cardholder Support Services Payment for the month;

(xx)                                              the volume of calls per month, including the calculation of the calls that exceed the minimum call volume; and

(xxi)                                           the unit price for each call exceeding the minimum call volume;

III.                                                  the calculation of any adjustment to the Service Charge, where the payment period is less than a full calendar month.

(d)                                                 In accordance with Schedule 31 the full calculations of any Adjustment Amount that the Services Charge will be reduced by in the month, including relevant base data and calculation of the Services KPI Performance Amount, Entry / Exit Point Performance Amount, Entry / Exit Device Performance Amount, and the Distribution / Selling Device Performance Amount supported by an electronic Excel spreadsheet containing active formulae and base data for the calculation of the Adjustment Amount.

(e)                                                  In accordance with Schedule 31 the full calculations of any Half Yearly Service Bonus, Monthly Service Charge Bonus, Smartcard activation and use Bonuses, or Farebox growth bonuses, as applicable, payable to the Contractor, supported by an electronic Excel spreadsheet containing active formulae and base data for the calculation of any bonuses.

(f)                                                    The amount of any capital variation that is due and payable in the month to which the Monthly Invoice relates, including a copy of the relevant Variation Orders issued by the Principal to the Contractor.

(g)                                                 The calculation of any amount payable relating to replacement and refurbishment in accordance with clause 23.10 and Schedule 33 to the Project Agreement.  The Monthly Invoice should contain details of:

I.                                                          the specific component replaced (including type of component and its location);

II.                                                      the component which was installed as a replacement;

III.                                                  the date and time that the replacement took place; and

IV.                                                  the price of the replacement, in accordance with Schedule 33.

(h)                                                 In accordance with clause 23.9, the Contractor must set out in each Monthly Invoice, any act of Vandalism and, in relation to each act of Vandalism:

I.                                                          the Device affected;

II.                                                      the Vandalism Category which the Vandalism falls into and substantiation of the vandalism act;

III.                                                  the Vandalism Costs for those vandalism acts above the agreed cap;

IV.                                                  information and documents to substantiate the Vandalism Costs above the agreed cap;

V.                                                      the Equivalent Incident units; and

VI.                                                  the total Equivalent Units for the relevant month.

(i)                                                     Details of all spare parts procured by the Contractor during the month, relating to either the Initial Services spares inventory (clause 22.9) or Core Services spares inventory (clause 23.8).

(j)                                                     The relevant extract(s) of the detailed fixed asset register and spares inventory in the detail as set out in clause 47.4 and a reconciliation (where applicable) of the invoice to the additions to the fixed asset register and / or spares inventory.  The reconciliation, fixed asset register extracts and spares inventory extracts must provide sufficient detail to enable TTA to meet the requirements of its auditors in this regard.

(k)                                                  Detail of the nature and amounts to be capitalised and expensed in accordance with the prevailing accounting principles and practices for the Victorian State Government (A-IFRS).

(l)                                                     Any other adjustments or payments due to or to be made by either party in accordance with this Project Agreement including any adjustment relating to certificates or notices issued by the TTA.

(m)                                               Copies of invoices for any pass through of banking charges in accordance with clause 27.9.

(n)                                                 Any other information reasonably requested by the Principal.

Schedule 12A
Format of invoice – Payments of Capital Price

A.	Invoice relating to the completion of the following Phase Substantiated by the information under Part A a)
B.	The amount of the Mobilisation Payment, exclusive of GST As set out in Schedule 8 or 8A (as relevant) of the Project Agreement	$
C.	Total Capital Price less Mobilisation Payment, exclusive of GST As set out in Schedule 8 or 8A (as relevant) of the Project Agreement	$
D.	Cumulative percentage milestone payments to end of the Phase to which the invoice relates Sum of percentages up to completed Phase as set out in Schedule 8 or 8A (as relevant)%
E.	Cumulative capital payments payable at the end of the Phase to which the invoice relates (Item C x Item D) + Item B	$
F.	Cumulative capital payments made to date	$
G.	Capital payment due under this invoice Item E – Item F	$
H.

Any variation amount due and payable at the end of the Phase to which the invoice relates (provided not already included in Schedule 8 or Schedule 8A)

Amounts to be substantiated with information required under Part A c)

$
I.	Any other payments to be made by Principal to the Contractor Amounts to be substantiated with information required under Part A f)	$
J.	Any other receipts due to Principal by Contractor Amounts to be substantiated with information required under Part A f)	$
K.	Amount of this invoice, exclusive of GST Item G + Item H + Item I + Item J	$
L.	GST 10% of Item K	$
M.	Amount of this invoice, inclusive of GST Item K + Item L	$
N.	Full breakdown of the amounts within Item K to be capitalised and expensed Amounts to be substantiated by the information under Part A d)	$

Schedule 12B
Format of invoice – Delivery Services Charges

A.	Date of the relevant month of the Delivery Services Term to which the invoice relates Substantiated by the information under Part B a)
B.	The total amount of the Initial Services Delivery Charge for Cash Collection payable for the month, exclusive of GST Substantiated by the information under Part B c)	$
C.	The total amount of the Initial Services Delivery Charge for Cardholder Support Services, exclusive of GST Substantiated by the information under Part B c)	$
D.	The total amount of the Initial Services Delivery Charge for Distribution Services, exclusive of GST Substantiated by the information under Part B c)	$
E.	The total amount of the Fixed Delivery Charge payable for the month, exclusive of GST Substantiated by the information under Part B c)	$
F.

Any other payments or adjustments due or to be made by either party (with payments by the Principal to the Contractor to be expressed as positive amounts)

Amounts to be substantiated with information required under Part B d)

$
G.	Amounts of banking charges passed through in accordance with clause 27.9 Amounts to be substantiated with information required under Part B e)	$
H.	Amount of this invoice, exclusive of GST Item B +Item C + Item D + Item E + Item F + Item G	$
I.	GST 10% of Item H	$
J.	Amount of this invoice, inclusive of GST Item H + Item I	$
K.	Full breakdown of the amounts within Item H to be capitalised and expensed Amounts to be substantiated by the information under Part B f)	$

Schedule 12C
Format of invoice – Service Charges

A.	Date of the relevant month of the Core Services Term to which the invoice relates Substantiated by the information under Part C a)
B.	The total amount of the Core Services Payment payable for the month, exclusive of GST Substantiated by the information under Part C c)	$
C.	The total amount of the Cash Collection Services Payment payable for the month, exclusive of GST Substantiated by the information under Part C c)	$
D.	The total amount of the Cardholder Support Services Payment payable for the month, exclusive of GST Substantiated by the information under Part C c)	$
E.	The total amount of the Distribution Services Payment payable for the month, exclusive of GST Substantiated by the information under Part C c)	$
F.	Any applicable Adjustment Amount to the Service Charge for the relevant month (to be expressed in negative values) Substantiated by the information under Part C d)	$
G.	Any applicable bonus due and payable to the Contractor for the relevant month Substantiated by the information under Part C e)	$
H.	Any applicable capital variation amount due and payable to the Contractor for the relevant month Substantiated by the information under Part C f)	$
I.

Any applicable amount due and payable to the Contractor as a result of replacement and refurbishment in accordance with clause 23.10 and Schedule 33 to the Project Agreement

Substantiated by the information under Part C g)

$
J.	50% of any Vandalism Costs for those vandalism acts above the agreed cap Amounts to be substantiated with information required under Part C h)	$
K.

Any other payments or adjustments due or to be made by either party (with payments by the Principal to the Contractor to be expressed as positive amounts)

Amounts to be substantiated with information required under Part C l)

$
L.	Amounts of any banking charges passed through in accordance with clause 27.9 Amounts to be substantiated with information required under Part C m)	$
M.	Amount of this invoice, exclusive of GST Item B + Item C + Item D + Item E - Item F + Item G + Item H + Item I + Item J + Item K + Item L	$

N.	GST 10% of Item M	$
O.	Amount of this invoice, inclusive of GST Item N + Item O	$
K.	Full breakdown of the amounts within Item M to be capitalised and expensed Amounts to be substantiated by the information under Part C k)	$

Schedule 13

Schedule 13
Transfer Principles

(Clause 44)

1.                                       Transfer must take place in a manner which:

(a)                                                   minimises disruptions to the businesses of the Principal, Access Providers, Bus Operators and Stakeholders;

(b)                                                  minimises disruptions to the public;

(c)                                                   minimises costs for the Principal, Access Providers, Bus Operators and Stakeholders;

(d)                                                  minimises the start up and ongoing costs for the Principal or any third party that

(i)    takes over the operation of the Solution; or

(ii)                                                 is operating a system that replaces the Solution; or

(iii)                                              takes over the provision of any of the Services;

(e)                                                   occurs in the most expeditious and efficient manner possible;

(f)                                                     where the Solution is being replaced by a new system, provides for the concurrent operation of the Solution and the new system and gradual decommissioning of the Solution.

2.                                                       The Contractor must as part of the Transfer or facilitation of the Transfer to the Principal or a third party, at a minimum:

(a)                                                   peaceably surrender and transfer to the Principal or a third party the Solution in a fully functional condition which complies with this agreement, including the Requirements Document and the Solution Documentation;

(b)                                                  deliver to the Principal all Devices, documentation and material in relation to the Solution which is necessary to enable the Principal or a third party to operate the Solution and/or replace the Solution with another system and/or provide the Services including any of the following which have not previously been provided to the Principal in their current form:

(i)                                                     electronic and hard copy versions of the Solution Documentation including each of the Design Documents;

(ii)                                                  all data associated with the Solution, including System Data and Test Data;

(iii)                                               all manufacturers’ warranties and guarantees relating to Devices and materials to be delivered to the Principal or a third party;

(iv)                                              documentation, information, books, records and other materials (current at the time of delivery and reflecting current business and other processes) relating to the Solution and the Services; and

(v)                                                 all Software, Devices and other equipment required to operate and maintain the Solution or provide the Services (other than infrastructure used in the provision of the Initial Services or Core Services to the extent that it is infrastructure of an entity other than the Contractor which is also used by that entity to provide a material level of services not related to the Initial Services or Core Services and which the Contractor, using reasonable endeavours, is not able to transfer);

(c)                                                   prior to the Transfer, provide to the Principal or a third party authorised by the Principal, access to:

(i)                                                     any part of the Solution; and

(ii)                                                 any of the items referred to in section 2(b) of this schedule;

(d)                                                  upon notice from the Principal, transfer, or facilitate the transfer, by way of novation or otherwise, of:

(i)                                                     all premises owned, leased or operated by the Contractor or any subcontractor;

(ii)                                                  all Key Contracts, agreements and other contracts (including supply contracts) entered into by the Contractor and its subcontractors;

(iii)                                              all Approvals obtained by the Contractor and its subcontractors;

in relation to the Solution which are necessary for the ongoing operation of the Solution and the continued provision of the Services or the replacement of the Solution with another system.

(e)                                                   do all other reasonable acts and things to enable the Principal or a third party to operate the Solution and provide the Services at a level at least equal to that in effect immediately before the termination of this agreement without interruption.

Schedule 14

Schedule 14
Expert Deed

(Clause 49.5)

[Note:  To be finalised by the Principal.]

DEED OF APPOINTMENT OF EXPERT made at Melbourne on

Parties                                                                                            Public Transport Ticketing Body trading as Transport Ticketing Authority of Level 38, 55 Collins Street, Melbourne, Victoria (the “Principal”)

Keane Australia Micropayment Consortium Pty Ltd  ACN 114 334 600, of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (the “Contractor”)

[INSERT NAME] of [insert address] (“Expert”)

Recitals

A.                                                   The Principal and the Contractor have entered into an agreement dated [             ] entitled “New Ticketing Solution Project Agreement” (“Project Agreement”).

B.                                                     The Expert has been appointed by the Principal and the Contractor to determine disputes or differences in relation to the Project Agreement under the procedure described in the Project Agreement.

This Deed witnesses

1.                                                      Interpretation

Unless the contrary intention appears, words and phrases used in this Deed shall have the same meaning as attributed to such words in the Project Agreement.

2.                                                      Decide on disputes

The Expert shall be required to determine disputes or differences referred to the Expert in accordance with the procedures set out in the Project Agreement and shall, in discharging the Expert’s obligations under this Deed, abide and be bound by the provisions of the Project Agreement.

3.                                                      Meeting

Within 5 Business Days of a dispute being referred to the Expert, the Expert shall meet with the Principal and the Contractor to determine a procedure to resolve the dispute or difference.

4.                                                      Expert release

The parties release and indemnify the Expert from and against all claims, except in the case of fraud on the part of the Expert, which may be made against him or her by any person in respect of the Expert’s appointment to determine the dispute.

5.                                                      Expert’s powers

5.1                                               General powers

The Expert will in discharging the Expert’s obligations under this Deed:

(a)                                                   act as an expert and not as an arbitrator;

(b)                                                  proceed in such manner as the Expert thinks fit without being bound to observe the rules of evidence;

(c)                                                   take into consideration all documents, information, and other written and oral material that the parties place before the Expert including documents, information, and material relating to the facts in dispute and to arguments and submissions upon the matters in dispute;

(d)                                                  not be expected or required to obtain or refer to any other documents, information, or material but may do so if the Expert so desires;

(e)                                                   act in good faith and with expedition with a view to making a decision within the time period required by the Project Agreement;

(f)                                                     give his or her determination in writing (including a statement of the value of the determination) and give written reasons for the determination.

5.2                                               Advisors and consultants

(a)                                                   The Expert may, with prior written approval from both the Contractor and the Principal, commission his or her own advisers or consultants, including lawyers, accountants, bankers, engineers, surveyors, transport consultants or other technical consultants, to provide information to assist the Expert in his or her decision.

(b)                                                  The Expert must appoint any advisors or consultants nominated in writing by both the Principal and the Contractor to provide information to assist the Expert in his or her decisions.

6.                                                      Meet with parties

The Expert may as a part of the procedure to be determined under clause 3 further meet with the parties to discuss the dispute or difference and at and in connection with any such meeting:

(a)                                                   neither party may be accompanied by their legal representative; and

(b)                                                  the parties agree to be bound by such procedural directions as may be given by the Expert both in preparation for and during the course of the meeting.

The parties agree that any such meeting or meetings shall not in any way be regarded as a formal hearing.

7.                                                      Decision binding

Subject to clause 49.5(l) of the Project Agreement, the Expert’s decision shall be final and binding.

8.                                                      Remuneration

In consideration of the Expert performing the Expert’s obligations under this Deed, the Principal and the Contractor shall jointly pay to the Expert the amount set out in the Schedule or such other amount as is agreed between all parties to this Deed.

9.                                                      Confidentiality

The Expert shall not, at any time, whether before or after the expiration or sooner determination of this Deed, without the consent of the Principal and the Contractor divulge to any person any details concerning:

(a)                                                   the subject matter of any dispute or difference referred to the Expert under this Deed;

(b)                                                  any of the contents of the Project Agreement or this Deed or any other agreements collateral or supplemental to the Project Agreement or this Deed;

(c)                                                   any of the commercial bases of the Project Agreement or any information relating to the negotiations concerning the same or any information which may have come to the Expert’s knowledge in the course of such negotiations; or

(d)                                                  the operations, dealings, transactions, contracts, commercial, or financial arrangements, or affairs of the Principal and the Contractor as contemplated by the Project Agreement.

10.                                               Nature of Expert’s role

(a)                                                   The Expert shall be independent from the Principal and the Contractor and (without limitation) the Expert warrants that he or she has no conflict of interest in acting under this Deed.  Nothing in this Deed shall be deemed to make the Expert an agent, employee, or partner of the Principal or the Contractor.

(b)                                                  The Expert shall assume full responsibility and liability for the payment of all taxes due on moneys received by the Expert under this Deed.

11.                                               Term

This Deed will expire on [Note: To be inserted.]

12.                                               Termination

(a)                                                   This Deed may be terminated by either the Principal or the Contractor by giving the other parties 10 days written notice upon the occurrence of any of the following events:

(i)                                                     the Expert being declared of unsound mind or mentally ill;

(ii)                                                  the death of the Expert;

(iii)                                               the Expert being declared bankrupt;

(iv)                                              the Expert committing any proven act of dishonesty or, by wilful act or omission or by gross neglect, behaving in a fashion clearly prejudicial to the interests of the Principal or the Contractor;

(v)                                                 the Expert being prevented by prolonged illness or incapacity from performing the Expert’s obligations under this Deed.

(b)                                                  This Deed may be terminated by 10 days written notice to the Expert from both the Principal and the Contractor for any reason.

13.                                               Insurance

The Expert shall hold professional indemnity insurance as required by the Principal and the Contractor.

14.                                               Notices

All notices to be given to the Expert under this Deed shall be properly given if hand delivered to the Expert or if sent by certified or registered mail to the Expert’s address shown in this Deed or to such other address as the Expert may from time to time advise by notice in writing.

15.                                               Governing law

This Deed will be governed by the laws of Victoria.

THE SCHEDULE

Expert’s Remuneration

[Note: To be inserted.]

EXECUTED as a deed.

Schedule 15

Schedule 15
Parent Company Guarantee

(Clause 2.1)

DEED OF GUARANTEE AND INDEMNITY made on                            2005

Parties

Public Transport Ticketing Body trading as Transport Ticketing Authority, ABN 73 595 242 024 (“Beneficiary”)

Keane, Inc. US federal identification number 042437166 (“Guarantor”)

Recitals

A.                                                   At the request of the Contractor and in consideration of the Beneficiary entering into and being bound by the Project Agreement, the Guarantor has agreed to grant a guarantee and indemnity on the terms of this deed.

B.                                                     The Guarantor considers that by providing the guarantee and indemnity on the terms of this deed there will be a commercial benefit flowing to the Guarantor.

This deed provides

1.                                                      Definitions and Interpretation

1.1                                               Definitions

In this deed:

“Contractor” means Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600.

“Encumbrance” means a mortgage, charge, pledge, lien, hypothecation, guarantee (including this deed), indemnity, letter of credit, letter of comfort, performance bond, or other avoidance against loss which secures any obligation which is or may be or becomes owing by any other Relevant Person to the Guarantor.

“Government Authority” means any government or any governmental or semi-governmental entity, authority, agency, commission, corporation or body (including those constituted or formed under any Statute), local government authority, stock exchange, administrative or judicial body or tribunal.

“Guarantee” means the guarantee and indemnity provided for in this deed.

“Guaranteed Money” means all money the payment or repayment of which from time to time forms part of the Obligations including all moneys payable by way of interest, fees, costs, charges, duties, Taxes or expense or payable by way of indemnity or as damages under or in relation to, or as a consequence of, any breach or default of the Project Agreement or any other Project Document.

“Material Adverse Effect” means a material adverse effect on:

(a)                                                   the business, assets, or financial condition of the Contractor and the Guarantor (taken as a whole); or

(b)                                                  the ability of the Contractor and the Guarantor (taken as a whole) to perform their obligations under any Project Document.

“Obligations” means all the liabilities and obligations of the Contractor  to the Beneficiary pursuant to or in connection with the Project Agreement and each other Project Document and includes any liabilities or obligations which:

(a)                                                   are liquidated or unliquidated;

(b)                                                  are present, prospective or contingent;

(c)                                                   are in existence before or come into existence on or after the date of this deed;

(d)                                                  relate to the payment of money or the performance or omission of any act;

(e)                                                   sound in damages only; or

(f)                                                     accrue as a result of any Event of Default,

and irrespective of:

(g)                                                  whether the Contractor is liable or obligated solely, or jointly, or jointly and severally with another person;

(h)                                                  the circumstances in which the Beneficiary comes to be owed each liability or obligation and in which each liability or obligation comes to be the subject of the Guarantee, including any assignment of any liability or obligation or of this deed; or

(i)                                                      the capacity in which the Contractor and the Beneficiary comes to owe or be owed such liability or obligation.

“Project Agreement” means the agreement entitled “New Ticketing Solution Project Agreement” dated on or about the date of this deed between the Beneficiary and the Contractor.

“Relevant Person” means the Contractor and any person who has executed a Security in favour of the Beneficiary.

“Security” means a mortgage, charge, pledge, lien, hypothecation, guarantee (including this deed), indemnity, letter of credit, letter of comfort, performance bond, or other assurance against loss which secures any of the Obligations (including the payment of the Guaranteed Money) and whether existing at the date of this deed or at any time in the future.

“Statute” means any legislation of the Parliament of the Commonwealth of Australia or of any State or Territory of the Commonwealth of Australia in force at any time, and any rule, regulation, ordinance, by-law, statutory instrument, order or notice at any time made under that legislation.

“Tax” means any present or future tax, levy, impost, deduction, charge, duty, compulsory loan, or withholding (together with any related interest, penalty, fine, and expense in connection with any of them) levied or imposed by any Government Authority, other than any imposed on overall net income.

1.2                                               The Project Agreement

Except where the context requires otherwise, words and expressions used in this deed which are not otherwise defined shall have the meaning given to them in the Project Agreement.

1.3                                               Interpretation

In this deed:

(a)                                                   headings are for convenience only and do not affect interpretation,

and unless the context indicates a contrary intention:

(b)                                                  an obligation or a liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)                                                   “person” includes an individual, the estate of an individual, a corporation, a Government Authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, and a trust;

(d)                                                  a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation;

(e)                                                   a reference to any document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;

(f)                                                     a reference to a Statute includes its delegated legislation and a reference to a Statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(g)                                                  a word importing the singular includes the plural (and vice versa), and a word importing a gender includes every other gender;

(h)                                                  a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment and annexure to or of this deed, and a reference to this deed includes all, schedules, exhibits, attachments and annexures to it;

(i)                                                      if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)                                                      “includes” in any form is not a word of limitation; and

(k)                                                   a reference to “$” or “dollar” is to Australian currency.

1.4                                               Rule of construction excluded

No term or provision of this deed shall be construed against a party on the basis that the deed or the term or provision in question was put forward or drafted by that party.

2.                                                      Guarantee

2.1                                               Guarantee

The Guarantor unconditionally and irrevocably guarantees to the Beneficiary the due and punctual performance and satisfaction by the Contractor of all of the Obligations including the payment in full of the Guaranteed Money.

2.2                                               Payment of Guaranteed Money

If the Contractor does not pay the Guaranteed Money when due, the Guarantor must, on demand being made pursuant to clause 2.4, pay to the Beneficiary the Guaranteed Money which is then due and payable, subject only to the limitation in clause 4.3.

2.3                                               Perform Obligations

If the Contractor defaults in the performance or observance of any of the Obligations, the Guarantor shall, in addition to its obligations under clause 2.2, and subject only to the limitation in clause 4.3, on demand from time to time by the Beneficiary pursuant to clause 2.4, immediately perform or procure the performance by the Contractor of any of the Obligations then required to be performed by the Contractor in the same manner as the Contractor is required to perform the Obligations.

2.4                                               Demand

The Beneficiary will:

(a)                                                   prior to making demand on the Guarantor under clause 2.2 or 2.3, make demand on the Contractor to pay the Guaranteed Money or perform the Obligation then outstanding;

(b)                                                  on the same day, give a copy of the demand under clause 2.4(a) to the Guarantor; and

(c)                                                   be entitled to make demand on the Guarantor for payment of the Guaranteed Money or performance of the Obligation if a demand made under clause 2.4(a) remains outstanding at the end of 5 Business Days from the date of that demand, and the Guarantor must make the relevant payment or perform or procure performance of the relevant Obligation pursuant to that demand without reference to the Contractor and notwithstanding any dispute by the Contractor as to its liability to the Principal to make that payment or perform that Obligation, but subject to clause 4.5.

3.                                                      Indemnity

As a covenant separate and distinct from that contained in clause 2, the Guarantor irrevocably agrees, subject only to the limitation in clause 4.3, to indemnify the Beneficiary and at all times to keep the Beneficiary indemnified against any loss or damage suffered by the Beneficiary arising out of or in connection with:

(a)                                                   any failure by the Contractor to observe or perform any of the Obligations including any failure by the Contractor to pay the Guaranteed Money duly and punctually; or

(b)                                                  any Project Document being wholly or partly void, voidable, or unenforceable against the Contractor as a result of any act or omission by or on behalf of the Contractor or other Relevant Person, with the effect, in any such case, that:

(i)                                                     sums which would (but for the voidness, voidability, or unenforceability) have been Guaranteed Money are not recoverable by the Beneficiary under clause 2.2; or

(ii)                                                  any other obligations which would (but for the voidness, voidability, or unenforceability) have been Obligations are not guaranteed under clause 2.3; or

(c)                                                   a disclaimer of any contract or property (including the Project Agreement) made by a liquidator of the Contractor,

provided however that the Guarantor shall not indemnify the Beneficiary for losses to the extent that they result from the gross negligence of the Beneficiary or breach by the Beneficiary of its obligations under the Project Documents.

4.                                                      Nature and Preservation of Liability

4.1                                               Absolute liability

The liability of the Guarantor under this deed arises immediately on execution and delivery of this deed by the Guarantor, and:

(a)                                                   arises notwithstanding that any person expressed to be a party to this deed does not execute and deliver this deed, that there is any invalidity, forgery or irregularity in the execution or purported execution of this deed by any person, or that this deed is or becomes unenforceable against any such person for any reason; and

(b)                                                  is not conditional on the entering into by any other person of any other document or agreement which might benefit (directly or indirectly) the Guarantor, or on the satisfaction of any other condition.

4.2                                               Unconditional liability

The liability of the Guarantor under this deed will not be affected by any act, omission, matter or thing which but for this clause 4.2, might operate in law or in equity to release the Guarantor from that liability or to reduce the Guarantor’s liability under this deed including, any of the following:

(a)                                                   (Invalidity etc.): any Security or any Project Document being terminated or discharged (whether by any party thereto or by operation of law) or being or becoming void, voidable, or unenforceable for any reason;

(b)                                                  (Other Securities): the Beneficiary accepting or declining to accept any Security from any person;

(c)                                                   (Time or indulgence): the Beneficiary granting or agreeing with the Guarantor, the Contractor or other Relevant Person to grant time, waiver, or other indulgence or concession to, or making any composition or compromise with any person whether or not pursuant to any Project Document;

(d)                                                  (Forbearance): the Beneficiary not exercising or delaying in the exercise of any remedy or right it has at any time to terminate or enforce its rights under this deed, any Project Document, or any Security;

(e)                                                   (Variation): any variation, novation or alteration to or substitution of this deed, any Project Document or any Security, if that variation, novation or alteration permits or results in a change in the Obligations, including amount of the Guaranteed Money or a change in the date by which it must be paid, or a change in the identity of the Contractor or other Relevant Person;

(f)                                                     (Release): the partial or conditional release or discharge by the Beneficiary or by operation of law of any Relevant Person from its obligations under any Project Document or any Security;

(g)                                                  (Securities): the Beneficiary enforcing, releasing, disposing of, surrendering, wasting, impairing, destroying, abandoning, prejudicing, or failing or delaying to perfect, maintain, preserve, realise, or enforce any Project Document, any Security, whether negligently or otherwise;

(h)                                                  (Accounts): the opening or operation of any new account with the Beneficiary by the Contractor or other Relevant Person;

(i)                                                      (Change of constitution): any change for any reason in the name or manner in which the Beneficiary or any Relevant Person carries on business, including any change in any partnership, firm, or association of which the Beneficiary or any Relevant Person is a member;

(j)                                                      (Disclosure): any failure by the Beneficiary to disclose to the Guarantor any material or unusual fact, circumstance, event, or thing known by, or which ought to have been known by, the Beneficiary relating to or affecting any Relevant Person before or at any time after the date of this deed;

(k)                                                   (Prejudicial Conduct): any breach by the Beneficiary of any term of any Project Document or Security or any other act or omission (negligent or otherwise) of the Beneficiary with regard to any Project Document, any Security, or any Relevant Person which is prejudicial to the interests of the Guarantor;

(l)                                                      (Preference): any claim by any person that a payment to, receipt by, or other transaction in favour of the Beneficiary in or towards satisfaction of the Obligations, including the payment of the Guaranteed Money is void, voidable, or capable of being set aside under any law relating to bankruptcy, insolvency, or liquidation being upheld, conceded, or compromised;

(m)                                                (Assignment): the transfer, assignment, or novation by the Beneficiary or any Relevant Person of all or any of its rights or obligations under any Project Document or Security to which it is a party;

(n)                                                  (Administration): the provisions of section 440J of the Corporations Act so operating as to prevent or delay;

(i)                                                     the enforcement of this deed against any Guarantor other than a Guarantor in respect of whose liability the section applies; and/or

(ii)                                                  any claim for contribution against any Guarantor;

(o)                                                  (Disclaimer): a disclaimer of any contract or property (including the Project Agreement) made by a liquidator of the Contractor or other Relevant Person;

(p)                                                  (Event of Insolvency): the occurrence before, on or at any time after the date of this deed, of any Event of Insolvency in relation to any Relevant Person;

(q)                                                  (Distribution): the receipt by the Beneficiary of any payment, dividend or distribution under any Insolvency Provision in relation to any Relevant Person;

(r)                                                     (Event of Default): the occurrence of any Event of Default;

(s)                                                   (Acquiescence or other omission): any laches, acquiescence or other act, neglect, default, omission or mistake by the Beneficiary;

(t)                                                     (Repudiation): the determination, rescission, repudiation or termination, or the acceptance of any of the foregoing, by the Beneficiary or any Relevant Person of any Project Document or any Obligation;

(u)                                                  (Security property): the release of any property from any Security or the substitution of any property in place of any other property the subject of a Security;

(v)                                                  (Loss of Securities): the failure to obtain any Security or the loss or impairment of any Security by operation of law or otherwise, whether or not the same is in breach of any express or implied condition to obtain or preserve that Security, or is in breach of any equitable duty which might otherwise have been imposed on the Beneficiary; or

(w)                                                (Priority of Securities): the Beneficiary agreeing to the postponement or loss of any priority attaching to any Security.

4.3                                               Limitation of Liability

(a)                                                   Except in respect of clause 12, subject to clause 4.3(b), the aggregate liability of the Guarantor under this Deed, whether for the Guarantor’s obligations, indemnifications or otherwise, shall not be greater than and falls within the same monetary limitations as are imposed on the liability of the Contractor to the Beneficiary:

(ii)                                                  in respect of the Obligations; and

(iii)                                               in respect of any payment or other act the making or doing of which would have formed part of the Obligations but for a circumstance where the Project Agreement or another Project Document becomes wholly or party void, voidable or unenforceable against the Contractor for any reason.

(b)                                                  To the extent that the Contractor satisfies a liability to the Principal which is subject to the monetary limitation on liability of the Contractor under clause 40.2 of the Project Agreement, the maximum liability amount of the Guarantor to the Principal under this Deed will be reduced accordingly.

4.4                                               Claim on the Guarantor

Subject to clause 2.4, the Beneficiary is not required to make any claim or demand on the Contractor or on any other Relevant Person, or to take any steps to enforce its rights under any Project Document or any Security before making any demand or claim on, or otherwise enforcing its rights against, the Guarantor under this deed.

4.5                                               No set off, counterclaim etc.

The liability of the Guarantor under this deed will not be reduced or avoided by any defence, set off, or counterclaim available to the Contractor against the Beneficiary except that the Guarantor will be entitled to raise any defence of the Contractor, where the Contractor has a bona fide dispute with the Principal as to its liability for the particular payment of Guaranteed Moneys or performance of the Obligation to which the demand on the Guarantor relates, provided however that the dispute does not relate to any claim that any Project Document is wholly or partly void, voidable or unenforceable against the Contractor.

4.6                                               No marshalling

The Beneficiary is under no obligation to marshal or appropriate in favour of the Guarantor or to exercise, apply, transfer, or recover in favour of any Guarantor, any Security or any funds or assets that the Beneficiary holds, has a claim on, or is entitled to receive.

4.7                                               No representation by Beneficiary

The Guarantor acknowledges that in entering into this deed it has not relied upon any representation, warranty, statement, information or data made or provided to it by the Beneficiary, the Government, any Government Agencies, the Access Providers or any Stakeholder.

4.8                                               Void or voidable transactions

If:

(a)                                                   the Beneficiary has at any time released or discharged:

(i)                                                     the Guarantor from its obligations under this deed or any Security executed by the Guarantor; or

(ii)                                                  any assets of the Guarantor from a Security,

in either case in reliance on a payment, receipt, or other transaction to or in favour of the Beneficiary;

(b)                                                  that payment, receipt, or other transaction is subsequently claimed by any person to be void, voidable, or capable of being set aside for any reason, including under an Insolvency Provision; and

(c)                                                   that claim is upheld, conceded, or compromised, which results in such payment, receipt or other transaction being rescinded, repaid or disgorged,

then:

(d)                                                  (Restitution of rights): the Beneficiary will immediately become entitled against the Guarantor to all such rights (including under any Security) as it had immediately before that release or discharge;

(e)                                                   (Restore Beneficiary’s position): the Guarantor must immediately do all things and execute all documents as the Beneficiary may require to restore the Beneficiary all those rights; and

(f)                                                     (Indemnity): the Guarantor must indemnify and keep the Beneficiary indemnified against costs, losses, and expenses suffered or incurred by the Beneficiary as a result of the upholding, concession, or compromise of the claim.

4.9                                               No double proof

This deed constitutes a guarantee of the whole of the Obligations, even if the Beneficiary and the Guarantor have agreed or agree at any time that the Guarantor’s liability under this deed will be limited to a maximum amount under clause 4.3.  Accordingly, subject to clause 4.10, the Guarantor is not entitled to lodge any proof of debt in the winding up of the Contractor or other Relevant Person with respect to any claim arising as a result of the Guarantor making a payment under this deed, unless and until the Obligations have been satisfied in full and the Guaranteed Money has been paid to, or recovered by, the Beneficiary in full and no claim referred to in 4.8(b) is threatened, pending, upheld, conceded or compromised in relation to that payment or other transaction relied on by the Beneficiary as the basis for any discharge.

4.10                                        Proof of debt in competition with Beneficiary

(a)                                                   The Guarantor must prove in the winding-up of any Relevant Person in respect of any claim it has against that Relevant Person other than a claim arising as a result of the Guarantor making a payment under this deed, and agrees to hold any dividend received in respect of that proof on trust for the Beneficiary in or towards satisfaction of the Guarantor’s obligations under this deed.

(b)                                                  The Guarantor irrevocably appoints the Beneficiary its attorney for the purposes of lodging a proof in the Guarantor’s name, and authorises the Beneficiary to retain and to carry to a suspense account and appropriate at the discretion of the Beneficiary any amounts received in respect of that proof until, after taking the amount into account, the Beneficiary has recovered an amount equal to all of the Guaranteed Money.

4.11                                        Waiver of rights

The Guarantor:

(a)                                                   must not exercise any right to contribution, indemnity or subrogation (including being entitled to the benefit of any Security held by the Beneficiary) which it might otherwise be entitled to claim and enforce against any Relevant Person on account of the Obligations; and

(b)                                                  will not be entitled to the benefit of, nor seek the transfer to it, any Security held by the Beneficiary,

until all the Obligations have been satisfied and Guaranteed Money has been paid to, discharged or recovered by the Beneficiary in full and no claim referred to in 4.7(b) is threatened, pending, upheld, conceded or compromised in relation to that payment or other transaction relied on by the Beneficiary as the basis for any discharge.

4.12                                        Restriction on Guarantor’s dealings

The Guarantor must not without the Beneficiary’s prior written consent to those matters in clause 4.12(a) to (c):

(a)                                                   (No proceedings): institute any proceedings against the Contractor;

(b)                                                  (No demand): in relation to the Project Document make any demand for, or accept any money in or towards satisfaction of any liability on any account of the Contractor other than for a liability arising out of the supply of goods or services by the Guarantor to the Contractor in the ordinary course of that Guarantor’s ordinary business, and on arm’s length terms;

(c)                                                   (No Encumbrances): create or permit to exist any Encumbrance as security for any obligation which is or may be or become owing by the Contractor to the Guarantor.  The Guarantor agrees to hold the benefit of any Encumbrance created or existing in breach of this clause 4.12 and the proceeds of its realisation on trust for the Beneficiary to be applied in or towards satisfaction of the Guarantor’s liability under this deed; or

(d)                                                  (administrator): appoint an administrator to the Contractor or other Relevant Person without prior written notice to the Beneficiary.

4.13                                        Suspense account

The Beneficiary may retain and carry to a suspense account and appropriate at the discretion of the Beneficiary any dividend received by the Beneficiary in the winding-up of any Relevant Person, plus any other sums received by the Beneficiary on account of the Guaranteed Money, until the Beneficiary has received the full amount of the Guaranteed Money.

4.14                                        Exercise of subrogation rights

The Guarantor will not seek the transfer to it of any Security which is subject to an agreed order of priority in the Beneficiary’s hands under any right of subrogation, unless and until it has entered into a deed under which it undertakes to be bound by the priority affecting that Security with the other parties to that agreed order or priority.

5.                                                      Corporate Representations and Warranties

5.1                                               Representations and Warranties

The Guarantor represents and warrants to the Beneficiary that:

(a)                                                   (Constitution): the execution, delivery, and performance of this deed does not violate its Constitution or any other document, agreement, law, or rules by which it is bound;

(b)                                                  (Corporate power): it has taken all action required to enter into this deed and to authorise the execution and delivery of this deed and the performance of its obligations under this deed;

(c)                                                   (Filings): it has filed all material notices and effected all registrations with the United States Securities and Exchange Commission or similar office in its jurisdiction of incorporation and in any other jurisdiction as required by law which could have an effect upon the enforceability or validity of any Project Document or the ability of the Guarantor to perform its obligations under any Project Document, and those filings and registrations are current, complete, and accurate;

(d)                                                  (Corporate Benefit): the execution of this deed is in the best commercial interests of the Guarantor;

(e)                                                   (Consideration): this deed is executed for valuable consideration, the receipt and adequacy of which the Guarantor acknowledges;

(f)                                                     (Status): no Event of Insolvency has occurred or subsists in respect of the Contractor or the Guarantor and no matter relating to the Contractor or the Guarantor is the subject of a direction under, or having effect as if it were a direction under, section 14 of the Australian Securities and Investment Commission Act 2001, or the subject of an investigation under, or taken to be under, that Act;

(g)                                                  (Ownership of property): it has full legal capacity and power to own its property and assets and carry on its business as it is now being conducted;

(h)                                                  (Ranking of obligations): this deed constitutes a valid and legally binding obligation, enforceable in accordance with its terms, to rank at all times at least equally with all of its other present and future unsecured payment obligations (including, without limitation, contingent obligations), other than those which are mandatorily preferred by law and that the Guarantor has taken all action required to ensure that its obligations under this deed so rank and will continue to so rank;

(i)                                                      (No litigation): no litigation, arbitration, or administrative proceedings are taking place, pending or, to the knowledge of any of its officers, threatened against it or any of its subsidiaries or any of its or their property which, if adversely determined, would be likely to have a Material Adverse Effect;

(j)                                                      (Financial statements): its financial statements have been prepared and will from time to time be prepared in accordance with Guarantor’s Constitution, any applicable Statute, and all accounting principles and practices generally accepted in its place of incorporation consistently applied, and give a true and fair view of the financial condition of it and its subsidiaries as at the date to which they are made up, and of the results of operations for the financial year then ended, and there has been no change since that date having a Material Adverse Effect;

(k)                                                   (Other information): the written information and reports (if any) which it has given to the Beneficiary in connection with the negotiation and preparation of this deed:

(i)                                                     was, when given, true and accurate in all material respects and not misleading, whether by omission or otherwise; and

(ii)                                                  contain forecasts and opinions all of which were made or formed after due and careful consideration on the part of its relevant officers based on the best information available to it and were in the bona fide opinion of the Guarantor fair and reasonable when made or formed; and

(l)                                                      (No filings or Taxes): it is not necessary or desirable to ensure the legality, validity, enforceability, or admissibility in evidence of this deed that this deed or any other instrument be filed or registered with any Government Authority or that any Taxes be paid.

5.2                                               Representations and Warranties Repeated

While Obligations remain to be performed or satisfied or any or the Guaranteed Money remains outstanding (whether or not then due for payment) the Guarantor will:

(a)                                                   give to the Beneficiary a report on each anniversary of the date of this deed, signed by a director and secretary of the Guarantor giving details of all litigation, arbitration or administrative proceedings taking place, pending, or to the knowledge of its officers, threatened against the Guarantor or any of its subsidiaries or any of their property which, if adversely determined, would be likely to have Material Adverse Effect; and

(b)                                                  promptly upon becoming aware, advise the Beneficiary if any Event of Insolvency occurs or subsists in respect of the Contractor or the Guarantor.

5.3                                               Reliance on Representations and Warranties

The Guarantor acknowledges that the Beneficiary has entered into the Project Agreement and each other Project Document in reliance on the representations and warranties in this Clause 5.

5.4                                               No Representations to Guarantor

The Guarantor confirms that, except as provided herein and any Project Document, it has not executed this deed as a result of or in reliance upon any promise, representation, statement, or information of any kind or nature whatever given or offered to it by or on behalf of the Beneficiary whether in answer to any inquiry by or on behalf of the Guarantor or not.

6.                                                      Payments

6.1                                               On demand

All money payable by the Guarantor under this deed must be paid on demand by the Beneficiary, in immediately available funds to the account of, and in the manner notified to the Guarantor from time to time by, the Beneficiary.

6.2                                               Payment in gross

All money received or recovered by the Beneficiary on account of the Guaranteed Money will be treated as payments in gross.

6.3                                               Interest

As a liability separate and distinct from the Guarantor’s liability under clauses 2 and 3, the Guarantor must on demand by the Beneficiary pay interest on all amounts due and payable by it and unpaid under or in respect of this deed.  Interest will accrue on those amounts from day to day from the due date up to the date of actual payment, before and (as a separate and independent obligation) after judgment, at the Overdue Rate for successive 60 day interest periods commencing on the date of default and, if not paid when due, will itself bear interest in accordance with this clause 6.3.

6.4                                               Merger

If the liability of the Guarantor to pay to the Beneficiary any money under this deed becomes merged in any judgment or order, then, as an independent obligation, the Guarantor will pay interest on the amount of that money at the rate which is the higher of that payable under clause 6.3 and that fixed by or payable under the judgment or order.

6.5                                               Appropriation of payments

The Beneficiary may appropriate any money received by it under or in respect of this deed, any Project Document, or any Security in the manner and order and at all times as the Beneficiary in its absolute discretion determines.

6.6                                               No set-off or deduction

All payments by the Guarantor under this deed will be free of any set-off or counterclaim and without deduction or withholding for any present or future Taxes unless the Guarantor is compelled by law to make any deduction or withholding and if this is the case, the Guarantor must pay to the Beneficiary any additional amounts as are necessary to enable the Beneficiary to receive, after all those deductions and withholdings, a net amount equal to the full amount which would otherwise have been payable had no deduction or withholding been required to be made.

7.                                                      Expenses and Stamp Duty

7.1                                               Expenses

The Guarantor must on demand indemnify and keep the Beneficiary indemnified against all expenses including legal fees, costs, and disbursements (on a solicitor and own client basis or on a full indemnity basis, whichever is the higher), incurred by the Beneficiary in connection with the enforcement, attempted enforcement, or preservation of any rights under this deed.

7.2                                               Stamp duties

The Guarantor must:

(a)                                                   (Payment of all duties): pay all stamp duties, registration, and similar Taxes, including fines and penalties, financial institutions duty, and debits tax in connection with the execution, delivery, performance, enforcement, or attempted enforcement of this deed or any payment or other transaction under or contemplated in this deed; and

(b)                                                  (Indemnity): indemnify and keep the Beneficiary indemnified against any loss or liability incurred or suffered by it as a result of the delay or failure by the Guarantor to pay Taxes.

8.                                                      GST

8.1                                               Interpretation

(a)                                                   Except where the context suggests otherwise, terms used in this clause 8 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

(b)                                                  Unless stated to the contrary, any amount, payment or consideration referred to under or in connection with this deed is exclusive of GST.  Any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 8.

(c)                                                   Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 8.

8.2                                               Reimbursements and similar payments

Any payment or reimbursement required to be made under this deed that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity (or its representative member) is entitled for the acquisition to which the cost, expense or amount relates.

8.3                                               GST payable

If GST is payable in relation to a supply made under or in connection with this deed then:

(a)                                                   any party (“Recipient”) that is required to provide consideration to another party (“Supplier”) for that supply must pay an additional amount to the Supplier equal to the amount of that GST; and

(b)                                                  the additional amount is payable at the same time as any other consideration is to be first provided for that supply or, if later, within 14 days after the day on which the Supplier provides the Recipient with a tax invoice for the supply.

8.4                                               Variation of GST

If the GST payable in relation to a supply made under or in connection with this deed varies from the additional amount paid by the Recipient under clause 8.3 such that a further amount of GST is payable in relation to the supply or a refund or credit of GST is obtained in relation to the supply, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any payment, credit or refund under this clause 8.4 is deemed to be a payment, credit or refund of the additional amount payable under clause 8.3.

9.                                                      Assignments

The Beneficiary may at any time assign or otherwise transfer all or any part of its rights under this deed to a person to whom the Beneficiary has assigned or otherwise transferred its rights under, and in accordance with, the Project Agreement and may disclose to a proposed assignee or transferee any information in the possession of the Beneficiary relating to the Guarantor.

10.                                               Governing Law and Jurisdiction

10.1                                        Governing law

This deed is governed by and will be construed according to the law applying in Victoria.

10.2                                        Jurisdiction

(a)                                                   (Acceptance of jurisdiction): The Guarantor irrevocably submits to, acknowledges and accepts, generally and unconditionally, the exclusive personal and subject matter jurisdiction of the courts and appellate courts of Victoria with respect to any legal action or proceedings which may be brought at any time relating in any way to this deed, subject to clause 10.2(c)(ii).

(b)                                                  (No objection to inconvenient forum): The Guarantor irrevocably waives any objection it may now or in the future have to the venue of any action or proceeding, and any Claim it may now or in the future have that any action or proceeding has been brought in an inconvenient forum.

(c)                                                   (Enforcement of Victorian judgment):  The Guarantor agrees that a judgment or order of a Victorian court in connection with this deed:

(i)                                                     is conclusive and binding on the Guarantor, subject to any rights of appeal which the Guarantor may have in Victoria or to the High Court of Australia; and

(ii)                                                  may be enforced, and the Guarantor consents to the enforcement of such a judgment or order, against the Guarantor in the courts of any other jurisdiction, including the state and federal courts of the Commonwealth of Massachusetts, in the United States of America.

11.                                               Miscellaneous

11.1                                        Certificate of Beneficiary

A certificate in writing of the Beneficiary certifying the amount payable by the Guarantor to the Beneficiary or stating any other act, matter, or thing relating to this deed, any Project Document or any Security will be prima facie evidence of that amount, act, matter or thing in the absence of manifest error on the face of the certificate.

11.2                                        Notices

All communications (including notices, consents, approvals, requests and demands under or in connection with this deed:

(a)                                                   must be in writing;

(b)                                                  must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

Guarantor

Name:                              Keane Inc.

Address:             100 City Square, Boston, Massachusetts 02129, United States of America

Fax:                                          +1 617 241 8032

For the attention of:                      Chief Financial Officer

Beneficiary

Name:                              Transport Ticketing Authority

Address:              Level 38, 55 Collins Street, Melbourne, Victoria

Fax:                                          +61 3 9651 7578

For the attention of:     Principal’s Representative

(c)                                                   must be signed by the party making the communication or (on its behalf) by the solicitor for, or any attorney, chief executive officer, director, secretary of that party or other senior officer authorised to make such communications by written notice from time to time by that party to the other party;

(d)                                                  must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with this clause; and

are taken to be received by the addressee:

(i)                                                     in the case of prepaid post, on the Business Day that is the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting by airmail to an address outside Australia;

(ii)                                                  in the case of fax, at the local time (in the place of receipt of that fax) which then equates to the time that fax is sent as shown on the transmission report produced by the machine from which that fax is sent confirming transmission of that fax in its entirety, unless that local time is not on a Business Day, or is after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day; and

(iii)                                               in the case of delivery by hand, on delivery at the address of the addressee as provided in this clause, unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day.

11.3                                        Continuing obligation

This deed will be a continuing obligation notwithstanding any termination by the Guarantor, settlement of account, intervening payment, a disclaimer of any contract or property (including any Project Document) made by a liquidator of the Contractor, express or implied revocation, or any other matter or thing and continues to entitle the Beneficiary to the benefit of this deed as regards the performance and satisfaction of all the Obligations including due and punctual payment of any of the Guaranteed Money which becomes due or owing or is incurred after termination, settlement of account, payment, revocation, or other matter or thing until a final discharge has been given to the Guarantor.

11.4                                        Further assurance

The Guarantor will upon request (given in accordance with clause 11.2) by the Beneficiary and at the entire cost and expense of the Guarantor, perform all things and execute all agreements, assurances, and other documents as the Beneficiary reasonably requires, to perfect or give effect to the rights and powers of the Beneficiary created, or intended to be created, by this deed.

11.5                                        Form of Demand

At a minimum, a demand on the Guarantor for the performance of the Obligations or the payment of the Guaranteed Money must be made in accordance with clause 11.2 and may contain any information as the Beneficiary determines.

11.6                                        Severability of provisions

Any provision of this deed which is illegal, void, or unenforceable will be ineffective to the extent only of that illegality, voidness, or unenforceability without invalidating the remaining provisions.

11.7                                        Remedies cumulative

The rights and remedies conferred by this deed on the Beneficiary are cumulative and in addition to all other rights or remedies available to the Beneficiary by law or by virtue of any Project Document or any Security.

11.8                                        Waiver

(a)                                                   Failure to exercise or enforce, or a delay in exercising or enforcing or the partial exercise or enforcement of a right, power or remedy provided by law or under this deed by any party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b)                                                  No waiver of a breach of any term of this deed will operate as a waiver of another breach of that term or of a breach of any other term of this deed.

11.9                                        Consents and approvals

Where under this deed the consent or approval of the Beneficiary is required to any act or thing, then unless expressly provided otherwise in this deed, that consent or approval may be reasonably given or withheld.

11.10                                 Written waiver, consent and approval

Any waiver, consent, or approval given by the Beneficiary under this deed will only be effective and will only bind the Beneficiary if it is given in writing.

11.11                                 Moratorium legislation

To the fullest extent permitted by law, the provisions of all legislation whether existing now or in the future, operating directly or indirectly:

(a)                                                   to lessen or otherwise to vary or affect in favour of the Guarantor any obligation under this deed; or

(b)                                                  to delay or otherwise prevent or prejudicially affect the exercise of any rights or remedies conferred on the Beneficiary under this deed,

are expressly waived and excluded.

11.12                                 Debit accounts and set-off

The Beneficiary may without prior notice to the Guarantor set-off any amount which or may become owing, actually or contingently and on any account whatsoever by the Beneficiary to the Guarantor against any liability actual or contingent of the Guarantor to the Beneficiary under this deed.  The rights of the Beneficiary under this clause 11.12 are without prejudice and in addition to any other right or remedy to which it is at any time entitled.

11.13                                 Counterparts

This deed may be executed in any number of counterparts and by the different parties on different counterparts, each of which constitutes an original of this deed, and all of which together constitute one and the same instrument.

11.14                                 Execution by less than all parties

This deed binds each of the persons executing it notwithstanding:

(a)                                                   that one or more of the persons named in this deed as a Guarantor may not execute or may not become or may cease to be bound by this deed; or

(b)                                                  that the Beneficiary may not execute or may only subsequently execute this deed.

11.15                                 Resolution of Disputes Binding

The settlement or the resolution of any dispute arising under or in connection with the Project Agreement whether by express or implied agreement between the parties in the Project Agreement, in accordance with the procedures provided for in the Project Agreement or otherwise will be binding on each of the Guarantors and a Guarantor will not reopen, revisit or otherwise dispute that settlement or resolution and the subject matter of that settlement or resolution.

11.16                                 No Right to be Heard

The Guarantor waives and expressly disclaims any right to be heard at or appear in any procedure (whether judicial, arbitral, administrative, or of any other nature) which is conducted, inter alia, for purposes connected with settling or resolving or attempting to settle or resolve any dispute referred to in clause 11.15 or otherwise to be involved in the settlement or resolution of any such dispute.

11.17                                 Agent for Service

The Guarantor irrevocably agrees that service of process in any proceedings in the courts of Victoria relating to this deed will be sufficiently served on it by service (in any manner permitted by law) on Mallesons Stephen Jaques, Solicitors at Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria, or at another address, as the Guarantor last notified the Beneficiary before that service to be the current address for service on Mallesons Stephen Jaques or at an address where Mallesons Stephen Jaques conduct business in the State of Victoria.

This clause does not affect service of process on the Guarantor in any other manner permitted by law.

12.                                               Payment by the Guarantor

12.1                                        Separate payment obligation

As a covenant separate and distinct from that contained in clauses 2 and 3, the Guarantor irrevocably agrees to pay to the Beneficiary on demand from time to time any amount required to be paid in accordance with clause 12.2.  The obligations of the Guarantor under this clause 12 are not subject in any way to the limitations set out in clause 4.3.

12.2                                        Amounts payable

Where the Beneficiary, the Government and Governmental Agencies to the extent of their insurable interest according to the Project Documents (in this clause 12, the “Other Insured Parties”) has paid or incurred, or is required to pay or incur, any deductible in respect of a claim made or to be made or which, but for the size of the deductible, would have been made under such an insurance policy and such deductible is greater than $[**], or where the Beneficiary or any Other Insured Party could, but for the size of the applicable deductible have made a claim under such an insurance policy, [**], by the Beneficiary or any Other Insured Party an amount equal to the difference between the amount of the deductible (where a claim is or will be made) or the loss or liability suffered (where, but for the size of the applicable deductible a claim could have been made) and $[**].

12.3                                        Hold on Trust

The Beneficiary will hold a payment made by the Guarantor in accordance with this clause 12 on trust to the extent that the amount paid by the Guarantor is in respect of an amount paid or a loss or liability suffered by any Other Insured Party.

12.4                                        Increase in deductible

The Guarantor confirms to the Beneficiary that as at the date of this deed, no deductible in respect of the insurances required to be effected and maintained by the Contractor under clause 36 of the Project Agreement exceeds US$[**].  If the deductible under the Guarantor’s global insurance policy is proposed to be increased above US$[**] at any time during which the Contractor’s obligations to effect and maintain insurance under clause 36 of the Project Agreement are being met under the Guarantor’s global insurance policy, the Guarantor will notify the Beneficiary.

EXECUTED as a deed.

Executed and delivered for and on behalf of Keane, Inc. by Brian T. Keane, President and Chief Executive Officer in the presence of:

Signature of Witness	Signature of Brian T. Keane

C. Whitney Pedersen, Assistant Secretary
Name of Witness in full

The Official Seal of Transport Ticketing Authority was affixed in the presence of:

Witness:	Witness:

Name:	Name:

Schedule 16

Schedule 16
Escrow Agreement

(Clause 30)

ESCROW AGREEMENT made at Melbourne on

Parties                                                                                                   [Escrow Agent] of [                                                   ] (“Escrow Agent”)

Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600 of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (“Contractor”)

Public Transport Ticketing Body trading as Transport Ticketing Authority of Level 38, 55 Collins Street, Melbourne, Victoria (“Principal”)

Recitals

A.                                                   The  Principal and the  Contractor have entered into an agreement dated [                    ] entitled “New Ticketing Solution Project Agreement” (the “Project Agreement”).

B.                                                     The Escrow Agent has been appointed by the  Principal and the Contractor  to hold the  Material in escrow.

1.                                                      Definitions and Interpretation

1.1                                               Definitions

In this Agreement:

“Business Day” means a day which banks are open for business in Melbourne other than a Saturday or Sunday.

“Commencement Date” means the date of this agreement.

“Container” means an air tight, moisture free container approved by the Principal.

“Dispute Resolution Procedures” has the meaning given to that expression in the Project Agreement.

“Escrow Fee” means [         ].

“Escrow Material” has the meaning given to that expression in the Project Agreement.

“Material” means the data and material provided by the Contractor to the Escrow Agent as varied, added to or replaced from time to time.

“Prescribed Form” means [Note:  insert information as to the form of the register the Escrow Agent is required to maintain as agreed by the Principal, the Contractor and the Escrow Agent].

“Term” has the meaning given to that expression in the Project Agreement.

1.2                                               Interpretation

In this agreement:

(a)                                                   headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)                                                  “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, a trust and governmental agencies;

(c)                                                   a reference to any party includes that party’s executors, administrators, successors, substitutes and assigns, including any person taking by way of novation

(d)                                                  a reference to this agreement or to any other deed, agreement or document includes, respectively, this agreement or other such deed, agreement or document as amended, novated, supplemented, varied or replaced from time to time;

(e)                                                   a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(f)                                                     words importing the singular including the plural (and vice versa) and words denoting a given gender include all other genders;

(g)                                                  a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this agreement, and a reference to this agreement includes all recitals, schedules, exhibits, attachments and annexures to it;

(h)                                                  if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(i)                                                      “includes” in any form is not a word of limitation; and

(j)                                                      references to currency unless otherwise specifically provided are references to Australian currency.

2.                                                      Purpose of Agreement

Subject to the terms and conditions of this agreement, to secure the interests of the Principal under the Project Agreement:

(a)                                                   the Contractor must deposit the Escrow Material the Contractor is required to deposit pursuant to the Project Agreement with the Escrow Agent in Melbourne; and

(b)                                                  the Escrow Agent must act as escrowee of the Material.

3.                                                      Term of Agreement

This agreement commences on the Commencement Date and will remain in force until all Material is released in accordance with this agreement or this agreement is otherwise terminated.

4.                                                      Deposit of Material

4.1                                               Deposit of Material

The Contractor shall deposit Material with the Escrow Agent from time to time as required by the Project Agreement and the Escrow Agent must accept custody of the Material.

4.2                                               Confirmation of Receipt

The Escrow Agent must give the Contractor and the Principal written confirmation of receipt of all Material referred to in clause 4.1 immediately it is received.

4.3                                               Storage of Material

The Escrow Agent must store the Material in the following manner (“Prescribed Manner”):

(a)                                                   place the Material in a Container; and

(b)                                                  store the Container in a safe and secure place at the Escrow Agent’s premises in Melbourne.

4.4                                               Material Register

The Escrow Agent must maintain a register of Material deposited, stored and released under this agreement in the Prescribed Form.

4.5                                               Information and Inspection Requests

(a)                                                   The Escrow Agent must promptly comply with a request of the Principal or the Contractor to inspect and be furnished with a copy of the register referred to in clause 4.4 and to be furnished with information about storage, safety and security procedures relating to the Material.

(b)                                                  The reasonable costs of the Escrow Agent complying with a request in this clause 4.5 will be borne by the Contractor.  The Principal shall promptly reimburse the Contractor for the costs of the Escrow Agent borne by the Contractor arising from a request by the Principal under this clause 4.5.

(c)                                                   The Escrow Agent must release the Material to the Principal’s auditor upon presentation of a notice issued by the Principal under clause 30.6 of the Project Agreement.  The Principal’s auditor will conduct the audit at the Escrow Agent’s premises or, if the Escrow Agent does not have the required equipment or facilities, at the Contractor’s Premises.

5.                                                      Access to Material

The Escrow Agent must authorise the relevant personnel to perform maintenance, security or supervisory activities relating to the Material’s storage facilities or to the Escrow Agent’s premises generally.  Subject to this agreement and unless required by law, no other person shall have access to the Material unless the Escrow Agent has been notified in advance in writing by the Contractor.

6.                                                      Loss of Material

6.1                                               Loss of Material

If the Material or any medium containing the Material is lost, destroyed or damaged while in the possession, custody or control of the Escrow Agent:

(a)                                                   the Escrow Agent must promptly notify the Contractor and Principal;

(b)                                                  the Contractor must within 7 Business Days replace the lost, damaged or destroyed Material; at:

(i)                                                     the Escrow Agent’s costs if the loss, damage or destruction was caused by the Escrow Agent’s negligence, recklessness, act or omission or breach of this Agreement; or

(ii)                                                  the Contractor’s and the Principal’s cost in all other circumstance.

6.2                                               Specific performance

Without derogating from any other right to obtain specific performance, the Contractor acknowledges that the Principal is entitled to specific performance of the Contractor’s obligations in clause 6.1.

7.                                                      Insurance by Escrow Agent

During this agreement the Escrow Agent must keep the Material insured in favour of the Principal and the Contractor for their respective interests under this agreement against loss of or damage to the Material due to any cause and the Escrow Agent must provide both the Principal and the Contractor with a copy of the insurance policy upon request by either of them.

8.                                                      Release of Material

The Escrow Agent shall immediately release the Material to any person nominated by a notice in writing signed by both the Principal and the Contractor.

9.                                                      Release of Material to Principal

9.1                                               Release

The Escrow Agent must release the Material (except the material referred to in paragraphs (c), (d) and (e) of the definition of “Escrow Material” in the Project Agreement) to the Principal immediately after the expiration of 10 Business Days’ notice in writing by the Principal if:

(a)                                                   the Principal terminates the Project Agreement as provided under clause 42 of the Project Agreement;

(b)                                                  the Term of the Project Agreement expires (after all and any extensions pursuant to clause 26 of the Project Agreement);

(c)                                                   the Principal gives the Contractor a written request for Escrow Material in accordance with clause 30.6 of the Project Agreement and in this case the Escrow Agent must only release that part of the Material the subject of such request; or

(d)                                                  the Principal terminates the Project Agreement as provided in clause 43 of the Project Agreement after payment by the Principal of the amount due under the Project Agreement as a consequence of the Principal issuing a Certificate of Completion in respect of the NTS Operational Proving Phase (as each of those terms are defined in the Project Agreement).

9.2                                               Release Required

The Escrow Agent must release any part of the Material referred to in paragraphs (c), (d) and (e) of the definition of “Escrow Material” to the Project Agreement that is the subject of a written notice from the Principal under clause 30.6(c), (ca) or (cb) (as applicable) immediately after the expiration of 10 Business Days’ notice in writing by the Principal.

9.3                                               Objection by Contractor

Immediately on giving the Escrow Agent notice under clause 9.1 or clause 9.2, the Principal must give a copy of the notice to the Contractor.  The Contractor may then object to the release of the whole or part of the Material to the Principal by notice in writing to the Escrow Agent and the Principal given before the expiration of the 10 Business Days period referred in clause 9.1.  If the Contractor makes such an objection within the time specified, the Escrow Agent must not release to the Principal any part of the Material the subject of such objection.

9.4                                               Disputes

If the Contractor gives notice to the Principal under clause 9.3 and the Contractor and the Principal are unable to resolve their dispute within  5 Business Days, this dispute must be dealt with in accordance with the Dispute Resolution Procedures in the Project Agreement.

10.                                               Release of Material to new Escrow Agent

(a)                                                   Subject to clause 10(b) in the event that this agreement terminates or the Escrow Agent:

(i)                                                     becomes, threatens to become or is in jeopardy of becoming subject to any form of insolvency administration; or

(ii)                                                  is in breach of this Agreement,

then the Escrow Agent shall immediately release the Material to a new escrow agent nominated by notice in writing by the Principal and agreed by the Contractor.

(b)                                                  If a new escrow agent has not been appointed the Escrow Agent will release the Material to a third party as agreed by the Contractor and the Principal and notified to the Escrow Agent in writing.  If the Principal and the Contractor are unable to agree on a third party within 2 Business Days of any communication between the Parties relating to this clause, the Escrow Agent will release the Material to the Expert referred to in the Project Agreement immediately upon written notice from the Principal.

11.                                               Escrow fees and charges

11.1                                        Payment

During the Term, the Contractor will pay the Escrow Fee to the Escrow Agent without demand on the Commencement Date and on each anniversary of the Commencement Date.  After the

Term, the Principal will pay the Escrow Fee to the Escrow Agent annually upon receipt of a notice from the Escrow Agent requesting payment.

11.2                                        Increases

[Note:  Provision for increases to the Escrow Fee will be inserted following discussion with preferred Escrow Agent.]

11.3                                        Late Payments

(a)                                                   The Escrow Agent shall notify the Principal within a reasonable period if the Contractor fails to make any payment to the Escrow Agent by the due date.  On receipt of such notice, the Principal may pay to the Escrow Agent all amounts for which the Contractor is in arrears, in which case the Escrow Agent shall release the Material to the Principal pending resolution of any payment issue or dispute.

(b)                                                  The Principal may deduct amounts paid or incurred under this clause by the Principal from any moneys otherwise due from the Principal to the Contractor or recover such amounts from the Contractor as a debt.

11.4                                        Other Charges

The Escrow Fee is inclusive of all taxes, duties, fees or other government charges which may be imposed on the storage of the Material under this agreement or otherwise.

12.                                               GST

12.1                                        Interpretation

(a)                                                   Except where the context suggests otherwise, terms used in this clause 12 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

(b)                                                  Unless stated to the contrary, any amount, payment or consideration referred to under or in connection with this agreement is exclusive of GST.  Any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 12.

(c)                                                   Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 12.

12.2                                        Reimbursements and similar payments

Any payment or reimbursement required to be made under this agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity (or its representative member) is entitled for the acquisition to which the cost, expense or amount relates.

12.3                                        GST payable

If GST is payable in relation to a supply made under or in connection with this agreement then:

(a)                                                   any party (“Recipient”) that is required to provide consideration to another party (“Supplier”) for that supply must pay an additional amount to the Supplier equal to the amount of that GST; and

(b)                                                  the additional amount is payable at the same time as any other consideration is to be first provided for that supply or, if later, within 14 days after the day on which the Supplier provides the Recipient with a tax invoice for the supply.

12.4                                        Variation of GST

If the GST payable in relation to a supply made under or in connection with this agreement varies from the additional amount paid by the Recipient under clause 12.3 such that a further amount of GST is payable in relation to the supply or a refund or credit of GST is obtained in relation to the supply, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any payment, credit or refund under this clause 12.4 is deemed to be a payment, credit or refund of the additional amount payable under clause 12.3.

13.                                               Confidentiality

13.1                                        Confidentiality of Material

The Escrow Agent acknowledges that the Material is the property of the Contractor or the Principal and accordingly must treat the Material which comes into its possession, control or custody, under this agreement as confidential.

13.2                                        Prohibited Acts

The Escrow Agent must not copy, reproduce, deal with or in any way use the Material or disclose it to any person without the written permission of both the Contractor and the Principal.

13.3                                        Access by Other Persons

The Escrow Agent must ensure that persons granted access to the Material pursuant to this agreement or otherwise will, if requested by the Contractor or the Principal, execute an agreement with the Contractor or the Principal undertaking the same obligations as are imposed on the Escrow Agent under this clause 13.

13.4                                        After Termination

The obligations under this clause 13 survive the termination of this agreement or the release of all Material.

14.                                               Escrow Agent’s further obligations

The Escrow Agent must:

(a)                                                   retain the Material in a safe and secure manner and in an environment that minimises degradation of the Material;

(b)                                                  subject to clause 6.1(b) bear the costs of any loss or destruction of or damage to the Material whilst in its possession or control;

(c)                                                   ensure the Material remains in the same condition it was in at the time of deposit with the Escrow Agent.

15.                                               Termination Of Agreement

15.1                                        Terminating Events

This agreement will immediately terminate if both the Contractor and the Principal give 10 Business Days’ notice of such termination.

15.2                                        Release of Material

On termination of this agreement for whatever cause the Escrow Agent must immediately release the Material in accordance with clause 10.

16.                                               Assignment

16.1                                        Assignment by Contractor or Escrow Agent

The benefit of this Agreement will not be dealt with in any way by the Contractor or the Escrow Agent (whether by assignment or otherwise) without the prior consent of all other parties.

16.2                                        Assignment by Principal

The Principal may at any time assign, novate or otherwise transfer all or any part of its rights or liabilities under this Agreement to any person upon the Principal assigning its rights under the Project Agreement under clause 45 of the Project Agreement.

17.                                               Sub-contracts

The Escrow Agent must not subcontract or otherwise arrange for another person to perform any part of this agreement or to discharge any of its obligations under this agreement without the prior written consent of the Principal.

18.                                               Waiver

18.1                                        Notice in Writing

No right under this agreement will be deemed to be waived except by notice in writing signed by each party.

18.2                                        Subsequent Breaches

No waiver by a party under clause 18.1 will prejudice its rights in respect of any subsequent breach of this agreement by another party.

18.3                                        Actions Not Constituting Waiver

Subject to clause 18.1, no failure by a party to enforce any clause of this agreement or any forbearance, delay or indulgence granted by that party to another party will be construed as a waiver of its rights under this agreement.

19.                                               Severability

Each party acknowledges that the covenants, obligations and restrictions herein contained are reasonable and each and every one of the covenants, obligations and restrictions in whole or in part is deemed to be severable and independent.  Any provision of this agreement which is determined to be unreasonable will be ineffective to the extent only of such unreasonableness, without invalidating the remaining provisions hereof.

20.                                               Governing Law

This agreement will be governed by and construed and taken into effect in accordance with the laws of Victoria and the parties irrevocably submit to the jurisdiction of the Courts of  Victoria and Courts entitled to hear appeals therefrom.

21.                                               Notices

All communications (including notices, consents, approvals, requests and demands) under or in connection with this agreement:

(a)                                                   must be in writing;

(b)                                                  must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

Principal

Name:	Transport Ticketing Authority

Address:	Level 38, 55 Collins Street, Melbourne, Victoria

Fax:	+61 3 9651 7578

For the attention of:	Principal’s Representative

Contractor

Name:	Keane Australia Micropayment Consortium Pty Ltd

Address:	Level 50, Bourke Place, 600 Bourke Street, Melbourne

Fax:	+61 3 9643 5999

For the attention of:	Gary Constable, C/- C. Lim, Partner, Mallesons Stephen Jaques

Escrow Agent

Name:	[ ]

Address:	[ ]

Fax:	[ ]

For the attention of:	[ ]

(c)                                                   must be signed by the party making the communication or (on its behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)                                                  must be delivered or posted or prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 21.1(b); and

(e)                                                   are taken to be received by the addressee:

(i)                                                     in case of prepaid post on the Business Day that is the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting by airmail to an address outside Australia.

(ii)                                                  in the case of fax at the local time (in the place of receipt of that fax) which then equates to the time that fax is sent as shown on the transmission report produced by the machine from which that fax is sent confirming transmission of that fax in its entirety, unless that local time is not on a Business Day, or is after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day; and

(iii)                                               in the case of delivery by hand on delivery at the address of the addressee as provided in clause 21.1(b), unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day.

22.                                               Principal’s rights

Any express statement of a right of the Principal under this agreement is without prejudice to any other statement of a right of the Principal under this agreement or at law.

23.                                               Entire Agreement

This agreement constitutes the entire agreement between the parties for the subject matter referred to in clause 2.  Any prior arrangements, agreements, representations or undertakings are superseded.  No modification or alteration of any clause of this agreement will be valid unless in writing signed by each party.

SIGNED as an agreement.

[Note:  Execution clauses to be inserted]

Schedule 17

Schedule 17
Access Providers and Bus Operators

(Clause 9)

Part A - Bus Operators

Metropolitan

Bacchus Marsh Coaches P/L

Broadmeadows Bus Service P/L

Bryant Motors P/L (for Diamond Coaches)

Croydon Bus Service P/L (for InvictaBus)

Donric P/L (for Sunbury Bus Service)

Driver Group P/L (for Driver Bus Lines)

Kefford Corporation (for Eastrans, Westrans, Altona Buslines P/L, Footscray/Yarraville Bus Service P/L, Eastern Suburbs Omnibus Service P/L, W Sinclair & Sons P/L, North Sunshine Bus Service P/L, Sitch Bus Service, St Albans Bus Service, West Transit Bus Lines P/L, Pt Cook/Werribee Passenger Service)

Grenda Corporation (for Grendas, Cardinia Transit, Moorabbin Transit, Peninsula Bus Lines, Portsea Passenger Service)

Hurstbridge Bus & Coach P/L

Ivanhoe Bus Co P/L

Kastoria Bus Lines

LC Dysons Bus Services P/L

McKenzies Tourist Service P/L

Mees Bus Lines P/L

Melbourne Bus Link P/L (owned in partnership by Reservoir Bus Co & L C Dysons)

Mountjoy Public Transport P/L (for Martyrs Bus Service)

Moonee Valley Bus Lines P/L

Moreland Bus Lines P/L

Northern Bus Lines P/L

Pulfran Transit P/L (for US Bus Lines, Cranbourne Transit)

Reservoir Bus Co (Vic) P/L (for Reservoir Bus Company and East West Bus Company - owned in partnership with LC Dysons)

Ryan Bros Bus Service P/L

Sangold P/L (for Chris’s Coaches and Hope Street Bus Line)

Sita Bus Lines P/L (for Sita Buslines and SunBus)

SkyBus P/L

Tullamarine Bus Lines P/L

Ventura Group (for National Bus Co, Ventura Motors P/L, Mt Dandenong Passenger Service, Ventura Bus Lines P/L)

Regional

Ballarat Coachlines

BM Walkers Bus Service P/L

Christians Bus Company (for W Christian Terang P/L, B & G Christian P/L,)

Coaches-R-Us

Donric P/L (for Clockworld P/L, Sunbury Bus Service)

Firefly Coaches P/L

Fords Bus P/L

Grenda Corporation P/L

Hollands Bus Lines P/L

KR Little P/L

Kefford Corporation (for Benders Geelong, H A Davis Motor Service P/L, Pivot Bus Service)

Latrobe Valley Bus Lines

LC Dysons Bus Services P/L

McHarry’s Buslines P/L

McKenzie’s Tourist Service

Mees Bus Lines P/L

Moreland Bus Lines P/L

Mylon Motorways P/L

Parkinson Bus Service

South Western Roadways P/L (for Warrnambool Bus & Motor P/L, Sunraysia Bus Lines P/L)

Swan Hill Bus Lines P/L

The Dineen Group (for Westernport Road Lines)

Wangaratta Bus Lines

Part B - Other Operators

B1 Regional Rail Services

B1-1. V/Line Passenger Corporation is a statutory corporation under Government ownership governed by an independent board of directors.  V/Line Passenger Pty Ltd (V/Line) is owned by V/Line Passenger Corporation and operates Regional rail and coach services under franchise.

Franchise period from October 2003 to October 2006 with an option for extension by the Director of Public Transport (DPT).

B2 Metropolitan Rail Services

B2-1. Connex Melbourne Pty Ltd operates Metropolitan Rail services under Franchise, trading as “Connex Trains”.

Franchise period from April 2004 to November 2008, with an option for extension by the DPT up to not later than May, 2010.  In April 2004, Connex assumed responsibility for the operations of the former Bayside Trains franchise marketed under the M>Train brand.

B3 Tram Services

B3-1. MetroLink Victoria Pty Ltd is a joint venture partnership between an Australian company (Transfield Services) and a European transport operator (Transdev).  The company operates Metropolitan Tram services under Franchise, trading as “Yarra Trams”.  Franchise period from April 2004 to November 2008 with an option for extension by the DPT to not later than May 2010.  In April 2004, Yarra  assumed responsibility for the operations of the former Swanston Trams franchise marketed under the M>Tram brand.

Part C - Other Access Providers

C1-1. Spencer Street Station Authority (SSSA) manages the Spencer Street Station (SSS) re-development project.  SSSA will operate the Station for the period prior to completion of the project.

C1-2. Civic Nexus is the contractor for the SSS re-development project, and will operate SSS following completion of the project.  The Civic Nexus consortium is financed and led by ABN Amro Australia, and includes Leighton Contractors, Honeywell and Delaware North Australia.

C1-3. Victorian Rail Track (VicTrack) owns all land and infrastructure in Victoria used for the purposes of public train and tram based transport.  It leases these assets to the private transport operators through the DPT, however retains some residual interests not specifically related to transport operations.

C1-4. Pacific National Pty Ltd (PN) operates the regional rail network (but not stations) leased from the DPT.  V/Line operates rail services over certain of PN’s rail network pursuant to an access agreement (regional stations are leased by V/Line directly from the DPT).

C1-5. - Rail Corporation of NSW operates Albury Station and associated NSW rail infrastructure operated over by V/Line.

Schedule 18

Schedule 18
Early Termination Amount

(Clause 43)

The Early Termination Amount payable to the Contractor will be the aggregate of the following costs that the Contractor has used its best endeavours to minimise:

(a)                                                  the unpaid value of all Work completed in accordance with this agreement prior to the date of termination;

(b)                                                 the cost of goods, services and materials ordered by the Contractor and for which it is legally bound to pay and for which the TTA will take delivery and ownership;

(c)                                                  the reasonable cost of removing its property from any property where Work is being carried out;

(d)                                                 the reasonable cost of return to their place of recruitment of the Contractor’s employees engaged in the work under this agreement at the date of termination including any amounts payable at Law upon termination of employment; and

(e)                                                  [**]% of the outstanding unpaid amounts (if any) of the Contract Price (less amounts paid under (a) to (d) of this schedule). For the purposes of this schedule only the Contract Price is defined as the sum of the Capital Price plus services charges assuming 2 years of Initial Services and 10 years of Core Services.

No double-counting of costs will be allowed.  That is, an amount claimed by the Contractor to be payable under one of paragraphs (a) to (e) cannot be claimed and is not payable under any other of the paragraphs.

Schedule 19

Schedule 19
Bus Access

(Clause 9)

Part A
Bus Access Principles

1.                                                      Time of access

Satellite NTS Bus equipment installation stations will be set up at selected Private Bus Operator (PBO) depots to operate up to 24 hours per day, 7 days per week, to ensure that the equipment for the NTS is installed as efficiently as possible.

Bus Association Victoria (BAV) will arrange and negotiate with PBOs which PBO depots will be used as installation stations and provide details of each location and the facilities available at each site to TTA and the Contractor. The Contractor will work with the BAV during this process to ensure that the needs of both the PBOs and the Contractor are fairly balanced.  An installation station must have sufficient area to locate a portable office and workshop facility eg. Container space to support the installation of the NTS equipment. Any area occupied by a Contractor will be returned to a PBO in a clean and tidy state.  Access charges for space occupied by the installation stations may apply and will be negotiated with each PBO.

Out-of-pocket costs may be payable to the BAV in respect of the arrangements for the PBOs.

BAV and the Contractor will arrange and negotiate the schedule for each PBO vehicle to be fitted with NTS equipment in consultation with the TTA.

The Contractor will negotiate with the BAV where changes to the agreed schedule are required.  Where an individual PBO may experience difficulties in adhering to an agreed schedule, the BAV will negotiate amendments to the schedule with the Contractor, as required, to ensure that the installation process is not delayed.

The PBOs will assist in delivering their vehicles to an installation station in a manner that facilitates installation according to the agreed schedule whilst minimising the cost to the Contractor. A delivery charge of $50 per hour and $2.20 per kilometre will apply.

Any changes or installation of equipment or components at major bus stops will be managed by the Contractor, in association with the PBOs servicing these routes. Access to the agreed sites will be procured by the Contractor in conjunction with TTA and BAV as required to ensure that the equipment for the NTS is installed in an efficient manner.

Any changes or installation of equipment or components required to be made at Bus Interchanges, including shopping centres and railway station interchanges, would be managed by the Contractor in association with the Department of Infrastructure (DOI) and TTA. Access to these venues will be provided as required to ensure that the equipment for the NTS is installed as soon as possible.

1.1                                               Access to Bus Operator’s Property

The Metropolitan PBOs and selected Regional PBOs agree that the NTS will be installed at the PBOs sites and on the PBOs vehicles approved by the DOI under the DOI/PBO transport services arrangements.

Access to the maintenance pits or vehicle hoists will be provided according to the agreed schedule.

Access to vehicles will be provided as required to ensure that the equipment for the NTS is installed in an efficient manner that facilitates the equipment for the NTS is installed according to the agreed schedule. Further the Contractor is required to comply with all conditions and rules of access as defined in Section 3 Conditions and Rules of Access.

The Contractor will negotiate with the BAV where changes to the agreed schedule are required.  Where an individual PBO may experience difficulties in adhering to an agreed schedule, the BAV will negotiate amendments to the schedule as required to ensure that the installation process is not delayed.

1.2                                               Access to information

PBOs agree to make available information, such as reports, drawings, maps, diagrams, or sketches which are reasonably required by TTA or the Contractor, to facilitate the installation of equipment for the NTS in an efficient manner.

1.3                                               Access to Bus Operator staff

PBOs agree to make available those of their employees, agents and contractors which are reasonably required by TTA or the Contractor to attend and complete appropriate training in the NTS.

A charge of $45 per hour will be incurred to access staff for training purposes. The number of staff requiring training is approximately 3,000.

PBOs agree to make available those of their employees, agents and contractors which are reasonably required by TTA or the Contractor, to supply any information required to facilitate the installation of equipment for the NTS in an efficient manner.

PBOs agree to make available staff which are reasonably required by TTA or the Contractor, to test the installation of NTS equipment. A checklist that will define the test criteria will be developed in consultation with the BPO, TWU, TTA and the Contractor.

A charge of $45 per person per hour will be incurred to cover the cost of testing personnel.

A charge of $75 per hour will be incurred for an after hours supervisor if required by the PBO to provide access to facilities or information to the Contractor outside of normal business operating times This supervisor may also provide vehicle moving services as required by the Contractor.

2.                                                      Services

2.1                                               To be provided by a PBO

The PBOs are required to make available to the Contractor or their contractors:

(a)                                                   Supply power to operate the NTS;

(b)                                                  Supply power for the successful contractor to be able to operate the equipment necessary for the installation of the NTS to vehicles and Back Office / Head Office;

(c)                                                   Supply of water to or close by the installation area;

(d)                                                  Access to change rooms and mess rooms (tea and coffee making facilities) if required;

(e)                                                   Site amenities; and

(f)                                                     Site safety rules and OHS Act 2004, its regulations and amendments.

2.2                                               To be provided by the Contractor

The Contractor will be responsible for the supply and installation of the NTS system, accessories and components, including cable ducting on buses and at PBO sites as required for the NTS. These will be both workman like, aesthetically pleasing and approved by the PBO and TTA.

Any storage or office space requirements will be provided by the Contractor.  Any mobile buildings will be sited in consultation with the PBO.

It is envisaged that the installation of the Back Office / Head Office equipment would be fitted at an agreed time with the PBO.

3.                                                      Conditions and Rules of Access

The Contractor and/or their contractors will adhere to all the following conditions and rules outlined below when operating on a PBO’s site.

3.1                                               Bus Operator’s Property

(a)                                                   Safety

(i)                                                     Conform to the Occupational Health & Safety requirements that are in place at the PBO’s site.

(ii)                                                  Conform to Safe Working environment requirements.

(iii)                                               Conform to Safety and Protective equipment requirements.

(iv)                                              Maintain a zero blood alcohol reading.

(v)                                                 Conform to any other requirements that are applicable to that site.

(b)                                                  Security

(i)                                                     The Contractor and/or their contractors will be responsible for the security of their equipment while working at the PBOs site.

(ii)                                                  The Contractor will be responsible for Asset Insurance on NTS equipment while on site.

(c)                                                   Training

(i)                                                     BAV will provide details of safe working environment standards and training requirements.

(ii)                                                  BAV will provide internal training capabilities detailing the number of staff by category to be trained, average hourly costs of staff and proposed methodology of training.

(d)                                                  Miscellaneous conditions and rules

(i)                                                     Be responsible for removal of all rubbish created by the installation of the NTS at the PBO’s site.

(ii)                                                  PBOs agree to use their best endeavours to assist the NTS team to install the NTS equipment within the scheduled time frames.

(iii)                                               The Contractor will be required to complete all installation works in accordance with applicable Australian Standards and provide formal certification of all works prior to the return of the vehicle.

(iv)                                              The Contractor will agree to use all endeavours to minimise the disruption to the PBO’s normal operations and their requirement to provide services under DOI contracts.

(v)                                                 The Contractor will remove all existing ATS equipment and make good repairs to the satisfaction of the PBO and the TTA.

(vi)                                              The Contractor will set up a service support hotline for operators from 5.00 am – 11.00 pm (7 days per week).

(vii)                                           Removal of old ATS equipment and make good repairs if necessary.

4.                                                      Schedule of Charges

The following charges will be imposed in the following scenarios.

4.1                                               Vehicle Delivery Charge

A delivery charge of $50 per driver hour and $2.20 per vehicle kilometre will apply.

(a)                                                   The driver charge will be incurred from the time a driver leaves the ‘Home’ depot with the vehicle to when the driver returns the vehicle to the ‘Home’ depot. The kilometre charge will be incurred from the distance a vehicle will travel from the ‘Home’ depot with the vehicle to when the driver returns the vehicle to the ‘Home’ depot. A set standard charge will apply from each ‘Home’ depot to the installation station nominated.  This standard charge will be established by BAV in consultation with the PBO and TTA.

(b)                                                  Where a vehicle is being fitted at its ‘Home’ depot no vehicle delivery charges will be incurred.

(c)                                                   Where a driver is required by a PBO at a ‘Home’ depot being utilised as an Installation Station to move vehicles, for the Contractor, no vehicle delivery charges for this service will be incurred.

4.2                                               Training Charge

An estimated charge of $45 per hour will be incurred to access staff for training purposes via the existing EBA arrangements. This cost will vary according to various conditions outlined within the EBA.

4.3                                               After Hours Supervision Charge

A charge of $75 per hour will be incurred for an after hours supervisor.

Where a driver is required by a PBO at a ‘Home’ depot being utilised as an Installation Station to move vehicles, for the Contractor, or where access to PBO facilities are required after 5.00 pm and before 5.00 am, an after hours supervision charge will apply.

4.4                                               Installation Station Occupation Charge

An occupation charge of $200 per week is payable to reimburse a PBO for the following costs:

(a)                                                  additional power used by the Contractor while on site; and

(b)                                                  purchase replacement of tea, coffee and biscuits stock used by Contractor.

4.5                                               Testing Charge

A charge of $45 per person per hour will be incurred for testing personnel.

This cost will cover all PBO staff who are involved in testing NTS equipment as part of the sign off process to authorise the release of each vehicle to an operation ready status. A standard fee will be developed to address each part of the sign off process by BAV in consultation with the PBO and TTA.

Schedule 20

Schedule 20
Security Bonds

(Clause 34)

Security Bond

In favour of:                                                           Public Transport Ticketing Body trading as Transport Ticketing Authority (“Principal”)

Given by:	(“Financial Institution”)

Recitals

A.                                                    The Principal and the Contractor have entered into the New Ticketing Solution Project Agreement dated [insert date of Project Agreement] (the “Project Agreement”).

B.                                                    Under the Project Agreement, the Contractor has agreed, amongst other things, to carry out certain works.

C.                                                    Under the Project Agreement, the Contractor is required to provide this undertaking to the Principal to secure performance of certain aspects of the works to be performed by the Contractor under the Project Agreement.

Operative

1.                                                      In consideration of the Principal accepting this undertaking, the Financial Institution unconditionally undertakes and covenants to pay to the Principal on written demand without reference to the Contractor, and notwithstanding any notice given by the Contractor to the Financial Institution not to do so, any sum or sums which may from time to time be demanded in writing by the Principal to a maximum aggregate sum of $[amount required in accordance with clause [  ] of the Project Agreement].

2.                                                      The liability of the Financial Institution under this undertaking will not be discharged or impaired by reason of any variation or variations in any of the terms of the Project Agreement, any breach or breaches of the Project Agreement by the Contractor or the Principal, or any extensions of time or other forbearance by the Principal or the Contractor under the Project Agreement.

3.                                                      The Financial Institution’s liability under this undertaking will be a continuing liability and will continue until the first of the following events occurs:

(a)                                                  the Principal notifies the Financial Institution in writing that the undertaking is no longer required;

(b)                                                  the Financial Institution has paid the maximum aggregate sum to the Principal; and

(c)                                                   the [expiry date].

4.                                                      Neither the Bank nor the Principal may transfer or assign any of its rights or obligations under this undertaking.

5.                                                      This undertaking will be governed by and construed in accordance with the laws for the time being of Victoria.

Signed as a deed poll this                      day of                      20

Signed sealed and delivered for and on behalf of [ ] by [ ] under Power of Attorney, in the presence of:

Signature of Attorney

Signature of Witness	Name of Attorney

Name	Details of Power of Attorney

Schedule 21

Schedule 21
Exit Costs

(Clause 27.7)

Part A – Initial Services

The following exit costs will be paid to the Contractor by the Principal for each Initial Service at the expiry of the Initial Service Term for that Initial Service.

Number of Completed	Exit Cost
Years of Initial Services Term	Card Distribution Services	Cash Collection	Cardholder Support Services
2	$[**]	$[**]	$[**]
3	$[**]	$[**]	$[**]
4	$[**]	$[**]	$[**]
5	$[**]	$[**]	$[**]

Part B – Core Services

The following exit costs will be paid to the Contractor by the Principal:

•                                                          upon early termination of the Core Services Term under clause 23.7; or

•                                                          upon termination of the Core Services under clause 26(d).

The amount paid will be referrable to the number of years of the Core Services Term that has been completed.

Number of completed years of Core Services Term	Core Services Exit Cost
5	$[**]
10	$[**]
11	$[**]
12	$[**]

Schedule 22

Schedule 22
Industrial Relations Plan

Completion Process

The document included in this Schedule 22 is incomplete and represents an outline of the Industrial Relations Plan that the Contractor must prepare and implement in accordance with clause 8.1 of the agreement. The finalisation of the Industrial Relations Plan is a Category 3 matter.

The Contractor must undertake the following process to complete the Industrial Relations Plan, prior to the Phase Date for the NTS Solution Requirements Phase, to the reasonable satisfaction of the Principal:

•                                                          the Contractor must develop an Industrial Relations Plan, based on the outline document included in this Schedule 22, which is compliant with any and all employment and industrial relations obligations, including without limitation, any obligations arising under the Workplace Relations Act 1996 (Cth) and which takes into account the requirements of clause 8.1(c) of the agreement;

•                                                          the Contractor must prepare and submit its proposed Industrial Relations Plan to the Principal for its approval within 40 Business Days after the Commencement Date; and

•                                                          the Principal may, within 10 Business Days of receipt of the Contractor’s proposed Industrial Relations Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Solution Documentation, or reject it and provide its comments (if any). If the proposed Industrial Relations Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan and such redraft will be dealt with by the Principal as if it were the initial draft submitted. The Contractor must take into account any comments of the Principal in finalising the Industrial Relations Plan.

Schedule 23

Schedule 23
OH&S Plan

Completion Process

The document included in this Schedule 23 is incomplete and represents an outline of the OH&S Plan that the Contractor must prepare and implement in accordance with clause 8.2 of the agreement. Finalisation of the OH&S Plan is a Category 3 matter.

The Contractor must undertake the following process to complete the OH&S Plan, prior to the Phase Date for the NTS Solution Requirements Phase, to the reasonable satisfaction of the Principal:

•                                                          the Contractor must develop an OH&S Plan, based on the outline document included in this Schedule 23, which is compliant with the applicable occupational health and safety obligations, including obligations under the OH&S Act and associated regulations;

•                                                          the Contractor must prepare and submit its proposed OH&S Plan to the Principal for its approval within 20 Business Days after the Commencement Date; and

•                                                          the Principal may, within 10 Business Days of receipt of the Contractor’s proposed OH&S Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Solution Documentation, or reject it and provide its comments (if any). If the proposed OH&S Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal a redraft of the plan and such redraft will be dealt with by the Principal as if it were the initial draft submitted. The Contractor must take into account any comments of the Principal in finalising the OH&S Plan.

Schedule 24

Schedule 24
Access

1.                                                      Connex Access Principles

1.1                                               Access Principles

1.1.1                                     Time of Access

Details concerning available access times are listed below:

•                                                          Connex grants the Contractor the right to access Connex Property excluding the following hours (daily):

•                                                                                                                                                                                          06.00 to 09.30;

•                                                                                                                                                                                          15.00 to 18.30; and

•                                                                                                                                                                                          00.00 to 05.00.

Connex can provide access to stations between 8.00 pm and 5.00 am daily, except during special events, project works and planned and unplanned maintenance and subject to the availability of Connex and the Franchise Entities’ employees.

•                                                          Regarding access to Stony Point vehicles, Connex is able to provide access at Frankston Station between approximately 11.05 and 12.15 each Monday, Wednesday and Thursday. If this access is insufficient, access at times outside these periods will need to be considered and agreed by Connex once the Contractor’s requirements are known in more detail.

•                                                          Access at times outside the periods above to be agreed on a case by case basis in accordance with the Connex Access Coordination Agreement.

1.1.2                                     Services

The following service arrangements apply:

•                                                          Where Connex supplied power facilities are available, the Contractor is to arrange access with local Station staff for temporary use of power supplies during installation of NTS equipment (including power for the Contractor’s work equipment).  The Contractor must reimburse Connex for the cost of any power used by the Contractor during the installation of the NTS equipment.  If Connex is unable to provide power supplies to the Contractor, the Contractor must arrange its own direct power supply at its own cost.

•                                                          For permanent power supply to NTS equipment, the Contractor must arrange, at its own cost, direct power connection and wiring to the NTS equipment at each station.

•                                                          For telecommunication services to the NTS equipment during the installation and ongoing operation of the NTS equipment, the Contractor must arrange its own telecommunication services directly with VicTrack or with another provider.  The Contractor will be responsible for the cost of arranging the telecommunication services for the NTS equipment and for the installation and ongoing costs of the telecommunication services.

•                                                          Where Connex supplied water supplies are available, the Contractor is to make local arrangements with Station staff (area manager) for temporary use.  The Contractor must reimburse Connex for the cost of any water used by the Contractor.  If Connex is unable to provide water supplies to the Contractor, the Contractor must arrange its own direct water supply at its own cost.

•                                                          The Contractor is to provide its own change and mess sheds at its own cost.

•                                                          The Contractor is to provide its own storage at its own cost.

•                                                          The Contractor is to make local arrangements with Station staff (area manager) for access to toilets / amenities or provide its own at its own cost.

1.1.3                                     Conditions and Rules of Access

1.1.3.1                          Supervision

Connex may elect at its sole discretion to supervise the Contractor’s access in circumstances where the Contractor’s access may:

•                                                          impact on Connex’s business and the provision of services to customer; or

•                                                          impact on the safety of people or property on Connex Property.

The Contractor may reasonably expect that Connex will elect to supervise the Contractor’s access in all circumstances meeting one or both of the criteria above.

If Connex elects to supervise the Contractor’s access, the Contractor must not access any Connex Property at the specified location until representatives of Connex or MainCo are present.

Where Connex elects to supervise the Contractor’s access, it will:

•                                                          provide reasonable notice of the supervision to the Contractor; and

•                                                          provide a minimum of two staff members to undertake supervision.

The Contractor acknowledges that any supervision by Connex or MainCo does not release the Contractor from any of its obligations under the Connex Access Coordination Agreement.

If Connex or MainCo’s personnel elect to supervise the Contractor’s access, the Contractor must pay Connex the charges set out in Schedule 3 Section 1.

1.1.3.2                          Safety

The access principles and arrangements for access to land / property contained in the following documents must be complied with by the Contractor:

•                                                          “Safety and Environmental Requirements for Contractors Working on MainCo Premises”.

MainCo is contracted by Connex to perform infrastructure and existing rolling stock maintenance.

1.1.3.3                          Security

Additional property access and supervision issues that have not already been listed above are listed below:

•                                                          The Contractor must at all times comply with the respective Station Visitor policy “Visitor Control Procedure” at each Station. This procedure details the Visitor access requirements. In circumstances where a Contractor requires access to a site, the Contractor may be requested to obtain keys from a controlling station for an unstaffed station. In this circumstance the Contractor prior to entering an unstaffed station must call the security centre advising of entry and call again upon departure – returning the keys back to the controlling station. The Contractor should be assigned security keys for their own personal use. However they will still be required to call security when entering/departing. Where the Contractor requires access to a City Loop station the Contractor will be requested to complete the “Induction Checklist for Contractors Visiting the City Loop”.

•                                                          The Contractor must ensure that all external doors and access areas to the Stations as well as any rooms or other areas which are not open to the public, are at all times kept locked, except at the times that the Contractor is entering or exiting the Station or such rooms or other areas, and during the hours when the Stations are open to the public in relation to all external doors and access areas to the Stations.

•                                                          The Contractor must ensure that if any unauthorised person is observed at any of the Stations between the hours of 00.00 and 05.00 am, the Contractor must contact a member of Connex personnel and provide information of the observation. The Contractor’s officers, employees, subcontractors and agents (Contractor’s Personnel) must leave the Station and not enter or remain on the Station premises without the presence of the police or appropriate Connex personnel.

•                                                          The Contractor must reimburse Connex for any cost or expense incurred as a result of any Contractor Personnel accidentally, intentionally, carelessly or negligently setting off security alarms, fire alarms or other alarms.

•                                                          The Contractor must not make any copies of any keys, alarm codes or any other material provided for access to the Stations (Connex Security  Material) without the prior written consent of Connex and on the conditions imposed by Connex.

•                                                          The Contractor must only permit access to areas of the Stations which are not open to the public to the Contractor’s Personnel authorised by it to carry out the Connex Work and who have successfully completed any training required under Section 4.5.

•                                                          The Contractor must take all necessary precautions to ensure the security of any Connex Security Material issued by Connex to the Contractor is maintained in a manner which is satisfactory to Connex.

•                                                          The Contractor must adequately safeguard and comply with any specific requirements of Connex in respect of any Connex Security Material.

•                                                          The Contractor must if any Connex Security Material is misplaced, lost or stolen by the Contractor or the Contractor’s Personnel, immediately notify Connex and provide Connex with full particulars of how the incident occurred via an incident report.  Any Connex Security Material which is lost or misplaced by or that is stolen from the Contractor or the Contractor’s Personnel must be replaced at the Contractor’s cost and where reasonably required by Connex taking into account the safety of Connex’s property, business and rail network, the Contractor must pay for the replacement of any locks resulting from the loss or misplacement of any Connex Security Material.

•                                                          The Contractor will employ reasonable endeavours to bring to the attention of the Superintendent’s Representative (or other nominated officer of Connex) any matter that in the Contractor’s opinion lessens the security or safety of any or any part of Connex Property, including the Stations or any equipment, materials or other property at the Stations and any trains.

1.1.3.4                          Emergencies

Emergency plans for each of the three underground stations and Flinders Street Station, describing the facilities, environment, services and other features must be complied with by the Contractor. These are contained in the following documents:

•                                                          “Flagstaff Stations Emergency Plan”;

•                                                          “Melbourne Central Emergency Plan”; and

•                                                          “Parliament Stations Emergency Plan”.

Emergency plans for all other stations on the network must also be complied with by the Contractor.

1.1.3.5                          Education and Training

(a)                                                  The Contractor must ensure that the Contractor Personnel’s have successfully completed the following training before accessing any Connex Property:

•                                                                                                                                                                                          an induction course for each station if required by Connex. This induction course need only be completed once per station for each of the Contractor’s Personnel; and

•                                                                                                                                                                                          Train Track Safety Awareness training (at course level 1, 2 or 3 as appropriate) in all instances where the Contractor’s Work takes place within three metres of rail track. Current training charges are detailed in Schedule 4, “Training Charge”, but may be subject to change without notice.

(b)                                                  Connex requires evidence that each of the Contractor’s Personnel has successfully completed the Train Track Safety Awareness training where applicable prior to the authorisation of access.

(c)                                                   Access to Access Provider staff for education and training of the NTS from Contractor:

As a general rule, Connex’s staff will be available between the hours of 9.00 am and 3.00 pm on weekdays.

Any additional limitations or restrictions on staff availability, including timing issues are listed below:

•                                                          Restrictions on staff availability for training will apply to all operational staff, for example, drivers, maintenance staff and other operational staff.

•                                                          Training of station staff and authorised officers will need to be conducted during off-peak hours from Mondays to Fridays (ie. outside of 06.00 to 09.30 and 15.00 to 18.30).

•                                                          It should also be noted that training may need to be conducted at several non-CBD work sites dispersed across the suburban areas.

•                                                          325 of the Authorised Officers will be based at 4 main depots plus 8 additional satellite depots across the network.

1.1.3.6                          Miscellaneous Conditions and Rules

The Contractor must comply with all applicable building codes and regulations at all times and the Contractor will provide Connex with access to “as-built” drawings to enable Connex to undertake any maintenance required at stations to non-NTS equipment areas / services.

Connex will be required to provide information to its customers, sublessees, licensees and to Connex and the Franchise Entities’ officers, employees, subcontractors and agents (Interested Parties) (for example, by signage, posters or flyers) on the NTS installation works.  Connex will be responsible for specifying the nature and extent of the information that is required to be provided to the Interested Parties and the Contractor must reimburse Connex for any costs incurred by Connex in advising the Interested Parties of the NTS installation works.

1.1.4                                     Operations Principles

1.1.4.1                          Cash Collection Principles

The Contractor must ensure that the following access times / limitations and special procedures relating to access for cash collection and replenishment purposes are complied with:

•                                                          cash collections must occur outside the peaks Mondays to Fridays (ie. outside of the hours 06.00 to 09.30 and 15.00 to 18.30);

•                                                          Special Events will require additional and increased frequency of cash collection and equipment servicing, depending on the particular event;

•                                                          the process of cash transferral must be timely and efficient so as not to disrupt the operation of the station to the extent that lengthy delays result in ticketing purchases being reduced; and

•                                                          cash collection includes both collection from all ticket machinery including booking office machines.

1.1.4.2                          Cleaning Principles

Access times, limitations and special procedures for scheduled basic cleaning services of NTS equipment are as per requirements for cash collection.

Attachments

•                                                               MainCo Melbourne Third Party Access Agreement.

•                                                        “Safety and Environmental Requirements for Contractors Working on Mainco Premises” and associated forms:

•                                                        “Site Safety Plan for Minor Works Contractors”; and

•                                                        “Minor Works Project Induction”.

•                                                        “Flagstaff Stations Emergency Plan”.

•                                                        “Melbourne Central Emergency Plan”.

•                                                        “Parliament Stations Emergency Plan”.

1.2                                               Access Charge

If supervision is required per Schedule 1, Section 4.1 the Contractor will be required to pay Connex at the hourly rate of $75 (in July 2004 prices) for each employee of Connex or the Franchise Entities.

Where any of Connex or the Franchise Entities’ staff are made available to the Contractor for training, Connex will be paid the following rates in addition to the Access Charge. The table below outlines the staff categories and hourly costs. Staff numbers are for information only.

Role	Number	Hourly Cost (July 2004 prices – $)
Drivers	650	47
Authorised Officers	325	36
Station staff	625	32
Other operational	300	44
Maintenance staff	650	44
Administration/Head Office	100	53

1.3                                               Training Charge

For information purposes, the estimated cost of each level of the Train Track Safety Awareness training is as follows:

(a)                                                  level 1 Train Track Safety Awareness – $80 per person plus GST (basic training to work within 3 metres of track);

(b)                                                  level 2 Train Track Safety Awareness – $140 per person plus GST (for training flagmen); and

(c)                                                   level 3 Train Track Safety Awareness – $320 per person plus GST (for supervision of flagmen and co-ordination).

Form 1

Site Safety Plan for Minor Works Contractors

Project Number: H	Project Name:

Contractor Details	Name:
Address:

Business Telephone:
Contractor Representative:
Mobile Telephone:

1.                                                      Safety Training/Induction

All personnel having business on the site shall be inducted to enable their necessary duties to be performed in a manner that is safe and without risk to health.

Train Track Safety Awareness training is to be undertaken by all persons carrying out or intending to carry out works on or near train tracks, who do not have a current Certificate of Competency to perform the task to be undertaken.

2.                                                      Workplace Safety – Risk assessment

Risks	Control Measures	PPE/Training Required (if applicable)	Status

Risks	Control Measures	PPE/Training Required (if applicable)	Status

Risks	Control Measures	PPE/Training Required (if applicable)	Status

3.                                                      Plant Safety – Plant and equipment used to deliver the contract

Plant/Equipment Item	Maintenance Details	PPE/Training Required (if applicable)	Status

4.                                                      Accident/Incident Reporting Procedure

All accidents, incidents and near misses must be reported to MAINCO as soon as practical.  In case of emergency:

MAINCO Contact Person:	Telephone:

Mobile:

Contractor Contact person:	Telephone:

Mobile:

AMBULANCE/POLICE/FIRE		TELEPHONE: 000

Nearest Hospital	Address:		Telephone:

Nearest Medical Centre	Address:		Telephone:

5.                                                      Emergency Procedures

Listing of emergency equipment provided on site:

•

•

•

•

Details of qualified first aiders on site:

•

•

•

•

Listing or description of emergency response procedures to be applied on site:

•

•

•

•

6.                                                      Dangerous Goods/Hazardous Substances

Dangerous Goods/Hazardous Substances	Material Safety Data Sheet (MSDS) details

7.                                                      Protective Clothing and Protective Equipment (PPE)

Detail the personal protective clothing to be used on site.

•

•

•

•

Detail the personal protective equipment to be used on site.

•

•

•

•

8.                                                      Site Map

Where possible, provide a site map indicating the location of various risks identified in item 2 of this form.

MAINCO Representative Name:

MAINCO Representative Telephone:

Site Safety Plan Approved By:	Contractor Representative Name:

	Contractor Representative Signature:	Date:

MainCo

Melbourne

MINOR WORKS PROJECT INDUCTION                                             Project Number  H

Please tick off each item as it is discussed by the person conducting this induction.

Contractor’s Name:

Contact Person:

• Company OH&S and Environmental Policies (copy to be given to Contractor).	☐

MainCo Melbourne general site OH&S Rules includes the following:

Safety Glasses or full face protection	☐
Ear muffs or ear plugs	☐
Helmet or bump cap	☐
Hi-visibility vest	☐
Protective Clothing	☐

•             A Zero Blood Alcohol Policy is practised by MainCo Melbourne, and as such ALL contractors and their employees shall abide by this rule at all times when working on or at a MainCo Melbourne site or premises.

☐

• MainCo Melbourne has a No Smoking policy in place which prohibits smoking in all buildings and enclosed areas.	☐

• All precautions must be taken to reduce the incidence of pollution to the environment including air, water, noise and land situations.	☐

• All waste generated by the contractor must be removed from the site and disposed of appropriately, in accordance with regulatory requirements.	☐

• Ensure safe working procedures are in place (as applicable) for the following:	☐

Chemicals – Dangerous goods/hazardous substances	☐
Electrical equipment safety and isolations	☐
Manual handling	☐
Mechanical aids for materials handling	☐
Safe usage of plant and machinery	☐

• Site orientation (if required or necessary).	☐
• Locations of First Aid Room and kits.	☐
• Locations of fire extinguishers and hose reels.
• Identification of First Aiders and Fire Wardens.	☐
• Accident and incident or hazard reporting system actions.	☐
• Emergency procedures (site applicable).	☐

The preceding items have been explained, shown and understood by me, and shall be adhered to by all personnel participating in this project, operation or task:

Contractor Representative’s signature:

Project Manager/Supervisor’s signature: (Contact telephone number):
Date:

2.                                                      V/Line Access Principles

2.1                                               Access Principles

2.1.1                                     General Site Access

Contractor and TTA staff requiring station access must:

•                                                          complete appropriate Level 1 Track Safety Awareness (including medical) and Induction courses; and

•                                                          by law, have a zero blood alcohol level and not impaired by drugs whilst on duty.

All Contractor and TTA staff must wear safety footwear, protective clothing and high visibility safety clothing (Australian Standard AS/NZS 4602 Class D/N for day and Night use) printed front and back with “NTS CONTRACTOR” (or equivalent as agreed with V/Line) to identify Contractor and TTA staff working on or near the track.

When working in and around station buildings, Contractor and TTA staff must at least be identified by a project badge in an agreed format.

2.1.2                                     Times of Access

2.1.2.1                          General

V/Line grants reasonable site access at the locations and times provided in Table 1 (attached) to all stations, excluding the hours of 7.00 am-9.00 am at the following stations:

•                                                          Geelong;

•                                                          Ballarat; and

•                                                          Bendigo.

For operational reasons, these arrangements may change without notice.  Prior to commencing work, the Contractor must liaise with each station’s officer or representative (“Officer in Charge”).  V/Line will provide to the Contractor the contact details of the Officer in Charge for each station.

2.1.2.2                          Spencer Street

Hours of access at SSS shall exclude:

•                                                          06.00 to 09.30 (morning peak); and

•                                                          15.00 to 18.30 (afternoon peak).

Any other times as agreed with Civic Nexus (operator of SSS).

2.1.2.3                          Special Events

Site access restrictions may apply for special events.  Events and access restriction details will be advised closer to the event.  V/Line, the Contractor and the TTA will work co-operatively to ensure that restrictions are confirmed as early as possible and their effects on the NTS implementation are minimised.

2.1.3                                     Services

2.1.3.1                          Site and Building Plans

V/Line will make available to the Contractor (where available) existing site and building plans.  V/Line does not warrant that these plans are up-to-date.

The Contractor will provide copies of ‘as-built’ drawings to allow for future V/Line maintenance at stations and buildings to non-NTS equipment areas / services appropriate level of information to V/Line or 3rd party to enable existing site and building plans to be updated with new works.

2.1.3.2                          Power

V/Line will reasonably endeavour to provide temporary use of power supplies during installation of NTS equipment (including power for the Contractor’s work equipment).  The Contractor is to arrange access with the Officer in Charge where power facilities are available.  If V/Line is unable to provide power supplies to the Contractor, the Contractor is to arrange its own direct power supply at its own cost.

For permanent power supply to NTS equipment, the Contractor must arrange, at its own cost, direct power connection and wiring to the NTS equipment at each station.

2.1.3.3                          Water

The Contractor is to make local arrangements with station staff (via the Officer in Charge) where water supplies are available.  If V/Line is unable to provide water supplies to the Contractor, the Contractor must arrange their own direct water supply at its own cost.

2.1.3.4                          Cleaning and Removal of Rubbish

The Contractor is to, at its own cost; remove all NTS works related rubbish from the site at the completion of each station installation.

Temporary storage of rubbish is permitted but must not interfere with the safe operation of trains or movement of passengers.  The Contractor should agree with the Officer in Charge the temporary arrangements prior to commencing work.

2.1.3.5                          Toilets & Other Amenities (Changing and Mess Sheds)

The Contractor is to make local arrangements with station staff (via the Officer in Charge) for access to toilets/amenities or provide its own (at its own cost).

2.1.4                                     Third Party Access

The Contractor must arrange 3rd party sites land / property access through nominated site owners listed below:

(i)                                                      Pacific National – contact and telephone number TBA;

(ii)                                                   VicTrack – contact and telephone number TBA;

(iii)                                                SSSA – contact and telephone number TBA; and

(iv)                                               Civic Nexus – contact and telephone number TBA.

Following discussions with V/Line, V/Line is to provide contact details of other third parties, together with a list of the sites controlled by these parties to which it is reasonably expected that that the Contractor will require access.

Where the Contractor experiences difficulty in obtaining third party Access, on request from the Contractor V/Line must assist in facilitating access.

The Contractor is to ensure compliance with requirement for all 3rd party access, including OH&S.

2.1.5                                     Conditions and Rules of Access

2.1.5.1                          Site Checklist

Prior to work commencing the Contractor will be in possession of (or provide to) the Officer in Charge a completed site access check list.  The checklist shall be agreed between V/Line, the Contractor and the TTA.

2.1.5.2                          Supervision

Prior to entering either a staffed or unstaffed station, the Contractor must first obtain the correct authority, keys, security access codes from the appropriate owner, franchise or station master (or Officer in Charge) and on completion of each installation ensure the site is secure, alarms set and notification provided, and the keys are returned immediately to the building owner, franchisee or station master (or Officer in Charge).

Option:  Post site survey phase only:

A V/Line staff representative is to accompany the Contractor (and/or TTA) on all site surveys (eg. civil works and equipment location surveys).  Costs associated with staff supplied by V/Line shall be calculated in accordance with Schedule 1.

Option: Post site survey phase:

If a Contractor staff member is Safety Accredited (ie. has completed a Certified Supervisor course – Level 3 Track Safety Awareness) and requires access to the track then they may work unaccompanied ie. without supervision of a V/Line safety-accredited personnel and also supervise Level 1 accredited Contractor personnel.

2.1.5.3                          Tools and Equipment

Contractor tools and equipment are to be tagged.  In addition, the Contractor must comply with all State and Federal Electrical Safety Regulations.

2.1.5.4                          Contractor work, emergency and OH&S plans

The Contractor will provide V/Line with work, emergency and OH&S plans in advance of work commencing.

2.1.6                                     Education and Training

2.1.6.1                          Track Safety and Awareness

All Contractors and TTA staff requiring access to the V/Line network must complete a Level 1 Track Safety Awareness course (duration approx 2½ hours).

At the successful completion of this session participants will be able to demonstrate and explain the safety precautions and procedures to be followed when on or about the track, interacting with other workgroups and using High Visibility garments.

This also includes the requirement for a Level 4 Health Assessment (for those contractors who are required to attend a Track Safety Awareness Course) at the cost of the Contractor.

Indicative costs associated with these qualifications are set out in Schedule 3.

Training is to be arranged by the Contractor at its own cost.  The Contractor should liaise with V/Line regarding the appointment of the training supplier.

Training of TTA staff is to be managed and funded separately by the TTA, however the TTA will use best endeavours to ensure the TTA and Contractor staff training is conducted concurrently.

Contractors and TTA staff will require proof of certification in the form of an identify card.  The card must be carried at all times and be produced on request by a V/Line staff member when working on or visiting rail infrastructure.

Course content will be supplied and delivered initially by V/Line, at the costs set out in Schedule 4.  V/Line and the Contractor will work co-operatively to agree future training arrangements for V/Line, with the option of ‘Train the Trainer’ to be explored.

2.1.6.2                          Local Site Induction Training

The Contractor shall report to the Officer in Charge prior to commencing work at any station (or group of stations).  The Contractor will be required to attend a local site induction carried out by the Officer.  The Contractor and V/Line will work co-operatively to ensure that the induction process is carried out as efficiently as possible so that disruptions to both the NTS implementation and V/Line operations are minimised.

2.1.7                                     Safety Procedures, References and Policies

As a minimum, the Contractor needs to be aware of, and comply with, the following policies, procedures, registers and regulations:

•                                                          V/Line Induction Training;

•                                                          V/Line Local Site Induction;

•                                                          SAPO 001 Alcohol and Drug Free Workplace Policy;

•                                                          SAPO 004 Policy Statement on Health & Safety;

•                                                          SAPR 004 Alcohol and Other Drugs Management;

•                                                          SAPR 014 Reporting OH&S Incidents Procedure;

•                                                          SAPR 012 V/Line Asbestos Register;

•                                                          SAPR 017 Major Incident Report; and

•                                                          HRPR 006 Medical Examination Procedures.

These documents are available from V/Line.

Other reference sources to be aware of include:

•                                                          Occupational Health & Safety (Incident Notification) Regulations 1997;

•                                                          SAB. No. 2004-06: Dept. of Infrastructure- Public Transport Safety Advisory Bulletin- Occurrence Reporting & Investigation;

•                                                          Equipment (Public Safety)(Incident Notification) Regulations 1997;

•                                                          Electrical Safety (Network Assets) Regulations 1997;

•                                                          Occupational Health and Safety Act 1985;

•                                                          Australian Standard AS 4292.1 – 1995 Railway Safety Management;

•                                                          Electronic OHS Incident Reporting Work Instruction (SAWI:005);

•                                                          Victorian Heritage Act (1995);

•                                                          Environment Protection and Biodiversity Conservation Act 1999 (EPBC Act), its Regulations and Amendments; and

•                                                          Historical Building Act

The Contractor shall comply with all relevant State and Federal Regulations and Policies.

2.1.8                                     Training of V/Line staff

The TTA, the Contractor and V/Line will work co-operatively to ensure that appropriate training programs are developed for V/Line staff and are delivered as efficiently as possible to minimise the disruption to V/Line’s operations.

The Contractor will manage, at its own cost, all relevant NTS training.  Associated out-of costs will also be met by the Contractor, whilst V/Line staff costs will be re-imbursed at the rates set out in Schedule 4.  Further information on the nature and quantum of training to be provided to staff members is also provided at Schedule 4.

2.1.9                                     Security (Building Access, Key Management and Security Alarms)

The Contractor shall ensure that all external doors and access areas to the stations and buildings, as well as any rooms or other areas which are not open to the public, are at all times kept locked.  The only exception is times when the Contractor is entering or exiting the station or buildings or such rooms or other areas, and during the hours when the stations are open to the public in relation to all external doors and access areas to the stations.

The Contractor shall reimburse V/Line for any cost or expenses incurred as a result of any Contractor staff accidentally, intentionally, carelessly or negligently setting off security alarms.

The Contractor must not make any copies of any keys, alarm codes or any other material provided for access to the stations or building.

The Contractor must bring to the attention of V/Line’s Access Representative any matter that, in the Contractor’s opinion, lessens the security of any or any part of the stations, equipment, materials or other property at the Stations, including trains.

2.1.10                              V/Line System Access

V/Line will provide reasonable access to relevant V/Line staff to provide such advice, within the knowledge or control of V/Line, to the Contractor as is reasonably required for NTS system integration.

The Contractor will be provided access to the V/Line’s IT Network system, in accordance with an agreed operations transition plan, to allow for NTS implementation.

The Contractor must provide documentation showing clear roles and responsibilities of all V/Line IT system interfaces prior to completion of design phase.  End-to-end integration of the NTS to V/Line’s systems is at the Contractor’s cost.

The NTS must have an interface with V/Line’s General Ledger System.  The cost of the interface (including consulting with Oakton (V/Line’s Great Plains consultant) or equivalent) must be included as part of the project.

2.1.11                              Cash Handling

Access time/limitations and other procedures related to access for cash collection are highlighted below:

•                                                          V/Line’s general requirement is that cash collections occur outside the morning peaks Mondays to Fridays (ie. outside of the hours 06.00 to 09.30).

•                                                          Special Events will require additional and increased frequency of cash collection and equipment servicing, depending on the particular event.

•                                                          The process of cash transferral must be timely and efficient so as not to disrupt the operation of the station to the extent that lengthy delays result for customers wanting to purchase tickets.

•                                                          Cash collection includes both collection and replenishment of all ticket machinery including ticket office terminals.

The following should also be noted:

•                                                          V/Line is working on a Cash Handling documentation project at present to determine best practice in relation to staffed stations cash collection.

•                                                          The scope of this project includes optimal delivery times & optimal cash balances, and summarise individual station security capacities (ie. CCTV, safes etc.).  It planned to have this project completed by end June 2005.

•                                                          Some remote agents have indicated their resistance to daily banking of sales receipts.

•                                                          V/Line future interest in the retail agent’s cash handling will be dependant on its final regional retail agent strategy.

2.2                                               Access Charge

If supervision is required the Contractor will be required to pay V/Line at the hourly rate of $100.00 plus GST.

The table below outlines the staff categories identified for the purpose of NTS education and training requirements, including number of staff and indicative hourly costs.

Category A	Estimated Staff Numbers	Category B	Estimated Staff Numbers	Category C	Estimated Staff Numbers
Station Staff General	117	Platform Supervisors	24	Drivers	249
Conductors	147	Station Masters (SS)	4	Shunters	24
Booking Office (SS)	18			Other Staff	100
Finance Ops	9
Commercial	6
Customer Services	6
Marketing	6
Regional Management	4
Total	313		28		373

Note: These are estimate figures only and may vary by 10-15%.

Category A: Front Line Training: These are people who will have to directly “use” the system, ie. sell /check tickets or be involved “toping up existing tickets /cards. These will include Booking Office, conductors, coach operators etc.

Category B: Customer Advice / Service Personnel. These people are involved in providing advice or handling enquiry’s face to face or over the phone to the general public. These include such areas as Stakeholder relations customer service personnel, Senior Station staff, platform staff etc.

Category C: General Awareness. These are people who do not directly interface with customers. This is general high level understanding and overview of the NTS system.

2.3                                               Training Charge

The Contractor/TTA will be required to attend as a minimum the following V/Line courses:

•                                                          V/Line general induction training (cost per session TBC); and

•                                                          V/Line local site induction training at each station (cost per hour TBC).

H.

3.                                                      Yarra Access Principles

3.1                                               Access Principles

3.1.1                     Time of Access

Details concerning available access times are listed below.

Yarra Trams grants the Contractor the right to access the Depots and trams during the following hours (daily):

(Access at times outside the periods above to be agreed on a case by case basis in accordance with the Yarra Trams Access Coordination Agreement.)

Tram Depot Access (Office and Depot Computer Equipment)

	Weekdays	Weekend	Special Event
Installation	10.00 am – 3.00 pm	No Access	No Access
Planned Maintenance (Preventive and Remedial)	10.00 am – 3.00 pm	No Access	No Access
Emergency Curative Maintenance	5.30 am – 1.00 am
Cash Collection	See Tram Access
Cleaning	10.00 am – 3.00 pm	No Access	No Access

Tram Stops and Superstops Access

	Weekdays	Weekend	Special Event
Installation	7.00 pm – 6.00 am	7.00 pm – 6.00 am	No Access
Planned Maintenance (Preventive and Remedial)	7.00 pm – 6.00 am	7.00 pm – 6.00 am	No Access
Emergency Curative Maintenance	24 hours / 7 days
Cash Collection	7.00 pm – 6.00 am	7.00 pm – 6.00 am	7.00 pm – 6.00 am
Cleaning	7.00 pm – 6.00 am	7.00 pm – 6.00 am	7.00 pm – 6.00 am

Tram Access

	Weekdays	Weekend	Special Event

Installation
4 trams available per depot
10 trams available per depot
Most of trams available All tram installation work must be completed and the trams ready for operational service no later than 5.00 am.

	8.00 pm – 5.00 am 8.00 pm-10.00 pm 10.00 pm-12.00 am 12.00 am-5.00 am	8.00 pm – 5.00 am 8.00 pm-10.00 pm 10.00 pm-12.00 am 12.00 am-5.00 am	No Access
Planned Maintenance (Preventive and Remedial)	8.00 pm –12.00 am	8.00 pm – 12.00 am	No Access
Emergency Corrective Maintenance	During working hours: To be arranged through Fleet Operation Centre: 3 Meeting points proposed for boarding, Continuing Operations cannot be slowed down In the depots from 5.30 am – 1.00 am
Cash Collection	8.00 pm – 1.00 am in the depots if TVM on-board or until last trams return to depot around 1.30 am)	8.00 pm – 1.00 am in the depots if TVM on-board or until last trams return to depot around 1.30 am)	8.00 pm – 1.00 am in the depots if TVM on-board or until last trams return to depot around 1.30 am)
Cleaning	8.00 pm – 12.00 am 4 trams between 8.00-10.00 pm, 10 trams 10.00 pm-12.00 am in each depot	8.00 pm – 12.00 am 4 trams between 8.00 –10.00 pm, 10 trams 10.00 pm-12.00 am in each depot	8.00 pm – 12.00 am 4 trams between 8.00-10.00 pm, 10 trams 10.00 pm-12.00 am in each depot

3.1.2                     Services

The following service arrangements apply:

•                                                          For temporary use of power supplies (240v) during installation of NTS equipment (including power for the Contractor’s work equipment), the Contractor is to arrange access with local Depot Manager, who will provide access to power supply as long as it does not disturb operations.

•                                                          For site water supplies, the Contractor is to make local arrangements with the Depot Manger. All Depots have access to water supply which will be provided by Yarra Trams.

•                                                          The Contractor is to provide their own change and mess sheds at its own cost.

•                                                          The Contractor is to provide their own storage at its own cost.

•                                                          The Contractor is to make local arrangements with the Depot Manager for access to toilets / amenities, access to which will be provided by Yarra Trams.

The following principles should be noted:

•                                                          Contractors are responsible for cleaning and removal of rubbish after work.

•                                                          Contractors are responsible for parking their cars as such facility will not be provided by Yarra Trams.

•                                                          Occupational health and safety requirements for site access as per Yarra Trams’ accreditation must be adhered to.

•                                                          Contractors must comply with all statutory requirements, in relation to compliance with safe working environment requirements, including rail safety.

•                                                          High visibility vests and safety shoes.

•                                                          Compliance with Yarra Trams’ Zero Drug and Alcohol Policy (PTSD requirements for rail safety workers. Refer PTSD web site).

•                                                          Standard work site warning signs.

•                                                          Further details are provided in the attached “Worker Competence Induction” document (sections 1, 2, 3.2, 3.3 and 4).

3.1.3                                     Conditions and Rules of Access

3.1.3.1                          Supervision

Work Supervision is not required provided the following safe working environment training is completed.

Details and associated cost regarding safe working environment training, etc required by the Contractor prior to accessing sites and equipment are described and listed below:

Training Required	Reason	Approximate Duration	Cost
Depot Induction Training	To enable staff to work unsupervised in the Depot environment.	1 hour per Depot	$100 per training session (15 staff per session)
Open, “turn on” and close trams	To enable staff to access and work in trams unsupervised	1/2 hour per tram class	$50 per training session (1 tram class and 10 staff per session)
Tram Track and Overhead Awareness Training	To enable staff to safely access trams in an operating environment eg. On Superstops	2 hours	$200 per training session. This includes the issue of a competency card. (12 staff per session)

All the above training is to be supplied by Yarra Trams personnel.

Yarra Trams will provide one authorised officer to provide access to the Tram Depot during the hours of 1.00 am to 5.00 am when the Depot would normally be closed.

The authorised officer is there to facilitate access and provide such level of supervision as may be required by Yarra Trams.

The rate of charge for the authorised officer will be $344 per Depot per night, for each night that access is required by the Contractor to a Depot after 1.00 am.

3.1.3.2                          OH&S

The Contractor shall comply with all OH&S requirements which from time to time may be applicable.

Prior to any work, the Contractor shall provide Job Safety Assessment and request its approval by Yarra Trams.

Contractor staff is required to wear appropriate Personal Protective Equipment.

3.1.3.3                          Security

The Contractor shall comply with all Yarra Trams security requirements and measures which may be form time to time be in force.

In particular, any access to Yarra Trams offices and depots requires a preliminary Sign-On Process by the Yarra Trams designated starter staff.

3.1.3.4                          Emergencies

Emergency plans for each of the eight Tram Depots, describing the facilities environment, services and other features must be complied with by the Contractor. These are contained in the Yarra Trams Emergency Plan for each Depot.

3.1.3.5                          Limitations

Limited tram key availability may require Yarra Trams staff attendance for turning on power, especially on D-Class trams.

Power will not be turned on for all trams at the same time.

3.1.4                                      Education and Training

Access to Access Provider staff for education and training from Contractor:

•                                                          As a general rule, staff will be available between the hours of 9.00 am and 5.00 pm on weekdays.

•                                                          Training of drivers will conducted by the YT Tram trainers (4 to 5 per depot) at each of the eight Tram Depots. Only 2 Tram drivers will be trained per depot per day. At least 3 Tram Trainer training sessions will be conducted at a Tram Depot or other site provided by Yarra Trams.

•                                                          Restrictions on staff availability for training will particularly apply to maintenance staff and other operational staff. In particular, training of Depot staff, Authorised Officers, Customer Service and Tram Attendants will need to be conducted during off-peak hours from Mondays to Fridays (ie. outside of 06.00 to 09.30 and 15.00 to 18.30).

•                                                          115 Tram Authorised Officers and 100 Tram Attendants will be conducted at a Tram Depot or other site provided by Yarra Trams.

3.1.5                                      Cash Collection Principles

See Access Times.

3.1.6                                      Cleaning Principles

See Access Times.

3.2                                               Access Charges

Where access is required between 1.00 am and 5.00 am at a Depot an Access Charge will apply. The Contractor will be required to pay Yarra Trams $344 per Depot per night.

3.3                                               Training Charges

The table below outlines the staff categories identified for the purpose of NTS education and training requirements, including number of staff and [average indicative] incremental hourly cost:

Role	Number	Average Indicative Incremental Hourly Cost
Drivers	1,070	$37.22
Tram Attendant	102	$37.22
Revenue Protection	114	$43.00
Tram Fleet Maintenance	123	$48.00
Other Operational (Line officers, Control Centre Operator, Depot Starters)	120	$43.00
Management / Administration	70	$55.00
Qualified Train the Trainers	38	$43.00

Pro forma Access Coordination Agreement

Transport Ticketing Authority

Principal

Keane Australia Micropayment Consortium Pty Ltd

Contractor

[                              ]

Access Provider

Table of contents

2.	Definitions and interpretation

	2.1	Definitions
	2.2	Interpretation
	2.3	Rule of construction excluded
	2.4	Order of precedence

3.	Compliance with Law

4.	Term

5.	Representatives and meetings

	5.1	Contractor’s Access Representative
	5.2	[ ]’s Representative
	5.3	Principal’s Access Representative
	5.4	Meetings
	5.5	Access Coordination Meetings

6.	[ ] Access Plan

	6.1	General Obligations
	6.2	Development of [ ] Access Plan
	6.3	Amendment of the Access Plan

7.	Warranty

8.	Access

	8.1	Contractor’s access
	8.2	Services
	8.3	Principal’s access
	8.4	Access Provider’s right to inspect
	8.5	The Solution
	8.6	Emergency Access

9.	Contractor obligations

10.	Other activities

11.	Alternative Access

12.	Failure to provide access

13.	Payment

	13.1	Access Charge and Training Charge
	13.2	Alternative Access
	13.3	Additional Access
	13.4	Monthly Invoice
	13.5	Payment
	13.6	Non-Acceptance of Monthly Invoice

14.	Indemnity and Limitation of Liability

	14.1	Contractor Indemnity
	14.2	Liability of Contractor
	14.3	Exclusions
	14.4	Liability of Access Provider

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15.	Remedy Notice

16.	Liability for damage

17.	Reporting and Information

	17.1	Information
	17.2	Regular updates
	17.3	Reporting Obligations

18.	Insurances

19.	Dispute Resolution

	19.1	General
	19.2	Access Representatives’ review
	19.3	Chief Executive Officer review
	19.4	Determination by the Expert

20.	Force Majeure

	20.1	Force Majeure Notice
	20.2	Meeting, Application of Provisions
	20.3	Suspension of Obligations
	20.4	Duty to Remedy Force Majeure

21.	Assignment

22.	Novation

	22.1	Novation on Termination of Project Agreement
	22.2	Obligations prior to novation by Contractor
	22.3	Set off in relation to Project Agreement
	22.4	Novation on Termination of the Access Provider’s Rights
	22.5	Obligations prior to novation by Access Provider
	22.6	Set off in relation to termination of Access Provider’s rights

23.	Confidentiality and publicity

	23.1	Confidential information
	23.2	Exceptions
	23.3	Publicity

24.	General

	24.1	Notices
	24.2	Stamp Duty
	24.3	Governing Law
	24.4	Jurisdiction
	24.5	Waiver
	24.6	No limitation
	24.7	Consent or approval of the Principal
	24.8	Measurements
	24.9	Amendments
	24.10	Further acts and documents
	24.11	Counterparts
	24.12	Expenses
	24.13	Severability
	24.14	Entire agreement
	24.15	Representations and warranties
	24.16	Indemnities

ii

	24.17	Non-merger
	24.18	Set-Off
	24.19	Survival

25.	GST

	25.1	Interpretation
	25.2	Reimbursements and similar payments
	25.3	GST payable
	25.4	Variation of GST

Schedule 1 Access Principles

Schedule 2 [ ] Access Plan

Schedule 3 Access Charge

Schedule 4 Training Charge

Schedule 5 Monthly Invoice

Schedule 6 PA Novation Deed

Schedule 7 Novation Deed

Schedule 8 Expert Deed

iii

Pro forma Access Coordination Agreement made at                                 on

Parties                                                                                         Transport Ticketing Authority ABN [                    ] of [  ]

(“Principal”)

[insert details], [ABN] of [                     ]

(“Contractor”)

[insert details], [ABN]  of  [                          ]

(“Access Provider”)

Background

A.                                                   The Principal and the Contractor have or will enter into the New Ticketing System Project Agreement (the “Project Agreement”) under which the Contractor will carry out the Project.

B.                                                     In order to carry out its obligations under the Project Agreement, the Contractor requires access to third party property, information and staff.

C.                                                     This Agreement facilitates the provision of access by the Access Provider to the Contractor.

Operative provisions

2.                                                      Definitions and interpretation

2.1                                               Definitions

In this Agreement:

“Access” means access to [and use of] the Access Provider’s Property reasonably required by the Contractor to perform its obligations under the Project Agreement.

“Access Charge” means the charge for the provision of access based on the Access Provider Rates and calculated in accordance with Schedule 3.

“Access Coordination Meeting” means meetings between the Principal, the Contractor, access providers or their authorised representatives and other interested parties to facilitate the overall coordination of access for the Project.

“Access Provider Rates” means the rates set out in Schedule 3.

“Access Representatives” means each of the Contractor’s Access Representative, the Principal’s Access Representative and the [  ]’s Representative.

“Alternative Access” means access not provided for in the version of the [   ] Access Plan finalised in accordance with clause 6.2(h), and required as a result of the Access Provider failing to provide access in accordance with the Access Plan.

“[Note:  Insert name of Access Provider] Access Plan” means the document set out in Schedule 2, as developed and amended in accordance with this Agreement.

“[Note:  Insert name of Access Provider] Access Principles” means the principles, obligations and conditions of access set out in Schedule 1.

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“[Note:  Insert name of Access Provider] Property” means:

(a)                                                   all property owned, leased or used by the Access Provider (and information and drawings relating to such property including wiring diagrams) including any rolling stock, stops, terminals, stations, vehicles, depots, interchanges, computer systems and other facilities, systems, power supplies of the Access Provider other than the Solution; and

(b)                                                  personnel involved in the operation or use of the property referred to in paragraph (a) including employees of the Access Provider.

“[   ]’s Representative” means the person appointed by the Access Provider in accordance with clause 5.2.

“[Note:  Insert name of Access Provider] Work” means that part of the Work which affects the [ ] Property.

“Business Day” means a day on which banks are open for business in Melbourne but not a Saturday or Sunday

“Business Hours” means between 9.00 am and 5.00 pm on a Business Day.

“Chief Executive Officers” means the chief executive officer of the Principal, the chief executive officer of the Contractor, and the chief executive officer of the Access Provider.

“Commencement Date” means the date this Agreement is validly executed by the Parties, to the satisfaction of the Principal.

“Contractor’s Access Representative” means the person appointed by the Contractor in accordance with clause 5.1.

“Core Services” means the core services described and provided by the Contractor under the Project Agreement.

“Cure Plan” means a proposal that the Contractor or the Access Provider submits to the Principal pursuant to clause 15(a) which details the steps to be taken and the dates by which those steps must be satisfactorily performed in order to rectify a default.

“Dispute Resolution Procedures” means the procedures established under clause 20.

“Expert” means the party appointed by the Principal and the Contractor pursuant to clause 49.5 of the Project Agreement to act as an expert or such other party appointed pursuant to clause 18.5(k).

“Force Majeure” means lightning, earthquake, fire explosion, cyclone, riots, industry wide, industrial action which is not specific to, or attributable to the action of, the Contractor or any of its Related Bodies Corporate or subcontractors and is not industrial action which falls within paragraph (f) of the definition of Act of Prevention, civil commotion, natural disaster, sabotage, act of a public enemy, act of God (excluding storm and tempest), war (declared or undeclared), revolution, radioactive contamination, flood or an outbreak of an infectious disease which results in the Government, a Governmental Agency or a government having jurisdiction over the person claiming force majeure relief issuing general prohibition against any persons entering the State of Victoria, but only if the party claiming the relief could not

5

have prevented the effects of the event by taking those steps which a prudent, experienced and competent contractor or operator (as the case may be) would have taken.

“Government Agency” means any government or semi-governmental entity or authority, body politic, government department or statutory authority of the State of Victoria.

“Initial Services” means the initial services described and to be provided by the Contractor under the Project Agreement.

“Law” means:

(a)                                                   common law;

(b)                                                  Commonwealth, Victorian or local government legislation, regulations, by-laws and other subordinate regulations; and

(c)                                                   all building codes and regulations relevant to carrying out the [      ] Work.

“Monthly Invoice” means the invoice referred to in clause 13, in the form set out in Schedule 5.

“Novation Deed” means the deed substantially in the form annexed to this Agreement as Schedule 7.

“Novation Notice” means a notice issued by the Principal pursuant to clause 22.4 of this Agreement.

“PA Novation Deed” means the deed substantially in the form annexed to this Agreement as Schedule 6.

“PA Novation Notice” means a notice issued by the Principal pursuant to clause 22.1 of this Agreement.

“Party” means each of the Principal, the Contractor and the Access Provider and “Parties” means all of them.

“Principal’s Access Representative” means the person appointed by the Principal in accordance with clause 5.3.

“Principal’s Nominee” means the Principal or any party nominated by the Principal.

“Project” means the design, development, integration, installation, testing and implementation of the Solution and the development, testing and provision of the Services.

“Project Documents” means:

(a)                                                   the Project Agreement;

(b)                                                  the Escrow Agreement;

(c)                                                   the Expert Deed;

(d)                                                  the Parent Company Guarantee;

(e)                                                   the Access Co-ordination Agreements;

(f)                                                     the Direct Agreements; and

6

(g)                                                  the Key Contracts.

“Project Master Schedule” means the detailed plan titled the “Project Master Schedule” prepared by the Contractor (and updated from time to time), in accordance with the Project Agreement.

“Project Timeline” means the document which is titled the “Project Timeline” prepared by the Contractor (and updated from time to time) in accordance with the Project Agreement.

“Related Body Corporate” has the same meaning as in the Corporations Act.

“Services” means the Initial Services and the Core Services.

“Solution” means the ticketing and payment system designed, and to be provided by the Contractor, as described in the Project Agreement.

“Training Charge” means the charge for the provision of training calculated in accordance with Schedule 3.

“Urgent Action” means action required to be taken to avoid an immediate threat to a member of the public or the property of the Principal or the Access Provider.

“Work” means any work required to be performed by the Contractor pursuant to the Project Agreement.

2.2                                               Interpretation

In this Agreement:

(a)                                                   headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)                                                  an obligation or a liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)                                                   “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, a trust and Governmental Agencies;

(d)                                                  a reference to a Party includes that Party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation;

(e)                                                   a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)                                                     a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(g)                                                  a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h)                                                  a reference to a Party, clause, schedule, exhibit, attachment or annexure is a reference to a Party, clause, schedule, exhibit, attachment or annexure to or of this Agreement, and a reference to this Agreement includes all recitals, schedules, exhibits, attachments and annexures to it;

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(i)                                                      if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)                                                      “includes” in any form is not a word of limitation; and

(k)                                                   a reference to “$” or “dollar” is to Australian currency.

2.3                                               Rule of construction excluded

In the interpretation of this Agreement, no rule of construction applies to the disadvantage of one Party on the basis that that Party put forward or drafted this Agreement or any provision in it.

2.4                                               Order of precedence

(a)                                                   If there is or arises any inconsistency, ambiguity, or discrepancy between any of:

(i)                                                     this Agreement;

(ii)                                                  the [   ] Access Principles; and

(iii)                                               the [   ] Access Plan,

the following order of precedence will apply:

(iv)                                              this Agreement;

(v)                                                 the [   ] Access Principles;

(vi)                                              the [  ] Access Plan.

(b)                                                  If there is or arises any inconsistency, ambiguity or discrepancy within:

(i)                                                     this Agreement;

(ii)                                                  the [   ] Access Principles; or

(iii)                                               the [  ] Access Plan,

the Contractor or the Access Provider must notify the Principal, or the Principal’s Access Representative may notify the Contractor and the Access Provider, in writing within 10 Business Days of becoming aware of any such inconsistency, ambiguity or discrepancy.  The Principal’s Access Representative must determine the intention of the Parties and notify the Contractor and the Access Provider of the resolution of the inconsistency, ambiguity or discrepancy within 20 Business Days of the Principal’s Access Representative being so notified.

3.                                                      Compliance with Law

The Contractor and the Access Provider must perform all their respective obligations under this Agreement in accordance with the requirements of Law.

4.                                                      Term

(a)                                                   This Agreement will commence on the Commencement Date.

(b)                                                  This Agreement will expire:

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(i)                                                     on the expiry of the Project Agreement;

(ii)                                                  on the issue of a variation order by the Principal under clause 20.3 of the Project Agreement which has the effect, in the reasonable opinion of both the Principal and the Contractor, that access is no longer required from the Access Provider; or

(iii)                                               after the termination of the Project Agreement, by written notice from the Principal;

unless the Principal gives a PA Novation Notice under clause 22.

(c)                                                   Prior to the Solution Completion Date, the parties agree to meet and negotiate, in good faith, an access agreement to replace this Agreement which deals with access for the maintenance and ongoing operation of the Solution.  However, this Agreement remains on foot unless and until it is replaced by the agreement of the parties or otherwise expires pursuant to this clause.

5.                                                      Representatives and meetings

5.1                                               Contractor’s Access Representative

(a)                                                   The Contractor must:

(i)                                                     within 5 Business Days of the Commencement Date give notice in writing to the Principal and the Access Provider of the person that will act as a representative of and be authorised to act on behalf of it in discharging its functions under this Agreement; and

(ii)                                                  obtain the Principal’s prior written approval to any appointment made under clause 5.1(a)(i) such approval not to be unreasonably withheld or delayed.

(b)                                                  The Contractor may by notice in writing to the Principal and Access Provider substitute a person appointed under clause 5.1(a) with another person, provided the Contractor has obtained the prior written approval of the Principal, which must not be unreasonably withheld or delayed.

(c)                                                   The Contractor is bound by any act or omission of the person appointed under this clause 5.1 and any direction, notice, or instruction given to the person appointed under this clause 5.1 will be deemed to be a direction, notice, or instruction to the Contractor.

5.2                                               [   ]’s Representative

(a)                                                   The Access Provider must within 5 Business Days of the Commencement Date give notice in writing to the Principal and the Contractor of the person that will act as a representative of and be authorised to act on behalf of it in discharging its functions under this Agreement.

(b)                                                  The Access Provider may by notice in writing to the Principal and the Contractor substitute a person appointed under clause 5.2(a) with another person, provided the Access Provider has obtained the prior written approval of the Principal, which must not be unreasonably withheld or delayed.

(c)                                                   The Access Provider is bound by any act or omission of the person appointed under this clause 5.2 and any direction, notice, or instruction given to the person

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appointed under this clause 5.2 will be deemed to be a direction, notice, or instruction to the Access Provider.

5.3                                               Principal’s Access Representative

(a)                                                   The Principal:

(i)                                                     will, within 5 Business Days of the Commencement Date, appoint a person to be the Principal’s Access Representative for the purposes of this Agreement;

(ii)                                                  may at any time replace the Principal’s Access Representative, in which event the Principal must appoint another person as the Principal’s Access Representative; and

(iii)                                               will give written notice of all appointments made under clauses 5.3(a)(i) and (ii) to the Contractor and the Access Provider.

(b)                                                  The Principal’s Access Representative:

(i)                                                     may by written notice to the Contractor and the Access Provider appoint persons to exercise any of the Principal’s Access Representative’s functions under this Agreement;

(ii)                                                  must not appoint more than one person to exercise the same function under this Agreement; and

(iii)                                               may revoke any appointment made under clause 5.3(b)(i) by notice in writing to the Contractor and the Access Provider.

(c)                                                   The Principal’s Access Representative may continue to exercise a function under this Agreement despite appointing another person to exercise the function under clause 5.3(b).

(d)                                                  The Access Provider and the Contractor acknowledge and agree that the Principal’s Access Representative and any appointee of the Principal’s Access Representative act at all times as agents of the Principal and are subject to the directions of the Principal and will act solely in the interests of the Principal.

(e)                                                   Without limiting clause 21 of the Project Agreement the Contractor and the Access Provider must comply with any direction by the Principal’s Access Representative given or purported to be given under a provision of this Agreement except where such direction would cause the Contractor or the Access Provider (as the case may be) to be in breach of its obligations under this Agreement.

(f)                                                     The Principal is bound by any act or omission of any person appointed under this clause 5.3(a) or (b)(i) and any written direction, notice or instruction (other than an email) given to those persons will be deemed to be a direction, notice or instruction to the Principal.

5.4                                               Meetings

(a)                                                   The Access Provider and the Contractor must meet fortnightly in order to facilitate and coordinate access.  A meeting may be cancelled by the agreement of the Parties.

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(b)                                                  The Principal must be notified in writing of all meetings between the Contractor and the Access Provider 5 Business Days prior to such meeting, or such other period as is agreed between the Parties, and the Principal has the right to attend and participate in all meetings.

(c)                                                   A Party may schedule meetings that are additional to the meetings held in accordance with clause 5.4(a) by providing 5 Business Days notice to the other Parties.  If a Party schedules a meeting under this clause, the Access Provider and the Contractor must attend the meeting and the Principal has the right to attend and participate in such meeting.

(d)                                                  If the Access Provider is in breach of clauses 7, 10 or 11 of this Agreement the Contractor must give the other Parties written notice of that breach and a meeting must be held between the Contractor and the Access Provider within [5] Business Days of that written notice.  The Principal has the right to attend and participate in that meeting.

(e)                                                   The Contractor will minute and provide copies of all such minutes to the Access Provider and the Principal.  the Contractor will notify the Principal and any attendees at a meeting, in writing, of all agreements that are reached at any meeting.

5.5                                               Access Coordination Meetings

(a)                                                   The Parties acknowledge that the purpose of the Access Coordination Meetings is to facilitate the overall coordination of access for the Project between the Access Provider, the Contractor, the Principal, and other access providers and interested parties.

(b)                                                  Access Coordination Meetings will be held as and when necessary in order to coordinate and facilitate access issues that concern more than one access provider.

(c)                                                   Access Coordination Meetings may be convened by the Principal by giving reasonable notice.  Where an Access Coordination Meeting is convened to deal with an emergency the Principal will only be required to give one Business Day’s notice.  The Principal may specify the access providers and other interested Parties that are requested to attend.

(d)                                                  The Principal may attend and participate in all Access Coordination Meetings.

(e)                                                   At the request of the Principal, the Access Provider and the Contractor must attend a specified Access Coordination Meeting, and agree to negotiate and participate in the resolution of the access issues raised, in good faith.

(f)                                                     The Access Provider, the Contractor and the Principal’s responsibilities in relation to the Access Coordination Meetings may be carried out by the representatives appointed under clause 5.

(g)                                                  The Access Provider and the Contractor acknowledge that other access providers and interested parties may be present at the Access Coordination Meeting, and they agree to participate and negotiate with such parties in good faith.

(h)                                                  The Contractor will minute and provide copies of all such minutes and notify the Principal and any attendees at an Access Coordination Meeting, in writing, of all agreements that are reached at an Access Coordination Meeting.

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6.                                                      [   ] Access Plan

6.1                                               General Obligations

(a)                                                   The Contractor must coordinate access and develop the [ ] Access Plan in accordance with:

(i)                                                     this Agreement, and in particular clause 6.2;

(ii)                                                  the [  ] Access Principles;

(iii)                                               the Project Timeline and the Project Master Schedule; and

(iv)                                              the Project Agreement.

(b)                                                  The Access Plan will document the access to the [  ] Property which the Contractor reasonably requires in order to carry out the [  ] Work in accordance with:

(i)                                                     the Project Agreement;

(ii)                                                  the Project Timeline and Project Master Schedule; and

(iii)                                               the [  ] Access Principles.

6.2                                               Development of [  ] Access Plan

(a)                                                   The Contractor must prepare and submit to the Principal and the Access Provider a revised draft of the [ ] Access Plan based on the version of the [      ] Access Plan set out in Schedule 2 and at the time specified in the Project Master Schedule.

(b)                                                  The Access Provider must, as soon as reasonably practicable and in any event, within 10 Business Days of receipt of the draft [  ] Access Plan, advise the Contractor in writing whether or not it considers such plan to be in accordance with this Agreement, including the [   ] Access Principles and suitable for a final draft to be prepared pursuant to clause 5.2(e) or reject it and provide its comments (including reasons for rejecting the draft [  ] Access Plan) to the Principal and the Contractor.

(c)                                                   The Principal must as soon as reasonably practicable and in any event, within 20 Business Days of receipt of the draft [ ] Access Plan, advise the Contractor in writing whether or not it considers such plan to be in accordance with this Agreement, including the [ ] Access Principles, and suitable for a final draft to be prepared pursuant to clause 5.2(e) or reject it and provide its comments (including reasons for rejecting the draft [  ] Access Plan) to the Contractor and the Access Provider.  If the draft [ ] Access Plan is rejected by the Access Provider or the Principal, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal and the Access Provider a redraft of the revised [ ] Access Plan and such redraft will be dealt with by the Principal and the Access Provider as if it were submitted under clause 6.2(a).

(d)                                                  The Contractor must take into account the Access Provider’s and the Principal’s comments, if any, in revising the [ ] Access Plan.

(e)                                                   The Contractor must prepare and submit to the Principal and the Access Provider a final version of the [ ] Access Plan prepared on the basis of the draft submitted under clause 6.2(a) and in accordance with this Agreement, and at the times specified in the Project Master Schedule.

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(f)                                                     The Access Provider must as soon as reasonably practicable and in any event,, within 10 Business Days of receipt of the final version of the final [   ] Access Plan, advise the Contractor in writing whether or not it considers such final version to be in accordance with this Agreement, including the Access Principles, or reject it and provide its comments (including reasons for rejecting the final version of the final[  ] Access Plan) to the Principal and the Contractor.

(g)                                                  The Principal must as soon as reasonably practicable and in any event, within 20 Business Days of receipt of the final version of the final [ ] Access Plan, advise the Contractor in writing whether or not it considers such final version to be in accordance with this Agreement, including the Access Principles, or reject it and provide its comments (including reasons for rejecting the final version of the final [  ] Access Plan) to the Contractor and the Access Provider.  If the final [ ] Access Plan is rejected, the Contractor must promptly, and in any event within 5 Business Days, submit to the Principal and the Access Provider a redraft of the [ ] Access Plan and such draft will be dealt with by the Principal and the Access Provider as if it were submitted under clause 6.2(e).

(h)                                                  The Contractor must finalise the [ ] Access Plan taking into account the comments of the Access Provider and the Principal and in accordance with the requirements set out in this Agreement, as a condition precedent to completion of the NTS Solution Requirements Phase.

(i)                                                      The Principal’s and the Access Provider’s receipt, review or approval of, or any comment, representation or statement (whether verbal or in writing) in relation to the [   ] Access Plan or any part thereof will not relieve the Contractor of its responsibility for any errors, omissions or departures from, or failures to comply with, requirements of this Agreement and will not affect the rights or obligations of the Principal or the Access Provider under this Agreement, including the payment obligations under clause 13.

(j)                                                      If the Contractor reasonably believes the Principal or the Access Provider is being unreasonable in any review of, comment on or other action undertaken under clauses  6.2(f) or 6.2(i) in relation to the [   ] Access Plan it must give written notice to the Principal’s Access Representative.  If the matter is not resolved within 10 Business Days of the receipt of such notice, the dispute will be referred to the Dispute Resolution Procedures.

(k)                                                   The Access Provider and the Principal shall act reasonably in exercising its right to review, comment on or take other action in accordance with the provisions of this clause 6.2.

(l)                                                      The Principal will use reasonable endeavours to provide a response to the Contractor under clauses 6.2(c) and 6.2(g) as soon as reasonably practicable and in any event in a period of less than the 20 Business Days referred to in those clauses.

6.3                                               Amendment of the Access Plan

(a)                                                   Amendments to the [   ] Access Plan can be proposed at any time by a Party by giving written notice to the other Parties.  Amendments to the [   ] Access Plan after it has been finalised pursuant to clause 6.2 may include:

(i)                                                     additional access or Alternative Access required by the Contractor;

(ii)                                                  a change to access times proposed by either the Access Provider or the Contractor;

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(iii)                                               affect the substantive rights or obligations of the Parties under the Access Plan; or

(iv)                                              merely clarify existing rights and obligations.

(b)                                                  Where a Party proposes an amendment under clause 6.3(a), the Parties agree to negotiate the proposed amendments in good faith and acting reasonably.

(c)                                                   Within 5 Business Days of written notice of the proposed amendment, the Access Provider and Contractor must convene and attend a meeting to negotiate any proposed amendments to the [   ] Access Plan.

(d)                                                  The Principal:

(i)                                                     must be given 2 Business Days notice of any meeting under this clause by the Contractor;

(ii)                                                  has a right to attend and participate in any such meetings; and

(iii)                                               must be advised of the outcome of any negotiations in relation to proposed amendments to the Access Plan by the Contractor.

(e)                                                   Any agreed amendment to the [   ] Access Plan must be in writing, and is deemed to form part of the [   ] Access Plan.

(f)                                                     The Contractor must revise, to the reasonable satisfaction of the Access Provider and the Principal, the [   ] Access Plan to reflect the agreed amendments.

(g)                                                  The Principal may direct the Contractor to propose an amendment to the [   ] Access Plan under clause 6.3(a) and to consolidate any agreed amendments to the [   ] Access Plan under clause 6.3(f).

(h)                                                  Where an amendment to the [   ] Access Plan is for additional access required by the Contractor, the Contractor and the Access Provider must notify the Principal in writing, including an estimate of the resulting increases to the Access Charge paid in accordance with clause 13.

(i)                                                      Where agreement on a proposed amendment to the [   ] Access Plan cannot be reached between the Parties at a meeting convened under clause 6.3(c), any Party may refer the dispute to the Dispute Resolution Process.

7.                                                      Warranty

The Contractor acknowledges and warrants that:

(a)                                                   it has checked and carefully considered the [ ] Access Principles and they are fit for their purpose;

(b)                                                  the performance of the Work will be undertaken in accordance with the requirements of this Agreement, including the [ ] Access Principles and [ ] Access Plan, and the requirements of this Agreement will enable the Work to be carried out in accordance with the Project Agreement; and

(c)                                                   no representation or warranty has been given or is given by or on behalf of the Principal or the Access Provider, as to:

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(i)                                                     the suitability, completeness or efficacy of any information or data supplied or made available by any of them, including information or data forming part of this Agreement, including the [ ] Access Principles;

(ii)                                                  any other drawings, plans, design specifications, reports or other information or data which relate directly or indirectly to the Solution; or

(iii)                                               the adequacy or sufficiency of the [  ] Property.

8.                                                      Access

8.1                                               Contractor’s access

(a)                                                   The Access Provider must provide the Contractor with access, and otherwise comply with its obligations, in accordance with the [  ] Access Plan and this Agreement, including the Access Principles, for the purpose of enabling the Contractor to carry out the [   ] Work.

(b)                                                  If the Access Provider fails to give Access in accordance with the [ ] Access Plan, the Principal will use its best endeavours to procure the Access Provider to provide Alternative Access on a date and at a time reasonably acceptable to the Contractor which is within 10 Business Days, or such other period as agreed by the parties, of the date for the original Access nominated in the [ ] Access Plan.

(c)                                                   The Access Provider must:

(i)                                                     use all reasonable endeavours to agree Alternative Access with the Contractor; and

(ii)                                                  subject to the terms of this Agreement and the Access Principles, cooperate with and not interfere with or obstruct the Contractor or any other contractor engaged by the Contractor to perform the [ ] Work on or in the vicinity of the [ ] Property.

(d)                                                  The rights of access provided pursuant to this Agreement are for the purpose only of carrying out the [ ] Work and incidental activities and the Contractor will obtain no legal estate or other interest in the [ ] Property.

(e)                                                   The Access Provider must act reasonably and in good faith in giving directions to, and in all its dealings with the Contractor, its subcontractors, officers, employees and agents while the Contractor or its subcontractors are performing the [ ] Work at the [ ] Property.

(f)                                                     If preparatory works by or on behalf of the Access Provider are required in order to enable the Contractor to perform the Work the scope and timing of such preparatory works will be agreed between the Access Provider and the Contractor and set out in the Access Plan.

8.2                                               Services

For the avoidance of doubt, the Contractor must:

(a)                                                   obtain all services required to undertake the [ ] Work; and

(b)                                                  pay for all services obtained in respect of carrying out the [ ] Work,

other than as provided in this Agreement, including the Access Principles and [  ] Access Plan.

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8.3                                               Principal’s access

(a)                                                   The Access Provider and the Contractor agree that, at all times, the Principal or any person authorised by it will:

(i)                                                     subject to normal safety and security constraints as notified by the Access Provider, have the right of access during Business Hours or on reasonable notice to:

A.                                                   the sites where the [  ] Work is being carried out; and

B.                                                     all other areas relevant to the [  ] Work; and

(ii)                                                  be entitled to exercise this right of access for the purposes of:

A.                                                   observing the [   ] Work and monitoring compliance by the Contractor with its obligations under this Agreement and the Project Agreement;

B.                                                     undertaking progress inspections of the Solution ; and

C.                                                     any other reason relating to the Solution, the Project Agreement or this Agreement.

(b)                                                  The Principal agrees that any person accessing sites on behalf of the Principal under clause 8.3(a) must not unduly interfere with the performance of the [  ] Work.  To the extent possible, reasonable advance notice will be given of the Principal’s intention to access a site.

8.4                                               Access Provider’s right to inspect

The Access Provider has the right to be present when any [ ] Work is being performed.

8.5                                               The Solution

The Access Provider acknowledges and agrees that any part of the Solution installed on the [  ] Property:

(a)                                                   as between the Access Provider and the Principal, will be owned by and is the property of the Principal; and

(b)                                                  will be installed as a fitting and not a fixture and will not become a fixture on the [ ] Property.

8.6                                               Emergency Access

Notwithstanding the [  ] Access Plan, the Access Principles and the notice requirements in clause 9(a), if requested by the Access Provider or the Principal or if agreed between the Contractor and the Access Provider, the Contractor may be granted emergency access to the [ ] Property in order to undertake or complete urgent maintenance or repairs.  Such emergency access shall (where possible) be in accordance with the [  ] Access Principles or on such terms as the Contractor and the Access Provider may agree from time to time.

9.                                                      Contractor obligations

(a)                                                   Subject to clause 7.6 or as agreed between the Parties, the Contractor will give notice to the Access Provider and the Principal 2 weeks, or such other period agreed

16

between the parties, prior to accessing the [   ] Property, even where such Access is in accordance with the [  ] Access Plan.

(b)                                                  The Contractor must carry out the [ ] Work in accordance with this Agreement, including the [ ] Access Principles and [ ] Access Plan.

(c)                                                   The Contractor must comply with the [ ] Access Principles and the [ ] Access Plan at all times.

(d)                                                  The Contractor must comply with:

(i)                                                     all of the Access Provider’s safety requirements, emergency plans and mandatory safety training in accordance with the Access Principles and the [  ] Access Plan; and

(ii)                                                  any reasonable or lawful direction of the [    ] Representative given to protect the safety of people or property on the [ ] Property.

(e)                                                   The Contractor represents and warrants that it or its subcontractors have or will have all required approvals (including any consents required from any statutory or governmental bodies), licences, professional ability, skills and financial resources, and has available or will obtain the necessary equipment, materials, tools and facilities to perform its obligations in accordance with the requirements contained in this Agreement.

(f)                                                     Without limiting clause 9(c) the Contractor must:

(i)                                                     unless otherwise agreed by the Contractor and the Access Provider, conclude each period of continuous access at the time specified in the [       ] Access Plan, regardless of whether the task for which that period of access was allocated has been completed;

(ii)                                                  unless otherwise agreed by the Contractor and Access Provider or specifically permitted by the [  ] Access Plan, at the conclusion of each period of continuous access, leave the [  ] Property in the state in which it was found by the Contractor, other than permanent alterations made to the [  ] Property as part of the [  ] Work; and

(iii)                                               unless otherwise agreed by the Contractor and Access Provider, at the conclusion of each period of continuous access, leave the [   ] Property in a safe condition.

10.                                               Other activities

(a)                                                   The Contractor must:

(i)                                                     develop the [ ] Access Plan and carry out the [ ] Work so as to co-ordinate with the other operations of the Access Provider on the [ ] Property, and as far as reasonable practicable avoid inconvenience or disruption to those operations;

(ii)                                                  as far as reasonably practicable avoid inconvenience to the Access Provider’s customers and risk to those customer’s safety;

(iii)                                               at all times co-operate with and not interfere with or obstruct any other contractor engaged by the Principal or the Access Provider to perform other works on or in the vicinity of the [ ] Property; and

17

(iv)                                              use reasonable endeavours to ensure that the [ ] Works do not interfere with the normal activities of the Access Provider.

(b)                                                  The Contractor will not be liable for any costs that are incurred if the [ ] Works do interfere with the activities of the Access Providers or any other contractor, provided the Contractor is carrying out the [ ] Work in accordance with this Agreement, including the Access Principles, and the [  ] Access Plan.

11.                                               Alternative Access

(a)                                                   Without limiting what amounts to a failure to act in good faith, where an amendment proposed under clause 6.3 is for Alternative Access, the Access Provider will be deemed to be not negotiating in good faith and acting reasonably where:

(i)                                                     the Access Provider repeatedly objects to amendments that comply with the Access Principles;

(ii)                                                  the Access Provider fails to offer Alterative Access which is consistent with the [  ] Access Principles; or

(iii)                                               the Access Provider objects to amendments that comply with the Access Principles and result only in a change to the timing of the access as set out in the [   ] Access Plan, and the Access Provider has been given reasonable notice of the amendments.  For the avoidance of doubt, in any circumstances one month will constitute reasonable notice and shorter periods may constitute reasonable notice depending on the circumstances.

(b)                                                  Where an agreed amendment to the [  ] Access Plan for Alternative Access is incorporated into the [  ] Access Plan by the Contractor in accordance with clause 6.3(e) such access will be identified as Alternative Access in the revised [  ] Access Plan.

12.                                               Failure to provide access

(a)                                                   If the Access Provider fails to provide access in accordance with the [  ] Access Plan or this Agreement (including the Access Principles), the Contractor will give a written notice to the Access Provider and the Principal.

(b)                                                  The Principal acknowledges that the Access Provider’s failure to provide Alternative Access may give the Contractor the right to claim an extension of time and delay costs in accordance with the Project Agreement.

(c)                                                   If the Access Provider has consistently failed to provide access (other than Alternative Access) in accordance with the [  ] Access Plan, the matter will be referred to the Principal for consideration. If, in the opinion of the Principal the Access Provider has consistently failed to provide access in accordance with the [   ] Access Plan, the Principal will deem such failure to provide access to be a breach of this Agreement.  If the Contractor reasonably considers the Principal is being unreasonable in any consideration under this clause, it may refer the matter to the Dispute Resolution Procedures.

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13.                                               Payment

13.1                                        Access Charge and Training Charge

(a)                                                   Subject to the terms of this Agreement, the Contractor will, for the period commencing on the Commencement Date and ending on the Solution Completion Date (as defined in the Project Agreement), pay to the Access Provider:

(i)                                                     the monthly Access Charge to be calculated on the basis of the actual access provided by the Access Provider in each month, in consideration of the Access Provider providing access in accordance with this Agreement; and

(ii)                                                  the Training Charge in consideration of the Access Provider providing training to the Contractor’s personnel in accordance with the Access Principles and the Access Plan.

(b)                                                  For the avoidance of doubt and subject to clause 13.4;

(i)                                                     the Contractor acknowledges and agrees that the Access Provider is entitled to payment of the Access Charge in accordance with clause 13 for any access provided by the Access Provider to the Contractor for the [    ] Work regardless of whether it is set out in the [    ] Access Plan; and

(ii)                                                  the Contractor will pay the Access Provider in accordance with clause 12.1(a) for any access provided by the Access Provider in excess of the access set out in the [  ] Access Plan.

(c)                                                   Provided that the Access Provider has given the relevant access to the Contractor in accordance with this Agreement, the [ ] Access Principles and the [ ] Access Plan, if:

(i)                                                     the Contractor has not paid the Access Provider the Access Charge or the Training Charge in accordance with this clause 13;

(ii)                                                  the dispute resolution procedures set out in clause 19 have been invoked in relation to such non-payment and conducted in accordance with clause 19; and

(iii)                                               the Expert has made a determination under clause 18.5 that the Contractor must pay money to the Access Provider to fulfil its obligation to pay the Access Charge and Training Charge under clause 13.1(a), and the Contractor has not paid the money within [  ] Business Days of such determination, the Principal will pay the money to the Access Provider.  The amount of any money paid by the Principal to the Access Provider under this clause will be a debt due and payable by the Contractor to the Principal within 20 Business Days of demand by the Principal.

13.2                                        Alternative Access

The Access Provider will not be entitled to the Access Charge for the provision of Alternative Access.  For the avoidance of doubt, Alternative Access does not include additional access required where the Access Provider has failed to provide access in accordance with the Access Plan solely as a consequence of the Contractor not having complied with the Access Plan or the Access Principles.

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13.3                                        Additional Access

Notwithstanding any other clause in this Agreement or the Project Agreement, the Contractor will be liable for any part of the Access Charge attributable to any additional access sought under clause 6.3(a) by the Contractor or notified to the Principal under clause 6.3(h) and will not be entitled to any reimbursement from the Principal in relation to such part of the Access Charge where that additional access is due to the act or omission of the Contractor.

13.4                                        Monthly Invoice

(a)                                                   The Access Provider shall submit to the Contractor a Monthly Invoice within 10 Business Days of the end of each month itemising the Access Charge and Training Charge applicable for that month and provide a copy of the Monthly Invoice to the Principal.

(b)                                                  Each Monthly Invoice shall include such data and information as is required by the Contractor to verify the computation of the Access Charge, including each day and time that access was granted to the Contractor.

(c)                                                   [Each Monthly Invoice shall be a valid tax invoice for GST purposes].

13.5                                        Payment

(a)                                                   If the Contractor does not dispute any aspect of a Monthly Invoice in accordance with clause 13.6, it shall within 20 Business Days after receipt of the Monthly Invoice pay to the Access Provider the amount set out in the Monthly Invoice.

(b)                                                  If the Contractor disputes any aspect of a Monthly Invoice in accordance with clause 13.6, it shall within 20 Business Days after receipt of the Monthly Invoice pay to the Access Provider all undisputed amounts in respect of that Monthly Invoice.

13.6                                        Non-Acceptance of Monthly Invoice

(a)                                                   If the Contractor disputes any aspect of a Monthly Invoice, it shall within 10 Business Days after receipt of the Monthly Invoice notify the Access Provider in writing of all aspects which it disputes and, to the extent that it is able to calculate them, details of the adjustments it requires and provide a copy of the notice to the Principal.  The Contractor may request the Access Provider to provide to it such further information as it requires to determine the amounts in dispute and if so requested the Access Provider shall provide such information as soon as practicable and in any event no later than 5 Business Days after being so requested.  If upon receipt of such information the Contractor no longer disputes any aspect of the Monthly Invoice, the Contractor shall within 20 Business Days after receipt of the information pay to the Access Provider the amount owing under the Monthly Invoice.

(b)                                                  If the Access Provider notifies the Contractor in writing that it agrees with the adjustments requested by the Contractor within 5 Business Days after receipt of the notification under clause 13.6(a) and issues a valid adjustment note or revised tax invoice (as appropriate), the Contractor shall within 20 Business Days after receipt of notification of such acceptance pay to the Access Provider the agreed amount owing in respect of the Monthly Invoice.

(c)                                                   If within 20 Business Days after receipt by the Access Provider of the notice from the Contractor pursuant to clause 13.6(a) the Parties have not agreed the amounts in dispute in respect of the Monthly Invoice, the matter shall be resolved in

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accordance with the Dispute Resolution Procedures.

14.                                               Indemnity and Limitation of Liability

14.1                                        Contractor Indemnity

(a)                                                   The Contractor indemnifies and keeps indemnified on demand and by way of continuing indemnity, defends, and saves harmless the Access Provider and its employees, agents and subcontractors from and against all liabilities, damages, losses, penalties, demands, suits, costs, payments, outgoings, expenses (including reasonable solicitor’s fees and expenses) and proceedings of any nature, including for:

(i)                                                     loss of or damage to property; and

(ii)                                                  claims by any person in respect of personal injury or death,

to the extent to which they arise out of or as a consequence of:

(iii)                                               the Contractor’s performance of its obligations under this Agreement;

(iv)                                              a breach of this Agreement by or on behalf of the Contractor;

(v)                                                 any negligent, wilful or fraudulent act or omission by or on behalf of the Contractor in relation to this Agreement; or

(vi)                                              a breach of a representation or warranty given by the Contractor under this Agreement,

except to the extent that such loss, damage, injury or death is attributable to the negligent or wilful act or omission of the Access Provider or the Principal or the breach by the Access Provider or the Principal of its obligations under this Agreement.  In the event such loss, damage, injury or death results from the joint or concurrent act or omission of the Parties, the Contractor will be liable under this indemnity in proportion to its relative degree of fault.

(b)                                                  For the avoidance of doubt, neither the Access Provider nor the Contractor has a claim against the Principal of any nature whatsoever for:

(i)                                                     loss of or damage to property;

(ii)                                                  economic loss; or

(iii)                                               claims by any person in respect of personal injury or death,

as a result of a Party’s failure to perform its obligations in accordance with this Agreement or otherwise in connection with this Agreement, whether such claim is in breach of contract, any tort (including negligence) or on any other basis whatsoever.

14.2                                        Liability of Contractor

(a)                                                   The Access Provider and the Principal acknowledge that the liability of the Contractor to the Principal and any access provider under the Project Documents is subject to and will not exceed the Contractor’s limitations of liability set out in clause 40 of the Project Agreement when aggregated with any liability under the Project Agreement.

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(b)                                                  The Access Provider agrees that the liability of the Contractor to the Access Provider is limited in accordance with this clause 14.2.

14.3                                        Exclusions

The limitation in clause 14.2 does not apply to:

(a)                                                   the extent to which the Contractor is required to be indemnified under a policy of insurance in accordance with the Project Agreement; or

(b)                                                  claims in respect of damage to real or personal property or injury to, or death, of persons.

14.4                                        Liability of Access Provider

(a)                                                   Subject to clause 1 to 50 of the Project Agreement where relevant, the total liability of the Access Provider to the Contractor and the Principal under or in any way arising out of or in connection with this Agreement will not exceed:

(i)                                                     $[**]; or

(ii)                                                  the value of the payment received by the Access Provider for access in accordance with the Access Provider Rates,

whichever is the higher amount.

(b)                                                  Notwithstanding any other clause in this Agreement, the Access Provider will not be liable to make any payment (by way of indemnity, damages or otherwise) in respect of any indirect or consequential loss incurred or sustained by the Contractor.

15.                                               Remedy Notice

(a)                                                   If either the Contractor or the Access Provider  is in default under this Agreement and that default is capable of remedy, the Principal may give the Contractor or the Access Provider (as the case may be) a notice requiring it to rectify that default (or overcome its effects) within a reasonable period specified in that notice.  If requested by the Principal from time to time, the Contractor or the Access Provider (as the case may be) must provide to the Principal any information in respect of an alleged breach within [5 Business Days of a request].

(b)                                                  Within [5 Business Days] of receipt of a notice under clause 15(a), the Contractor or the Access Provider (as the case may be) must submit to the Principal a Cure Plan in relation to the default for approval by the Principal that is consistent with this Agreement and the Access Principles.  The Contractor or the Access Provider (as the case may be) may, as part of its Cure Plan, request that the period for rectification specified in the Principal ‘s notice be extended (but the Principal is not required to approve any such extension).

(c)                                                   The Principal must review the Cure Plan within a reasonable period having regard to the nature of the default to which the Cure Plan relates.  In considering the Cure Plan, the Principal must not unreasonably withhold its approval to the Cure Plan, unless the default may have an adverse impact on or adversely affect the following:

(i)                                                     the [   ] Property;

(ii)                                                  safety; and

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(iii)                                               the operations of the Access Provider.

(d)                                                  The Principal may:

(i)                                                     approve the Cure Plan, and notify the Contractor or the Access Provider (as the case may be) in writing of the approval; or

(ii)                                                  require modifications to the Cure Plan, and notify the Contractor or the Access Provider (as the case may be) in writing of such modifications as the Principal considers reasonably necessary, and the Contractor or the Access Provider (as the case may be) must immediately comply with the terms and conditions set out in the Cure Plan or the modified Cure Plan (as the case may be).

(e)                                                   If the Contractor or the Access Provider fails to rectify a default in accordance with a Cure Plan:

(i)                                                     the Principal may take any action (including engaging persons) it considers appropriate to rectify that default: and

(ii)                                                  where such failure is by the Contractor, the Contractor acknowledges and agrees that it indemnifies the Principal under clause 40 of the Project Agreement in respect of any damage, expense, loss or liability the Principal suffers or incurs arising out of such action.

(f)                                                     If Urgent Action is necessary:

(i)                                                     the Principal or the Access Provider may take any action (including engaging persons) it considers appropriate to take that Urgent Action; and

(ii)                                                  the Contractor acknowledges and agrees that it indemnifies:

A.                                                   the Principal under clause 40 of the Project Agreement; and

B.                                                     the Access Provider under clause 13,

in respect of any damage, expense, loss or liability the Principal or the Access Provider suffers or incurs arising out of such action provided that such action was taken to avoid an immediate threat to a member of the public or the property of the Principal or the Access Provider which arose out of or was a consequence of the Contractor’s performance of its obligations under this Agreement or the Project Agreement.

(g)                                                  For the avoidance of doubt, nothing in this clause 15 affects the Principal’s right to perform, or require the performance of, urgent works as set out elsewhere in this Agreement.

16.                                               Liability for damage

The Contractor acknowledges that it is liable for damage or loss to the [ ] Property to the extent caused by the Contractor or the Contractor’s officers, employees, subcontractors or agents in performing any [ ] Work carried out on the [ ] Property.

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17.                                               Reporting and Information

17.1                                        Information

When requested to do so by the Principal’s Access Representative, the Contractor and the Access Provider must promptly give the Principal’s Access Representative any information in respect of the [  ] Works or the provision of access under this Agreement which it reasonably requires.

17.2                                        Regular updates

Without limiting the generality of clause 17.1, the Contractor must keep the Principal’s Access Representative regularly informed of the progress of the [   ] Works and notify the Access Provider and the representative immediately of any matter that may threaten or is likely to threaten the safety or operational capacity or efficiency of the [   ] Property due to the carrying out the [   ] Works.

17.3                                        Reporting Obligations

[Note: Additional reporting obligations may be required and inserted here].

18.                                               Insurances

The Contractor acknowledges that it is required to effect and maintain the following insurances in accordance with the Project Agreement:

(a)                                                   insurance policy or policies providing cover for:

(i)                                                     physical loss, destruction or damage to all property identifiable as forming or to form part of the Work or the Solution for a sum insured of not less than $[              ];

(ii)                                                  loss of cash in transit within Australia, including loss due to theft, from the date on which the Contractor commences providing cash collection services in accordance with the Project Agreement;

(iii)                                               consequential loss (business interruption) in respect of additional expenditure/increased costs of working, claims preparation costs and loss of turnover/output arising out of physical loss, destruction or damage to the property identified in clause 20.1(a)(i), for a sum insured of not less than $[        ];

(b)                                                  public and products liability, indemnifying all third party claims in respect of:

(i)                                                     loss, destruction or damage to real or personal property, including property of the Principal, and including ensuing loss of use of that property (legal liability only); and

(ii)                                                  personal injury, disease or death of any person,

arising out of or in connection with the Work or the Solution including arising out of or in connection with rail risks, both for a sum insured of not less than $[                ] for any one claim (public liability) and for all claims in the aggregate, any one period of insurance (product liability);

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(c)                                                   current motor vehicle registration insurance in respect of all vehicles of the Contractor used in connection with the Work or the Solution;

(d)                                                  professional indemnity insurance for itself and its employees against any civil liability arising out of or in connection with the Work or the Solution, for a sum insured of not less than $[              ] for any one claim and in the aggregate, plus one automatic reinstatement;

(e)                                                   employer’s liability and workers’ compensation insurance against any liability which may arise at common law or by virtue of any relevant workers’ compensation or employers’ liability legislation, whenever and to the extent required by law;

(f)                                                     fidelity guarantee and computer crime insurance for a sum insured of not less than $[ ] to enable the Contractor to fulfil its obligations under the Project Agreement; and

(g)                                                  all insurances which are reasonable and customary for a prudent business enterprise engaged in similar Work or providing similar services.

[Note:  Details to be inserted and clause to be reviewed upon finalisation of the Project Agreement to ensure consistency.]

19.                                               Dispute Resolution

19.1                                        General

(a)                                                   If any dispute or difference arises between the Parties as to any fact, matter or thing arising out of or in connection with this Agreement, either Party may give to the other Party a notice adequately identifying the matters the subject of the dispute or difference together with detailed particulars of it and that dispute or difference will be referred to the Access Representatives for review.

(b)                                                  For the avoidance of doubt, a Party has the right to refer any dispute or difference between the Parties as to any fact, matter or thing arising out of or in connection with this Agreement irrespective of whether any clause dealing with the area of dispute specifically refers to the Dispute Resolution Procedures.

(c)                                                   Despite the existence of a dispute between the Parties:

(i)                                                     the Contractor must continue to carry out the [   ] Work;

(ii)                                                  the Access Provider must continue to provide access in accordance with the [   ] Access Plan;

(iii)                                               each Party must otherwise comply with its obligations under this Agreement, including the Access Principles; and

(iv)                                              each Party’s rights under this Agreement will not be affected.

(d)                                                  Except where a Party seeks urgent interlocutory relief (including interim injunctions), each Party may not commence court proceedings relating to this Agreement before it has complied with the Dispute Resolution Procedures.

(e)                                                   Any of the time periods that appear in this clause 19.1 may be varied by written agreement between the Parties.

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19.2                                        Access Representatives’ review

(a)                                                   If a dispute is referred to the Access Representatives for review, the Access Representatives are required to meet within 2 Business Days of the dispute being referred to attempt to resolve the dispute in good faith.

(b)                                                  Meetings of the Access Representatives will be held at convenient venues in Melbourne, unless otherwise agreed by the Access Representatives.

(c)                                                   The joint decisions of the Access Representatives will be contractually binding on the Parties provided they are in writing and signed by the Access Representatives.

(d)                                                  If:

(i)                                                     the Access Representatives are unable to resolve the dispute within 2 Business Days of first convening to resolve the dispute under clause 19.2(a); or

(ii)                                                  the Access Representatives do not convene within 2 Business Days following a referral of the dispute under clause 19.2(a),

then any Party may immediately refer the dispute to the Chief Executive Officers.

19.3                                        Chief Executive Officer review

(a)                                                   If a dispute is referred to the Chief Executive Officers under clause 19.2(d), the Chief Executive Officers (or other holder of the delegations of that position for the time being) are required to meet within 2 Business Days of the dispute being referred to them to attempt to resolve the dispute in good faith.

(b)                                                  The joint decisions of the Chief Executive Officers will be contractually binding on the Parties provided they are in writing and signed by the Chief Executive Officers.

(c)                                                   If:

(i)                                                     the Chief Executive Officers are unable to resolve the dispute within 1 Business Days of first convening to resolve the dispute under clause 19.3(a); or

(ii)                                                  the Chief Executive Officers do not convene within 2 Business Days following referral of the dispute to them under clause 19.2(d),

then any Party may refer the dispute to the Expert for determination in accordance with clause 19.4.

19.4                                        Determination by the Expert

(a)                                                   Where this Agreement requires a matter to be referred to or resolved by the Expert or where the parties otherwise agree to refer a matter to the Expert, the matter will be determined by the Expert and administered in accordance with this clause 19.4.

(b)                                                  The Expert must:

(i)                                                     act as an expert and not as an arbitrator;

(ii)                                                  proceed in any manner he or she thinks fit without being bound to observe the rules of evidence;

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(iii)                                               take into consideration all documents, information and other material which the parties give the Expert which the Expert in his or her absolute discretion, considers relevant to the determination of the dispute;

(iv)                                              not be expected or required to obtain or refer to any other documents, information or material but may do so if he or she so wishes;

(v)                                                 act in good faith and make his or her decision within 15 Business Days;

(vi)                                              give his or her determination in writing (including a statement of the value of the determination) and give written reasons for the determination.

(c)                                                   The Expert may, with prior written approval from the Contractor, the Access Provider and the Principal, commission his or her own advisers or consultants, including lawyers, accountants, bankers, engineers, surveyors, traffic consultants, or other technical consultants, to provide information to assist the Expert in his or her decision.

(d)                                                  The Expert must appoint any advisers or consultants nominated in writing by the Principal, the Access Provider and the Contractor to provide information to assist the Expert in his or her decisions.

(e)                                                   The parties will indemnify the Expert for the cost of retaining those advisers or consultants.

(f)                                                     The Contractor and the Access Provider must provide the Expert with copies of minutes of meetings and all reports relevant to the [    ] Work within [5] Business Days of them being prepared, and all other information required to keep the Expert informed and able to carry out his or her function under this clause.

(g)                                                  The Principal may provide the Expert with any relevant information it considers necessary to keep the Expert informed and able to carry out his or her function under this clause.

(h)                                                  A copy of all information provided by one party under clause 19.4(f) or 19.4(g) must be sent to the other parties.

(i)                                                      The determination of the Expert will be final and binding on each party.

(j)                                                      The Principal, the Access Provider and the Contractor will each pay one-third of the costs of the Expert.

20.                                               Force Majeure

20.1                                        Force Majeure Notice

(a)                                                   If a Party to this Agreement alleges or wishes to claim that Force Majeure has occurred it must give the other Parties prompt written notice of the Force Majeure once it becomes aware of the same and the obligations affected together with full particulars of all relevant matters including:

(i)                                                     details of the Force Majeure;

(ii)                                                  details of the obligations affected;

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(iii)                                               details of the action that it has taken and/or proposes to take to remedy the situation;

(iv)                                              an estimate of the time during which it will be unable to carry out its obligations due to the Force Majeure;

(v)                                                 an estimate of the costs that it will incur to remedy the situation; and

(vi)                                              details of all insurance moneys upon which it will be able to rely in making good damage caused by the Force Majeure.

(b)                                                  After giving notice under clause 20.1(a) the Party must continue to provide to the other Parties all relevant information pertaining to the Force Majeure.

20.2                                        Meeting, Application of Provisions

The Parties must meet within 5 Business Days of service of a notice of a Force Majeure event to determine:

(a)                                                   if the Force Majeure is covered by insurance;

(b)                                                  the estimated length of time for which the Force Majeure will continue; and

(c)                                                   a plan of action to remedy (if possible) the effects of the Force Majeure.

20.3                                        Suspension of Obligations

(a)                                                   If a Force Majeure occurs each Party’s obligations under this Agreement (other than under this clause 20) which are affected by the Force Majeure will be suspended but only to the extent and for so long as such obligations are affected by the Force Majeure.

(b)                                                  If a Force Majeure occurs and a notice under clause 20.1(a) is issued, no Party will be in default of its obligations under this Agreement in so far as the failure or delay in the observance or performance of those obligations by that Party is caused by the Force Majeure specified in the Force Majeure notice.

(c)                                                   Upon the Party becoming able to recommence performing its obligations which were suspended under clause 20.3(a), the Party must recommence the performance of those obligations.

20.4                                        Duty to Remedy Force Majeure

Where there is a remedy, the Contractor must and the Principal must use its best endeavours to procure the Access Provider to use reasonable endeavours to remedy the effects of a Force Majeure promptly, including making any reasonable expenditure of funds which may mitigate or avoid the effect of the Force Majeure.

21.                                               Assignment

(a)                                                   The Contractor and the Access Provider must not assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Principal.

(b)                                                  The Principal may, without the consent of the Access Provider or the Contractor, at any time assign, novate or otherwise transfer:

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(i)                                                     the benefit of all or any of the Access Provider and Contractor’s obligations under this Agreement; and/or

(ii)                                                  any of its rights or obligations under this Agreement,

to any person to whom the Principal has assigned corresponding rights under the Project Agreement and which has the capacity to carry out the obligations of the Principal under this Agreement.  The Access Provider and Contractor will execute any document required by the Principal and do such things as and when requested by the Principal to give effect to such assignment, novation or transfer.

(c)                                                   Upon written request by the Principal, each of the Access Provider and Contractor hereby irrevocably agrees to enter into a new agreement upon substantially the same terms and conditions as this Agreement to which another person agrees to perform and observe the Principal’s obligations under the agreement as if it were named in the relevant agreement instead of the Principal.

22.                                               Novation

22.1                                        Novation on Termination of Project Agreement

If the Project Agreement has been terminated, or the Contractors’ rights and obligations with respect to any part of the Services under the Project Agreement have been terminated, and if the Principal gives written notice to the Access Provider and the Contractor of its intention to exercise its rights under this clause 22.1, then as from the date of the PA Novation Notice:

(a)                                                   except in respect of any rights of the Contractor that arise out of a breach of this Agreement or other liability on the part of the Access Provider or the Principal under this Agreement occurring or arising prior to the date of the PA Novation Notice the Contractor releases each of the Access Provider and the Principal from its obligations under this Agreement and Access Provider and the Principal shall release the Contractor from its performance of its future obligations under this Agreement, and perform for, and owe to the Principal’s Nominee, each of its obligations under this Agreement;

(b)                                                  except in respect of the rights of the Contractor referred to in clause 22.1(a), the Principal’s Nominee, shall be entitled to exercise all of the rights and, subject to clause 22.2, shall assume all of the obligations, of the Contractor under this Agreement;

(c)                                                   subject to clause 22.2, each of the Access Provider and the Principal shall have the same rights against the Principal’s Nominee, as it had against the Contractor in respect of obligations so assumed; and

(d)                                                  any Party requested by the Principal to do so will:

(i)                                                     enter into the PA Novation Deed; and

(ii)                                                  take such other action as is required to vest in the Principal’s Nominee full legal and equitable title to any retention account, bank guarantee, performance bond, letter of credit or other security held by the Contractor to secure obligations of the Access Provider or the Principal under this Agreement.

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22.2                                        Obligations prior to novation by Contractor

Clause 22.1 will not operate to:

(a)                                                   require the Principal’s Nominee, to assume any obligations under this Agreement which relate to the period or arise prior to the date of the PA Novation Notice or which relate to any breach or failure to perform in that period;

(b)                                                  vest in any person any rights against the Principal’s Nominee, in respect of obligations which the Principal’s Nominee is not required to assume; or

(c)                                                   release either of the Access Provider or the Principal in respect of its obligations under this Agreement or liability for any breach of this Agreement or other liability on the part of the Access Provider or the Principal under this Agreement which relates to the period prior to the date of the PA Novation Notice.

22.3                                        Set off in relation to Project Agreement

The Principal and the Access Provider agree that no right of set off or counterclaim may be exercised against the Principal’s Nominee in relation to this Agreement if:

(a)                                                   this Agreement is novated to the Principal’s Nominee; and

(b)                                                  the right relates to a circumstance, event, breach or failure occurring or arising prior to the date of the PA Novation Notice.

22.4                                        Novation on Termination of the Access Provider’s Rights

If

(a)                                                   the Access Provider’s rights and obligations with respect to any part of the [  ] Property have expired or been terminated or

(b)                                                  the Access Provider’s ability to provide access in accordance with the Access Plan or otherwise observe its obligations under this Agreement is adversely affected, the Principal will give written notice to the Access Provider and the Contractor that the Principal will exercise its rights and obligations under this clause 22.4, and then as from the date of that Novation Notice:

(c)                                                   except in respect of any rights of the Access Provider that arise out of a breach of this Agreement or other liability on the part of Contractor or the Principal under this Agreement occurring or arising prior to the date of the Novation Notice the Access Provider releases each of the Contractor and the Principal from its obligations under this Agreement and each of the Contractor and the Principal shall perform for, and owe to the Principal’s Nominee, all its obligations under this Agreement;

(d)                                                  except in respect of the rights of the Access Provider referred to in clause 22.4(c), the Principal’s Nominee, shall be entitled to exercise all of the rights and, subject to clause 22.5, shall assume all of the obligations, of the Access Provider under this Agreement;

(e)                                                   subject to clause 22.5, each of the Contractor and the Principal shall have the same rights against the Principal’s Nominee, as it had against the Access Provider in respect of obligations so assumed; and

(f)                                                     any Party that receives a notice to do so from the Principal to do so will:

(i)                                                     enter into the Novation Deed; and

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(ii)                                                  take such other action as is required to vest in the Principal’s Nominee full legal and equitable title to any retention account, bank guarantee, performance bond, letter of credit or other security held by the Access Provider to secure obligations of the Contractor under this Agreement.

22.5                                        Obligations prior to novation by Access Provider

Clause 22.4 will not operate to:

(a)                                                   require the Principal’s Nominee, to assume any obligations under this Agreement which relate to the period or arise prior to the date of the Novation Notice or which relate to any breach or failure to perform in that period;

(b)                                                  vest in any person any rights against the Principal’s Nominee, in respect of obligations which the Principal’s Nominee is not required to assume; or

(c)                                                   release the Contractor or the Principal in respect of its obligations under this Agreement or liability for any breach of this Agreement or other liability on the part of the Contractor or the Principal under this Agreement which relates to the period prior to the date of the Novation Notice.

22.6                                        Set off in relation to termination of Access Provider’s rights

The Contractor and the Principal agree that no right of set off or counterclaim may be exercised against the Principal’s Nominee in relation to this Agreement if:

(a)                                                   the Agreement is novated to the Principal’s Nominee; and

(b)                                                  the right relates to a circumstance, event, breach or failure occurring or arising prior to the date of the Novation Notice.

23.                                               Confidentiality and publicity

23.1                                        Confidential information

(a)                                                   Each Party will treat as confidential all information obtained from the other Parties under or in connection with this Agreement and:

(i)                                                     will not disclose such information to any third party without the prior written consent of the other Parties, except to such persons and to such extent as may be necessary for the performance of this Agreement or as otherwise required by law; and

(ii)                                                  will not use any of that information otherwise than for the purposes of this Agreement.

(b)                                                  Each Party will take all necessary precautions to ensure that all information obtained from the other Parties under or in connection with this Agreement:

(i)                                                     is given to each member of staff and, in the case of the Contractor, to its subcontractors, only to the extent necessary for that member of staff’s or the subcontractor’s activities in relation to the Project; and

(ii)                                                  is treated as confidential and not disclosed (without prior written approval) or used by any member of staff or subcontractor otherwise than for the purposes of this Agreement or the Project.

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23.2                                        Exceptions

(a)                                                   The provisions of clause 23.1 will not apply to any information:

(i)                                                     which is or becomes public knowledge (otherwise than by breach of this condition); or

(ii)                                                  which was in the possession of the Party concerned, without restriction as to its disclosure, before receiving it from the disclosing Party.

(b)                                                  Nothing in this clause 23 will prevent the Principal, the Access Provider or the Contractor from disclosing any information obtained from the Principal, the Contractor or the Access Provider to any other department, office, or agency of the Commonwealth or State of Victoria, or to any person engaged by the Principal in connection with this Agreement or the Project, provided that in disclosing the information the Principal has required that the information is treated as confidential, including requiring confidentiality undertakings where appropriate.

(c)                                                   Nothing in this clause 23 will prevent either Party from using, in the course of its normal business, any techniques, ideas or know-how gained during the performance of this Agreement, to the extent that this does not result in a disclosure of contract-specific information.

(d)                                                  The Principal may publish on a government internet web site of the Principal the contents of this Agreement.

23.3                                        Publicity

(a)                                                   Subject to clause 23.3(b) and (c), the Contractor, the Access Provider and their Related Bodies Corporate must not make any public statements or issue any press releases in respect of or in any way in connection with the Project without the prior written consent of the Principal.

(b)                                                  Where the Contractor, the Access Provider or one of their Related Body Corporates is required by law to disclose information to the public, the disclosing Party must provide the Principal with a copy of such public statement prior to its issue to a third party.

(c)                                                   The Access Provider may, without the prior written consent of the Principal, release information which relates to the Project where such information relates to operational matters which impact on the Access Provider’s business and is required for the safe and efficient operation of that business provided that any such information must not reflect adversely on the Contractor, the Principal or the Project.  Any public statements or media releases relating to the Project generally or the impact of the Project generally are not information in relation to operational matters.

24.                                               General

24.1                                        Notices

All communications (including notices, consents, approvals, requests and demands) under or in connection with this Agreement:

(a)                                                   must be in writing;

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(b)                                                  must be addressed as follows (or as otherwise notified by that Party to each other Party from time to time):

Access Provider

Name:	[Insert name for service on Party]
Address:	[Insert address for service on Party]
Fax:	[Insert fax number for service on Party]
For the attention of:	[Insert person’s name to whom correspondence is directed]

Contractor

Name:	[Insert name for service on Party]
Address:	[Insert address for service on Party]
Fax:	[Insert fax number for service on Party]
For the attention of:	[Insert person’s name to whom correspondence is directed]

Principal

Name:	[Insert name for service on Party]
Address:	[Insert address for service on Party]
Fax:	[Insert fax number for service on Party]
For the attention of:	[Insert person’s name to whom correspondence is directed]

(c)                                                   must be signed by the Party making the communication or (on its behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that Party;

(d)                                                  must be delivered or posted or prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 24.1(b); and

(e)                                                   are taken to be received by the addressee:

(i)                                                     in case of prepaid post, on the Business Day that is the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting by airmail to an address outside Australia.

(ii)                                                  in the case of fax, at the local time (in the place of receipt of that fax) which then equates to the time that fax is sent as shown on the transmission report produced by the machine from which that fax is sent confirming transmission of that fax in its entirety, unless that local time is not on a Business Day, or is after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day; and

(iii)                                               in the case of delivery by hand, on delivery at the address of the addressee as provided in clause 24.1(b), unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day.

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24.2                                        Stamp Duty

The Contractor:

(a)                                                   must pay all stamp duties and any related fines and penalties in respect of this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement;

(b)                                                  must indemnify each other Party against any liability arising from failure to comply with clause 24.2(a); and

(c)                                                   is authorised to make any application for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

24.3                                        Governing Law

This agreement is governed by and will be construed according to the law applying in Victoria.

24.4                                        Jurisdiction

Each Party irrevocably:

(a)                                                   submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Agreement.

(b)                                                  waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 24.4(a).

[Note:  If the Contractor or Access Provider, or their  parent, is not an Australian company, additional service and enforcement clauses will be required.]

24.5                                        Waiver

(a)                                                   Failure to exercise or enforce, or a delay in exercising or enforcing or the partial exercise or enforcement of a right, power or remedy provided by law or under this Agreement by any Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement.

(b)                                                  Any waiver or consent given by a Party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party.

(c)                                                   No waiver of a breach of any term of this Agreement will operate as a waiver of another breach of that term or of a breach of any other term of this Agreement.

24.6                                        No limitation

Without limiting the generality of any other provision of this Agreement, any exercise by the Principal of any rights under this Agreement will not relieve the Contractor or the Access Provider of any of its obligations under this Agreement.

24.7                                        Consent or approval of the Principal

In any case where pursuant to this Agreement the doing or executing of any act matter or thing by the Contractor or the Access Provider is dependent upon the approval or consent of the Principal such approval or consent may be given or withheld, or may be given subject to any conditions, by the Principal in its absolute discretion unless this Agreement expressly provides otherwise.

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24.8                                        Measurements

All measurements of physical quantities will be in Australian legal units of measurements in accordance with the National Measurement Act 1960 (Cth).

24.9                                        Amendments

This Agreement may only be varied by a document signed by or on behalf of each Party.

24.10                                 Further acts and documents

Each Party must promptly do and perform all further acts and sign, execute and complete all additional documents which may be necessary to effect, perfect, or complete the provisions of this Agreement and the transactions to which it relates.

24.11                                 Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts.  Each counterpart constitutes an original of this Agreement, and all together constitute one agreement.

24.12                                 Expenses

Except as otherwise provided in this Agreement, each Party must pay its own costs and expenses in connection with negotiating, preparing, executing, performing and amending this Agreement.

24.13                                 Severability

If any part of this Agreement is or becomes illegal, invalid, or unenforceable in any relevant jurisdiction, the legality, validity, or enforceability of the remainder of the agreement will not be affected and this Agreement will be read as if the part had been deleted in that jurisdiction only.

24.14                                 Entire agreement

To the extent permitted by law, in relation to its subject matter, this Agreement and the Project Agreement (as between the Principal and the Contractor):

(a)                                                   embody the entire understanding of the Parties, and constitutes the entire terms agreed by the Parties; and

(b)                                                  supersedes any prior written or other agreement of the Parties.

24.15                                 Representations and warranties

(a)                                                   Each representation and warranty in this Agreement is a continuing representation and warranty and will be repeated on each day while any obligation under this Agreement remains outstanding, with reference to the facts and circumstances then subsisting.

(b)                                                  The Principal does not, by entering into this Agreement, make any representation:

(i)                                                     to the Access Provider to the effect that the Contractor will comply with this Agreement; or

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(ii)                                                  to the Contractor to the effect that the Access Provider will comply with this Agreement.

24.16                                 Indemnities

(a)                                                   Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties, and survives termination, completion or expiration of this Agreement.

(b)                                                  It is not necessary for a Party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

(c)                                                   A Party must pay on demand any amount it must pay under an indemnity in this Agreement.

24.17                                 Non-merger

None of the terms or conditions of this Agreement nor any act, matter or thing done under or by virtue of or in connection with this Agreement will operate as a merger of any of the rights and remedies of the Parties in or under this Agreement all of which will continue in full force and effect until the respective rights and obligations of the Parties under this Agreement have been fully performed and satisfied.

24.18                                 Set-Off

(a)                                                   The Principal may deduct from money otherwise due to the Contractor:

(i)                                                     any debt or other money due from the Contractor to the Principal; or

(ii)                                                  any Claim to money which the Principal may have against the Contractor whether for damages (including liquidated damages) or otherwise,

whether under this Agreement or otherwise at law relating to the Project.

(b)                                                  The Contractor must not deduct from money otherwise due to the Principal:

(i)                                                     any debt or other money due from the Principal to the Contractor; or

(ii)                                                  any Claim to money which the Contractor may have against the Principal whether for damages (including liquidated damages) or otherwise,

whether under this Agreement or otherwise at law relating to the Project.

24.19                                 Survival

The Parties respective rights under clauses [Note:  To be inserted]  survive the termination or expiry of this Agreement on any basis other than to the extent required or specifically contemplated under the provisions of those clauses.

25.                                               GST

25.1                                        Interpretation

(a)                                                   Except where the context suggests otherwise, terms used in this clause 25 have the meanings given to those terms by the A New Tax System (Goods and Services Tax) Act 1999 (as amended from time to time).

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(b)                                                  Unless stated to the contrary, any amount, payment or consideration referred to under or in connection with this Agreement is exclusive of GST.  Any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause 25.

(c)                                                   Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 25.

25.2                                        Reimbursements and similar payments

Any payment or reimbursement required to be made under this Agreement that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity (or its representative member) is entitled for the acquisition to which the cost, expense or amount relates.

25.3                                        GST payable

If GST is payable in relation to a supply made under or in connection with this Agreement then:

(a)                                                   any party (“Recipient”) that is required to provide consideration to another party (“Supplier”) for that supply must pay an additional amount to the Supplier equal to the amount of that GST; and

(b)                                                  the additional amount is payable at the same time as any other consideration is to be first provided for that supply or, if later, within 14 days after the day on which the Supplier provides the Recipient with a tax invoice for the supply.

25.4                                        Variation of GST

If the GST payable in relation to a supply made under or in connection with this Agreement varies from the additional amount paid by the Recipient under clause 25.3 such that a further amount of GST is payable in relation to the supply or a refund or credit of GST is obtained in relation to the supply, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any payment, credit or refund under this clause 25.4 is deemed to be a payment, credit or refund of the additional amount payable under clause 25.3.

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Schedule 25

Schedule 25
Pro-Forma Direct Agreement

(Clause 10.3)

Direct Agreement

Public Transport Ticketing Body trading as Transport Ticketing Authority

73 595 242 024

Principal

Keane Australia Micropayment Consortium Pty Ltd

ACN 114 334 600

Contractor

[Insert name of subcontractor / supplier]

[Insert ABN of subcontractor/supplier]

Subcontractor

The Clayton Utz contact for this document is

Brad Vann on + 61 3 9286 6000

Clayton Utz

Lawyers

Level 18 333 Collins Street Melbourne  VIC  3000  Australia

T + 61 3 9286 6000  F + 61 3 9629 8488

www.claytonutz.com

Our reference  155/80003545

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Tripartite deed made on

Parties                                                                                                Public Transport Ticketing Body trading as Transport Ticketing Authority ABN 73 595 242 024 of Level 38, 55 Collins Street, Melbourne, Victoria (“Principal”)

Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600 of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (“Contractor”)

[Insert name of subcontractor/supplier] ABN [Insert ABN of subcontractor/supplier] of [insert address] (“Subcontractor”)

Background

A.                                                   The Contractor and the Principal have entered into the Project Agreement pursuant to which the Contractor agrees to, among other things, design, develop, integrate, install, test and implement the Solution and provide the Initial Services and Core Services.

B.                                                     The Contractor has engaged the Subcontractor pursuant to the Subcontract to provide certain services and/or products to assist in meeting its obligations under the Project Agreement.

C.                                                     The Subcontractor has agreed to undertake its obligations under the Subcontract on the terms and conditions set out below.

Operative provisions

1.                                                      Definitions and Interpretation

1.1                                               Project Agreement

Any word, expression, reference or term used in this Deed which is defined in the Project Agreement and is not specifically defined in this Deed will, unless the context otherwise requires, have in this Deed the same meaning as in the Project Agreement.

[Note: Alternatively, the relevant definitions will be inserted. ]

1.2                                               Definitions

In this Deed, unless the context otherwise requires:

“Authorised Representative” means:

(a)                                                   in respect of the Subcontractor, any person from time to time nominated as an authorised representative of the Subcontractor for the purposes of this Deed by notice in writing to the Principal, such notice to be accompanied by the specimen signatures of any person so nominated;

(b)                                                  in respect of the Principal, the Principal’s Representative; and

(c)                                                   in respect of the Contractor, the person nominated under clause 7.3 of the Project Agreement from time to time.

“Default Event” means a default under, or the breach of, the Subcontract by the Contractor, or the occurrence or subsistence of any event, as a result or consequence of which the Subcontractor is or becomes entitled (whether upon the giving of notice or lapse of time or otherwise):

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(a)                                                   to terminate, rescind or accept the repudiation of the Subcontract; or

(b)                                                  to suspend performance of any of its obligations under the Subcontract or to otherwise not do a thing or things (whether temporarily or otherwise) which it would otherwise be obliged to do under the Subcontract, where such suspension or inaction has, or will have, a material adverse effect on the ability of the Contractor to perform its obligations under the Project Agreement.

“Grace Period” means, in relation to a Default Event, the period (if any) within which the Contractor may (under the Subcontract) remedy the Default Event or otherwise take steps the taking of which would prevent the exercise by the Subcontractor of any Right it might have as a result or consequence of the Default Event.

“Novation Notice” means a notice issued by the Principal pursuant to clause 3.1 of this Deed.

“Project Agreement” means the New Ticketing Solution Project Agreement entered into between the Principal and the Contractor on [insert date] relating to the supply of a Smartcard based ticketing and payment solution.

“Rights” include authorities, benefits, powers, privileges, entitlements, remedies and causes of action.

“Security Interest” includes any mortgage, pledge, hypothecation, lien or charge or any security or preferential interest or arrangement of any kind, or any other right or arrangement with any creditor to have its claims satisfied prior to other creditors with, or from the proceeds of, any asset (including retention of title and any deposit of money by way of security).

“Services” means the services the Subcontractor is required to perform for the Contractor under the Subcontract.  [Note:  This definition will be amended if the Subcontract is for the supply of products]

“Subcontract” means the [insert name of Key Contract] entered into between the Contractor and the Subcontractor on [insert date] relating to [insert details].

“Subcontractor Default Event” means a default under, or the breach of, the Subcontract by the Subcontractor, or the occurrence or subsistence of any event, as a result or consequence of which the Contractor is or becomes entitled (whether upon the giving of notice or lapse of time or otherwise):

(a)                                                   to terminate, rescind or accept the repudiation of the Subcontract; or

(b)                                                  to suspend performance of any of its obligations under the Subcontract or to otherwise not do a thing or things (whether temporarily or otherwise) which it would otherwise be obliged to do under the Subcontract, where such suspension or inaction has, or will have, a material adverse effect on the ability of the Contractor to perform its obligations under the Project Agreement.

“Subcontractor Grace Period” means, in relation to a Subcontractor Default Event, the period (if any) within which the Subcontractor may (under the Subcontract) remedy the Subcontractor Default Event or otherwise take steps the taking of which would prevent the exercise by the Contractor of any Right it might have as a result or consequence of the Subcontractor Default Event.

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1.3                                               Interpretation

In this Deed:

(a)                                                   headings are for convenience only and will not affect the interpretation;

and unless the context indicates a contrary intention:

(b)                                                  “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, a trust and Governmental Agencies;

(c)                                                   a reference to party includes that party’s executors, administrators, successors, permitted substitutes and assigns, including persons taking by way of novation;

(d)                                                  a reference to a document (including this Deed) is to that document as varied, novated, ratified or replaced from time to time;

(e)                                                   a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(f)                                                     words importing the singular will include the plural (and vice versa) and words denoting a given gender will include all other genders;

(g)                                                  a reference to a clause or Schedule is a reference to a clause of or Schedule to this Deed, and references to paragraphs are references to paragraphs within the clause of this Deed in which they are situated, in each clause unless expressly stated otherwise;

(h)                                                  a reference to a “day” is a reference to a calendar day (and includes weekends and public holidays);

(i)                                                      where any word or phrase is given a defined meaning any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

(j)                                                      the word “including” or any other grammatical form of that word is not a word of limitation; and

(k)                                                   a reference to “$” or “dollar” is to Australian currency.

1.4                                               Business Day

Where the day on or by which anything is to be done under this Deed is not a Business Day it shall be done on the next Business Day.

1.5                                               Inconsistencies

If there is any inconsistency between the provisions of this Deed and the Subcontract, the provisions of this Deed will prevail to the extent of the inconsistency.

2.                                                      Default Events

2.1                                               The Contractor’s obligations

The Contractor shall use its best endeavours to ensure that no Default Event occurs.  If, however, notwithstanding this undertaking, a Default Event does occur, the Contractor shall ensure that if the consequences of it for the Subcontractor are:

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(a)                                                   capable of remedy, those consequences are remedied promptly and, in any event, within any relevant Grace Period; and

(b)                                                  not capable of remedy, but those consequences can be adequately compensated for by the payment of money, money is paid to the Subcontractor which adequately compensates for those consequences promptly and, in any event, within any relevant Grace Period.

2.2                                               Notice

The Subcontractor will notify the Principal promptly of any Default Event.  Any such notice must:

(a)                                                   include reasonable details of the particular Default Event;

(b)                                                  specify the paragraph of clause 2.3 which applies to the particular Default Event;

(c)                                                   if the paragraph so specified is paragraph (a), specify the steps which the Subcontractor considers need to be taken in order to remedy the particular Default Event; and

(d)                                                  if the paragraph so specified is paragraph (b), specify the amount of monetary compensation for the particular Default Event which the Subcontractor considers to be adequate.

2.3                                               Exercise of Rights

If a Default Event occurs, the Subcontractor shall not exercise any Right it might have as a result or consequence of the Default Event unless it has given the Principal notice of the Default Event in accordance with clause 2.2 and where the consequences for the Subcontractor of the Default Event are:

(a)                                                   capable of remedy, those consequences have not been remedied (whether by the Contractor, the Principal or any other person) within a reasonable time (being, in any event, not less than 20 Business Days from the date of the later of expiry of the relevant Grace Period and receipt by the Principal of the relevant notice);

(b)                                                  not capable of remedy and clause 2.3(c) does not apply, monetary compensation which is adequate having regard to those consequences has not been paid (whether by the Contractor, the Principal or any other person) to the Subcontractor within 20 Business Days of the later of expiry of the relevant Grace Period and the Principal’s receipt of the relevant notice; and

(c)                                                   not capable of remedy and the payment of money to the Subcontractor would not adequately compensate the Subcontractor for those consequences, 20 Business Days have expired since the later of expiry of the relevant Grace Period and the Principal’s receipt of the relevant notice, provided that if the Default Event is:

(i)                                                     an event described in paragraphs (e) and (f) of the definition of Event of Insolvency, the time specified in paragraphs (a), (b) and (c) above will be abridged to 5 Business Days; and

(ii)                                                  any other event described in the definition of Event of Insolvency, the time specified in paragraphs (a), (b) and (c) above will be abridged to 2 Business Days.

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2.4                                               Principal action

(a)                                                   If a Default Event occurs, each party agrees that the Principal may (but will not be obliged to) take such action and make such payments as in the reasonable opinion of the Principal is necessary to take or make in order to prevent or reduce the risk of the Subcontractor exercising any Right it might have as a result or consequence of the Default Event.

(b)                                                  The Principal’s rights under paragraph (a) may (but need not) entail the Principal taking the steps or paying the compensation specified in the relevant notice under clause 2.2.

2.5                                               Remedial action not novation

The taking of any action or the making of any payment by the Principal under clause 2.4 will not be construed as an assumption by the Principal of any obligations of the Contractor under or in relation to the Subcontract.

2.6                                               Indemnity for costs

If the Principal takes action or makes any payment under clause 2.4, the Contractor indemnifies the Principal (and will pay, on demand by the Principal) against all reasonable costs, losses, expenses or liabilities incurred or payable by the Principal as a result of its having taken the relevant action or made the relevant payment.

3.                                                      Novation on Termination

3.1                                               Novation

If the Project Agreement has been terminated, or the Contractors’ rights and obligations with respect to any part of the Services under the Project Agreement have been terminated, and if the Principal gives written notice to the Subcontractor of its intention to exercise its rights under this clause 3.1, then as from the date of the Novation Notice:

(a)                                                   except in respect of any rights of the Contractor that arise out of a breach of the Subcontract or other liability on the part of the Subcontractor under the Subcontract occurring or arising prior to the date of the Novation Notice the Contractor releases the Subcontractor from its obligations under the Subcontract and the Subcontractor shall perform for, and owe to the Principal, or the Principal’s nominee, all its obligations under the Subcontract;

(b)                                                  except in respect of the rights of the Contractor referred to in paragraph (a), the Principal, or the Principal’s nominee, shall be entitled to exercise all of the rights and, subject to clause 3.2, shall assume all of the obligations, of the Contractor under the Subcontract;

(c)                                                   subject to clause 3.2, the Subcontractor shall have the same rights against the Principal, or the Principal’s nominee, as it had against the Contractor in respect of obligations so assumed; and

(d)                                                  any party to this Deed requested by the Principal to do so will:

(i)                                                     enter into a deed in a form the same as or substantially similar to that annexed to this Deed in Annexure A reflecting the novation of the Subcontract to the Principal or the Principal’s nominee; and

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(ii)                                                  take such other action as is required to vest in the Principal or the Principal’s nominee full legal and equitable title to any retention account, bank guarantee, performance bond, letter of credit or other security held by the Contractor to secure obligations of the Subcontractor under the Subcontract.

3.2                                               Obligations prior to novation

Clause 3.1 will not operate to:

(a)                                                   require the Principal, or the Principal’s nominee, to assume any obligations under the Subcontract which relate to the period or arise prior to the date of the Novation Notice or which relate to any breach or failure to perform in that period;

(b)                                                  vest in any person any rights against the Principal, or the Principal’s nominee, in respect of obligations which the Principal is not required to assume; or

(c)                                                   release the Subcontractor or the Contractor in respect of its obligations under the Subcontract or liability for any breach of the Subcontract or other liability on the part of the Subcontractor or the Contractor under the Subcontract which relates to the period prior to the date of the Novation Notice.

3.3                                               Set off

The Subcontractor agrees no right of set off or counterclaim may be exercised against the Principal in relation to the Subcontract if:

(a)                                                   the Subcontract is novated to the Principal, or the Principal’s nominee; and

(b)                                                  the right relates to a circumstance, event, breach or failure occurring or arising prior to the date of the Novation Notice.

3.4                                               No liability unless novation

The Subcontractor acknowledges and agrees that, to the maximum extent permitted by law, the Principal has no liability to the Subcontractor (whether by way of indemnity, damages or otherwise), arising out of or in connection with the Project or any Project Document, except if the Principal exercises its rights under clause 3.1, and then, subject to clauses 3.2 and 3.3, only in respect of the obligations assumed by the Principal under the Subcontract and on the terms of the Subcontract.

4.                                                      Subcontractor Default Event

4.1                                               The Subcontractor’s obligations

The Subcontractor shall use its best endeavours to ensure that no Subcontractor Default Event occurs.  If, however, notwithstanding this undertaking, a Subcontractor Default Event does occur, the Subcontractor shall ensure that if the consequences of it for the Contractor are:

(a)                                                   capable of remedy, those consequences are remedied promptly and, in any event, within any relevant Subcontractor Grace Period; and

(b)                                                  not capable of remedy, but those consequences can be adequately compensated for by the payment of money, money is paid to the Contractor which adequately compensates for those consequences promptly and, in any event, within any relevant Subcontractor Grace Period.

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4.2                                               Notice

The Contractor will notify the Principal promptly of any Subcontractor Default Event.  Any such notice must:

(a)                                                   include reasonable details of the particular Subcontractor Default Event;

(b)                                                  specify the paragraph of clause 4.3 which applies to the particular Subcontractor Default Event;

(c)                                                   if the paragraph so specified is paragraph (a), specify the steps which the Contractor considers need to be taken in order to remedy the particular Subcontractor Default Event; and

(d)                                                  if the paragraph so specified is paragraph (b), specify the amount of monetary compensation for the particular Subcontractor Default Event which the Contractor considers to be adequate.

4.3                                               Exercise of Rights

If a Subcontractor Default Event occurs, the Contractor shall not exercise any Right it might have as a result or consequence of the Subcontractor Default Event unless it has given the Principal notice of the Subcontractor Default Event in accordance with clause 4.2 and where the consequences for the Contractor of the Subcontractor Default Event are:

(a)                                                   capable of remedy, those consequences have not been remedied (whether by the Subcontractor, the Principal or any other person) within a reasonable time (being, in any event, not less than 20 Business Days from the date of the later of expiry of the relevant Subcontractor Grace Period and receipt by the Principal of the relevant notice);

(b)                                                  not capable of remedy and clause 4.3(c) does not apply, monetary compensation which is adequate having regard to those consequences has not been paid (whether by the Subcontractor, the Principal or any other person) to the Contractor within 20 Business Days of the later of expiry of the relevant Subcontractor Grace Period and the Principal’s receipt of the relevant notice; and

(c)                                                   not capable of remedy and the payment of money to the Contractor would not adequately compensate the Contractor for those consequences, 20 Business Days have expired since the later of expiry of the relevant Subcontractor Grace Period and the Principal’s receipt of the relevant notice, provided that if the Default Event is:

(i)                                                     an event described in paragraphs (e) or (f) of the definition of Event of Insolvency, the time specified in paragraphs (a), (b) and (c) above will be abridged to 5 Business Days; and

(ii)                                                  any other event described in the definition of Event of Insolvency, the time specified in paragraphs (a), (b) and (c) above will be abridged to 2 Business Days.

4.4                                               Principal action

(a)                                                   If a Subcontractor Default Event occurs, each party agrees that the Principal may (but will not be obliged to) take such action and make such payments as in the reasonable opinion of the Principal is necessary to take or make in order to prevent

45

or reduce the risk of the Contractor exercising any Right it might have as a result or consequence of the Subcontractor Default Event.

(b)                                                  The Principal’s rights under paragraph (a) may (but need not) entail the Principal taking the steps or paying the compensation specified in the relevant notice under clause 4.2.

4.5                                               Remedial action not novation

The taking of any action or the making of any payment by the Principal under clause 4.4 will not be construed as an assumption by the Principal of any obligations of the Subcontractor under or in relation to the Subcontract.

4.6                                               Indemnity for costs

If the Principal takes action or makes any payment under clause 4.4, the Subcontractor indemnifies the Principal (and will pay, on demand by the Principal) against all reasonable costs, losses, expenses or liabilities incurred or payable by the Principal as a result of its having taken the relevant action or made the relevant payment.

5.                                                      Temporary Step-In and other Principal Rights

5.1                                               Rights of the Principal

The Subcontractor acknowledges the Rights of the Principal:

(a)                                                   in respect to access and inspection under clauses 9.10 and 15.9 of the Project Agreement;

(b)                                                  to step in under clause 41.1 of the Project Agreement;

(c)                                                   to suspend the Work under clause 41.2 of the Project Agreement; and

(d)                                                  to conduct audits under clause 8.4(f) of the Project Agreement.

5.2                                               Subcontractor to facilitate

The Subcontractor agrees with the Principal that it will exercise its rights under the Subcontract in a way which facilitates the effective exercise by the Principal of the Rights referred to in clause 5.1.

5.3                                               Subcontractor’s continued performance

During the period in which the Principal is exercising a Right:

(a)                                                   referred to in clause 5.1(b) or (c), the Principal may direct the suspension or continuation of performance by the Subcontractor of its obligations under the Subcontract;

(b)                                                  referred to in clause 5.1(a) or (d), the Principal may give the Subcontractor directions,

and the Subcontractor agrees that it will comply with such directions, and with all other reasonable directions of the Principal in relation to the performance of the Subcontract by the Subcontractor during such period, provided that such directions are not inconsistent with the Subcontract and are not inconsistent with a direction given by the Principal under the Project Agreement.

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5.4                                               Principal not liable

The requirement of the Principal that the Subcontractor suspend or continue to perform its obligations under the Subcontract and the giving of any direction under clause 5.3(a) by the Principal will not be construed as an assumption by the Principal of any obligations of the Contractor under or in relation to the Subcontract.

6.                                                      Other Undertakings by Subcontractor

6.1                                               Subcontract

The Subcontractor undertakes that:

(a)                                                   it will duly and punctually perform and observe all its obligations under the Subcontract; and

(b)                                                  that it has the skill and experience to properly perform and observe all of its obligations under the Subcontract.

6.2                                               Access to books and records

(a)                                                   Subject to clause 6.2(b), on reasonable notice being given by or on behalf of the Principal, the Subcontractor will permit the Principal’s Authorised Representatives to have access to, and take copies of, the books and records of the Subcontractor reasonably requested by the Principal, relating to the Subcontract and the performance of the terms of the Subcontract other than books or records subject to legal professional privilege.

(b)                                                  The Subcontractor is not required to give the Principal information or access to books of accounts or other records of the Subcontractor if it is a publicly listed entity for the period during which the Subcontractor is in a trading blackout period, under applicable rules, regulations or policies of, the US Securities and Exchange Commission, the New York Stock Exchange or another exchange or regulatory authority to which the Subcontractor is subject.

6.3                                               Intellectual Property

[Note:  Under clause 30.10 of the Project Agreement the Contractor is obliged to secure IP rights for the Principle in relation to Third Party Licences.  Where appropriate, those provisions, as they apply to the subcontractor, will be reflected here.]

6.4                                               No Retention of Ownership

The Subcontractor confirms and undertakes that the Subcontract does not and will not include, and will ensure that its sub-contracts or supply contracts do not and will not include, any retention of ownership clauses or any clauses under which the Subcontractor or the Subcontractor’s subcontractor or supplier retains any security or other interest in any item which will become part of the Solution which would prevent ownership of those items passing to the Principal in accordance with clause 32.1 of the Project Agreement.

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7.                                                      Undertakings by the Contractor and Subcontractor

7.1                                               Amendments

Each of the Subcontractor and the Contractor undertake to the Principal that it will not consent to, or make any material amendment to, or materially supplement any provision of the Subcontract without the prior written consent of the Principal.

7.2                                               Waiver

Each of the Subcontractor and the Contractor undertake to the Principal that it will not expressly or impliedly waive, or extend or grant time or indulgence in respect of, any material provision of or material obligation under the Subcontract without the prior written consent of the Principal (such consent not to be unreasonably withheld).

7.3                                               Disposal or rights

Each of the Subcontractor and the Contractor undertake to the Principal that other than as provided for under clause 3 of this Deed, it will not transfer, assign, novate or otherwise dispose of any of its rights, obligations under or interest in the Subcontract without the prior written consent of the Principal.

7.4                                               Termination and release

Notwithstanding any other provision of this Deed, each of the Subcontractor and the Contractor undertake to the Principal that, it will not:

(a)                                                   avoid, release, surrender, terminate, rescind, discharge (other than by performance) or accept the repudiation of; or

(b)                                                  suspend the performance of any of its obligations under,

the Subcontract without the prior written consent of the Principal.

7.5                                               Restriction on dealings

Each of the Subcontractor and the Contractor undertakes to the Principal that it will not grant, permit to be created or allow to subsist any Security Interest on or affecting its interest in the Subcontract without the prior written consent of the Principal which consent will not be unreasonably withheld or delayed.

8.                                                      Warranties of Subcontractor and Contractor

Each of the Subcontractor and the Contractor makes the following continuing warranties for the benefit of the Principal:

(a)                                                   no Default Event subsists;

(b)                                                  no Subcontractor Default Event subsists; and

(c)                                                   the Subcontract (and the documents referred to therein) sets out all the terms and conditions of the agreement between the Contractor and the Subcontractor in respect of the Project.

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9.                                                      Dispute Resolution, Equitable Relief and Liability

9.1                                               Expert determination

(a)                                                   If any dispute arises between the parties under or in respect of this Deed, any party may give to the other parties a notice adequately identifying the matters the subject of the dispute together with detailed particulars of it and refer the dispute to the Expert for determination in accordance with this clause 9.1.

(b)                                                  A matter referred to the Expert will be determined by the Expert and administered in accordance with this clause 9.1.

(c)                                                   The parties must comply with the terms of the Expert Deed.

(d)                                                  The Expert will be appointed in accordance with the Project Agreement.  If the Expert Deed is terminated, a new Expert will be appointed in accordance with clause 49.5(d) of the Project Agreement.

(e)                                                   The Expert must:

(i)                                                     act as an expert and not as an arbitrator;

(ii)                                                  proceed in any manner he or she thinks fit without being bound to observe the rules of evidence;

(iii)                                               take into consideration all documents, information and other material which the parties give the Expert which the Expert in his or her absolute discretion, considers relevant to the determination of the dispute;

(iv)                                              not be expected or required to obtain or refer to any other documents, information or material but may do so if he or she so wishes;

(v)                                                 act in good faith and make his or her decision within 15 Business Days (or within a time otherwise agreed between the parties);

(vi)                                              give his or her determination in writing (including a statement of the value of the determination) and give written reasons for the determination.

(f)                                                     The Expert may, with prior written approval from each of the Contractor, the Subcontractor and the Principal, commission his or her own advisers or consultants, including lawyers, accountants, bankers, engineers, surveyors, transport consultants or other technical consultants, to provide information to assist the Expert in his or her decision.

(g)                                                  The Expert must appoint any advisers or consultants nominated in writing by both the Principal and the Contractor to provide information to assist the Expert in his or her decisions.

(h)                                                  The parties will indemnify the Expert for the cost of retaining those advisers or consultants.

(i)                                                      The Contractor must provide the Expert with copies of minutes of meetings and all reports relevant to the Work within 5 Business Days of them being prepared, and all other information required to keep the Expert informed and able to carry out his or her function under this clause.

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(j)                                                      The Principal may provide the Expert with any relevant information it considers necessary to keep the Expert informed and able to carry out his or her function under this clause.

(k)                                                   A copy of all information provided by one party under clause 9.1(i) or 9.1(j) must be sent to each other party.

(l)                                                      The determination of the Expert will be final and binding on each party unless:

(i)                                                     the value of the determination is greater than $[**];  and

(ii)                                                  a party gives notice of appeal to the other party within 10 Business Days of the determination requiring the dispute to be referred to arbitration.

(m)                                                Where a dispute is referred to the Expert for determination and the Expert does not make a determination within 15 Business Days of the dispute being referred to him or her, or within a time otherwise agreed between the parties, any party may refer the dispute to arbitration.

(n)                                                  The parties are to give effect to the determination of the Expert unless and until it is reversed, overturned, or otherwise changed by any subsequent arbitration under clause 9.2.

(o)                                                  Subject to clause 9.1(e), the Principal, the Subcontractor and the Contractor will each pay one-third of the costs of the Expert.

9.2                                               Arbitration

(a)                                                   If a notice of appeal is given under clause 9.1(l)(ii) or a dispute is referred to arbitration under clause 9.1(m), the parties agree to refer the dispute to arbitration administered by the Australian Commercial Disputes Centre (ACDC), or the Australian Centre for International Commercial Arbitration (ACICA) if this is the basis on which arbitration under the Project Agreement is then referred.

(b)                                                  The arbitration will be conducted in accordance with the ACDC arbitration rules which are operating at the time the dispute is referred to ACDC (or the ACICA arbitration rules if the dispute is referred to ACICA), and which terms are herewith deemed to be incorporated into this agreement subject to this clause 9.2.

(c)                                                   The seat of the arbitration will be Melbourne, Victoria.

(d)                                                  The dispute will be decided by a sole arbitrator.

(e)                                                   The arbitrator will be appointed in accordance with clause 49.6(e) of the Project Agreement.  If at the time the dispute is referred to arbitration the arbitrator is or declares not to be capable of performing its duties as arbitrator under this Deed, another arbitrator shall be appointed in accordance with clause 49.6(e) of the Project Agreement.

(f)                                                     The parties agree to the following general principles in relation to the conduct of the arbitration:

(i)                                                     that they have chosen arbitration for the purposes of achieving a just, quick and cheap resolution of any dispute;

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(ii)                                                  that any arbitration conducted pursuant to this clause shall not mimic court proceedings and the practices of those courts will not regulate the conduct of the proceedings before the arbitrator;

(iii)                                               that in conducting the arbitration, the arbitrator must take into account the matters set out above, particularly in deciding issues such as:

A.                                                   how many written submissions will be allowed;

B.                                                     how much time the parties shall have for preparing written submissions;

C.                                                     where appropriate, the length of written submissions;

D.                                                    the extent of document discovery permitted, if any;

E.                                                      the length of any hearing; and

F.                                                      the number of experts, if any, each party is allowed to appoint.

(g)                                                  The arbitrator will conduct the arbitration as expeditiously as possible and no party will unnecessarily delay the arbitration proceedings.

(h)                                                  The arbitrator will have the power to grant all legal, equitable and statutory remedies, and will be entitled to review and substitute any determination made by the Expert under clause 9.1.

(i)                                                      The arbitration will be private and confidential, and no party or arbitrator will, without prior written consent of all parties to the arbitration, disclose any matter relating to the arbitration.

(j)                                                      This clause 9.2 sets out a separate and several agreement to this agreement.  Accordingly, if this agreement is void or voidable for any reason the dispute resolution agreement set out in this clause will be unaffected and will survive any determination that this agreement is void or has been avoided.

9.3                                               Equitable Relief

(a)                                                   Each party to this Deed acknowledges that damages may not be an adequate remedy for any breach of, or failure by it to comply with, this Deed.

(b)                                                  Each party to this Deed agrees that, without limiting any other right, remedy or action it has in connection with any actual or threatened breach of, or failure to comply with, this Deed by the other party, it is entitled to seek equitable relief (including specific performance or injunctive or declaratory relief) to restrain any actual or threatened breach of, or failure to comply with, this Deed by the other party and the other party must not oppose the granting of such relief on the basis that the party seeking such relief has not or will not sustain any actual loss or damage.

9.4                                               Liability

Despite any other provision of this Deed, the maximum aggregate liability of the Subcontractor under this Deed and the Subcontract will be no greater than the liability of the Subcontractor under the Subcontract.

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10.                                               Stamp Duty and expenses

10.1                                        Stamp Duty

The Contractor:

(a)                                                   must pay all stamp duties and any related fines and penalties in respect of this agreement, the performance of this agreement and each transaction effected by or made under or pursuant to this agreement;

(b)                                                  must indemnify each other party against any liability arising from failure to comply with clause 10.1(a); and

(c)                                                   is authorised to make any application for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

10.2                                        Expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with negotiating, preparing, executing, performing and amending this agreement.

11.                                               GST

(a)                                                   In addition to any other consideration, the recipient of a Taxable Supply made under or in connection with this Deed (the “Recipient”) must pay to the party making the Taxable Supply (the “Supplier”) the amount of GST in respect of the Taxable Supply. This subclause does not apply if the consideration specified for the Taxable Supply is expressly agreed to be GST inclusive.

(b)                                                  If the amount paid by the Recipient to the Supplier in respect of GST (whether because of an Adjustment or otherwise):

(i)                                                     is more than the GST on the Taxable Supply, then the Supplier shall refund the excess to the Recipient;

(ii)                                                  is less than the GST on the Taxable Supply, then the Recipient shall pay the deficiency to the Supplier.

(c)                                                   The Recipient is not obliged to pay any amount in respect of GST to the Supplier unless and until the Supplier issues a Tax Invoice to the Recipient in respect of the Taxable Supply. If an Adjustment has occurred, the Supplier must issue an Adjustment Note to the Recipient.

(d)                                                  The amount of a party’s entitlement under this Deed to recovery or compensation for any of its costs, expenses or liabilities is reduced by the Input Tax Credits to which that party (or the Representative Member of a GST Group of which the party is a member) is entitled in respect of such costs, expenses or liabilities.

(e)                                                   In this Deed, amounts which are calculated by reference to revenue or profits are calculated on the GST-exclusive component of that revenue or those profits unless expressly provided to the contrary.

(f)                                                     For the purposes of this clause:

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(i)                                                     “GST Law” has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999;

(ii)                                                  “Adjustment”, “Adjustment Note”, “GST”, “GST Group”, “Input Tax Credits”, “Representative Member” and “Tax Invoice” have the meanings given to them in the GST Law; and

(iii)                                               “Taxable Supply” has the meaning given to it in the GST Law, excluding section 84-5 of  A New Tax System (Goods and Services Tax) Act 1999.

12.                                               Notices

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Deed shall:

(a)                                                   be in writing addressed to the address of the recipient shown in the Schedule or to such other address as it may have notified the sender;

(b)                                                  be signed by an Authorised Representative of the sender; and

(c)                                                   be taken to be received by the addressee:

(i)                                                     in case of prepaid post, on the Business Day that is the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting by airmail to an address outside Australia;

(ii)                                                  in the case of fax, at the local time (in the place of receipt of that fax) which then equates to the time that fax is sent as shown on the transmission report produced by the machine from which that fax is sent confirming transmission of that fax in its entirety, unless that local time is not on a Business Day, or is after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day; and

(iii)                                               in the case of delivery by hand, on delivery at the address of the addressee as provided in clause 12(a), unless that delivery is made on a day that is not a Business Day, or after 5.00 pm on a Business Day, when that communication is taken to be received at 9.00 am on the next Business Day.

13.                                               Governing Law and Jurisdiction

13.1                                        Governing Law

This agreement is governed by and will be construed according to the laws applying in the State of Victoria.

13.2                                        Jurisdiction

Subject to clause 9.2, each party irrevocably:

(a)                                                   submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Deed; and

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(b)                                                  waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 13.2(a).

13.3                                        Enforcement

The Subcontractor agrees that, subject to any rights of appeal which the Subcontractor may have in Victoria or to the High Court of Australia, a judgment or order of a Victorian court in connection with this Deed:

(a)                                                   is conclusive and binding on the Subcontractor; and

(b)                                                  may be enforced against the Subcontractor in the courts of any other jurisdiction.

13.4                                        Agent for Service

The Subcontractor agrees that service of process in any proceedings in the courts of Victoria relating to this Deed will be sufficiently served on it by service (in any manner permitted by law) on [                     ] at [                     ], Victoria, or at another address or on another agent for service at the address in Victoria, as the Subcontractor last notified the other parties before that service to be its agent for service (or to be the current address for service on that agent).

This clause does not affect service of process on the Subcontractor in any other manner permitted by law.

14.                                               Assignment

(a)                                                   The Principal may assign or transfer all or any of its rights or obligations under this Deed to any person to whom the Principal has assigned or transferred all or any of its rights or obligations under, and in accordance with, the Project Agreement.

(b)                                                  The Contractor and Subcontractor may not assign or transfer all or any of their rights or obligations under this Deed without the prior written consent of the Principal.

(c)                                                   The Contractor and Subcontractor will provide all assistance reasonably required by the Principal (including entering into agreements), in order for the Principal to exercise its rights under paragraph (a) of this clause.

15.                                               Attorneys

Each attorney executing this Deed states that it has no notice of the revocation of the power under which the attorney executes this Deed.

16.                                               Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one and the same instrument.

Executed as a deed.

[Appropriate execution clauses to be inserted]

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The Schedule – Details for Notices (clause 12)

Insert address for delivery for each party

Name:	Principal’s Representative, Transport Ticketing Authority

Address:	Level 38, 55 Collins Street, Melbourne, Victoria

Fax:	+61 3 9651 7578

Name:	[Contractor]

Address:	[ ]

Fax:	[ ]

Name:	[Subcontractor/Supplier]

Address:	[ ]

Fax:	[ ]

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Annexure A – Deed of Novation (clause 3.1(d)(i))

Novation Deed

Keane Australia Micropayment Consortium Pty Ltd

ACN 114 334 600

Original Contractor

Public Transport Ticketing Body trading as Transport Ticketing Authority

73 595 242 024

Substituted Contractor

[Insert name of subcontractor/supplier]

[Insert ABN of subcontractor /supplier]

Subcontractor

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Novation Deed made at                                 on

Parties                                                                                         Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600 of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (“Original Contractor”)

Public Transport Ticketing Body trading as Transport Ticketing Authority ABN 73 595 242 024 of Level 38, 55 Collins Street, Melbourne, Victoria (“Substituted Contractor”)

[Insert name of subcontractor/supplier] ABN [Insert ABN of subcontractor/supplier] of [insert address] (“Continuing Sub-contractor”)

Recitals

A.                                                   The Original Contractor and the Continuing Sub-contractor are parties to a Subcontract dated [insert date] (“Subcontract”).

B.                                                     The Original Contractor, the Substituted Contractor and the Continuing Sub-contractor are parties to the Direct Agreement dated [insert date] (“Deed of Covenant”).

C.                                                     Clause 3.1 of the Direct Agreement envisages that the Substituted Contractor may, on the occurrence of certain events, at the option to the Substituted Contractor, replace the Original Contractor as a party to the Subcontract.

D.                                                    The Original Contractor has agreed to enter into this Deed for substitution of the Substituted Contractor for the Original Contractor as a party to the Subcontract on the terms and conditions contained in this Deed, in consideration of the Substituted Contractor accepting in all respects the obligations of the Original Contractor under the Subcontract from the Effective Date.

This deed provides

1.                                                      Definitions and interpretation

1.1                                               Definitions

In this Deed:

“Effective Date” means [insert date] [Note:  the date of the Novation Notice will be inserted].

1.2                                               Interpretation

In this Deed:

(a)                                                   headings are for convenience only and will not affect the interpretation;

and unless the context indicates a contrary intention:

(b)                                                  “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership, a trust and Governmental Agencies;

(c)                                                   a reference to party includes that party’s executors, administrators, successors, permitted substitutes and assigns, including persons taking by way of novation;

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(d)                                                  a reference to a document (including this Deed) is to that document as varied, novated, ratified or replaced from time to time;

(e)                                                   a reference to a statute includes its delegated legislation and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(f)                                                     words importing the singular will include the plural (and vice versa) and words denoting a given gender will include all other genders;

(g)                                                  a reference to a clause or Schedule is a reference to a clause of or Schedule to this Deed, and references to paragraphs are references to paragraphs within the clause of this Deed in which they are situated, in each clause unless expressly stated otherwise;

(h)                                                  a reference to a “day” is a reference to a calendar day (and includes weekends and public holidays);

(i)                                                      where any word or phrase is given a defined meaning any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

(j)                                                      the word “including” or any other grammatical form of that word is not a word of limitation; and

(k)                                                   a reference to “$” or “dollar” is to Australian currency.

2.                                                      Novation

2.1                                               Subcontract

Subject to clause 2.2 and with effect from the Effective Date:

(a)                                                   the Substituted Contractor is substituted for the Original Contractor as a party to the Subcontract and will perform the terms and conditions of the Subcontract;

(b)                                                  the Substituted Contractor will be bound by the Subcontract and be entitled to the benefit thereof as if the Substituted Contractor was a party to the Subcontract in lieu of the Original Contractor; but will not be entitled to the benefit of, or to exercise any rights of the Original Contractor that arise out of a breach of the Subcontract or other liability on the part of the Continuing Sub-contractor under the Subcontract occurring or arising prior to the Effective Date; and

(c)                                                   the Original Contractor is released and discharged from all obligations and liabilities, and from all claims (whether for costs, damages, fees, expenses or otherwise), arising under the Subcontract.

2.2                                               Liability before Effective Date

Notwithstanding clause 2.1, the Original Contractor is not released, relieved or discharged from liability for and the Substituted Contractor will not assume any liability accrued under the Subcontract before the Effective Date, for any breach which the Original Contractor may have committed before the Effective Date of any provision of the Subcontract.

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3.                                                      Affirmation of the Subcontract

The Subcontract will be read and construed subject to this Deed, and in all other respects the provisions of the Subcontract are ratified and confirmed, and, subject to the variation and novation contained in this Deed, the Subcontract will continue in full force and effect.

4.                                                      Stamp duty and costs

The Original Contractor:

(a)                                                   must pay all stamp duties and any related fines and penalties in respect of this agreement, the performance of this agreement and each transaction effected by or made under or pursuant to this agreement;

(b)                                                  must indemnify each other party against any liability arising from failure to comply with clause 4.1(a); and

(c)                                                   is authorised to make any application for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

5.                                                      Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this Deed.

6.                                                      Jurisdiction

6.1                                               Governing Law

This agreement is governed by and will be construed according to the law applying in Victoria.

6.2                                               Jurisdiction

Each party irrevocably:

(a)                                                   submits to the non-exclusive jurisdiction of the courts of Victoria, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Deed; and

(b)                                                  waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 6.2(a).

6.3                                               Enforcement

The Continuing Sub-contractor agrees that, subject to any rights of appeal which the Continuing Sub-contractor may have in Victoria or to the High Court of Australia, a judgment or order of a Victorian court in connection with this deed:

(a)                                                   is conclusive and binding on the Continuing Sub-contractor; and

(b)                                                  may be enforced against the Continuing Sub-contractor in the courts of any other jurisdiction.

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6.4                                               Agent for Service

The Continuing Sub-contractor agrees that service of process in any proceedings in the courts of Victoria relating to this deed will be sufficiently served on it by service (in any manner permitted by law) on [                   ] at [                   ], Victoria, or at another address or on another agent for service at the address in Victoria, as the Continuing Sub-contractor last notified the other parties before that service to be its agent for service (or to be the current address for service on that agent).

This clause does not affect service of process on the Continuing Sub-contractor in any other manner permitted by law.

7.                                                      Counterparts

This Deed may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart constitutes an original of this Deed, all of which together constitute one deed.

Executed as a deed.

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Schedule 26

Schedule 26
Repricing Schedule

The following schedule sets out the items of Work, for which the Contractor must give to the Principal, as a condition precedent to the Completion of the NTS Solution Requirements Phase, any proposed reduction to the Capital Contract Price and the Service Charges where relevant in accordance with Clause 11.4.

Item of Work	Pricing Template Reference	Amount reflected in Capital Contract Price	Amount reflected in Core Services Charge (per annum)	Amount reflected in Delivery Services Charge	Amount reflected in Initial Services during Operations (per annum)
Pre-Implementation Costs	Capital – Initial (Metro): row 50	$[**]	[**]	[**]	[**]
Equipment Pricing
• Ticket Office Terminal (TOT)	Capital – Initial (Metro): row 232	$[**]	[**]	[**]	[**]
• Ticket Office Terminal mobile (TOT-m)	Capital – Initial (Metro): row 241	$[**]	[**]	[**]	[**]
• Secondary Agent Terminals	Capital – Initial (Metro): row 743	$[**]	[**]	[**]	[**]
• Metropolitan Primary Agent Terminal (MPAT)	Capital – Initial (Metro): row 725	$[**]	[**]	[**]	[**]
• Primary V/Line Agent Terminal (VPAT)	Capital – Initial (Metro): row 734	$[**]	[**]	[**]	[**]
• Handheld Devices	Capital – Initial (Metro): row 691	$[**]	[**]	[**]	[**]
Device Installation Costs	Capital – Initial	$[**]	[**]	[**]	[**]
Device Maintenance	Services –Operations (Metro) row: 304	[**]	$[**]	[**]	[**]
Hosting/DR	Services-Operations (Metro Row:58 Services-Delivery (Metro) Row:46	[**]	$[**]	$[**]	[**]
Cash Collection	Services –Operations (Metro) row: 382	[**]	[**]	[**]	Year ended 30 June[**]2007 – $[**]2008 – $[**]2009 – $[**]2010 – $[**]2011 – $[**]2012 – $[**]
Cardholder Support Services	Services – Operations (Metro) row: 388	[**]	[**]	[**]	Year ended 30 June: 2007 – $[**]2008 – $[**]2009 – $[**]2010 – $[**]2011 – $[**]2012 – $[**]
Long Term Variations					[**]

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Schedule 27

Schedule 27
Deed of Assurance

(Clause 30.17)

THIS DEED is made the                                                     day of                                                      2005

BETWEEN                                                                                    [Insert details of the owner of the Licensed Intellectual Property] (the “Licensed IP Owner”)

AND                                                                                                                     Public Transport Ticketing Body trading as Transport Ticketing Authority ABN 73 595 242 024 of Level 38, 55 Collins Street, Melbourne, Victoria (the “Principal”)

AND                                                                                                                     Keane Australia Micropayment Consortium Pty Ltd ACN 114 334 600 of Level 50, Bourke Place, 600 Bourke Street, Melbourne, Victoria (the “Contractor”)

RECITALS

A.                                                   The Principal has entered into, or may in future enter into the New Ticketing Solution Project Agreement (the “Project Agreement”) with the Contractor.

B.                                                     Part of the Contractor’s obligations under the Project Agreement include the licensing of the Intellectual Property described in Schedule 1 (all and every part of which is referred to as the “Licensed Intellectual Property”) to the Principal, with the right to sublicense (the “Project Agreement Licence”).

C.                                                     The Licensed IP Owner owns all Intellectual Property in the Licensed Intellectual Property, and has authorised the Contractor to grant the Project Agreement Licence to the Principal.

D.                                                    By this Deed, the Licensed IP Owner assures the Principal that the Principal may continue exercising its rights under the Project Agreement Licence, notwithstanding any change affecting the Licensed IP Owner’s direct or indirect relationship with the Contractor.

THIS DEED PROVIDES

1.                                                       The Licensed IP Owner warrants that it owns all Intellectual Property in the Licensed Intellectual Property and is entitled to enter into this Deed.

2.                                                       If any circumstances occur whereby the Licensed IP Owner’s direct or indirect relationship with the Contractor concerning the Licensed Intellectual Property changes, or is likely to change, then:

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(a)                                                   the Licensed IP Owner and the Contractor shall immediately notify the Principal in writing, which notice shall describe, with a reasonable level of detail, the nature of those circumstances and their effect or likely effect on the Principal; and

(b)                                                  notwithstanding those circumstances, the Principal may continue exercising its rights under the Project Agreement Licence as if such circumstances do not occur, or as the case requires, had not occurred.

Such circumstances include termination of any licensing arrangement or circumstances involving an inability to pay debts.

3.                                                       The Licensed IP Owner shall ensure that any entity which succeeds to, is assigned or otherwise becomes the owner of, any of the Intellectual Property in respect of the Licensed Intellectual Property agrees to be bound by the terms of this Deed as if it were named in this Deed as the Licensed IP Owner.

4.                                                       The Licensed IP Owner shall at its cost and expense immediately, on demand by the Principal, perform all acts and execute all agreements, assurances and other documents and instruments as the Principal reasonably requests to perfect or give effect to the rights and powers of the Principal created or intended to be created by this Deed.

5.                                                       This Deed shall be governed by the laws in force in the State of Victoria, Australia.

6.                                                       The Licensed IP Owner irrevocably submits to and accepts, generally and unconditionally, the non-exclusive jurisdiction of the courts and appellate courts of Victoria with respect to any legal action or proceedings which may be brought at any time relating in any way to this Deed.

7.                                                       The Licensed IP Owner irrevocably waives any objection it may now or in the future have to the venue of any action or proceeding, and any claim it may now or in the future have that any action or proceeding has been brought in any inconvenient forum.

8.                                                       The Licensed IP Owner agrees that, subject to any rights of appeal which the Licensed IP Owner may have in Victoria or to the High Court of Australia, a judgment or order of a Victorian court in connection with this Deed is conclusive and binding on the Licensed IP Owner and may be enforced against the Licensed IP Owner in the courts of any other jurisdiction.

9.                                                       The Licensed IP Owner irrevocably appoints the Contractor as its agent to receive service of process or other documents in any action in connection with this Deed and irrevocably agrees that service on the Contractor as agent will be sufficient service on it.  [This paragraph may be deleted if the Licensed IP Owner has its registered office in Australia.]

10.                                                 Each warranty in this Deed is a continuing warranty for the benefit of the Principal.

11.                                                 The Principal may at any time assign or otherwise transfer all or any part of its rights under this Deed to the entity the Principal assigns its rights under the Project Agreement to, under clause 45 of the Project Agreement.

12.                                                 For the purposes of this Deed “Intellectual Property” means all copyright and analogous rights, all rights in relation to inventions (including patent rights), registered and unregistered trade marks (including service marks), registered designs, confidential information (including trade secrets and know-how), circuit layouts and all other rights throughout the world resulting from intellectual activity in the industrial, scientific or artistic fields.

EXECUTED as a Deed

[Insert appropriate execution clauses]

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SCHEDULE 1:

[insert a description of the component of the Licensed Intellectual Property (as defined in the Project Agreement) in which the Licensed IP Owner owns the Intellectual Property]

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Schedule 28

Schedule 28
Business Continuity Plan

I.              Completion Process

The business continuity strategy document included in this Schedule 28 is incomplete and represents an outline of the Business Continuity Plan that the Contractor must prepare and implement in accordance with clause 38.4 of the agreement.

The Contractor must undertake the following process to complete a draft of the Business Continuity Plan, prior to the Phase Date for the NTS Solution Requirements Phase, to the reasonable satisfaction of the Principal:

•              the Contractor must develop a Business Continuity Plan which must be consistent with any business continuity plan of the Principal and reasonably acceptable to the Principal.

•              the Contractor must prepare and submit its proposed draft Business Continuity Plan to the Principal for its approval within 60 Business Days after the Commencement Date; and

•              the Principal may, within 10 Business Days of receipt of the Contractor’s proposed draft Business Continuity Plan, advise the Contractor whether or not it considers such plan to be in accordance with this agreement, including the Requirements Document and the Solutions Documentation, or reject it and provide its comments (if any). If the proposed draft Business Continuity Plan is rejected, the Contractor must promptly, and in any event within 10 Business Days, submit to the Principal a redraft of the plan and such draft will be dealt with by the Principal as if it were the initial draft submitted. The Contractor must take into account any comments of the Principal in finalising the Business Continuity Plan.

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Schedule 29

Schedule 29
Core Services Performance Requirements

(Clause 28)

1.                                                      Completion Process

1.1                                               Generally

Except where expressly specified otherwise, the Contractor and the Principal have agreed that the principles and requirements set out in Schedules 29, 30 and 31 and the annexure to those schedules (the Performance Principles Document and Schedule 42 - Design Targets) are the minimum position with respect to the performance regime and design target regime to be completed during the NTS Solution Requirements Phase.  In particular:

•         the Contractor and the Principal have agreed that the final regime will be no worse than the regime currently represented by the principles and requirements set out in Schedules 29, 30 and 31 (including the annexure to those schedules); and

•         in the event that the performance regime has not been completed by the Principal and the Contractor or, if referred to the Expert, determined by the Expert by the time any of the Services to which the regime applies are first provided by the Contractor or any Devices are first put into revenue service (as defined in Part 1 of Schedule 31) then the performance requirements currently set out in Schedules 29, 30 and 31 (including the annexure to those schedules), and in particular the Performance Indicators (“PIs”) for the Initial Services and Core Services set out in sections 2 and 3 of the Performance Principles Document and the agreed PIs for Customer Performance, being the availability benchmarks set out in section 2.14 of Schedule 31, will apply until such time as the regime is agreed or determined.

Schedule 29 and Schedule 30 will be completed as a Category 3 matter based on:

1.                                        the Performance Indicators (PIs) that will apply to the performance of the Core Services by the Contractor (Core Services Performance) and the performance of the Initial Services by the Contractor (Initial Service Performance) as set out in sections 2 and 3 of the Performance Principles document annexed to this schedule, subject to the process set out below;

2.                                        the process and principles set out below; and

3.                                        where relevant, Schedule 31.

Amendments to the Project Agreement will also be made to reflect that the Services Charges will be subject to adjustments in accordance with the final form of this Schedule 29 and Schedule 30.

In completing Schedule 29 and Schedule 30 the following principles shall apply:

•                    The Principal and the Contractor have agreed that the performance of the Core Services and Initial Services shall be subject to a points based measurement system. This system has been designed to encourage the Contractor to provide the Initial Services and Core Services at high levels of performance, while identifying the relative importance of each measurable PI.

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•                    Each PI will accrue points as specified where that PI has not been met, as set out in sections 2 and 3 of the Performance Principles. These points accrue to an aggregate number of points for the Core Services and Initial Services on a monthly basis. The aggregate points accrued across both the Initial Services and the Core Services above the Points Threshold Amount will be used to calculate the adjustment to the Service Charges that are payable.  The total points are converted by the Points Conversion Factor in order to calculate the adjustment to the Service Charges.  The Points Conversion Factor equals: 1.00 (i.e. 1 point is equal to AUD $1.00)  Subject to Section 1.2 below, the Points Threshold Amount (for both Core Services Performance and Initial Services Performance) will be 500 points ($500), reset on a monthly basis.

1.2                                               Specific Process

At Risk Amounts (amount by which the Services Charges may be adjusted) relating to the performance regime will initially be [**]% for Customer Performance (device availability and Core Services supporting device availability) regime (schedule 31) and [**]% for Initial Services Performance and Core Services Performance (other than those supporting device availability) of the average Services Charges (as further set out in section 2.7(d) of Schedule 31), subject to the following paragraph and the bullet points set out in the rest of this section.

Prior to the Phase Date for the NTS Solution Requirements Phase the Principal or the Contractor may agree to further refine Schedule 29, Schedule 30 and Schedule 31 (required as changes to 29 & 30 may impact on 31, however only insofar as creating additional PIs for insertion into Schedule 31), by proposing amendments in relation to the performance regime. Amendments to Schedule 29, Schedule 30 and Schedule 31 may be proposed as follows:

Schedule 31 contains agreed principles between the Principal and the Contractor. If, as a result of changes to Schedules 29 and 30 arising from the process set out below, changes are proposed to Schedule 31, the Principal may consider these changes but is not bound or obliged in any way to accept such changes.  The Contractor acknowledges that the principles set out in Schedule 31 are agreed between the parties and it is not the intention of either party to change those principles as a result of the process set out below, except to insert additional PIs which do not alter the existing PIs contained within Schedule 31.

•                    Performance matrices that support the business outcomes will be developed during the NTS Solution Requirements Phase by the Contractor, in conjunction with the TTA. The steps include:

1.                                the starting point for the development of Schedules 29 and 30 are the PIs set out in Sections 2 and 3 of the Performance Principles;

2.                                the Contractor may in the course of its role in the development of the performance matrices refer to its own Board of Experts (Kamco Board of Experts);

3.                                the matrices will be provided to the Principal for comment prior to the Kamco Board of Experts consulting in relation to the performance matrices;

4.                                the Contractor after consulting with the Kamco Board of Experts will then propose appropriate changes to the PIs to be inserted into Schedules 29, 30 and 31, where the Contractor considers that, as a result of this process, a more appropriate Performance Indicator or measure has been identified;

5.                                the Principal will assess the proposed amendments in light of the relevant business outcomes and the overall performance regime (including the PIs set

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out in the Performance Principles) and either agree amendments to the PIs or not agree the amendments and refer to the Expert for determination in accordance with clause 49.5 of this agreement, except that the determination of the Expert will be final and binding upon each party and clauses 49.5(l) and 49.5(m) shall not apply. The Principal will not be bound in anyway to accept or reject the proposed amendments of the Kamco Board of Experts; and

6.                                upon agreement or determination of the amendments by the Expert, the At Risk Amount for Initial Services Performance and Core Services Performance will increase to [**]%.

The intention of this clause is not to reduce the total aggregate value of currently identified PI’s rather it is to allow for performance matrices to be developed by the Contractor and amendments to the performance regime proposed by the Contractor for the Principal’s consideration in light of the business outcomes identified and confirmed during the NTS Solution Requirements Phase of the NTS Project.

•                    As part of the process discussed above,  either the Contractor or the Principal may propose amendments to the performance measures including:

•                                                                              measurement levels;

•                                                                              Payment Reductions, such as removal, increase or decrease;

•                                                                              removal of existing performance measures (PIs) or creation of new performance measures; and

•                                                                              changing the structure of the PIs based on business outcomes or continuous improvement.

Such proposals for amendment will be considered and agreed where it is demonstrated that all relevant and required PIs (including the PIs currently set out in the Performance Principles) are at least actively monitored, and the existing financial and performance outcomes for the PIs in aggregate are maintained.

2.                                                      Performance Principles

•         Core Services Performance and Initial Services Performance will apply as follows:

•                                                                              During the period commencing on the date of the first provision of Delivery Services to the Completion Date for NTS Operational Proving Phase, the Core Services Performance PIs and Initial Service Performance PIs will apply. During this period, the Points Threshold Amount of 500 points per month, which applies to adjustments to the Services Charges arising from Initial Services Performance and Core Services Performance in aggregate, will be increased by a factor of 100% to 1,000 points per month.  Adjustments during this period will be made to the Delivery Services Charges or Services Charges, depending on which is being paid at the relevant point in time.

•                                                                              After the Completion Date for NTS Operational Proving Phase, Core Services Performance and Initial Services Performance will apply and the Threshold level will revert to 500 points per month.

•         The Contractor and the Principal have agreed that the following principles are fundamental to the Principal and must as a minimum form part of the final performance regime which is agreed between the parties:

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•                                                                              the Contractor is responsible for the collection and processing of all data available for collection for the operating day;

•                                                                              all available data must be delivered to the central processing system each day by the agreed cut-off time and must be processed in the appropriate Settlement window;

•                                                                              all available data received by the central processing system must be 100% accurate and 100% complete;

•                                                                              any data exceptions identified are to be reported, investigated and if appropriate, actioned, within 24 hours of receipt by the central processing system;

•                                                                              cash reconciliation will occur on the next business day;

•                                                                              all cash received shall be counted (processed) and banked by the next business day in accordance with TTA requirements.  The Contractor must ensure all collected cash is banked accordingly;

•                                                                              change floats must be replenished according to the operational needs of the Operator and in accordance with the Operator’s delivery schedule and the Contractor must ensure that change floats for booking office are never out of cash if ordered in accordance with the Operator’s delivery schedule;

•                                                                              Network Availability – industry standard of 99.999%; and

•                                                                              Disaster Recovery – the Contractor must ensure that the NTS has an expeditious ‘return to service’ (i.e. cutover to back up central processing system) in the order of 15 minutes.  The Contractor must ensure that its Service Level Agreement with its Data Centre services supplier allows for an expeditious ‘return to service’ (i.e., cutover to back up central processing system) in the order of 15 minutes.

•         Proposals where there is a change in risk allocation may have a financial impact to the parties. In such cases, agreement to the proposed amendment will be conditional on the parties agreeing the price changes (if any) resulting from the proposed amendments.

•         Any proposed amendments to PIs and Device performance measures offered by the Contractor must be capable of measurement. The Principal and the Contractor shall cooperate to ensure that all performance measures are able to be measured in a manner that will provide transparent analysis and data relating to the performance of the Solution.

•         From the time that the Customer Performance (device availability) PIs in Schedule 31 apply, the Contractor will monitor and track individual device performance and identify and if appropriate, replace any devices or components of such devices, that fail to achieve consistent availability performance.

•         Entry / Exit Points (“EEPs”) performance is critical to customer service. Accordingly the return to service of EEPs is paramount to the Principal. Set out below are target times relating to EEP return to service.

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Target Entry/Exit Points (EEP) Return to Service Time

Location	Return to Service Time High Usage (Time of Day/Day of week)	Return to Service Time Medium Usage (Time of Day/Day of week)	Return to Service Time Low Usage (Time of Day/Day of week)
CBD and High Usage Locations	30 minutes	45 minutes	60 minutes
Metro and Regional Town Centres (Bus/V/Line)	30 minutes	45 minutes	60 minutes
Regional Coach V/Line Remainder	30 minutes	45 minutes	60 minutes

•         For individual devices (not EEPs), there is an implied aggregate effort (in terms of time and resources) required to meet PIs 26 to 41 of the Performance Principles (which specifically relate to response and repair times of devices).  That aggregate will be used as the base for the calibration and finalisation of the return to service times in the following table.  In particular, the implied amount of effort required to meet the response times in the final form of the table must be equivalent to the implied effort required to meet current PIs 26 to 41.  Prior to the finalisation of the final form of the table, the times within this table will be considered as targets:

Target Individual Device Return to Service Time

Location	Return to Service Time High Usage (Time of Day/Day of week)	Return to Service Time Medium Usage (Time of Day/Day of week)	Return to Service Time Low Usage (Time of Day/Day of week)
CBD and High Usage Locations	30 minutes	60 minutes	90 minutes
Metro and Regional Town Centres (Bus/V/Line)	60 minutes	90 minutes	120 minutes
Regional Coach V/Line Remainder	90 minutes	120 minutes	180 minutes

The calibration and application of the above table shall exclude those remote locations which are not regional centres.  The parties will agree as a separate matter response times for remote locations which are not regional centres.

•         For the purposes of the Performance Regime exclusively, the concept of a transit service day will be introduced to recognize the operational reality that there are periods of time, generally after midnight and prior to 4am, when there are no operational services across the Solution.  The term transit service day refers to the time in which transport services are operational.  It is noted that this term may vary according to the location and transport mode. The definition of transit service day will be determined during the NTS Solution Requirements Phase and may be amended by the Principal for each mode, as and when required.

Periods of time outside the transit service day will not incur a performance adjustment by the Contractor. For example only:

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Transit Service Day 5am — 11:59pm	Outside Transit Service Day 12pm — 4am	Next Transit Service 4:01am — 11:59pm
Return to service concept applies	Penalty free period	Return to Service concept applies

In the above example, if a device goes out of service at 10pm of an evening at a Regional Coach location (and say for instance that 2 hours is the allowed Return to Service time for that location)) the Contractor effectively has until the commencement of the next transit service day to return the device to operational service. These principles apply to Schedules 29, 30 and 31.

•         The principles within Schedules 29, 30 and 31 are premised on access being available and granted to the Contractor in a timely manner.

The Performance Principles document is annexed to Schedule 31.

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Schedule 30

Schedule 30
Initial Services Performance Requirements

This schedule will be completed in accordance with the completion process set out in schedule 29.

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Schedule 31

Schedule 31
Customer Performance Requirements

(Clause 28)

1.                                                      Completion Process

Except where expressly specified otherwise, the Contractor and the Principal have agreed that the principles and requirements set out in Schedules 29, 30 and 31 and the annexure to those schedules (the Performance Principles Document, CDA and Schedule 42 - Design Targets) are the minimum position with respect to the performance regime and design target regime to be completed during the NTS Solution Requirements Phase.  In particular:

•         the Contractor and the Principal have agreed that the final regime will be no worse than the regime currently represented by the principles and requirements set out in Schedules 29, 30 and 31 (including the annexures to those schedules); and

•         in the event that the performance regime has not been completed by the Principal and the Contractor or, if referred to the Expert, determined by the Expert by the time any of the Services to which the regime applies are first provided by the Contractor or any Devices are first put into revenue service (as defined below) then the performance requirements currently set out in Schedules 29, 30 and 31 (including the annexure to those schedules) and in particular the Performance Indicators (“PIs”) for the Initial Services and Core Services set out in parts 2 and 3 of the Performance Principles document and the agreed PIs for Customer Performance, being the availability benchmarks set out in section 2.14 of this schedule, will apply until such time as the regime is agreed or determined.

The performance regime that will apply to the operation of the Solution and to the provision of the Initial and Core Services will be completed as a Category 3 matter. Schedules 29 and 30, relating to the Initial Services Performance Requirements and Core Services Performance Requirements, will be completed in accordance with the process set out in Schedule 29, recognising that changes to those Schedules may result in changes to this Schedule 31. Changes to Schedule 31 will be limited to the creation of PIs additional to those existing PIs within Schedule 31.

This Schedule sets out the process and principles which will apply to the completion of the performance regime and design targets generally including with respect to the Customer Performance PIs (the device availability benchmarks set out in part 2.14 of this schedule).

Part 2 of this schedule sets out the principles which have been agreed between the Principal and the Contractor with respect to the performance regime which will be completed and documented (both by way of completion of schedules 29, 30 and 31, amendments to the Project Agreement and any other documentation required) during the NTS Solution Requirements Phase.  In completing and documenting the performance regime, including this Schedule 31, the following additional principles shall also apply:

•         Customer Performance (device availability) will apply as follows:

•                                              During the period commencing on the first date that an NTS Solution Device is placed in revenue service in the existing automated ticketing system operated by Onelink Transit Systems Pty Limited (“AFC System”) and ending on the date that the NTS Device is placed in Smartcard transit revenue service in the NTS Solution, the performance of such Devices as part of the AFC System shall be required as a minimum to meet the Customer Defined Availability (CDA) levels of the current ticketing system, as set out in the Service Contract between the TTA and Onelink Transit

Systems Pty Ltd as amended and restated on 21 October 2002 and as further amended or varied since that time up to the date of this agreement. The CDA levels of the AFC System as at the date of this agreement are set out in Annexure 2.   Revenue service means the point where equipment or services related to the Solution are used operationally or for operational purposes either in the AFC System or in the Solution.

•                                              During the period commencing on the first date that a NTS Device is placed in Smartcard transit revenue service in the Solution to the Completion Date of the NTS Operational Proving Phase, the Customer Performance PIs will apply to such Devices as they are in transit revenue service.

•                                              During the period commencing on the first date that an NTS Solution Device is placed in revenue service in the AFC System and ending on the Completion Date of the NTS Operational Proving Phase , the Threshold Level of $[**] per month will be increased by a factor of [**]% to $[**] per month. Adjustments will be made to the Delivery Services Charge or Services Charge depending on which is being paid at the relevant time.

•         After the Completion Date of NTS Operational Proving Phase, the Customer Performance PIs will apply and the Threshold Level will revert to $[**] per month.

•         Undetected Faults - If a deviation in transaction volume for any device varies by [**]% for a given period the Contractor will:

•                                              identify if the deviation is due to a undetected fault.  If so standard Customer Performance availability calculations will apply; and

•                                              if no fault is present, advise the Principal of the change in device usage pattern.

•         Based on the principles in this schedule, specific additional areas to be drafted into final form for this schedule and other parts of this agreement include (but are not limited to):

•                                              all drafting required to reflect the matters set out in Part 2 of this Schedule;

•                                              minimum obligation of the Contractor to perform better than current ticketing device equivalent availability performance in the AFC System, by a margin of a minimum [**]% reduction in downtime from the current AFC System CDA performance figures as specified in Annexure 2;

•                                              formulae relating to the adjustment of Services Charges based on the Contractor’s performance measured against the Initial Services Performance Requirements, Core Services Performance Requirements and Customer Performance Requirements;

•                                              definition of transit service day by mode to be agreed between the parties; and

•                                              design targets – the Design Targets set out in the Schedule 42 annexed to this schedule 31 provide key indicators around device interactions that the Principal believes to be critical.  The Contractor will be required to demonstrate for all phases up to and including NTS Solution Final Back Office Release Phase that the Devices can meet these Design Targets and will be required to achieve these Design Targets during testing. Obligations with respect to these requirements will be inserted into the agreement, including that the design targets will form part of the Phase Deliverables for relevant Phases.

Prior to the Completion Date of the NTS Solution Requirements Phase the Principal and the Contractor agree to adjust the design targets set out in Schedule 42 where the Contractor can clearly demonstrate that the operating environment identified during the NTS Solution Requirements Phase is materially different to the operating environment which the Contractor reasonably anticipated would apply to the Solution as at the date of this agreement and, that solely as a result of the difference in the operating environment, it is practically impossible to reach certain design targets.

2.                                                      Agreed Performance Principles [Schedules 29, 30 & 31]

2.1                                               Obligations to Maintain Performance Levels

The Contractor must maintain the performance levels set out in this schedule and schedules 29 and 30 (as they are finally completed). In order for this to be measured, the Contractor must provide a robust and reliable means of monitoring and reporting to the Principal in relation to the Performance Requirements, and illustrate its understanding of these measurement requirements.

The Contractor must provide a detailed plan that describes the methodology of capturing and processing the data to be used to measure the Initial Services Performance Requirements, Core Services Performance Requirements and Customer Performance Requirements.  This plan is subject to review and approval by the Principal.  The Contractor may add Devices or increase system redundancy levels such as back-up data servers or additional Distribution Devices in order to meet or exceed Customer Performance requirements.  Such Devices must be provided at no additional cost to the Principal.

In the event that Solution Devices do not meet these requirements, the Contractor must identify and implement remedial action, including, as necessary, modification of the Devices, on-site engineering services, on-site technical services, or other related action at no additional cost to the Principal.  The Contractor will be required to prepare various annual reporting plans in accordance with the Requirements Document.

These annual plans are in addition to the reporting requirements for measuring performance contained in this document.

2.2                                               At Risk Amount

Subject to the process set out in Schedule 29, the Contractor agrees that the At Risk Amount is calculated in accordance with clause 2.7(d) and is subject to the Monthly Cap calculated in accordance with clause 2.7(d). As discussed below, the Principal may withhold the monthly payment where the performance reduction amounts exceed the Monthly Cap.

2.3                                               Service Charges

As discussed below, where the adjustment to the Services Charges for a particular month reaches the maximum At Risk Amount of the Monthly Cap, the Principal may withhold the adjusted monthly Service Charges (the Service Charges less the adjustments in the amount of the Monthly Cap) until the Contractor has provided and complied with the Corrective Action Plan submitted in accordance with the Project Agreement, and in any event until the payment date for the following monthly Service Charges after the Contractor has complied with the Corrective Action Plan. Where the payment of the adjusted monthly Service Charges is withheld and the Contractor subsequently complies with the Corrective Action Plan (in other words restores performance to a level which does not cause the At Risk Amount to be exceeded), the adjusted Service Charges withheld will be paid.

2.4                                               Threshold Amounts

Subject to Part 1 of this Schedule, for Customer Performance (Device) there is a threshold amount of $500 per month. Subject to Schedule 29, for Services Performance (Core Services and Initial Services), the Threshold level is 500 points per month, reset each month.

2.5                                               Bonuses

The Principal wishes to encourage consistent achievement of the Performance Requirements, including the Customer Performance device availability regime and the Core Services Performance Requirements and Initial Services Performance Requirements.  The Principal considers this measure better correlates to the Contactor’s control, as opposed to historical bonus measures such as transport growth, which is primarily influenced by a number of factors outside of the Contractor’s control.

In acknowledging this the following bonuses will be available to the Contractor in recognition of certain NTS targets being achieved:

1.                                        Smartcard activation and use bonus – scalable up to $[**][**][**] may be accrued based on targets achieved;

2.                                        farebox growth bonus – $[**] lump sum where [**]% real growth in Farebox revenue is achieved during the Implementation phases; and

3.                                        performance bonus – up to $[**] each operating year where both Customer Performance PIs and the Core Service and Initial Service PIs are met consistently.

The way in which these bonuses will operate is set out in more detail in the remainder of this section:

(a)                                                   Performance Bonus

The Contractor’s performance will be monitored monthly.  Where the Contractor has achieved the performance levels required for the highest level of Services Charge (ie. there are no adjustments to the Services Charges either as a result of the availability of Devices or Services Performance), for a period of six (6) consecutive months, the Contractor will receive a consistency based bonus of $[**]. From that point the bonus will be paid as a monthly performance bonus of $[**] for as long as the required performance levels are maintained. Accordingly the Contractor has the potential to receive $[**][**][**] in consistency bonuses each year. The bonus is in nominal dollars (that is, it will not be adjusted for CPI).

Where the Contractor is receiving the monthly bonus, and fails to meet the performance levels required for the highest level of Service Charges in a subsequent month, the mechanism is reset such that the Contractor must achieve a further six (6) consecutive months of the required performance levels (and receive the bonus) before becoming entitled to the rolling monthly bonus.

(b)                                                  Smartcards Activation and Use Bonus

The Principal has recognised that the Contractor will not completely control the uptake / issue of Smartcards by Customers. However the Contractor’s performance of services such as Smartcard Base Management Services, Distribution Services and Cardholder Support Services will materially influence the level of Smartcard issuance.  On this basis the Principal is incentivising the Contractor during the Implementation by way of a once off bonus. This material influence is of major importance to the Principal. The Principal may independently verify the quantum of cards on issue.

The calculation of Smartcard issuance will exclude Operators’ staff and free passes.  Issuance will encompass both activation and having been used at least once.

(i)                                                     NTS Regional and Metropolitan Implementation Completion Phase- Regional

The Contractor will be incentivised to assist the Principal in maximising the number of cards on issue during the year following the commencement of NTS Regional and Metropolitan Implementation Completion Phase.  If the number of Smartcards issued in regional areas up to the end of 12 months immediately following the period 15 months from the commencement of this agreement, is less than [**] then no incentive will be paid. Alternatively, on an aggregate basis, where the Contractor has issued cards in excess of [**] in regional areas, a bonus will be paid at $[**] per card over and above this number.

The bonus is limited to a maximum amount of $[**] payable in relation to the 12 months immediately following the period 15 months from the commencement of this agreement and will be payable at the end of those 12 months. Smartcards issued for regional areas and counted towards the Regional Bonus will not be counted for metropolitan areas below.

(ii)                                                  NTS Regional and Metropolitan Implementation Completion Phase - Metropolitan

The Contractor will be incentivised to assist the Principal in maximising the number of cards on issue during the year following the commencement of NTS Regional and Metropolitan Implementation Completion Phase. If the number of Smartcards issued in metropolitan areas up to the end of 12 months immediately following the period 15 months from the commencement of this agreement is less than [**] then no incentive will be paid. If the number issued in metropolitan areas exceeds [**], the bonus will be paid at $[**] per card for each card over and above this number.

The bonus is limited to a maximum amount of $[**] payable in relation to the 12 months immediately following the period 15 months from the commencement of this agreement, and will be payable at the end of those 12 months. Smartcards issued for metropolitan areas will not be counted for regional areas above.

(c)                                                   Farebox Incentive (Once Only)

The Contractor will receive an incentive based on the total farebox for metropolitan services. The Contractor will receive a bonus of $[**] if the farebox growth remains at or above the long term real growth level of [**]% per annum. This bonus will be a lump sum payable based on 12 calendar months commencing from the period 15 months from the commencement of this agreement. This incentive is to reward the Contractor for minimising the Customer affects of NTS Regional and Metropolitan Implementation Completion Phase.  The definition of farebox revenue for metropolitan areas and the method of calculation for determining the real growth level will be specified by the Principal.  The Principal will determine whether the real farebox growth remains at or above [**]% per annum.

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2.6                                               Monitoring Methods

The Contractor’s performance of the Core and Initial Services will be monitored by a number of different methods. The following table summarises and classifies the common methods referred to in this document, but is not exhaustive and unique monitoring methods may apply to certain PI measurement.

Monitoring Method	Description
Type 1	Contractor self monitoring. This may involve the logging of events by a dedicated helpdesk
Type 2	Review by Principal. The review may be conducted by the Principal or representatives of the Principal.
Type 3	Operator Reports. The transit operators will provide various feedback for some of the Services where appropriate
Type 4	Third party audit. This will be an independent process by a party or statutory body.

2.7                                               General Assumptions

(a)                                                   Weighting

In line with the customer focused approach the Principal has removed all weighting relating to Packages, days of the week and location. The Principal believe that each of these parameters should be treated as equal and any weighting would create an unnecessary bias.

(b)                                                  Time Periods

The Principal has calculated Device availability across a 24 hour day for a period of 365 days – representing a calendar year. The Principal believes that this is a true representation of the Solution Operating requirement. The Principal and the Contractor agree to develop this principle further to reflect revenue service of the Devices.

It is recognised, for the Core Services, the current Operators’ business day commences at approximately 4am and concludes at approximately 2am the next day, but the proposed Solution must have the ability to perform in a continuous business day.

(c)                                                   Reporting

The Principal requires all performance measures to be collected daily and reported to the Principal on a monthly basis.  The monthly report will be used as the basis of calculation for any adjustment payments due.

(d)                                                  Methodology of Adjustment Caps

Subject to Schedule 29, the adjustment to the Services Charges as a result of adjustment points accruing in respect of the Initial Services PIs and Core Services PIs will be subject to a monthly cap based on [**]% of the Services Charge. The adjustment cap for Device availability (Customer Performance) will be set at [**]% of the Services Charge. Based on this, the Principal notes that the combined effect of these two caps produces an overall cap of [**]% of the Services Charge for adjustments.

The Service Charge fluctuates from year to year during the Delivery Services Term and the Core Services Term. The Principal will use Schedules 32 and 10 respectively to calculate the Average Monthly Delivery Services Charge and the Average Monthly Services Charge. The Monthly Cap during the Delivery Services Term will be [**]% of the Average Monthly Delivery Services Charge. The Monthly Cap during the Core Services Term will be [**]% of the Average Monthly Services Charge.

Where some or all of the Initial Services are contracted to be performed by a party other than the Contractor or its Subcontractors, then the overall adjustment cap will progressively reduce and will be recalculated by the Principal as Variations to Schedules 32 and 10 are agreed.

2.8                                               Withholding Payment

The Contractor and Principal agree that the maximum reduction to the Service Charge will be capped at the Monthly Cap referred to in clause 2.7. This Monthly Cap applies to total reductions for both Customer Performance and Services Performance.

Where the Monthly Cap (noting that reductions will be those amounts above the Threshold Amounts described above) is reached and applied to reduce the Service Charge, the Principal may withhold the adjusted Service Charge subject to successful corrective action.

The Corrective action will be considered successful where the Contractor improves performance to a level where the maximum Monthly Cap will no longer be deducted in the following performance month.

Accordingly, the Contractor has clarity around what is required for the Principal to release withheld Service Charge payments.

In a given month, the Contractor may believe that the monthly At Risk amount will be exceeded as a result of poor performance. In this circumstance, and prior to the Principal deciding what portion of the adjusted Service Charges to withhold, the Contractor may request a meeting with the Chief Executive Officer of the Principal to discuss the circumstances of the poor performance.

2.9                                               Device Availability Assumptions & Principles

(a)                                                   Customer Performance Benchmark

The Principal has derived a Customer Performance indicator that takes into account:

•                                                              Corrective Maintenance: as a function of the Raw Availability;

•                                                              Preventative Maintenance: as an estimated monthly duration;

•                                                              Vandalism: As an estimated monthly duration. Note that this does not include “spate” or in the case of a TVM, CVM or gate, this does not account for major acts of vandalism that would require the removal of the device; and

•                                                              Revenue Collection: Where applicable the Principal has incorporated estimation for cash collection.

(b)                                                  Device Out of Service

The Principal reiterates this principle to define a Device that is either in service or out of service. There are only two outcomes, for instance a device cannot be partly out of service.

A Device will be considered out of service (and therefore unavailable) where it fails to provide the level of functionality for that Device as required by the Requirements Document. In addition, a Device will be considered out of service where it fails to meet the Design Targets set out in Schedule 42 (as it is finally completed).

In most cases, Devices will have alerts and alarms where key functionality has failed. In other cases, other sources of information may be used to determine out of service.

As set out above, the Device benchmarks are inclusive of all scheduled downtime, and all unscheduled downtime (refer above).

(c)                                                   Availability Time Calculation

Actual performance will be compared to the benchmarks. The calculation of device type benchmarks will initially be based on the actual transit service day as defined for each mode. The term transit service day refers to the time in which transport services are operational.  It is noted that this term may vary according to the location and transport mode.  For example in relation to Rail (including V/Line) the definition could vary on a station by station basis recognising the variability of the first service and last service across this mode of transport.  The parties will also agree mechanisms for defining the transit service day for Tram, Bus, Hand-Held and Retail services.

It is recognised that within the NTS there is a concept of a 24 hour operating day, however exclusively for the purposes of the Performance Regime the transit service day has been introduced to recognise the operational reality that there are periods of time, generally after midnight and prior to 4am, when there are no operational services across the system.  As a result the definition of transit service day may be amended by the, Principal for each mode, as and when required.

Over the term of this agreement, there will be no entitlement to increased Service Charge payments to the Contractor resulting from changes in the period of time for the definition of transit service days.

The Principal has used the following time assumptions to generate its Performance model:

Days in a year	Implied Minutes/year	Min in a Month
365	525600	43800

Raw % Availability	Implied Minutes Unavailable in a year	Implied Minutes Unavailable in a month
99.900%	526	43.8
99.990%	53	4.4
99.999%	5.3	0.44

Ave Response Time	Average Mean Time To Repair	Mean Time To Restore
60	15	75

(d)                                                  Entry/Exit Points

The Principal has defined the concept of entry/exit points to reflect the customer view of the system. The following definition has been applied to entry/exit points:

•                                                              Entry / Exit Points are any physical exit or entry point to any of the public transport services operated by the Operators (including points of exit or entry on train station platforms or station subways, tram doors and bus doors) which consists of 2 or greater Fare Payment Devices or Gates and are considered to carry the most critical functionality for the NTS. The Principal has rated these devices as being twice as important as other devices.

•                                                              Raw availability for entry/exit points is considered to be 99.9995%.

The Contractor agrees to meet this benchmark for each entry/exit point within the Solution.

2.10                                        Device Performance Calculations (Schedule 31)

2.11                                        Minimum Obligation

The Contractor agrees that Device availability of the NTS will be an improvement from the availability (known as Customer Defined Availability or CDA) of device types in the current ticketing system. For instance, the average availability performance of NTS CVMs will be better than the average of current TVM device types.  In particular, the Contractor has committed to achieving a minimum [**]% reduction in downtime from the current AFC System CDA levels as set out in Annexure 2.

This will apply across all device types of the NTS.

The following process will be used in order for raw NTS Device performance data to be compared to CDA reported availability to determine whether the Contractor has met its obligation to improve Device availability levels:

1.                                        the Contractor provides raw NTS device performance data to the Principal;

2.                                        the Principal identifies those formulae and adjustments that are applied to the raw availability data of the current ticketing system to derive the CDA reported availability;

3.                                        the Principal applies those formulae and adjustments (as identified above) to the raw NTS device performance to arrive at adjusted NTS device performance;

4.                                        the adjusted NTS device performance is then compared to CDA reported availability to determine if the Contractor has met the minimum performance obligations; and

5.                                        subject to agreement with the Contractor, the Principal may during the term of this agreement provide the software relating to the formulae and adjustments to the Contractor so that the Contractor can calculate and report the comparison of adjusted NTS and CDA data to the Principal.

2.12                                        Specific Principles

Performance shall be calculated by as an average over each device type population.

The exception to this is Entry/ Exit Points, which will be calculated on an individual Entry/Exit Point basis.

Reduction in the Service Charges will apply on an hourly basis, where the monthly availability of that device type falls below its agreed benchmark. In other words, a device benchmark may imply an average 90 minutes of downtime, and each hour over and above that (or part thereof) for each device will attract a reduction at an hourly rate, as described below.

The Reductions in relation to Customer Performance will remain capped at [**]% of the monthly Services Charge.

Benchmarks have been agreed by device type (and are set out in section 2.14 below).

There are three device categories being:

1.                                        availability of Exit / Entry Points within the NTS (EEP);

2.                                        availability of devices types within Exit Entry Points within the NTS (device entry exit or DEE); and

3.                                        availability of other device types within the NTS, whose function is distribution / selling device (DSD).

The ramification of failing to meet the benchmark for these categories is as follows:

Type	Reduction per hour (prorated)	Maximum Reduction per month
EEP	$[**] per EEP	[**]% Service Charge
DEE	$[**] per device*	[**]% Service Charge
DSD	$[**] per device*	[**]% Service Charge

Where the device population benchmark is not met, the actual Customer Performance percentage will be converted to a number of hours in excess of the benchmark, for that whole device type population. The number of hours will attract a payment reduction of $[**] per hour as set out above. For instance, if CVM (rail) performance implies that there were a total 300 hours in excess of the benchmark across the CVM (rail) population, then the monthly payment reduction for that PI shall be:

$[**] * [**] = $[**]

The intention of the above mechanism is to have an increased impact where an entire EEP is out of service. This is very important to the Principal.

The maximum reduction of [**]% of Services Charge applies to the sum of reductions across all Device types. This amount will remain for the Term.

Where the calculated reduction exceeds [**]% of Services Charge, the reduction is capped at [**]% of Service Charge.

2.13                                        Device Performance Calculation After One Year of NTS Operations

After the first year from the Solution Completion Date the 3 types of Customer Performance (EEP, DEE and DSD) will continue to be measured by the relevant benchmarks. In addition to this Entry/Exit Points (EEP) and device types at those Entry/Exit Points (DEE) will be weighted according to scan on and scan off transactions.  The data used for a day will compare the average of the same day of the previous week, and data 52 weeks prior on the same day.

This average will represent a fraction or percentage of total transactions on that measurement day.

For distribution and or selling devices (DSD), the same approach will apply as per above, however revenue will be used.

The total weighting impact within the categories will have the same impact in aggregate as the mechanisms described above.

For instance, there may be around 15,400 validation type devices (DEE). If each one was down for 5 minutes more than the benchmark allowed in a month, the reduction in the first year, using no weightings might be:

15,400 times $[**], then apply a time factor of 5/60 minutes =  $[**] in that month.

The Principal’s use of NTS data will ensure that the aggregate impact of the calculated weightings will be neutral to the total reduction calculated.

Specifically, for fare payment device types (DEE) the calculation weighting will be:

This calculation produces the same $[**] result assuming all FPDs are down for 5 minutes as above.

2.14                                        Device Availability Benchmark

The Contractor has agreed that the benchmark for the availability of all Entry/Exit Points is 99.9995% (EEP).

The Contractor has also agreed that the benchmarks for availability of individual Device types will be the percentages set out in the Customer Performance Indicator column in the following table.  The other information in the table has only been included as background information.

PI#	Device Name	Category	Raw Avail.%	Preventative Maint	Corrective Maint	Vandalism	Revenue Collection	Min Per Month	Customer Performance Indicator
1	FPD-Tram	DEE (Entire Device Population over month)	99.990%	10	4.4	20	0	34.38	99.92%
2	Tram Driver Console	DEE (Entire Device Population over month)	99.990%	10	4.4	20	0	34.38	99.92%
3	FPD - Rail	DEE (Entire Device Population over month)	99.990%	10	4.4	20	0	34.38	99.92%
4	Gate Array	DEE (Entire Device Population over month)	99.990%	20	4.4	40	0	64.38	99.85%
5	FPD - Bus	DEE (Entire Device Population over month)	99.990%	10	4.4	20	0	34.38	99.92%
6	Bus Driver Console	DSD/DEE (Entire Device Population over month)	99.990%	10	4.4	20	0	34.38	99.92%
7		Not Required
8	CVM - Tram	DSD (Entire Device Population over month)	99.900%	20	56.3	40	60	176.43	99.60%
9	CVM – Inter/ Superstops	DSD (Entire Device Population over month)	99.900%	20	43.8	60	60	183.83	99.58%

PI#	Device Name	Category	Raw Avail.%	Preventative Maint	Corrective Maint	Vandalism	Revenue Collection	Min Per Month	Customer Performance Indicator
10	SA Enquiry Device - Interchanges & Superstops	DSD (Entire Device Population over month)	99.900%	10	43.8	60	0	113.83	99.74%
11	AVM - Interchanges and Super Stops	DSD (Entire Device Population over month)	99.900%	20	43.8	60	60	183.83	99.58%
12	CVM - Rail	DSD (Entire Device Population over month)	99.900%	20	43.8	60	60	183.83	99.58%
13	AVM - Rail	DSD (Entire Device Population over month)	99.900%	20	43.8	60	60	183.83	99.58%
14	TOT - Rail	DSD (Entire Device Population over month)	99.900%	20	43.8	0	60	123.83	99.72%
15	Gate Attendant Controller	DSD (Entire Device Population over month)	99.900%	20	43.8	0	0	63.83	99.85%
16	Stand Alone Enquiry Device – Rail	DSD (Entire Device Population over month)	99.900%	20	43.8	40	0	103.83	99.76%
17	SAT	DSD (Entire Device Population over month)	99.900%	10	43.8	0	0	53.83	99.88%
18	PAT	DSD (Entire Device Population over month)	99.900%	10	43.8	0	0	53.83	99.88%
19	Handhelds	DSD (Entire Device Population over month)	99.900%	10	43.8	0	0	53.83	99.88%
20	Handhelds	Not Required

3.                                                      Annexures

The Performance Principles document is annexed as Annexure 1 to this schedule.  The CDA levels of the AFC System referred to in this schedule are set out as Annexure 2 to this schedule.  Schedule 42 in relation to Design Targets is annexed as Annexure 3 to this schedule.

Schedule 32

Schedule 32
Delivery Services

(Clause 21A and 27)

Completion Process

A. Card Drafting

The Smartcard procurement and payment principles below have been agreed by the parties and will be drafted for incorporation into the Project Agreement as a Category 2 Matter.

•             Prior to each Smartcard order by the Contractor, the Principal will meet with the Contractor to discuss Smartcard procurement for the coming period and provide information in respect of its marketing (including special editions) and other requirements which may impact demand for Smartcards and/or mix of Smartcard types required (including the Smartcard type, printing, Personalisation and design features required for the Smartcards).

•             The Contractor will then determine the requirements for all Smartcard types and seek relevant pricing and delivery information from its suppliers in light of the Principal’s requirements discussed under the previous point.  Prior to confirming any order with its suppliers, the Contractor must seek the Principal’s approval of the details of its proposed order including details of volume, pricing and projected monthly issue profile for each type of Smartcard.

•             The Principal may either approve the order (subject to requiring potential variation of proposed delivery program, ie. the Principal may require the Contractor to hold greater or less volumes of stock than planned or to vary the order to ensure it reflects the Principal’s requirements with respect to marketing, Smartcard type and Smartcard mix) or seek a deal for better terms and conditions in the market (the Contractor must assist the Principal with this procurement process and then adopt the resulting supply arrangement).

•             The Principal will pay the Contractor based on volume of Smartcards issued (on a first in first out basis) multiplied by the lower of the “capped rate”  (being the amounts set out in this Schedule) and “actual Smartcard cost plus agreed margin” (in accordance with the margins set out in Schedule 10I).

•             The issue of a Smartcard is defined to be the point of time at which Smartcards have been issued to the end user of the Smartcard (ie. the customer). For clarity the following table summarises the point of issue for each Smartcard under the various possible scenarios in the NTS:

Schedule 33

Schedule 33
Replacement and Refurbishment

Year ended 30 June 2007

Not applicable

Year ended 30 June 2008

Not applicable

Year ended 30 June 2009

Work Package	Description of Device, Component, Software being replaced	Description of replacement Device, Component, Software (type, brand)	Quantity of replacement Device, Component, Software	Price per unit of replacement Device, Component, Software $	Cost of replacement $
Rail	Head Office and Station Computing Equipment	Head Office Server (all replaced) Station Server (50% replaced)	2 142	[**]	[**]
Bus	Head Office and Depot Computing Equipment	Head Office Server (all replaced) Depot Server (50% replaced)	32 26	[**]	[**]
Tram (including Stony Point)	Head Office and Depot Computing Equipment	Head Office Server (all replaced) Depot Server (all replaced)	2 8	[**]	[**]
Total Cost					$[**]

Year ended 30 June 2010

Not applicable

Year ended 30 June 2011

Not applicable

Year ended 30 June 2012

Not applicable

Schedule 34

Schedule 34
Options

(Clause 20A)

The following will be considered as Category 3 Matters:

•                                                          Keane to revise expiry date of options in light of actual ordering process;

•                                                          Keane is required to price the SmartBus functionality option in the table below: and

•                                                          Keane and TTA will work together to clarify and document Keane’s proposal in respect of the VLP reservation system.

Schedule 35

Schedule 35
Vandalism

(Clause 23.9)

Codes	Vandalism Category	Equivalent Incident Units
VA	Foreign Matter in Ticket Slot	[**]
VC	Foreign Matter in Note Slot	[**]
VD	Foreign Matter in EFTPOS	[**]
VE	Graffiti	[**]
VF	Damage	[**]
VQ	Liquid Damage causing less than $1,000 damage to an individual Device	[**]
VO	Liquid Damage causing at least $1,000 damage to an individual Device	[**]
VB	Foreign Matter in Coin Slot	[**]
VX	Theft Attempts not Break-Ins (Paper Loop)	[**]
VK	Attempt/Successful Break-ins	[**]

Schedule 36

Schedule 36
Capital Price Adjustments

Device(1)	Minimum Quantity	Expected Quantity	Device and Installation cost per unit $
Rail
Rail Head Office Requirement (HOR)	2	2	[**]
Station Requirement (SR)	214	283	[**]
Rail Card Vending Machine/ Add Value Machine (CVM/AVM)	240	432	[**]
Add-Value Machines (AVM)	37	40	[**]
Ticket Office Terminal (TOT)	88	123	[**]
Mobile	5	10	[**]
Electronic Gates (EG)	208	253	[**]
Gate Attendant Control (GAC)	16	23	[**]
Station Fare Payment Device (FPD)	945	1,070	[**]
Interchanges and Superstops
Rail Card Vending Machine/ Add Value Machine (CVM/AVM)- Interchanges	20	52	[**]
Rail Card Vending Machine/ Add Value Machine (CVM/AVM) - Superstops	10	20	[**]
Smartcard Service Office
Smartcard Service Office Requirement	5	10	[**]
Smartcard Service Office Terminal	5	10	[**]
Enquiry Device
Standalone Enquiry Machine (SEM)	142	403	[**]
Bus
Head Office Requirement - Bus (HOB)	29	32	[**]
Depot Requirement Bus (DB) - Small Depot	22	26	[**]
Depot Requirement Bus (DB) - Medium Depot	13	15	[**]
Depot Requirement Bus (DB) - Large Depot	10	10	[**]
Bus Driver Console (BDC)	1,500	1,650	[**]
Fare Payment Device (FPD)	1,500	6,240	[**]
Tram
Head Office Requirement - Tram (HOT)	1	1	[**]
Depot Requirement - Tram (DR - T)	8	8	[**]
Tram Driver Console (TDC) - Primary	450	480	[**]

Device(1)	Minimum Quantity	Expected Quantity	Device and Installation cost per unit $
Tram Driver Console (TDC) - Secondary	450	480	[**]
Rail Card Vending Machine/ Add Value Machine (CVM/AVM)	450	480	[**]
Fare Payment Device (FPD)	2,500	5,648	[**]
Stony Point
Stony Point Business Requirements	0	1	[**]
Carriage Console	4	4	[**]
Rail Card Vending Machine/ Add Value Machine (CVM/AVM)	4	4	[**]
Fare Payment Device (FPD)	16	16	[**]
Hand-Held
Depot Requirement - Hand-Held (DR-H)	15	37	[**]
Hand-Held Device (HHD-s) - Selling	532	566	[**]
Retail
Metropolitan Primary Agent Terminal (MPAT)	50	80	[**]
Primary V/Line Agent Terminal (VPAT)	50	80	[**]
Secondary Agent Terminal (SAT)	400	800	[**]

(1)                                                  Devices represent the devices as described in the BOM and Requirements Document.

Schedule 37

Schedule 37
Category 1, 2 and 3 Matters

(Clauses 2.1, 2.2 and 11.7)

Completion Process

The matters contained in this Schedule 37 have not been agreed or completed as at the time of execution of the agreement by the Contractor, and are to be resolved in accordance with the applicable timeframes and processes set out below.

PART A – Category 1 Matters

The following items will be agreed and/or completed and the agreement amended and updated accordingly, prior to execution of the agreement by the Principal:

1.               Finalisation of Schedule 41 of the agreement.

PART B – Category 2 Matters

The following items will be agreed and/or completed prior to the Phase Date for the NTS Mobilisation Phase in accordance with clause 2.2 of the agreement:

1.               The Completion Pre-Conditions completed in accordance with the process described in Schedule 3 for the NTS Release 0 and Prototyping Phase, NTS Front Office Design and Hardware FAT Phase, NTS Front Office Software FAT and Back Office Release 1 and 2 Phase, NTS Final Back Office Release Phase, NTS Front Office User Acceptance Test Phase, NTS User Acceptance Test Phase, NTS Front Office Implementation 1 Phase, NTS Front Office Implementation 2 Phase.

2.               Incorporation of ACICA Rules to replace the ACDC rules contained in clause 49 (dispute resolution) of the agreement if the ACICA Rules have been finalised prior to the Phase Date for the NTS Mobilisation Phase.

3.               The process for ordering Smartcards and the Smartcard pricing mechanism to be incorporated into Schedule 10 and Schedule 32.

4.               The Glossary to the RFT is to be reviewed by the Principal and the Contractor and will be amended to be consistent with the defined terms used in the agreement.  The Glossary to the RFT, as so amended, will be the glossary for the Requirements Document.  This process will be undertaken through discussion with the Contractor.  The RFT means the Request for Tender relating to the Solution released by the Principal on 30 July 2004 as supplemented and varied by Errata, Addenda and the Revised Offer Brief released by the Principal on 20 December 2004.

5.               All Category 1 Matters deemed to be Category 2 Matters under clause 2.1(b) of the agreement, to be agreed in accordance with the principles and processes described in Part A of this Schedule 37 for the relevant item.

Agreement of the items set out in this Part B will be a Completion Pre-Condition for the NTS Mobilisation Phase (refer to Schedule 3).

PART C – Category 3 Matters

The following items will be agreed and/or completed prior to the Phase Date for the NTS Solution Requirements Phase:

1.               The Design Documents list and contents to be developed in accordance with the completion process described in Schedule 38.

2.               Exhibit 2B is to be reviewed by the Principal and the Contractor for the purpose of deleting redundant or superseded documents. Only those documents that assist in describing or clarifying the Contractor’s Response will remain as part of Exhibit 2B. This process will be undertaken through discussion with the Contractor.

3.               The Test Plan, to be prepared and finalised in accordance with the completion process described in Schedule 39.

4.               The Industrial Relations Plan to be prepared in accordance with the completion process described in Schedule 22.

5.               The OH&S Plan to be prepared in accordance with the completion process described in Schedule 23.

6.               The draft Business Continuity Plan to be prepared in accordance with the completion process described in Schedule 28.

7.               Provision of the draft Access Plans in accordance with and as required by Schedule 24.

8.               The Transfer Plan developed in accordance with the Transfer Principles.

9.               The completion of Schedule 7 in regard to Part 1 - Hand Held Device Selling Equipment, Part 3 - Device maintenance charges, Part 5 - the labour rate for ERG – Installation Technician, Part 6 - Transaction Volume Increases and Parts 1 and 2 - installation and de-installation hours and costs required to complete Parts 1 and 2.

10.         The contractual mechanism and extent of ownership of Intellectual Property (“IP”) in the Solution incorporating the following principles:

a.               The Principal to own the Developed IP within the Territory;

b.              The Principal to own Contractor Licensed IP in the Solution within the Territory;

c.               The Principal to have rights akin to ownership for Headstrong IP in the Solution within the Territory through a broad licensing regime;

d.              Identification of Licensed IP in the Solution to remain outside (a) and (b) (e.g. Ascom IP);

e.               The Contractor to own the Developed IP in the Solution outside the Territory.

11.         Completion of Schedules 29, 30 and 31 will be based on the Performance Principles and the process set out in Schedules 29 to 31 as at the Commencement Date.  Similarly, completion of Schedule 42 in relation to design targets and drafting of obligations with respect to those design targets will be based on the principles set out in schedule 31 and the form of Schedule 42 which is annexed to Schedule 31 as at the Commencement Date.  It is expected that consequential changes will need to be made to the agreement to reflect the final agreement in regards to performance and design targets.

12.         The insurance policy terms and conditions, individual claim limits, aggregate claim limits and exclusions remain subject to review and approval by the Principal.

13.         The wording of clause 29.7 to be agreed in accordance with the following principles:

The Contractor shall take responsibility for shortfalls arising out of errors in reconciliation, subject to:

a.               the cause of the error in reconciliation being determined through a root cause analysis process;

b.              the errors being true errors in reconciliation;

c.               the issue of whether or not there is an error in reconciliation is to be determined over a period of time and not on a daily basis; and

d.              the Contractor’s liability for shortfalls does not cut across other relief which the Contractor has under the agreement, and in particular is subject to the liability cap to the Principal.

14.         Amendment of Schedule 12 (Invoice Substantiation) in light of agreement reached on Schedules 10, 29-31, 32 etc.

15.         The completion of Schedule 34 in regard to:

a.               the expiry dates of Options;

b.              the pricing of Smartbus functionality; and

c.               clarification and documentation of the VLP reservation system.

16.         All Category 2 Matters deemed to be Category 3 Matters under clause 2.4(b) of the agreement, to be agreed in accordance with the principles and processes described in Part B of this Schedule 37 for the relevant item.

Agreement of the items set out in this Part C will be a Completion Pre-Condition for the NTS Solution Requirements Phase (refer to Schedule 3).

Schedule 38

Schedule 38
Design Documents

Part A

1.                                                       Architecture Definition (Modelling Tool)

2.                                                       Business Architecture (Modelling Tool)

3.                                                       usiness Process Model (Modelling Tool)

4.                                                       Workflow Description (Modelling Tool)

5.                                                       Application Architecture (Modelling Tool)

6.                                                       Logical Data Model (Modelling Tool)

7.                                                       Distributed System Architecture (Modelling Tool)

8.                                                       User Interface Definition (Modelling Tool)

9.                                                       Business Rules Orchestration (Modelling Tool)

10.                                                 Technical Architecture (Modelling Tool)

11.                                                 Physical Data Design (Modelling Tool)

12.                                                 System Design (Modelling Tool)

13.                                                 Network and Communications Plan (Document)

14.                                                 Performance and Load Test Plans (Test Director)

15.                                                 Front Office Functional Specification (Document)

16.                                                 Front Office Technical Specification (Document)

17.                                                 Device Configuration Specifications (Document)

18.                                                 Equipment SW Specification document (Modelling Tool)

19.                                                 Equipment HW Specification document (Document)

20.                                                 NTS Requirements Specification

21.                                                 Open Architecture Specification

22.                                                 Bus Access Plan

23.                                                 Access Plans

24.                                                 Asset Management Plan

25.                                                 Business Change Management Plan

26.                                                 Business Continuity Plan

27.                                                 Cardholder and Operator Website Plan

28.                                                 Cardholder Management Plan

29.                                                 Cardholder Support Services Plan

30.                                                 Cash Collection and Management Plan

31.                                                 Civil Works Management Plan

32.                                                 Communications Plan

33.                                                 Configuration Management Plan

34.                                                 Corrective Maintenance Plan

35.                                                 Device Management Plan

36.                                                 Distribution Management Plan

37.                                                 Environmental Management Plan

38.                                                 Facilities Management Plan

39.                                                 Fraud Management Plan

40.                                                 Hardware Development Plan

41.                                                 Implementation Plan

42.                                                 Industrial Relations Plan

43.                                                 Issues Management Plan

44.                                                 Key Management Plan

45.                                                 Local Industry Participation Plan (VIPP)

46.                                                 Occupational Health, Safety and Rehabilitation Plan

47.                                                 OH&S and Rehabilitation Plan

48.                                                 Operational Quality Assurance Plan

49.                                                 Operations Plan

50.                                                 Overall Inspection and Test Plan

51.                                                 Preventative Maintenance Plan

52.                                                 Contractor’s Privacy Plan

53.                                                 Progress Reporting Plan

54.                                                 Project Management Plan

55.                                                 Project Quality Assurance Plan

56.                                                 Repair and Maintenance Plan

57.                                                 Required Manuals Plan

58.                                                 Resource Management Plan

59.                                                 NTS Transition Plan

60.                                                 Risk Management Plan

61.                                                 Security Analysis Plan

62.                                                 Service Management Plan

63.                                                 Smartcard Base Management Services Plan

64.                                                 Software Development Plan

65.                                                 System development Plan

66.                                                 System Integration Plan

67.                                                 System Management and Administration Plan

68.                                                 System Performance Plan

69.                                                 Technical Support and Maintenance Plan

70.                                                 Technical Support and Management Plan

71.                                                 Test Plan

72.                                                 The Test Documents

73.                                                 Training Programme Plan

74.                                                 Transfer Plan (in accordance with clause 44.3 of PA)

75.                                                 Transition Plan

76.                                                 Website Management Plan

77.                                                 Bus Work Package Development Plan

78.                                                 Central Body Operation Development Plan

79.                                                 Central Body System Development Plan

80.                                                 Handheld Devices Work Package Development Plan

81.                                                 Rail Work Package Development Plan

82.                                                 Third Party Retail Work Package Development Plan

83.                                                 Tram Work Package Development Plan

84.                                                 Central System Maintenance Procedures

85.                                                 Electronic Gate and Attendant Controller Maintenance Procedures

86.                                                 Headquarters Computers Maintenance Procedures

87.                                                 Station Control Computer Maintenance Procedures

88.                                                 System Architecture Policy and Procedures

89.                                                 Rail Solution Equipment Maintenance Procedures

90.                                                 Interchanges & Super stops Equipment Maintenance Procedures

91.                                                 Bus Solution Equipment Maintenance Procedures

92.                                                 Tram Solution (Including Stony Point Solution) Equipment Maintenance Procedures

93.                                                 Hand-Held Device Solution Equipment Maintenance Procedures

94.                                                 Third Party Agents Solution Equipment Maintenance Procedures

95.                                                 Bus Solution Business Requirements Specification

96.                                                 Front Office Devices Civil Works Design Requirements Document

97.                                                 Hand-Held Device Solution Business Requirements Specification

98.                                                 Interchanges & Super stops Business Requirements Specification

99.                                                 Rail Solution Business Requirements Specification

100.                                           Third Party Agents Solution Business Requirements Specification

101.                                           Tram Solution (Including Stony Point Solution) Business Requirements Specification

102.                                           Bus Solution Equipment HW Specification document

103.                                           Bus Solution Equipment SW Specification document

104.                                           Clearing House Services and Functions Specification

105.                                           Data Architecture and Definitions Specification

106.                                           Distributor Report Formats Specification

107.                                           EFT Payment Services Specification

108.                                           Front Office Devices Device Configuration Specifications Document

109.                                           Front Office Devices Functional Specification Document

110.                                           Front Office Devices Technical Specification Document

111.                                           Hand-Held Device Solution Equipment HW Specification document

112.                                           Hand-Held Device Solution Equipment SW Specification document

113.                                           Interchanges & Super stops Equipment HW Specification document

114.                                           Interchanges & Super stops Equipment SW Specification document

115.                                           Interfaces Specification

116.                                           NTS Business Architecture Specification

117.                                           Operator Report Formats Specification

118.                                           Principal Report Formats Specification

119.                                           Rail Solution Equipment HW Specification document

120.                                           Rail Solution Equipment SW Specification document

121.                                           Reporting System Specification

122.                                           Smartcard and Transit Issuance Specification

123.                                           Smartcard Specification

124.                                           System Technical and Software Architecture Specification

125.                                           Technical Architecture Specification

126.                                           Third Party Agents Solution Equipment HW Specification document

127.                                           Third Party Agents Solution Equipment SW Specification document

128.                                           Tram Solution (Including Stony Point Solution) Equipment HW Specification document

129.                                           Tram Solution (Including Stony Point Solution) Equipment SW Specification document

130.                                           Central Systems Operations Specification

131.                                           Depot Operation  & FLM of Depot Computer & WDTS Specification

132.                                           Services Operations Specifications

133.                                           System Administration Operations Specification

134.                                           Rail Solution Operations Specification

135.                                           Interchanges & Super stops Operations Specification

136.                                           Bus Solution Operations Specification

137.                                           Tram Solution (Including Stony Point Solution) Operations Specification

138.                                           Hand-Held Device Solution Operations Specification

139.                                           Third Party Agents Solution Operations Specification

Part B

Completion Process

The Design Documents to be developed in accordance with clause 12.4 will be based on the Principal’s indicative list of minimum design documents included in Part A of this Schedule 38. The Design Documents need not be the precise documents referred to in Part A of this Schedule 38 but must cover the subject matter implied by the name of those documents.

The Contractor shall ensure that its proposed Design Document list prepared in accordance with this Schedule 38 reflects the Contractor’s design, development and delivery methodology for the Solution and its obligations in the previous paragraph.

The Contractor must provide to the Principal a list of all Design Documents that are required to be developed in accordance with the agreement, prior to the Phase Date for the NTS Solution Requirements Phase.

The Design Document list must include the following details:

•                                                          the type and name of each document;

•                                                          a description of the content and purpose of the document;

•                                                          the proposed author of the document;

•                                                          cross-referencing of the document with any other Design Document;

•                                                          the Phase in which the document will be delivered to the Principal;

•                                                          the proposed versions/releases to be provided to the Principal and indicative timing;

•                                                          the proposed Contractor internal review process in relation to the development of each document; and

•                                                          a version control descriptor for each document.

Approval by the Principal of the Design Document list will be a Completion Pre-Condition to the NTS Solution Requirements Phase (refer to Schedule 3).

This completion process does not apply to the Industrial Relations Plan (refer to Schedule 22), the OH&S Plan (refer to Schedule 23), the Business Continuity Plan (refer to Schedule 28) or the Test Plan (refer to Schedule 39).

Schedule 39

Schedule 39
Test Plan

(Clause 15.1)

Completion Process

The Contractor must prepare and implement, in accordance with clause 15.1 of the agreement, the Test Plan based on the test strategy document included in this Schedule 39.

The Contractor must undertake the following process to develop and complete the Test Plan:

•                                                          The Contractor must develop a Test Plan, based on the strategy document included in this Schedule 39, which describes and documents the tests required to prove that the Solution complies with the requirements of the agreement including the Requirements Document.

•                                                          The Test Plan will provide for sub-component testing, component and Device testing, system testing, integration testing and overall Solution testing and will include:

•                                                          a list of all tests to be undertaken by the Contractor;

•                                                          a detailed description of each test including the objectives for each test;

•                                                          a test schedule including tests to be conducted by the Principal in accordance with clause 15.7(a);

•                                                          testing protocols and procedures;

•                                                          proposed testing techniques for each test;

•                                                          resource and facility requirements;

•                                                          test monitoring requirements for each test;

•                                                          pass / fail criteria including the definition of test success for each test; and

•                                                          test reporting requirements for each test.

•                                                          The Contractor’s Test Plan will include integration of the Device testing regime by subcontractors so that the test results will demonstrate the complete seamless integration of all Device components, including hardware, software and supportive infrastructure, with other components/systems comprising the Solution.

•                                                          The Contractor must prepare and finalise the Test Plan in accordance with clause 12.4, except that reference to the Project Master Schedule shall be taken to mean by not later than the Phase Date for the NTS Solution Requirements Phase.

Acceptance of the Test Plan by the Principal will be a Completion Pre-Condition for the NTS Solution Requirements Phase.

Schedule 40

Schedule 40
Banking Arrangements

(Clause 27.9)

Part A

•                       Fees or charges imposed on the Principal for transactions, including fees and charges for disputed and dishonoured transactions, fees for the depositing of cash and any taxes, in respect of the Principal’s use of the Australian Payments System in relation to the Solution.

•                       Chargebacks  and related fees payable by the Principal under any agreement in relation to its activities as a member of any payment scheme within the Australian Payments System.

•                       Any periodic account keeping fee howsoever described imposed on the Principal for the bank account or accounts in which the Float is held.

Part B

•                       Financial Management

•                       Data communication services

•                       EFTPOS terminal and target specification

•                       EFTPOS terminal and target vendor selection

•                       EFTPOS terminal and target funding

•                       EFTPOS terminal and target software development costs

•                       EFTPOS terminal and target certification costs

•                       EFTPOS terminal and target installation and training

•                       EFTPOS terminal and target support (1st & 2nd level)

•                       Operation of Interactive Voice Recognition and internet payment services (excluding fees and charges set out in Part A)

•                       Cash handling fee

•                       Reasonable costs of tender for acquiring bank (compilation & selection)

Schedule 41

Schedule 41
Intellectual Property excluded from Equipment IP

Schedule 42

Schedule 42
Design Targets

This schedule will be completed in accordance with the completion process set out in Schedule 31.

List of Exhibits

Exhibit 1

NTS Requirements Document

Exhibit 2A

Contractor's Primary Response

Exhibit 2B

Contractor's Secondary Response

Exhibit 3

Project Timeline

Project 3A

Project Master Schedule

Exhibit 4

Description of Phase Deliverables

Exhibit 5

Victorian Industry Participation